     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2000

                                                     REGISTRATION NO. 333-
                                                                          ------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                             BANK MUTUAL CORPORATION
             (Exact name of Registrant as specified in its charter)
                                ----------------

         WISCONSIN                           6035                          39-0491685*
 (State or other jurisdiction       (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)    Classification Code Number)         Identification No.)


                            4949 WEST BROWN DEER ROAD
                           BROWN DEER, WISCONSIN 53223
                                 (414) 354-1500
               (Address, including ZIP Code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             MICHAEL T. CROWLEY, JR.
                               MUTUAL SAVINGS BANK
                            4949 WEST BROWN DEER ROAD
                           BROWN DEER, WISCONSIN 53223
                                 (414) 354-1500
                (Name, address, including ZIP Code, and telephone
                    number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:
            KENNETH V. HALLETT                     CHRISTOPHER J. ZINSKI
            QUARLES & BRADY LLP                    SCHIFF HARDIN & WAITE
         411 EAST WISCONSIN AVENUE                233 SOUTH WACKER DRIVE
         MILWAUKEE, WISCONSIN 53202                   6600 SEARS TOWER
               (414) 277-5000                    CHICAGO, ILLINOIS 60606
                                                    (312) 876-1000
                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     ---------------

* FEIN of Mutual Savings Bank. Bank Mutual is a corporation in formation in a restructuring of Mutual Savings Bank, and has not yet been assigned an employer ID number.


                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                                   PROPOSED
                                                              PROPOSED              MAXIMUM
                                          AMOUNT               MAXIMUM             AGGREGATE              AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE           OFFERING PRICE          OFFERING             REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED(1)         PER UNIT(2)           PRICE(2)                  FEE
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE         8,996,198 SHARES            N/A              $80,590,944             $21,276
========================================================================================================================




(1) Based upon the maximum number of shares of First Northern Capital Corp. common stock to be converted into shares of Bank Mutual common stock, par value $.01 per share, using the maximum stock conversion amount pursuant to the Agreement and Plan of Merger to which this registration statement relates and the number of First Northern shares outstanding at April 28, 2000 (8,567,808 shares).

(2) Estimated pursuant to Rules 457(F)(1) and 457(C) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based upon the $13.4375 average of the high and low sales prices for shares of First Northern common stock as reported on the Nasdaq Stock Market on June 19, 2000, multiplied by 70% - the maximum stock conversion amount - and multiplied by the maximum number of shares of First Northern common stock as provided in note (1) above.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          FIRST NORTHERN CAPITAL CORP.
                              201 N. Monroe Avenue
                                 P.O. Box 23100
                             Green Bay WI 54305-3100
                                 (920) 437-7101


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ___________, 2000

To the Shareholders of First Northern Capital Corp.:

     A special meeting of the shareholders of First Northern Capital Corp. will be held at ________________, located at ______________, Green Bay, Wisconsin, on ________, _______, 2000, at _____ a.m., local time, to consider and act upon a proposal to approve an Agreement and Plan of Merger dated as of February 21, 2000 among Mutual Savings Bank, a predecessor to Bank Mutual and First Northern. Pursuant to that merger agreement (a) First Northern will be merged into Bank Mutual, which will then be a majority-owned subsidiary of Mutual Savings Bancorp, MHC, and (b) holders of First Northern common stock will receive cash, shares of Bank Mutual common stock or a combination thereof, pursuant to an election described in the accompanying proxy statement/prospectus.

     The record date for the special meeting is the close of business on ________, 2000. Only First Northern shareholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. To approve the merger, the holders of a majority of the outstanding shares of First Northern common stock must vote in favor of the merger agreement. First Northern shareholders do not have dissenters' rights of appraisal.

     The accompanying proxy statement/prospectus contains more detailed information regarding the merger and the Agreement and Plan of Merger. A copy of the merger agreement is included as Appendix A to the proxy statement/prospectus.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE MERGER AGREEMENT. IF YOU DO NOT RETURN YOUR PROXY OR VOTE IN PERSON, THE EFFECT IS A VOTE AGAINST THE MERGER AGREEMENT. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF FIRST NORTHERN, OR FILING ANOTHER PROXY, OR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

     THE FIRST NORTHERN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Marla J. Carr
                                            Vice President and Secretary

___________, 2000
Green Bay, Wisconsin

            PROXY STATEMENT                         PROSPECTUS
                  OF                                   OF
       FIRST NORTHERN CAPITAL CORP.            BANK MUTUAL CORPORATION



         This proxy statement/prospectus is being furnished to you as a shareholder of First Northern Capital Corp. in connection with the proposed acquisition of First Northern by Bank Mutual. The First Northern board of directors is soliciting your proxy for a special meeting of shareholders of
First Northern on          , 2000 to approve that transaction. The holders of
at least a majority of First Northern's outstanding shares must vote in favor of the merger agreement for it to be approved.

         In the merger, First Northern shareholders may elect to receive cash, Bank Mutual common stock, or a combination thereof. First Northern Savings Bank will become a wholly-owned subsidiary of Bank Mutual. Mutual Savings Bank will also be a wholly-owned subsidiary of Bank Mutual. Bank Mutual will be a majority-owned subsidiary of Mutual Savings Bancorp, MHC.

         This proxy statement/prospectus also is the prospectus of Bank Mutual filed as part of a registration statement with the Securities and Exchange Commission, relating to the shares of Bank Mutual common stock. Bank Mutual estimates that between 5,140,685 and 8,996,168 shares of Bank Mutual common stock will be issued in the merger.

         Bank Mutual has applied for quotation of its common stock under the symbol "BKMU" on the Nasdaq Stock Market. First Northern common stock is quoted under the symbol "FNGB" on the Nasdaq Stock Market. On February 18, 2000, the last trading day before the execution of the merger agreement, Nasdaq reported that the last sale prices of First Northern common stock was $9.00 per share. On
        , 2000, the last trading day before the date of this proxy statement/prospectus, the last sale price of First Northern common stock was
$          .

         YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION THAT YOU RECEIVE IN THIS TRANSACTION. FOR SOME OF THE IMPORTANT FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING BANK MUTUAL COMMON STOCK AND THE PROPOSED TRANSACTION, PLEASE SEE
"RISK FACTORS" BEGINNING ON PAGE    .

         This Prospectus is dated         , 2000. It is first being mailed to
First Northern shareholders on or about          , 2000.

                                   ---------

         THE SHARES OF BANK MUTUAL COMMON STOCK ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, ARE NOT GUARANTEED BY BANK MUTUAL, AND ARE SUBJECT TO INVESTMENT AND MARKET RISK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES. THEY ALSO HAVE NOT DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS



                                                                            PAGE

SUMMARY  ......................................................................4
         The Parties...........................................................4
         Summary of the Merger.................................................5
         First Northern Special Meeting.......................................12
         Comparison of Shareholder Rights.....................................13
         Risk Factors.........................................................13
         Do You Have Questions?...............................................13
         Mutual Savings' Selected Historical Financial Data...................14
         First Northern Selected Historical Financial Data....................16
         Comparative Per Share Data of Bank Mutual and First Northern.........18
         Pro Forma Per Share Data.............................................18
         First Northern Market Information....................................20
         Bank Mutual Market Information.......................................20

RISK FACTORS..................................................................21

THE SPECIAL MEETING...........................................................25

THE MERGER AND THE MERGER AGREEMENT...........................................27
         General..............................................................27
         Elections to Receive Cash or Stock; Conversion of Shares
           in the Merger......................................................27
         Exchange of First Northern Certificates; No Fractional Shares........29
         Background of the Merger.............................................31
         First Northern's Reasons for the Merger..............................34
         Mutual's Reasons for the Merger......................................35
         Interests of Officers and Directors in the Merger....................35
         Opinion of First Northern's Financial Advisor........................37
         Employee Plans.......................................................43
         Management and Operations of First Northern Savings After
           the Merger.........................................................44
         Conduct of Business Pending the Merger...............................44
         Representations, Warranties and Covenants............................44
         Conditions to the Merger.............................................45
         Regulatory Approvals Required for the Merger.........................46
         No Solicitation......................................................47
         Stock Option Agreement...............................................47
         Termination; Amendment; Waiver.......................................48
         Fees and Expenses....................................................49
         Federal Income Tax Consequences; Tax Opinion................ ........49
         Resale of Bank Mutual Common Stock...................................54
         Accounting Treatment.................................................54
         No Dissenters' Rights of Appraisal...................................54

MUTUAL SAVINGS MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................54

BUSINESS OF MUTUAL SAVINGS BANK...............................................70

MANAGEMENT....................................................................98


THE BANK MUTUAL RESTRUCTURING................................................109

BUSINESS OF FIRST NORTHERN...................................................113

REGULATION...................................................................114

RESTRICTIONS ON ACQUISITION OF BANK MUTUAL...................................126

RIGHTS OF BANK MUTUAL SHAREHOLDERS; COMPARISON TO FIRST NORTHERN SHARES......128

PRO FORMA FINANCIAL INFORMATION..............................................134

REGULATORY CAPITAL COMPLIANCE................................................145

MARKET FOR BANK MUTUAL COMMON STOCK..........................................150

LEGAL OPINIONS...............................................................152

EXPERTS  ....................................................................152

OTHER INFORMATION WHICH YOU CAN OBTAIN.......................................152

INDEX TO FINANCIAL STATEMENTS................................................154

AGREEMENT AND PLAN OF MERGER..........................................Appendix A

FAIRNESS OPINION OF KBW...............................................Appendix B



         NEITHER BANK MUTUAL NOR FIRST NORTHERN HAS AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS EXCEPT FOR THOSE IN THIS PROXY STATEMENT/PROSPECTUS. THAT IS TRUE WHETHER THE STATEMENTS ARE IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES. YOU SHOULD NOT RELY UPON ANY OTHER INFORMATION OR REPRESENTATIONS EVEN IF SOMEONE PROVIDES YOU WITH THEM, BECAUSE THEY ARE NOT AUTHORIZED BY MUTUAL, FIRST NORTHERN OR ANYONE ELSE. MUTUAL AND FIRST NORTHERN DO NOT IMPLY OR REPRESENT BY DELIVERING THIS PROXY STATEMENT/PROSPECTUS THAT MUTUAL, FIRST NORTHERN OR THEIR BUSINESSES ARE UNCHANGED AFTER ITS DATE OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

         Mutual has provided all information contained in this proxy statement/prospectus about Bank Mutual, Mutual Savings Bank and the MHC. First Northern has provided all information in this proxy statement/prospectus about First Northern.

                                     SUMMARY

         This section is a summary of important information in this proxy statement/prospectus, and includes summaries of information which we believe is material. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Other Information Which You Can Obtain" on page __. We have included page references to direct you to a more complete description of some of the topics presented in this summary.

THE PARTIES

         MUTUAL

         For convenient reference, when we use the term "Mutual" we refer together to Mutual Savings, Bank Mutual and the MHC, and including First Northern Savings after the First Northern merger.

         Bank Mutual Corporation

         Bank Mutual will become a holding company by owning all of the common stock of Mutual Savings and of First Northern Savings after the restructuring. Bank Mutual has not engaged in any business to date. The primary office of Bank Mutual is located at 4949 West Brown Deer Road, Brown Deer, Wisconsin 53223.

         After the restructuring, the stock offering and the First Northern merger, we expect Bank Mutual to be the fifth largest financial institution headquartered in the state of Wisconsin, based on pro forma total assets of $2.6 billion at March 31, 2000.

         Mutual Savings Bank

         Mutual Savings is a community-oriented savings bank which emphasizes traditional financial services to individuals and businesses within its market areas. Our principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, in residential mortgage loans, consumer loans, multi-family and commercial real estate loans, and commercial business loans. We also invest in various mortgage-related securities and investment securities.

         Mutual Savings has 50 branches located in Wisconsin, primarily in the southern and northwestern parts of the state, and one office in eastern Minnesota. It serves over 80,000 households. At March 31, 2000, it had assets of $1.7 billion, deposits of $1.3 billion and equity of $163.9 million. By asset size, it is the largest mutual savings institution headquartered in Wisconsin, and one of the largest mutual savings institutions in the country. Mutual Savings has grown both through acquisitions and internal growth. Its most recent acquisition was of the $730.7 million asset First Federal Bancshares of Eau Claire in March 1997.

         As part of this transaction, Mutual Savings is converting from a Wisconsin-chartered mutual savings bank into a federal stock savings bank. When we refer to Mutual Savings, we also include the federal savings bank after that conversion.

         Mutual Savings Bancorp, MHC

         The MHC will own more than half of the outstanding common stock of Bank Mutual after the restructuring. We do not expect that the MHC will engage in any business activity other than owning a majority of the common stock of Bank Mutual and managing dividends, if any, it receives from Bank Mutual. We expect that the MHC initially will waive the receipt of dividends declared by Bank Mutual.

         For further information, you should see "Business of Mutual Savings Bank" beginning on page __, "Bank Mutual's Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __, and "Index to Financial Statements" on page __.

         FIRST NORTHERN

         First Northern, a Wisconsin corporation founded in 1995, is a holding company for First Northern Savings Bank, S.A. First Northern Savings is a Wisconsin-chartered savings and loan association. First Northern Savings also has wholly-owned subsidiaries which manage certain investments, including the purchase of loans, for First Northern Savings, and which offer full-service brokerage services, and a 50%-owned subsidiary which originates, services and sells automobile loans.

         At March 31, 2000, First Northern had assets of $866.1 million, deposits of $567.7 million and shareholders' equity of $77.4 million. The primary office of First Northern is located at 201 North Monroe Avenue, Green Bay, Wisconsin 54305. In this document, we use "First Northern" to refer to First Northern Capital Corp. and "First Northern Savings" to refer to First Northern Savings Bank, S.A.

         As part of this transaction, First Northern Savings will convert into a federally-chartered savings bank; when we refer to First Northern Savings, we also include the federal savings bank after that conversion. After the transaction, First Northern Savings will be wholly-owned by Bank Mutual.

         For further information, you should see "Business of First Northern" on page ___ and the information about First Northern incorporated by reference in this document. See "Other Information which you can Obtain" on page ___.

SUMMARY OF THE MERGER (page __)

         THE MERGER AGREEMENT IS ATTACHED AT THE BACK OF THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A. WE STRONGLY ENCOURAGE YOU TO READ THE MERGER AGREEMENT, BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

         In the proposed merger, First Northern will merge into Bank Mutual. Bank Mutual will be a majority-owned subsidiary of the MHC. First Northern Savings and Mutual Savings will be wholly-owned subsidiaries of Bank Mutual. You may elect to receive cash, shares of Bank Mutual common stock or a combination in exchange for your shares of First Northern common stock.

         EFFECTIVE TIME OF THE MERGER

         Bank Mutual and First Northern hope to complete the merger shortly after the special meeting, if regulatory approvals and other required matters are completed by that time.

         WHAT YOU WILL RECEIVE IN THE MERGER (page __)

         First Northern shareholders will receive, either cash, Bank Mutual common stock, or a combination of cash and stock. Each First Northern share which is converted into cash will be converted into $15.00; each First Northern share converted into stock will be converted into 1.5 shares of Bank Mutual common stock.

         Shortly before the merger, Bank Mutual will select a stock percentage between 40% and 70% of the total merger consideration that it will pay in Bank Mutual common stock, with the remainder to be paid in cash. Therefore, the exact percentage of Mutual common stock will not be determined until shortly before the merger.

         First Northern shareholders may elect to receive:

         -        cash for all of their First Northern shares;

         - shares of Bank Mutual common stock for all of their First Northern shares; or

         - if they own at least 170 shares of First Northern common stock, cash for some of their First Northern shares and shares of Bank Mutual common stock for the remainder. In this "mixed" election, shareholders will receive Bank Mutual common stock for the lesser of 50% of their shares or the stock percentage, referred to above, as chosen by Bank Mutual for the total consideration to be payable in stock; the balance of shares will be converted into cash.

You will receive an election form about [45] days before we anticipate the merger will occur. In some cases, there will be qualifications, adjustments or pro rations made to these elections and payments.
These exceptions are the following:

         - cash at the rate of $10 per full Bank Mutual share will be paid instead of any fractional shares of Bank Mutual common stock resulting from the merger;

         - if total elections for Bank Mutual common stock exceed the percentage to be paid in stock, the amount of the elections of First Northern shareholders for Bank Mutual common stock will be reduced pro rata so that the resulting amounts approximate the Bank Mutual common stock to be issued in the merger, with the balance of the merger consideration paid in cash;

         - if total elections for cash, including the cash paid for fractional shares, exceed the cash percentage, the amount of the elections of First Northern shareholders for cash will be reduced pro rata so that the resulting amounts approximate the cash to be paid in the merger, with the balance of the merger consideration paid in Bank Mutual common stock;

         - if total elections for cash exceed the cash percentage, Bank Mutual and First Northern also may agree that all First Northern shareholders electing cash who otherwise would receive fewer than 25 shares of Bank Mutual common stock will receive all cash, and the amount of shares and cash to be received by other First Northern shareholders electing cash will be adjusted accordingly; and

         - if you do not make a timely election for either cash or stock or a mixed combination, we will honor the elections of the other First Northern shareholders to the extent possible and then divide the remaining merger consideration, whether cash, shares of Bank Mutual common stock, or both, proportionately among the non-electing First Northern shareholders.

         For example, if a First Northern shareholder owns 1,000 shares of First Northern common stock and elects to be paid in stock, this would be exchanged for 1,500 shares of Bank Mutual common stock. If the same shareholder requests and receives all cash, the shareholder would receive $15,000. If that shareholder makes a mixed election and the stock percentage of the transaction as a whole is 40%, the shareholder would receive 600 shares of Bank Mutual common stock (1,000 x .40 x 1.5) and $9,000 in cash (1,000 x .60 x $15). If that shareholder makes a mixed election and the stock percentage of the transaction as a whole is 60%, the shareholder would receive 750 shares of Bank Mutual common stock (1,000 x .50 x 1.5) and $7,500 in cash (1,000 x .50 x $15).

         These examples illustrate only a few of the possibilities that may occur. The actual allocation of stock and cash for any particular First Northern shareholder could be anywhere from 100% stock to 100% cash. Please note that our examples assume that neither the cash nor the stock election is oversubscribed and that there is no pro ration.

         TAX CONSEQUENCES (page __)

         To the extent that Bank Mutual stock is issued in the merger, the merger will be structured as a "tax-free reorganization" for federal income tax purposes. This means that First Northern shareholders generally will not recognize any gain or loss for federal income tax purposes to the extent they exchange their First Northern common stock for Bank Mutual common stock in the merger. First Northern shareholders will recognize gain or loss, however, in connection with the receipt of any cash in the merger, including cash paid for fractional shares of Bank Mutual stock. The companies themselves, as well as the holders of Bank Mutual stock, will not recognize gain or loss as a result of the merger. Bank Mutual's outside counsel, Quarles & Brady LLP, has given First Northern a legal opinion that the merger will be treated as a tax-free reorganization for federal income tax purposes. It is a condition to First Northern's obligation to complete the merger that this legal opinion not be withdrawn or materially modified.

         The federal income tax consequences described above may not apply to all holders of First Northern common stock. Your tax consequences will depend upon your personal situation. You should consult your tax advisor regarding the tax consequences of the merger to you.

         THE TAX OPINION CONTAINS EXCEPTIONS AND QUALIFICATIONS BECAUSE TAX MATTERS ARE COMPLICATED, AND YOUR TAX CONSEQUENCES FROM THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU, INCLUDING HOW ANY STATE, LOCAL OR FOREIGN TAX LAWS MAY APPLY TO YOU.

         WHAT HAPPENS TO FIRST NORTHERN STOCK OPTIONS (page __)

         Options granted under First Northern's stock option plans will not be assumed by Bank Mutual. First Northern option holders may exercise vested options prior to the merger's effective date. The First Northern shares resulting from an exercise of stock options will be converted in the same way that other First Northern shares of common stock are converted in the merger.

         To the extent that options are not exercised before the merger, whether or not they are vested, First Northern may "cash out" those options for a cash amount equal to the difference between the exercise price per share and $15. In addition, to recognize that option holders will not be able to have their options converted into options to acquire Bank Mutual stock and the consequential tax impact to the option holders, First Northern may under the merger agreement pay option holders an additional amount up to 25% of the cash difference. We expect First Northern to make these payments. However, the total of these additional payments may not exceed $756,000 after taking First Northern's tax deductions for those payments. We decided that First Northern options would not be assumed by Bank Mutual to permit a greater amount of Bank Mutual stock to be available to First Northern shareholders.

         It is a condition to Bank Mutual's obligations under the merger agreement that no First Northern stock options be outstanding at the effective time of the merger.

         NO DISSENTERS' RIGHTS

         Under Wisconsin law, First Northern shareholders do not have dissenters' rights of appraisal.

         OLD AND NEW STOCK CERTIFICATES

         PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. After we complete the merger, if you have not already submitted stock certificates with an election form, we will send you written instructions that describe how to exchange your First Northern stock certificates for Bank Mutual stock certificates and/or cash.

         PERCENTAGE OWNERSHIP INTEREST BY FIRST NORTHERN SHAREHOLDERS AFTER THE MERGER

         Bank Mutual will pay between 40% and 70% of the total merger consideration by issuing shares of its common stock to the First Northern shareholders. This means that Bank Mutual will issue between approximately 5.1 million shares and 9.0 million shares of its common stock to First Northern shareholders in the merger. Assuming the sale of approximately 5.9 million shares of Bank Mutual common stock in the Mutual Stock offering, which is the midpoint in its expected offering, and that 40% of the total merger consideration is in Bank Mutual stock, the shares issued to First Northern shareholders will represent approximately 23.2% of the total outstanding Bank Mutual common stock after the merger, and approximately 46.5% of the shares held by persons other than the MHC.

         This information is based on the number of First Northern shares outstanding on March 31, 2000, and it assumes that no outstanding First Northern options are exercised before the merger. In any event, a majority of the outstanding Bank Mutual shares will be held by the MHC. Federal regulations require that the MHC continue to own a majority of Bank Mutual's shares as long as the MHC remains as a mutual holding company.

         OPINION OF FIRST NORTHERN'S FINANCIAL ADVISOR (page __)

         In deciding to approve the merger, the First Northern board considered an opinion from its financial advisor, Keefe, Bruyette & Woods, Inc., that, as of the date of such opinion, the consideration to be paid in the merger is fair, from a financial point of view, to First Northern's shareholders. The full text of the written opinion of KBW is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion.

         INTERESTS OF FIRST NORTHERN'S OFFICERS AND DIRECTORS IN THE MERGER (page __)

         When considering the recommendation by the First Northern board to vote "FOR" the merger agreement, you should be aware that certain directors and officers of First Northern have interests in the merger other than solely as First Northern shareholders. These interests may conflict with the general interests of shareholders of First Northern. The First Northern Board was aware of these interests and considered them in approving the merger.

         - Outstanding First Northern stock options, including options held by directors and officers, will be vested as a result of the merger. They may exercise their options, or they will be repurchased for cash in the amount of the "spread" between the exercise price and $15. Holders may receive an additional payment of up to 25% of their cash spread value to reflect the tax consequences to holders from their inability to convert the options into options for Bank Mutual common stock.

         - First Northern directors and officers will continue to be indemnified after the merger.

         - The employment agreement of the chief executive officer of First Northern will be assumed by Bank Mutual. While he will waive provisions of his employment agreement that might result in an acceleration of benefits as a result of the merger, he will not be asked to waive similar provisions under his supplemental employee retirement plan. He also will become president and chief operating officer of Bank Mutual, and a director of Mutual Savings.

         - Other First Northern executive officers with employment agreements will be offered replacement employment agreements.

         - Directors of First Northern will continue as directors of First Northern Savings, and four directors of First Northern will be elected to the MHC and the Bank Mutual boards.

         MANAGEMENT AND OPERATIONS OF FIRST NORTHERN AFTER THE MERGER  (page __)

         In the merger, First Northern will merge into Bank Mutual, and First Northern Savings will become a company which is wholly owned by Bank Mutual. Michael T. Crowley, Jr., the President and Chief Executive Officer of Mutual Savings, will be the Chairman and Chief Executive Officer of Bank Mutual. Michael D. Meeuwsen, President and Chief Executive Officer of First Northern, will be the President and Chief Operating Officer of Bank Mutual.

         The Board of Directors of the MHC and Bank Mutual will consist of the seven current directors of Mutual Savings, and four current directors of First Northern to be chosen by Bank Mutual. Those individuals have not yet been selected by Mutual although Mutual expects Mr. Meeuwsen to be one of four designees. The current directors of First Northern will also continue, with the addition of Mr. Crowley, as directors of First Northern Savings, and Mr. Meeuwsen will become a director of Mutual Savings.

         Bank Mutual currently intends that First Northern Savings will continue as a separate entity. Initial management and employees of First Northern Savings as a subsidiary of Bank Mutual will be the same as those before the merger.

         REGULATORY APPROVALS (SEE PAGE ___)

         In order to complete the merger, we must receive approvals from, or make filings with, the appropriate federal governmental agencies. The Mutual restructuring also requires regulatory approvals, and it is a condition to the merger that the restructuring occur. Mutual will not proceed with the First Northern merger if the restructuring does not simultaneously occur.

         OTHER CONDITIONS TO THE MERGER (pages __ and __)

         The merger will be completed only if various conditions are met. These conditions include, among others, that:

         -        the First Northern shareholders approve the merger;
         - the Mutual restructuring receives regulatory approval, and which also requires Mutual Savings member approval;
         - the parties perform their obligations under the merger agreement;
         - the representations and warranties of the parties continue to be materially accurate; and
         -        the parties receive the tax opinion discussed above.

         The parties may waive conditions unless they are legally prohibited from doing so. First Northern shareholder approval may not be legally waived.

         NO SOLICITATION BY FIRST NORTHERN OF COMPETING TRANSACTIONS; MUTUAL'S STOCK OPTION (page __)

         First Northern has agreed not to discuss, conduct or agree to any other transaction or proposal that would compete with the merger agreement and the merger, unless First Northern's board must do so to meet its fiduciary obligations to the First Northern shareholders. Bank Mutual or First Northern may terminate the merger agreement if First Northern enters into or agrees to another transaction following a good faith determination that the action is required by its board of directors' fiduciary duties.

         First Northern entered into a stock option agreement with Mutual Savings which granted Mutual Savings the option to purchase from First Northern up to 1,708,675 shares of First Northern common stock at a price of $9.0375 per share. The stock option agreement was an inducement to and condition of Mutual Savings entering into the merger agreement. The option is intended to increase the likelihood that the merger will be completed and, consequently, may discourage third parties who might be interested in acquiring all of or a significant interest in First Northern from considering or proposing such an acquisition.

         Mutual Savings may exercise the option only if certain events described in the stock option agreement occur. None of these events has occurred as of the date of this proxy statement/prospectus. At the request of the holder of the option, under certain circumstances, First Northern will repurchase, for a specified price, the option and any shares of First Northern common stock purchased upon its exercise.

         These provisions are included in the merger agreement, and the stock option agreement was signed, because Mutual would not agree to the merger agreement without protection against competing proposals or transactions which may upset the proposed merger.

         THE MUTUAL RESTRUCTURING (page __)

         The merger will not happen unless Mutual simultaneously undergoes the restructuring transaction which is further described in this document. Our discussions regarding Bank Mutual and the MHC assume completion of that restructuring.

         The restructuring includes a number of facets; it has the general effect of creating holding companies for Mutual Savings and, assuming the merger, First Northern Savings. The transactions also introduce a stock ownership structure to Mutual which prior to the restructuring has been a member- owned institution. Significant elements of the restructuring include:

         - Formation of the MHC, which is a mutual holding company. As a mutual holding company, all voting power in the MHC will be held by depositors of Mutual Savings.

         - The establishment of Bank Mutual as a "mid-tier holding company" that will be majority-owned by the MHC. The balance of the shares of Bank Mutual will be held by others, including depositors of Mutual Savings and others who have purchased shares in a conversion offering, former First Northern shareholders, and Mutual employee plans.

         - Mutual Savings will be a wholly-owned subsidiary of Bank Mutual. Rather than being a mutual institution in which all of the voting power is held by its members, Mutual Savings will be a stock entity, with all of its shares held by Bank Mutual.

         In connection with the establishment of Bank Mutual, Mutual Savings depositors are being given the opportunity to purchase shares of Bank Mutual at an appraised value in a stock offering. If all of the shares are not purchased by Mutual depositors, they will be offered to other members of the public and/or the shares used to increase the number of shares of the Bank Mutual which will be issued in the First Northern merger.

         The following chart shows our new structure, which is commonly referred to as a mutual holding company structure with a mid-tier holding company, after the restructuring, Bank Mutual's stock offering and the First Northern merger:

             The MHC                                Public Shareholders
               50.1%                                       49.9%

                              Bank Mutual

             Mutual Savings                         First Northern Savings
               100%                                         100%


         TERMINATION, AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

         Even if the First Northern shareholders approve the merger agreement, Bank Mutual and First Northern can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated by either party under specified circumstances. Once shareholders approve the merger agreement, however, no amendment may be made to the merger agreement without further shareholder approval if the amendment would reduce the merger consideration or otherwise materially adversely affect the rights of First Northern shareholders.

         ACCOUNTING TREATMENT (page __)

         Bank Mutual expects to account for the merger as a purchase, which means that First Northern's assets and operations will be reflected only from the merger date.

         BOARD RECOMMENDATION TO FIRST NORTHERN SHAREHOLDERS

         The First Northern board of directors believes that the merger is in the best interests of First Northern and its shareholders. THE FIRST NORTHERN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT. Some First Northern directors and officers have interests in this transaction other than as First Northern shareholders. For a description, you should see "The Merger and the Merger Agreement -- Interests of Officers and Directors in the Merger."

FIRST NORTHERN SPECIAL MEETING (page __)

         The special meeting will be held at _______________, located at ______________, Green Bay, Wisconsin, _____, on _______, ____________, 2000 at
_____ a.m. At the special meeting, First Northern shareholders such as you will consider and vote on a proposal to approve the merger agreement.

         RECORD DATE

         You can vote at the special meeting only if you owned shares of First Northern common stock at the close of business on __________, 2000, which was the record date.

         VOTE REQUIRED TO APPROVE THE MERGER

         The merger agreement requires the approval of the holders of a majority of the outstanding shares of First Northern common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger agreement. Brokers who hold your shares of First Northern common stock as nominees cannot vote those shares unless you give them instructions to vote in the manner that they require. Mutual Savings members do not need to vote to approve the merger, but they need to approve the Restructuring.

         VOTING POWER, VOTING BY MANAGEMENT

         On the record date, __________ shares of First Northern common stock were outstanding. Of these, _______ shares, approximately ____% of the shares entitled to vote, were beneficially owned by directors and executive officers of First Northern. Those numbers exclude stock options.

         REVOKING PROXIES

         You can revoke a proxy previously given by you by giving written notice to the Secretary of First Northern, by filing another proxy, or by attending the special meeting and voting in person.

COMPARISON OF SHAREHOLDER RIGHTS  (page __)

         Bank Mutual is a federally-chartered corporation, while First Northern is incorporated in Wisconsin and governed by Wisconsin law. Bank Mutual has elected to be generally governed by Wisconsin corporate law where it is consistent with federal law. However, there are some differences in the rights of the shareholders under federal and Wisconsin law, and under the charters and other corporate documents relating to Bank Mutual and First Northern.

RISK FACTORS (page __)

         YOU SHOULD SEE "RISK FACTORS" FOR SOME FACTORS WHICH YOU SHOULD CONSIDER IN DECIDING HOW TO VOTE ON THE MERGER AGREEMENT.

DO YOU HAVE QUESTIONS?

         If you have any questions about the merger, please call First Northern Capital Corp., attention: Michael D. Meeuwsen or Rick B. Colberg, at (920) 437-7101. The precise allocation of merger consideration will not be chosen by Mutual until immediately prior to closing, so that information will not be available before that time.

MUTUAL SAVINGS' SELECTED HISTORICAL FINANCIAL DATA

         In the following table, Mutual Savings provides selected financial data for its past five fiscal years. Mutual Savings derived this information from its audited financial statements, although the table itself is not audited. The table also includes information at March 31, 2000 and for the three months ended March 31, 2000 and 1999, derived from Mutual Savings' unaudited financial statements. Operating results for the interim periods do not necessarily indicate the results of Mutual Savings that you may expect for the entire year. The following data should be read together with Mutual Savings' consolidated financial statements and related notes and "Management's Discussion and Analysis" which appear in this proxy statement/prospectus at pages F-1 and ____, respectively.

         We are presenting information for Mutual Savings rather than Bank Mutual because Bank Mutual has not had any operations or material assets prior to this time. In the restructuring, Bank Mutual will become the sole shareholder of Mutual Savings immediately prior to the First Northern merger.

         In 1999, non-interest expense includes a special write-off of intangible assets of $15.6 million which Mutual deemed to be impaired. The intangible assets resulted from the 1997 acquisition of First Federal. The effect on results for the year was a decrease of $13.6 million. See footnote 2 to Mutual Savings' consolidated financial statements. Also, in 1996, non-interest expense includes a one-time FDIC Savings Association Insurance Fund ("SAIF") assessment of $6.4 million. All SAIF insured savings associations were specially assessed in this quarter. The effect on net income of the assessment in 1996 was a decrease of $3.9 million.


                                               AT MARCH 31,                              AT DECEMBER 31,
                                             ---------------------  --------------------------------------------------------------
                                                   2000               1999         1998        1997         1996         1995
                                             ---------------------  -------------------------------------------------- -----------
                                                                                         (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:
Total assets                                     $1,742,184       $1,769,506   $1,872,862   $1,826,080   $1,169,271   $1,205,092
Loans                                             1,103,826        1,082,795    1,037,589    1,255,082      825,131      790,713
Investment securities available for                  48,165           57,763      116,534      159,208      172,299      120,081
Mortgage-related securities available for sale      472,456          374,100      270,897      225,906       90,452      196,902
Total cash and cash equivalents                      39,700          178,959      330,248       79,064       37,151       55,234
Federal Home Loan Bank stock                         13,537           13,537       13,537       20,237        8,001        7,841
Intangible assets                                    11,261           11,496       29,786       32,589           --           --
Foreclosed real estate, net                           2,729            3,018        3,505          159          716          572
Total deposits                                    1,319,188        1,343,007    1,398,858    1,362,330      994,283    1,004,559
Total borrowings                                    238,699          242,699      270,822      270,867           --       25,000
Total shareholders' equity                          163,909          163,820      175,743      163,052      151,294      147,031



                                              FOR THE QUARTER ENDED
                                                     MARCH 31,                        FOR THE YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------
                                                  2000       1999      1999        1998        1997       1996       1995
                                              ----------------------------------------------------------------------------
                                                                                         (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income                          $ 29,842   $ 29,151   $118,302   $ 125,470  $ 115,993   $ 81,674   $ 81,793
Total interest expense                           18,179     19,127     75,337      80,017     72,194     49,595     50,390
                                               --------   --------   --------   ---------  ---------   --------   --------
Net interest income                              11,663     10,024     42,965      45,453     43,799     32,079     31,403
Provision for loan losses                            76         39        350         637      1,065        672        597
                                               --------   --------   --------   ---------  ---------   --------   --------
Net interest income after provision fo           11,587      9,985     42,615     44,816      42,734     31,407     30,806
loan losses
                                               --------   --------   --------   --------   ---------   --------   -------
Non-interest income:
Fees and service charges                          1,520      1,374      6,100      6,097       4,758      2,816      2,840
Gain on sale of loans, mortgage-related
securities and investment securities                  8        270        655       1,025        474        333        563
Other non-interest income                           302        282      1,229       1,318        927        520        406
                                               --------   --------   --------   ---------   --------   --------   -------
Total non-interest income                         1,830      1,926      7,984       8,440      6,159      3,669      3,809
Non-interest expense:
Amortization of intangible assets                   235        678     18,290       2,738      1,941         --         --
Other non-interest expense                        8,281      8,281     32,989      32,783     30,145     29,904     22,790
                                               --------   --------   --------   ---------   --------    -------   --------
Income before income taxes                        4,901      2,952       (680)     17,735     16,807      5,172     11,825
Income tax expense                                1,855      1,111      3,803       6,584      6,622      1,671      4,181
                                               --------   --------   --------   ---------   --------    -------    -------
Net income (loss)                              $  3,046   $  1,841   $ (4,483)  $  11,151   $ 10,185      3,501      7,644
                                               ========   ========   ========   =========   ========    =======    =======



                                               AT OR FOR THE
                                             THREE MONTHS ENDED                AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 MARCH 31,
                                          ---------------------  --------------------------------------------------------------
                                             2000       1999         1999         1998        1997         1996         1995
                                          ---------------------  --------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on average assets                     0.70%     0.40%         (0.24)%      0.60%       0.62%        0.29%       0.64%
Return on average assets excluding           0.75      0.52           0.63        0.73        0.72         0.29        0.64
  amortization of intangible assets
Return on average equity                     7.48      4.17          (2.55)       6.57        6.52         2.34        5.42
Return on average equity excluding           7.99      5.49           6.63        7.95        7.59         2.34        5.42
  amortization of intangible assets
Net interest rate spread (a)                 2.33      1.89           2.03        2.16        2.31         2.09        2.07
Net interest margin (b)                      2.78      2.29           2.44        2.58        2.76         2.77        2.69
Non-interest income to average assets        0.42      0.42           0.43        0.46        0.37         0.31        0.32
Non-interest expense (excluding              1.89      1.79           1.79        1.77        1.82         1.97        1.90
   amortization intangible assets)
   as a percent of average assets
Efficiency ratio (c)                        61.37     69.30          64.75       60.83       60.34        83.65       64.72
Average interest-earning assets to average   1.10x     1.09x          1.10x       1.09x       1.10x        1.16x       1.14x
  interest-bearing liabilities

CAPITAL RATIOS:
Average equity to average assets             9.35%     9.52%          9.56%       9.17%       9.44%       12.54%      11.72%
Equity to assets                             9.41      9.57           9.26        9.38        8.93        12.94       12.20
Leverage capital                             9.25      8.00           8.66        7.78        7.40        12.69       12.26
Total risk-based capital                    18.76     17.56          18.51       17.02       14.80        24.58       24.04

ASSET QUALITY RATIOS:
Non-performing loans to total loans          0.33%     0.28%          0.44%       0.65%       0.79%        0.24%       0.07%
Non-performing assets to total assets        0.37      0.46           0.44        0.55        0.55         0.19        0.07
Allowance for loan losses to               190.42    229.14         144.54      101.86       72.14       201.80      623.53
   non-performing loans
Allowance for loan losses to               109.02     88.79          88.74       66.98       71.01       178.15      386.77
   non-performing assets
Allowance for loan losses to total loans     0.63      0.64           0.64        0.66        0.57         0.48        0.43

OTHER DATA:
Offices                                     51        52             51          52          53           33          33

--------------------
(a) "Net interest rate spread" means the difference between the average yield on the average balance of interest-earning assets and the average cost on the average balance of interest-bearing liabilities.
(b) "Net interest margin" means the average net interest income divided by the average balance of interest-earning assets.
(c) Computed using net interest income plus non-interest income as the denominator and non-interest expense (excluding amortization of intangible assets) as the numerator.

FIRST NORTHERN SELECTED HISTORICAL FINANCIAL DATA

         In the following table, we provide selected financial data for First Northern for its past five fiscal years. First Northern derived this information from its audited financial statements, although the table itself is not audited. The table also includes information at and for First Northern's three months ended March 31, 2000 and 1999, derived from First Northern's unaudited financial statements. Operating results for the interim periods do not necessarily indicate the results of First Northern that you may expect for the entire year. The following data should be read together with First Northern's consolidated financial statements and related notes and First Northern "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference in this proxy statement/prospectus.

         In 1996, non-interest expense includes a one-time SAIF assessment of $2.9 million. The effect on net income of this assessment in 1996 was a decrease of $1.7 million. Earnings per share in 1996 were decreased by $0.19.


                                       AT MARCH 31,                              AT DECEMBER 31,
                                   ---------------------  --------------------------------------------------------------
                                           2000               1999         1998        1997        1996         1995
                                   ---------------------  -------------------------------------------------- -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED FINANCIAL CONDITION DATA:
Total assets                                   $ 866,068      $ 839,623   $ 719,713   $ 667,696    $ 615,503   $ 553,467
Loans                                            766,554        736,880     631,739     593,529      553,995     500,535
Loans held for sale                                2,347          1,085       3,075       2,119        2,532       2,989
Securities held to maturity                       36,541         36,263      35,263      31,906       25,908      23,388
Investment securities available for sale           9,018          8,444       9,205       6,799        5,635       2,978
Mortgage-related securities available for sale     5,375          5,554         996         932        1,837       2,103
Total cash and cash equivalents                    4,712         12,372       7,211         964        3,563       1,274
Federal Home Loan Bank stock                      10,750          9,250       5,250       5,250        3,773       3,768
Intangible assets                                     --             --           -           -            -           -
Foreclosed real estate and repossessed assets,       432            382         106         153          189         136
    net
Total deposits                                   567,693        566,908     542,372     481,788      458,323     449,954
Total borrowings                                 211,484        185,899      91,977     103,277       77,272      21,000
Total shareholders' equity                        77,428         76,795      76,093      73,817       70,224      72,579
Book value per share                           $    9.03      $    8.98    $   8.68   $    8.35    $    8.01   $    7.97
Shares outstanding, net of treasury shares         8,573          8,549       8,765       8,846        8,775       9,110


                                   FOR THE QUARTER ENDED
                                         MARCH 31,                        FOR THE YEAR ENDED DECEMBER 31,
                                   ---------------------  --------------------------------------------------------------
                                      2000       1999         1999         1998        1997        1996         1995
                                   ---------------------  -------------------------------------------------- -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED OPERATING DATA:
Total interest income                 $ 14,596  $ 12,482       $ 52,770    $ 49,690    $ 46,596    $  41,876    $ 39,205
Total interest expense                   9,152     7,140         30,686      29,003      26,491       23,203      22,036
                                      ------------------       ------------------------------------------------- -------
  Net interest income                    5,444     5,342         22,084      20,687      20,105       18,673      16,989
Provision for loan losses                  165        60            472         420         320          370         240
                                      ------------------       ------------------------------------------------- -------
  Net interest income after              5,279     5,282         21,612      20,267      19,785       18,303      16,749
  provision for loan losses
                                      ------------------       ------------------------------------------------- -------
Non-interest income:
   Fees and service charges                503       405          1,829       1,735       1,791        1,548       1,403
   Gain on sale of loans,
      mortgage-related securities
      and investment securities             11       168            380       1,051         359          259         970
   Other non-interest income               494       347          1,645       1,453       1,126          879         837
                                      ------------------  -------------------------------------------------- -----------
        Total non-interest income        1,008       920          3,854       4,239       3,276        2,686       3,210
Non-interest expense:
        Amortization of intangible          --        --             --          --          --            -           -
        assets
        Other non-interest expense       3,836     3,488         14,564      14,071      13,374       15,939      12,651
                                      ------------------  -------------------------------------------------- -----------
  Income before income taxes             2,451     2,714         10,902      10,435       9,687        5,050       7,308
Income tax expense                         795       923          3,525       3,606       3,651        1,767       2,718
                                      ------------------  -------------------------------------------------- -----------
  Net income                          $  1,656   $ 1,791       $  7,377   $   6,829    $  6,036     $  3,283    $  4,590
                                      ==================  ================================================== ===========
Diluted net income per share          $   0.19   $  0.20       $   0.83   $    0.75    $   0.66     $   0.36    $   0.49
                                      ==================  ================================================== ===========
Dividends per share                   $   0.11   $  0.10       $   0.40   $    0.36    $   0.32     $   0.30    $   0.28
                                      ==================  ================================================== ===========

                                               AT OR FOR THE
                                              THREE MONTHS ENDED                AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                   MARCH 31,
                                          ---------------------  --------------------------------------------------------------
                                             2000       1999         1999         1998        1997        1996         1995
                                          ---------------------  -------------------------------------------------- -----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on average assets                     0.78%     0.99%          0.96%       0.98%       0.94%        0.56%       0.83%
Return on average equity                     8.58      9.37           9.60        9.08        8.38         4.61        6.43
Net interest rate spread                     2.38      2.74           2.69        2.73        2.83         2.86        2.69
Net interest margin                          2.67      3.08           3.00        3.11        3.26         3.31        3.17
Non-interest income to average assets        0.47      0.51           0.50        0.61        0.51         0.46        0.58
Non-interest expense to average assets       1.81      1.93           1.89        2.03        2.09         2.72        2.27
Efficiency ratio                            59.45     55.70          56.15       56.45       57.20        74.62       62.63
Average interest-earning assets to         106.60    108.30         107.60      108.70      109.90       110.90      111.60
  average interest-bearing liabilities

CAPITAL RATIOS:
Average equity to average assets             9.08%    10.55%          9.99%      10.83%      11.24%       12.14%      12.82%
Equity to assets                             8.94     10.51           9.15       10.57       11.06        11.41       13.11
Leverage capital                             8.10      9.57           8.60        9.60       10.20        10.50       12.90
Total risk-based capital                    12.90     15.76          14.00       15.70       16.70        17.80       21.90

ASSET QUALITY RATIOS:
Non-performing loans to total loans          0.03%     0.18%          0.04%       0.05%       0.07%        0.13%       0.08%
Non-performing assets to total assets        0.08      0.18           0.08        0.06        0.09         0.15        0.10
Allowance for loan losses to             1,743.35    307.68       1,381.63    1,020.52      722.05       394.76      623.92
   non-performing loans
Allowance for loan losses to               610.83    276.65         588.86      781.19      535.75       314.79      470.76
   non-performing assets
Allowance for loan losses to total loans     0.53      0.56           0.53        0.56        0.53         0.53        0.52

OTHER DATA:
Offices                                     19        19             19          19          19           20          20


COMPARATIVE PER SHARE DATA OF BANK MUTUAL AND FIRST NORTHERN

     The following table shows trading information for First Northern common
stock on February 18, 2000 and           , 2000. February 18, 2000 was the last
trading date before the parties announced the merger.            , 2000 is the
latest practical date before this proxy statement/prospectus was finalized. To prepare this table, we have assumed that the average Bank Mutual stock price on the dates presented was $10.00, its expected offering price; however, there has been no historic market in Bank Mutual stock and there can be no assurance that the market prices will not be lower. See "First Northern Market Information" for historical information on First Northern common stock.

                                                                        Equivalent
                                           First Northern             value for each
Date                                        common stock           First Northern share
----                                        ------------           --------------------
February 18, 2000                              $9.00                      $15.00
           , 2000


PRO FORMA PER SHARE DATA

     We have summarized in the table on the next page selected per share information about Bank Mutual and First Northern. We present the Bank Mutual per share information on a pro forma basis to reflect the restructuring and stock offering, and then on a pro forma adjusted basis to reflect the First Northern merger. We present the First Northern per share information both historically, and on a pro forma basis to reflect the merger. Book value per share will be affected by the amount raised in Bank Mutual's restructuring and stock offering. We have assumed that net proceeds of $56.0 million will be raised and assumed that 5.9 million shares will be sold at $10 per share in Bank Mutual's stock offering at the "midpoint" of that offering, although actual results could differ. We have also assumed that 40% of the consideration in the First Northern merger will be in shares of Bank Mutual common stock, and the balance in cash. Given the effect of Mutual's special write-off of intangible assets in 1999, we also present per share results before amortization and write-off of intangible assets.

     The data in the table should be read together with the financial information and the financial statements of Mutual and First Northern included or incorporated by reference elsewhere in this proxy statement/prospectus. We provide the pro forma combined per common share data as an illustration only. The data do not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor are they a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies which may be obtained by combining Mutual and First Northern operations or the costs of combining the companies and operations.

     Pro forma information for Bank Mutual is given assuming that the Mutual restructuring occurs, with the same assumptions used below under "Pro Forma Financial Information." It further assumes a quarterly cash dividend of $0.07 per share, which Bank Mutual has indicated it intends to pay on a quarterly basis beginning in the first full quarter after the merger, but not earlier than the first quarter of 2000. Actual dividends, however, are subject to regulatory and other requirements, and may be higher or lower.

                                                                Three months ended
                                                                     March 31,                     Years ended December 31,
                                                           --------------------------      --------------------------------------
                                                                2000          1999             1999         1998         1997
                                                                ----          ----             ----         ----         ----
BASIC EARNINGS PER SHARE:
   Bank Mutual:
        Pro forma..................................             0.20         0.12            (0.26)        0.71          0.67
        Pro forma combined.........................             0.17         0.13            (0.07)        0.67          0.57
   First Northern:
        Historical.................................             0.19         0.20             0.83         0.75          0.66
        Equivalent pro forma combined..............             0.26         0.20            (0.11)        1.01          0.86

BASIC EARNINGS PER SHARE BEFORE AMORTIZATION
AND WRITE-OFF OF INTANGIBLE ASSETS:
   Bank Mutual:
        Pro forma..................................             0.22         0.16             0.77         0.86          0.77
        Pro forma combined.........................             0.21         0.19             0.83         0.91          0.78
   First Northern:
        Historical.................................             0.19         0.20             0.83         0.75          0.66
        Equivalent pro forma combined..............             0.33         0.29             1.25         1.37          1.17

PERIOD END BOOK VALUE:
   Bank Mutual:
        Pro forma..................................            12.15                         12.14
        Pro forma combined.........................            11.30                         11.30
   First Northern:
        Historical.................................             9.03                          8.98
        Equivalent pro forma combined..............            16.95                         16.95

PER SHARE DIVIDENDS:
   Bank Mutual:
        Pro forma..................................             0.07*       --                0.28*       --            --
        Pro forma combined.........................             0.07*       --                0.28*       --            --
   First Northern:
        Historical.................................             0.11         0.10             0.40         0.36          0.32
        Equivalent pro forma combined..............             0.105*      --                0.42*       --            --


     The unaudited pro forma earnings per share information in the table for all periods presented give effect to the restructuring, stock issuance and merger as if they had occurred at the beginning of each period presented. The pro forma combined book value per share information assumes that the restructuring, stock issuance and merger was completed on the dates for which information is given.

     *Based upon the $0.07 quarterly dividend that Bank Mutual has indicated it intends to declare beginning in the first quarter of 2001. We only assume that dividend on the dates shown. Actual dividends, if any, may be higher or lower.

FIRST NORTHERN MARKET INFORMATION

     The following table has information on the high and low trading prices of First Northern common stock for the stated periods, as well as cash dividends paid. It trades on the Nasdaq Stock Market, and all quotes are actual sales prices reported by Nasdaq. Bank Mutual common stock does not yet publicly trade, but Bank Mutual has applied for stock quotation on Nasdaq.

                                                                       CASH
                                                                     DIVIDENDS
          PERIOD                     HIGH              LOW             PAID
          ------                     ----              ---           ---------
1998 -   1st quarter                 $14.00           $12.25           $0.09
         2d quarter                  $14.00           $13.00           $0.09
         3d quarter                  $13.88           $ 9.75           $0.09
         4th quarter                 $13.75           $ 9.50           $0.09

1999 -   1st quarter                 $13.00           $10.88           $0.10
         2d quarter                  $12.00           $10.00           $0.10
         3d quarter                  $14.00           $10.63           $0.10
         4th quarter                 $12.13           $ 8.75           $0.10

2000 -   1st quarter                 $14.00           $ 8.25           $0.11
         2d quarter                                                    $0.11
         3d quarter
     (through July   )



     On            , 2000, First Northern had       shareholders of record.

BANK MUTUAL MARKET INFORMATION

     Prior to the First Northern merger, the Bank Mutual stock offering and the restructuring, there has not been any trading market for Bank Mutual common stock. While we anticipate that Bank Mutual common stock will be sold in the stock offering for $10.00 per share, Bank Mutual cannot assure that the stock will trade at this price afterward.

     Because Bank Mutual has not previously had shareholders, it has not historically paid any dividends. However, the Mutual Savings board of directors has indicated that it initially intends for Bank Mutual to declare and pay quarterly cash dividends of $0.07 per share beginning in the first quarter after the merger, but not earlier then the first quarter of 2001. These dividends remain subject to future Bank Mutual board approval, and the amounts of actual cash dividends, if any, may be higher or lower. In addition, the payment of dividends by any financial institution or holding company, including both Bank Mutual and First Northern, is subject to regulatory requirements which, among other things, require that financial institutions and their holding companies maintain adequate capital.

     See "Market for Bank Mutual Common Stock."

                                  RISK FACTORS

     In considering whether to approve the merger agreement and receive Bank Mutual common stock, you should consider, among other things, the following matters:

RISKS ABOUT THE MERGER

     THE CONSIDERATION WHICH YOU RECEIVE MAY BE PRORATED.

     Even though First Northern shareholders may elect to receive cash or Bank Mutual common stock in this transaction, more shareholders may choose one of these alternatives than is available in the transaction. If more shareholders wish to receive cash than is available in a transaction, you may receive some Bank Mutual shares whether or not you elected to receive any. Similarly, if more shareholders choose Bank Mutual common stock than is available, you may receive some cash, and that receipt of cash would be taxable.

     MUTUAL AND FIRST NORTHERN OPERATIONS MAY NOT INTEGRATE AS WE HOPE

     We anticipate that Mutual Savings and First Northern Savings will initially operate as separate entities. That will delay or reduce any expense reduction which the combined companies might achieve from a combination. Similarly, any problems, such as may occur in systems conversions, which could arise if we decide to combine the two operations will be deferred until such time as the integration occurs. Similarly, Mutual and First Northern may find after the merger that their operations and management philosophies will not combine as well as they had expected, which could lead to operating inefficiencies and complications going forward.

     SHAREHOLDERS WHO MAKE ELECTIONS WILL BE UNABLE TO SELL THEIR STOCK IN THE MARKET PENDING THE MERGER.

     First Northern shareholders may elect to receive cash or stock in the transaction. Elections will be irrevocable, and will require that shareholders making the election turn in their First Northern stock certificates. During the time between when the election is made and the merger is completed, First Northern shareholders will be unable to sell their First Northern stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. First Northern shareholders can reduce the period during which they cannot sell their shares by delivering their election shortly before the close of the election period, but elections received after the close of the election period will not be accepted or honored.

     MANY REGULATORY APPROVALS ARE REQUIRED FOR THE TRANSACTION.

     Before we can complete the merger, the Office of the Thrift Supervision and other bank regulators must approve the transaction. Also, the merger requires that the Mutual Restructuring have received appropriate regulatory approvals. While both parties will take the actions which they need to accomplish to receive these approvals, we cannot assure that we will be able to receive approvals. Even if we receive the approvals, there may be conditions attached to the approvals which will adversely affect Bank Mutual in the future.

     THE MUTUAL RESTRUCTURING IS A UNIQUE TRANSACTION.

     Mutual's restructuring to a mutual holding company format with a mid-tier holding company, and the simultaneous acquisition of First Northern Savings, is an unusual transaction. We are not aware of any prior transactions in which this type of combination has occurred simultaneously with this type of restructuring. In addition to regulatory requirements, we do not know whether the unusual nature of the transaction, or ownership structure after the transaction, will have an adverse effect on our operations or on the market for Bank Mutual common stock.

     In particular, because many former First Northern shareholders may be issued shares of Bank Mutual common stock in the First Northern merger, in order to avoid a taxable transaction that would occur if they received cash, they may be more likely to hold their Bank Mutual common stock than other types of shareholders. Holding shares, versus selling them, could reduce market activity for Bank Mutual common stock. Conversely, if the exchange ratio in the First Northern merger requires some First Northern shareholders who would prefer to receive cash to receive Bank Mutual shares, those shareholders may want to quickly sell their Bank Mutual shares, which could create negative market pressures and cause a drop in our share price.

     FIRST NORTHERN DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER BESIDES THOSE OF A SHAREHOLDER.

     First Northern directors and officers have various interests in the merger and related transactions besides being First Northern shareholders. These interests include:

     - the continuation of, or new, employment agreements for First Northern executive officers;
     - First Northern will purchase outstanding unexercised stock options, including options for up to 755,900 shares of First Northern stock held by First Northern officers and directors, for cash at the difference between their exercise price and $15, plus additional payments of up to 25% of that spread to offset tax consequences;
     - Bank Mutual' agreement to continue indemnification for First Northern directors and officers;
     - four First Northern directors will become Bank Mutual and MHC directors, and will continue as First Northern Savings directors; and
     - at least 40% of the executive officers of Bank Mutual initially will be former First Northern executive officers, and First Northern's chief executive officer will become a director of Mutual Savings.

See "The Merger and the Merger Agreement -- Interests of Officers and Directors in the Merger."

RISKS ABOUT BANK MUTUAL

     CHANGING INTEREST RATES MAY HURT OUR PROFITS

     To be profitable, we have to earn more money in interest and fees than we pay as interest and other expenses. Of our first mortgage loans maturing after one year, a majority have interest rates that are fixed for the term of the loan. While most of our deposit accounts consist of time deposit accounts with remaining terms to maturity of less than one year, most of our loans have longer remaining terms. If interest rates rise, which has been the case in recent quarters, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-related securities and investment securities. This would cause our profits to decrease. Rising interest rates would likely reduce the value of our mortgage-related securities and investment securities and may decrease demand for loans and make it more difficult for borrowers to repay their loans. For additional information on our exposure to interest rates, see "Mutual Savings' Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."

     INCREASES IN MARKET INTEREST RATES ARE LIKELY TO ADVERSELY AFFECT EQUITY

     As of March 31, 2000, we owned $520.6 million of securities available for sale. Generally accepted accounting principles require that we carry these securities at fair value on our balance sheet. Unrealized gains or losses on these securities, reflecting the difference between the fair market value and the amortized cost, is carried as a component of equity. In recent quarters, rates have been rising. When market rates of interest increase, the fair value of our securities available for sale generally decreases and equity decreases. When rates decrease, fair value generally increases. As of March 31, 2000, Mutual Savings' available for sale portfolio had an unrealized loss, because fair value was $520.6 million and amortized cost was $534.7 million. At March 31, 2000, First Northern Savings had an unrealized gain of $694,000 on securities available for sale.

     LOW DEMAND FOR REAL ESTATE LOANS MAY LOWER OUR PROFITABILITY

     Making loans secured by real estate is our primary business and primary source of profits. If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily securities, earn less income for us than real estate loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

     STRONG COMPETITION WITHIN OUR MARKET AREA MAY REDUCE OUR CUSTOMER BASE

     We encounter strong competition both in attracting deposits and originating real estate and other loans. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Our market area includes branches of several commercial banks that are substantially larger than us in terms of deposits and loans. In addition, tax exempt credit unions operate in most of our market area and aggressively price their products and services to a large part of the population. Our profitability depends upon our continued ability to successfully increase our market share.

     AFTER THE FIRST NORTHERN MERGER, WE WILL HAVE SIGNIFICANT INTANGIBLE ASSETS, WHICH WILL HURT OUR FUTURE RESULTS

     In the First Northern merger, Bank Mutual will record approximately $50.9 million in intangible assets using March 31, 2000 information. Bank Mutual will amortize these intangible assets over 20 years. As a result, earnings will be reduced by approximately $2.5 million annually. Also, at some point in the future, intangible assets may become impaired, and we would need to write them off as a reduction to earnings. For example, in 1999 Mutual Savings wrote off $15.6 million of "impaired" intangible assets from the 1997 acquisition of First Federal. Even though this special write-off did not affect our cash position, our 1999 results were hurt by this action.

     WE MAY EXPAND OUR LENDING ACTIVITIES IN RISKIER AREAS

     We have identified commercial real estate, commercial business and consumer loans, including indirect auto loans, as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, non-residential loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increase, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore, earnings would be reduced.

     First Northern's consumer loan portfolio includes $99.0 million of indirect auto loans. Indirect auto lending is not a current business line for Mutual Savings. Although First Northern has experienced minimal delinquencies in its automobile loan portfolio, borrowers may be more likely to become delinquent on an automobile loan than on a residential real estate loan. Moreover, unlike the collateral for real estate loans, automobiles depreciate rapidly and, in the event of default, principal loss as a percent of the loan balance depends upon the mileage and condition of the vehicle at the time of repossession, over which First Northern has no control.

     IMPLEMENTING STOCK-BASED BENEFITS WILL INCREASE OUR FUTURE COMPENSATION EXPENSE AND REDUCE OUR EARNINGS

     We intend to adopt a stock option plan which will provide for the granting of options to purchase common stock, to adopt a management recognition plan that will provide for awards of common stock to our eligible officers, employees and directors and to have an employee stock ownership plan which may purchase shares in the restructuring. In addition, we may adopt a restoration plan that will supplement the benefits to select executive officers under the employee stock ownership plan. These plans will increase our future costs of compensating our directors and employees, reducing net earnings. The cost of these plans will vary based on our stock price at specific points in the future.

     THE MHC'S CONTROL OVER BANK MUTUAL MAY PREVENT TRANSACTIONS YOU WOULD LIKE

     The MHC will be managed by generally the same directors and officers who manage Bank Mutual. Because the MHC will own a majority of Bank Mutual's common stock after the restructuring, the board of directors of the MHC will control the outcome of most matters put to a vote of shareholders of Bank Mutual. We cannot assure you that the votes cast by the MHC will be in your best interest as a shareholder.

     THE PRICE TO BOOK RATIO OF THE COMMON STOCK IS HIGHER THAN IN MOST CONVERSION TRANSACTIONS

     Mutual's offering price in its stock offering as a percentage of projected post-restructuring tangible book value of the common stock sold as of March 31, 2000 ranges from 110.6% at the minimum of the offering range to 130.6% at the adjusted maximum of the offering range. This price to pro forma tangible book value substantially exceeds that of common stock sold both in:

     - most mutual-to-stock conversions that do not involve the formation of a mutual holding company, that is, "full conversions"; and
     - most recent offerings by companies that are reorganizing into the mutual holding company structure and are conducting a stock offering.

Prospective investors should be aware that the relatively high price to pro forma tangible book value may have an unfavorable effect on the after-market performance of the common stock during the period immediately following the offering. See "Pro Forma Financial Information."

     RECENTLY, THE STOCK MARKET HAS BEEN VOLATILE AND MUTUAL-TO-STOCK CONVERSION OFFERINGS HAVE NOT PERFORMED WELL IN THE AFTERMARKET

     Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of the issuer. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of Bank Mutual common stock sold in the stock offering is based on the independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of Bank Mutual, and general market for financial institution stocks and economic conditions. Due to possible continued market volatility, we cannot assure you that, following the stock offering, the trading price of Bank Mutual common stock will be at or above the $10.00 per share price in the stock offering. You should consider investing in the common stock only if you have a long-term investment horizon.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The discussions in this proxy statement/prospectus, and in the documents incorporated in it by reference, which are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements which "are not historical statements" include those in the future tense or which use terms such as "believe," "expect" and "anticipate". Bank Mutual's actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include those we discuss above in "Risk Factors." You should also carefully read other parts of this proxy statement/prospectus, and the documents which are incorporated in it, for other factors which could affect Bank Mutual's or First Northern's operations in the future. In particular, both parties' Management's Discussion and Analysis of Financial Condition and Results of Operations include discussions of factors affecting them.

                               THE SPECIAL MEETING

     This proxy statement/prospectus is being furnished to the First Northern shareholders in connection with the solicitation of proxies by the First Northern board from the holders of First Northern common stock for use at the special meeting.

     Date, Time and Place. The special meeting will be held at 10:00 a.m., local
time, on              , 2000, at                   , located at               ,
Green Bay, Wisconsin       .

     Purpose. At the special meeting, First Northern shareholders will consider and vote on a proposal to approve the merger agreement.

     The First Northern board is not aware, as of the date of mailing of this proxy statement/prospectus, of any other matters which may properly come before the special meeting. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters. Under Wisconsin law, at the special meeting, shareholders can only consider the matters included in the notice of the special meeting.

     Recommendation of First Northern's Board of Directors. The First Northern board has determined that the merger is in the best interests of First Northern and its shareholders and has approved the merger agreement. THE FIRST NORTHERN BOARD UNANIMOUSLY RECOMMENDS THAT THE FIRST NORTHERN SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "The Merger and the Merger Agreement -- First Northern's Reasons for the Merger."

     Record Date; Voting Rights. Only holders of record of First Northern common
stock at the close of business on the record date,                 , 2000, are
entitled to receive notice of and to vote at the special meeting. On that date,
there were [            ] shares of First Northern common stock outstanding and
entitled to vote. Each share entitles the registered holder to one vote.

     Quorum. A majority of the outstanding shares of First Northern common stock entitled to vote must be represented in person or by proxy at the special meeting in order to constitute a quorum for the transaction of business. Shares of First Northern common stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

     Proxies; Revocation. A proxy card is enclosed for use by First Northern shareholders. The board of directors of First Northern requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT MICHAEL D. MEEUWSEN OR RICK B. COLBERG AT:

                        First Northern Savings Bank, S.A.
                              201 N. Monroe Avenue
                                  P.O. Box 100
                            Green Bay, WI 54305-0100

     All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the merger agreement. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the corporate secretary of First Northern, or by attending the special meeting and voting in person. Mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Abstentions will be treated as shares present in determining whether First Northern has a quorum for the special meeting, but abstentions will have the same effect as a vote against approval of the merger agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the merger agreement.

     The persons designated in the enclosed proxy card will have discretion to vote on any matters incident to the conduct of the special meeting. If First Northern proposes to adjourn the special meeting, the persons named in the proxy will vote all shares, other than those that have been voted against approval of the merger agreement, in favor of adjournment. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the initial convening, except for any proxies that have effectively been revoked or withdrawn before the reconvened meeting.

     Proxies will be received by First Northern's independent transfer agent, Firstar Bank NA, and the vote will be certified by representatives of Firstar.

     SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. After the effective date of the merger, shareholders will receive instructions and a letter of transmittal for the submission of their stock certificates.

     Solicitation of Proxies. In addition to soliciting proxies by mail, First Northern's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone, fax or email. Such persons may be reimbursed for out-of-pocket expenses that they incur. First Northern intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation materials to beneficial owners of First Northern common stock held of record by those persons.

     Required Vote. Approval of the merger agreement will require the affirmative vote of holders of a majority of the outstanding shares of First Northern common stock entitled to vote thereon at the special meeting, or
[             ] shares.

     Share Ownership of Management and Other Significant Holders. On the record date, directors and executive officers of First Northern and their affiliates
were the beneficial owners of an aggregate of        , or approximately [    %],
of the shares of First Northern common stock then outstanding and eligible to vote. All of the directors and executive officers of First Northern have indicated their intention to vote their shares for approval of the merger agreement. The above information excludes option shares. See "Ownership of First Northern Common Stock."

                       THE MERGER AND THE MERGER AGREEMENT

     The description of the merger and the merger agreement contained in this proxy statement/prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

GENERAL

     In the merger, and as described in the merger agreement, First Northern will merge into Bank Mutual. Outstanding shares of First Northern common stock will be converted into cash or shares of Bank Mutual common stock. Cash will be paid in lieu of any fractional share of Bank Mutual common stock. See "Election to Receive Cash or Stock; Conversion of Shares in the Merger" below. As a result of the merger, the separate corporate existence of First Northern will cease and Bank Mutual will succeed to all the rights and be responsible for all the obligations of First Northern. Bank Mutual is a successor to the corporation named "OV Corp." in the merger agreement.

     After the merger, Bank Mutual will be majority owned by the MHC. The other shares of Bank Mutual will be owned by a combination of former First Northern shareholders, Mutual depositors who have purchased the shares as part of the restructuring, other public investors and Mutual employee plans. In turn, Mutual Savings and First Northern Savings will be wholly-owned subsidiaries of Bank Mutual.

ELECTIONS TO RECEIVE CASH OR STOCK; CONVERSION OF SHARES IN THE MERGER

     At the effective time of the merger, by virtue of the merger and without any further action on the part of First Northern, Bank Mutual or holders of their securities:

     - any shares of First Northern common stock that are owned by First Northern or any subsidiary will be canceled and retired and cease to exist, and no Bank Mutual common stock or other consideration will be issued or delivered in exchange for those shares; and

     - each share of First Northern common stock issued and outstanding, other than any shares to be canceled as described above, will be converted into and become the right to receive the merger consideration in the form of cash, Bank Mutual common stock, or a combination of cash and Bank Mutual common stock, all as more fully described below.

     - each issued and outstanding share of common stock of Bank Mutual will remain one share of common stock of Bank Mutual;

     The amount of merger consideration to be received for each share of First Northern common stock will be either $15 in cash, 1.5 shares of Bank Mutual common stock or a combination thereof. No fractional shares will be issued; fractional shares will be converted into cash at the rate of $10 per share of Bank Mutual common stock:

     Several factors will determine whether a First Northern shareholder will receive cash, Bank Mutual common stock, or a combination of cash and Bank Mutual common stock for the First Northern common stock surrendered in the merger. Bank Mutual has discretion to select a portion of the aggregate merger consideration between and including 40% and 70% to be paid in the form of Bank Mutual common stock, excluding fractional share interests to be paid in cash, with the remainder paid in cash. The plans governing Mutual's restructuring contemplate that Bank Mutual would only issue shares representing in excess of 40% of the merger consideration if they are not subscribed for in the subscription offering conducted in conjunction with Mutual's restructuring. Bank Mutual must make this election at least three business days prior to the closing date of the merger.

     Approximately [45] days before the date that we anticipate the merger will become effective, Bank Mutual and First Northern will send a letter of transmittal and form of election to First Northern shareholders of record for their use in electing whether they:

     -    wish to receive cash for all of their First Northern shares;

     - wish to receive shares of Bank Mutual common stock for all of their First Northern shares;

     - if they hold at least 170 shares of First Northern common stock, wish to receive a mixed consideration; in this mixed election, shareholders will receive cash for some of their First Northern shares and shares of Bank Mutual common stock for the remainder. In this "mixed" election, shareholders will receive Bank Mutual common stock for the lesser of 50% of their shares or the overall stock percentage, between 40% and 70%, as chosen by Bank Mutual for the total consideration to be payable in stock. The balance of the First Northern shares will be converted into cash; or

     -    have no preference.

     Each holder (that is, each registered shareholder account) will generally be required to make a single election for each of the accounts. Nominees, trustees and others who hold shares of First Northern common stock in representative capacities may submit multiple forms of election so long as each election form covers all of the shares of First Northern common stock held for a particular beneficial owner. If any First Northern shareholder does not provide any specification by the close of business on the third business day prior to the effective time of the merger, we will treat that shareholder as not having a preference between receiving cash or stock. All elections will be irrevocable.

     If the aggregate requests for cash are less than or equal to the portion of the aggregate merger consideration to be paid in cash, including payments of cash in lieu of fractional shares, we will satisfy all of the requests for cash in full and First Northern shareholders who requested stock may be required to take a portion of their merger consideration in cash. If the aggregate requests for cash are greater than the portion of the aggregate merger consideration to be paid in cash, we will divide the available cash (after adjustment for cash to be paid in lieu of fractional shares) proportionately among the First Northern shares for which cash was requested, with the balance of the merger consideration for those shares paid in Bank Mutual common stock, and we will pay the merger consideration entirely in Bank Mutual common stock for all of the other First Northern shares. We may further adjust this amount by providing that any First Northern shareholder who has elected to receive cash who would receive fewer than 25 shares of Bank Mutual common stock in a pro ration will receive all cash. In that event, a proportion of cash and stock to be received by other First Northern shareholders electing to receive all cash would be adjusted with the effect that they will receive proportionately somewhat less cash and somewhat more Bank Mutual common stock.

     If the aggregate requests for stock are less than or equal to the portion of the aggregate merger consideration to be paid in stock, we will satisfy all of the requests for stock in full and First Northern shareholders who requested cash may be required to accept a portion of their merger consideration in stock, as discussed above. If the aggregate requests for stock are greater than the portion of the aggregate merger consideration to be paid in stock we will divide the available stock proportionately among the shares for which stock was requested, with the balance of the merger consideration for those shares paid in cash, and we will pay the merger consideration entirely in cash for all of the other First Northern shares.

     In all cases, we will honor "mixed" elections without further adjustment.

     We will pay cash in lieu of any fractional share of Bank Mutual common stock, after aggregating all fractional share interests of any shareholder who holds more than one certificate for First Northern common stock.

     All shares of First Northern common stock converted as provided above will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing, immediately prior to the effective time of merger, any such shares of First Northern common stock will cease to have any rights with respect to those shares, except the right to receive the merger consideration as described above. See "--Exchange of First Northern Certificates; No Fractional Shares."

     For employees who hold shares of First Northern common stock through the First Northern 401(k) retirement savings plan, they will be able to direct the trustees in this manner making an election for their account.

EXCHANGE OF FIRST NORTHERN CERTIFICATES; NO FRACTIONAL SHARES

     Bank Mutual has designated              to act as exchange agent under the
merger agreement. As of the effective time of the merger, Bank Mutual will deposit with the exchange agent for exchange through the exchange agent, cash and certificates representing the shares of Bank Mutual common stock issuable pursuant to the merger agreement in exchange for outstanding shares of First Northern common stock. That cash and those certificates for shares of Bank Mutual common stock, together with any dividends or distributions and together with any cash to be paid for fractional share interests, will be held as an exchange fund by the Exchange Agent until paid to the former First Northern shareholders or otherwise transferred as described in this section.

     Approximately [45] calendar days before the anticipated effective time of the merger, Bank Mutual will cause the exchange agent to mail to each holder of record of a stock certificate representing First Northern shares a form of election and letter of transmittal and instructions for surrendering the First Northern stock certificate in exchange for cash or shares of Bank Mutual common stock or both. Nominees, trustees and others who hold shares of First Northern common stock in representative capacities may submit multiple forms of election so long as each election form covers all of the shares of First Northern common stock held for a particular beneficial owner.

     PLEASE NOTE THAT SHAREHOLDERS OF FIRST NORTHERN SHOULD NOT SUBMIT THEIR FIRST NORTHERN STOCK CERTIFICATES FOR EXCHANGE UNTIL THE LETTER OF TRANSMITTAL AND FORM OF ELECTION, WITH INSTRUCTIONS, ARE RECEIVED.

     Upon surrender of a First Northern stock certificate for cancellation to the exchange agent, together with a duly executed form of election and letter of transmittal and any other documents the exchange agent may reasonably require, the holder of a First Northern stock certificate will be entitled to receive in exchange:

     - a certificate representing that number of whole shares of Bank Mutual common stock into which the First Northern shares formerly represented by the stock certificate have been converted and cash in lieu of any fractional share;

     - cash into which the First Northern shares formerly represented by the stock certificate have been converted; or

     -    a combination of cash and shares of Bank Mutual common stock;

and the surrendered First Northern stock certificate will be canceled, all as more fully described below.

     At the effective time of the merger, the stock transfer books of First Northern will be closed and there will be no further registration of transfers of shares of First Northern common stock thereafter on the records of First Northern. After the effective time of the merger, the holders of First Northern stock certificates outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to the shares of First

Northern common stock formerly represented by those certificates except as otherwise provided in the merger agreement or by law.

     In the event of a transfer of ownership of shares of First Northern common stock which is not registered in the transfer records of First Northern, a certificate representing the proper number of shares of Bank Mutual common stock, a check in the proper amount of cash that the holder is entitled to receive in respect of the First Northern shares pursuant to the merger agreement, and any cash in lieu of a fractional share, will be delivered to the transferee if the First Northern stock certificate which represented the shares of First Northern common stock is presented to the exchange agent, accompanied by all documents required to make the transfer and by evidence that any applicable stock transfer taxes have been paid.

     Until surrendered as contemplated by the merger agreement after the merger, each First Northern stock certificate will represent only the right to receive the merger consideration in cash or shares of Bank Mutual common stock, or both, as contemplated by the merger agreement.

     Bank Mutual will not pay dividends or make other distributions to the holder of any unsurrendered First Northern stock certificate with respect to any shares of Bank Mutual common stock represented by the First Northern stock certificate after the merger, and no cash payment will be paid to the holder, until the holder sends in the First Northern stock certificate. Subject to the effect of any applicable law, after we receive a First Northern stock certificate, we will promptly pay to the holder of the certificate, without interest:

     - the amount of any cash payable with respect to the surrendered First Northern stock certificate to which the holder is otherwise entitled; and

     - the amount of any such dividends or distributions to which the holder is entitled.

     Bank Mutual will not issue fractional shares of its common stock in the merger. Instead, all fractional share interests of a holder of more than one First Northern stock certificate will be combined to maximize the number of whole shares of Bank Mutual common stock to be issued and minimize the fractional interests to be paid in cash. If a fractional share interest results after the combination, Bank Mutual will pay the holder of a fractional share interest an amount in cash equal to $10 for each full share of Bank Mutual common stock.

     If any portion of the exchange fund has not been paid or delivered to the First Northern shareholders 12 months after the effective time of merger, Bank Mutual will be entitled to receive it upon demand. If that occurs, any First Northern shareholders who have not yet delivered their First Northern stock certificates to the Exchange Agent must instead look only to Bank Mutual for payment of their claim for cash or shares of Bank Mutual common stock, or both, and any dividends or distributions with respect to Bank Mutual common stock. Neither the Exchange Agent nor any party to the merger agreement will be liable to any First Northern shareholder for any property delivered to any public official pursuant to any abandoned property, escheat or similar law.

     Bank Mutual will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any First Northern shareholder any amount that Bank Mutual is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the First Northern shareholder in respect of which the deduction and withholding was made by Bank Mutual.

BACKGROUND OF THE MERGER

         The terms of the merger resulted from arms length negotiations between representatives of First Northern and Mutual Savings. The following briefly discusses the background of these negotiations and related matters.

         Over the last several years, the financial services industry has become increasingly competitive, with many financial institutions expanding their size and market area through consolidation. This trend was accelerated in 1998, with a number of multi-billion dollar mergers announced whose effects would continue to increase competition in the banking and the financial services industry in First Northern's marketplace. In 1999, Congress also passed the Gramm-Leach-Bliley Act which broadens the scope of financial services banks can offer to consumers and makes it easier for affiliations to take place between banks, securities firms and insurance companies. As part of its effort to remain competitive within this environment, First Northern's management and board have continually analyzed various strategic options available to First Northern including the following:

         - remaining as an independent financial institution via operational improvements, internal growth, stock repurchase and a continued investment in technology;
         - pursuing external growth through either selected strategic acquisitions or potential merger of equals transactions; and
         -     entering into a business combination with a larger entity.

         Since its initial public offering in 1983, First Northern has been able to sustain reasonable internal growth and to grow through two acquisitions. With limited exceptions, internal growth became more difficult to sustain in the later part of the 1990's.

         However, in late 1998, First Northern analyzed the implementation of expanded commercial lending to diversify its loan portfolio and enhance its profitability. It also considered the development of initiatives to enhance a sales culture within the organization and the establishment of an expanded operations center. In early 1999, the First Northern board decided to proceed with these matters. It became clear that the incremental benefits of these changes would be realized only over time. External growth through acquisition also became more difficult as there were fewer opportunities in the marketplace and because First Northern's stock price had become relatively flat. Also, in early 1999, First Northern considered and decided against the possibility of acquiring individual branches that were being offered by a large bank holding company. First Northern also made an unsuccessful effort to acquire a commercial bank with approximately sixty million dollars in assets. This unsuccessful effort further illustrated that First Northern could have difficulty acquiring other institutions in the future unless it could increase the value of its stock. During this period, First Northern also had discussions with a larger savings and loan holding company about the possibility of being acquired. By February 1999, First Northern determined that the parameters of a possible transaction with this larger holding company were not favorable to First Northern shareholders and First Northern thus terminated those discussions.

         In February 1999, First Northern was also contacted by Mutual Savings concerning the possibility of combining the two organizations. The CEOs of Mutual Savings and First Northern have worked together on many banking industry regulatory and trade activities and, as a result, were familiar with each other's organizations and business philosophies. After a general discussion, they decided to meet later when their schedules permitted to explore the matter in more detail.

         In May 1999, the CEOs of First Northern and Mutual Savings met for an initial exploratory discussion about the possibility of combining the two organizations. Mutual's concept involved Mutual's reorganization into a holding company structure so that it could use stock, as well as cash, in a purchase of First Northern. After this meeting, the First Northern board instructed management to pursue discussions further with Mutual Savings and to develop more information about using a mutual holding company structure to combine the two organizations.

         First Northern advised Mutual Savings of its continuing interest in exploring a mutual holding company concept later in May. At that time, it was determined that Mutual Savings would engage the services of a financial advisor to prepare an initial economic/financial analysis of the proposed transaction. In late May 1999, Mutual Savings engaged RP Financial LP, the financial advisor and appraiser engaged in connection with the proposed transaction, to conduct an economic/financial feasibility analysis of a proposed transaction to combine Mutual Savings and First Northern. It was agreed that if, after receiving that analysis, Mutual Savings wished to pursue further discussions with First Northern, it would contact First Northern.

         In July 1999, Mutual Savings contacted First Northern and asked for a meeting to discuss RP Financial's initial analysis. A copy of that analysis was provided to First Northern. On July 8, 1999, First Northern and Mutual Savings management met and had lengthy discussions on the organizations' operating philosophies, corporate structures, products and services and reviewed in detail the RP Financial analysis. RP Financial's analysis reflected that the transaction could be generally favorable to both organizations from a financial point of view. The following day, First Northern management distributed the initial RP Financial analysis and some supplemental data to the First Northern board. On July 14, 1999, RP Financial delivered an updated analysis, reflecting input from management of both institutions, to Mutual Savings and First Northern. After a review of this information on July 15, 1999, the First Northern board decided to continue to explore and determine the feasibility of a possible transaction with Mutual from a financial, as well as a regulatory, point of view.

         On July 27, 1999, management of Mutual Savings and First Northern met with RP Financial and legal counsel to review and discuss the financial, accounting, tax and other legal issues that would need to be addressed in connection with a proposed combination.

         In August, First Northern, for the second time during 1999, reviewed the possibility of purchasing a number of commercial bank branch offices from another large Wisconsin-based bank holding company, but after analyzing the locations involved and the likely financial ramifications, declined to pursue a purchase. Also in August, management of First Northern had an initial meeting with a smaller thrift holding company about a possible combination. That holding company's market was geographically separated from First Northern's and offered few, if any, synergies.

         Also in early August, First Northern and Mutual Savings management met again and considered a wide variety of issues including reasons for considering a combination of the two organizations, accounting, taxation, good will, regulatory and legal treatment of the transaction as well as market conditions. Also in August 1999, Mutual Savings consented to First Northern management having a private discussion with RP Financial to obtain a further understanding of the mutual holding company concept and the financial modeling used to analyze a potential transaction. In late August 1999, First Northern and Mutual Savings management and RP Financial further discussed and considered an updated financial analysis.

         In late August and early September 1999, the parties and legal counsel continued to analyze the regulatory and tax implications of a transaction and continued to discuss the structure and how to provide favorable financial results for First Northern shareholders. In September 1999, the boards of Mutual Savings and First Northern considered the developing financial and tax analysis and agreed to continue exploratory discussions.

         In early October 1999, management of both institutions again met to discuss the tax, corporate structure, legal, regulatory and financial issues of a possible transaction and developed an initial blueprint setting forth the major elements of a transaction. At its October, 1999 board meeting, the First Northern directors reviewed and discussed a number of documents pertaining to the transaction and met with representatives of RP Financial in order to review and question the analysis RP had prepared on behalf of Mutual Savings. As a result, the First Northern board agreed to continue discussions with Mutual Savings, and the First Northern management team met with Mutual Savings' CEO later that month.

         On November 12, 1999, Mutual Savings' CEO met with the First Northern board to discuss the transaction and to respond to questions from First Northern's board about Mutual's structure, operations, and strategies. On November 18, 1999, the First Northern board met again and had a lengthy discussion on the strategic alternatives available to First Northern. In particular, the board reviewed its inability earlier in the year to acquire a small commercial bank that was offered for sale and the fact that several significant branch purchase transactions it had considered did not make financial sense. It also discussed the approach earlier in the year made by a large thrift holding company and the acceptable parameters of such a transaction. It also reviewed its more recent discussions with a smaller thrift holding company and decided that a combination with that entity did not make strategic sense or add a significant value for First Northern shareholders at that time. The board also reviewed recent contacts by a large bank holding company and a further contact from the large thrift holding company with which it had discussions earlier in the year. The First Northern board agreed to continue pursuing discussions with Mutual Savings on the possible formation of a mutual holding company and the acquisition by that entity of First Northern pending further information on identified regulatory, tax, legal and human resource issues.

         At about the same time, Mutual Savings, its legal counsel and RP Financial visited with the Office of Thrift Supervision in Washington, D.C. to discuss, without disclosing the identity of First Northern, the parameters of the transaction under consideration. The proposed transaction is unique in the sense that it combines a mutual holding company restructuring (which has been accomplished numerous times by other institutions) with the simultaneous acquisition of a public company (which had not been previously accomplished simultaneously with a restructuring). After this meeting, Mutual Savings received an informal response from OTS staff indicating that such a transaction likely could be accomplished under existing law and regulation subject to normal application and review processes and the preservation of rights of Mutual Savings' eligible account holders going forward.

         In early December 1999, management of the institutions continued to meet and work on financial, structural and human resource issues. Also in early December, Mutual Savings engaged an investment banking firm experienced in mutual holding company structures, Ryan, Beck & Co., to assist in the sale of stock to be offered to its members as part of the mutual holding company reorganization.

         At its meeting on December 16, 1999, the First Northern board authorized management to engage special legal counsel and a financial advisor, in connection with the transaction under discussion. On December 17, 1999, First Northern engaged Schiff Hardin & Waite as special legal counsel.

         On December 22, 1999, Mutual Savings and First Northern management met jointly with their respective counsel and Ryan, Beck to review the structure and financial issues of the proposed transaction. At this meeting, Ryan, Beck provided background on its experience in connection with mutual holding company formation, mutual holding company values and its overall transaction analysis. Ryan, Beck presented a detailed written analysis of a possible transaction which illustrated the potential of the transaction from a financial and market point of view.

         On December 28, 1999, First Northern engaged the investment banking firm of Keefe Bruyette & Woods, Inc. as its financial advisor. On December 30, 1999, First Northern and Mutual Savings management met to discuss and work on a business plan to analyze costs of the transaction, possible synergies and other financial matters. They also had a conference call with RP Financial regarding development of a business plan and worked on financial projections for a planned joint board meeting.

         In early January, management of the two institutions again met to continue work on financial and business plans. On January 10, 2000, First Northern and Mutual Savings held a joint board meeting and Ryan, Beck made a detailed financial presentation on the proposed transaction. Ryan, Beck provided a detailed analysis regarding marketability of the stock to be issued in the proposed conversion. Following this joint presentation, the First Northern board met privately with its legal counsel and KBW to discuss the terms of KBW's engagement and its role. Legal counsel also reviewed the terms of a proposed confidentiality agreement with Mutual Savings.

         On January 11, 2000, Mutual Savings and First Northern entered into a confidentiality agreement and began to exchange additional and more detailed financial and business information. Throughout January, numerous discussions took place to further refine financial and business plans. At its January 20, 2000 board meeting, First Northern received presentations from KBW and Schiff Hardin & Waite regarding the fairness from a financial point of view to First Northern's shareholders and the legal and regulatory aspects of the proposed transaction. The First Northern board determined to proceed with further due diligence of Mutual Savings and the negotiation of the terms of a definitive agreement. In late January 2000, the parties continue to meet, conduct due diligence and exchange information as well as to negotiate the details of a written definitive agreement. In early February 2000, the parties continued to work on the drafts of various documents and the parties performed on site due diligence on each other. A significant documentation issue was the stock option agreement or "lock-up" that Mutual Savings wished to include as protection for the transaction.

         The stock option agreement, as it was originally presented by Mutual Savings, gave Mutual Savings the right to acquire a number of new shares of First Northern, which would be issued only in the event of the exercise of the option granted in the stock option agreement. This option would only be exercisable in the event that a third party attempted to outbid Mutual Savings for an acquisition or merger transaction with First Northern. If a third party did submit a bid in an attempt to outbid Mutual Savings, then new shares, in an amount equal to 19.9% of the common stock of First Northern outstanding at the time of this new bid, would be issued and sold to Mutual Savings at the pre-announcement market price. The purpose of this stock option agreement, or "lock-up" is to provide compensation to Mutual Savings for the time and expense it took in pursuing this transaction in the event a subsequent bid from a third party exceeds Mutual Savings' bid, and the transaction goes forward with the other entity.

         The First Northern board of directors spent considerable time discussing the pros and cons of this protection device, focusing particularly on its fiduciary duty to its shareholders. Many negotiation sessions with Mutual Savings focused extensively on First Northern's concerns about how this lock-up could negatively impact its fiduciary duty to its shareholders, by deterring subsequent bidders, and therefore potentially not allowing the best price reasonably available to be offered to First Northern shareholders.

         First Northern was also concerned that the stock option agreement had no cap on the value that it represented. This means there was no dollar limit on the spread between the exercise price at which Mutual Savings would be able to buy shares of First Northern if the stock option agreement was triggered ($9.0375 per share) and the price any new bidder would have to pay (current fair market value plus a premium which in total would exceed the per share price being offered by Mutual Savings). Without a cap, the amount of money that a subsequent bidder potentially would have to pay could be deemed excessive.

         Negotiations led First Northern to realize that Mutual Savings would withdraw its offer if the First Northern board did not agree to some type of a lock-up mechanism. After conferring with KBW and Schiff Hardin & Waite, the First Northern board determined that if Mutual Savings were to withdraw its offer, another bidder might not be available for some time, if at all, and probably not at a comparable price. After assessing the current market conditions, the First Northern board decided that shareholders would be negatively impacted if First Northern did not enter into the proposed business combination. Weighing the benefits of the merger agreement against the costs of the deterrent effect of the lock-up, First Northern determined that the transaction was in the best interest of the shareholders, even with the lock-up agreement. However, First Northern and Mutual Savings continued to negotiate the terms of the lock-up, agreeing to a $12 million cap on the its value. On February 11, 2000, revised draft documents were sent to the First Northern directors for review at a February 17, 2000 meeting.

         Concurrent with these negotiations, KBW prepared an in depth market analysis of the transaction, addressing the question of whether or not, from a financial point of view, the transaction was fair to First Northern shareholders. This analysis, which concluded that the transaction was fair from a financial point of view, was also presented to First Northern's board on February 17, 2000. After engaging in a thorough review of the proposed transaction documents and the KBW financial analysis and an extensive questioning of both the financial and legal advisors to First Northern, the board of directors decided to adjourn the meeting until February 20, 2000 in order to allow each board member to further analyze and assess the proposed transaction.

         On February 20, 2000, the board reconvened and unanimously approved the transaction. On February 21, 2000, First Northern and Mutual Savings each signed the definitive merger agreement and on February 22, 2000 announced the execution of the definitive merger agreement.

FIRST NORTHERN'S REASONS FOR THE MERGER

     THE FIRST NORTHERN BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST NORTHERN AND ITS SHAREHOLDERS. THE FIRST NORTHERN BOARD UNANIMOUSLY RECOMMENDS THAT FIRST NORTHERN SHAREHOLDERS VOTE "FOR" THE MERGER AGREEMENT.

     The First Northern board of directors has approved the merger agreement and the stock option agreement. In reaching the decision to approve these agreements, the board of directors consulted with First Northern management, as well as its financial and legal advisors, and considered many factors, including the following:

     - The formation of an attractive $2.6 billion Wisconsin financial institution;
     - The advantages of a combination with an in-state institution, including the building of market share without undue market concentration concerns, enhanced exposure to commercial and consumer banking markets, and the opportunities for increased efficiencies resulting in increased profitability of the combined entity over time;
     - The increased economic value for First Northern shareholders, because the merger terms provide a premium over the historical First Northern market price;
     - The belief that the merger agreement would result in First Northern shareholders receiving stock in a high quality combined company that should benefit shareholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets;
     - The fact that the merger agreement, subject to certain limitations, permits each First Northern shareholder to elect the form of consideration to be received;
     - The opportunity for First Northern shareholders to continue their investment in a regional bank holding company through a tax-free exchange;
     - The advice from KBW, First Northern's financial advisor, that the merger terms are fair from a financial point of view;
     - Conditions in the marketplace for financial institutions that might affect First Northern's ability to obtain more attractive offers in the future;
     - The less attractive strategic alternatives available to First Northern in light of the continuing trend of bank consolidations, such as share repurchase, acquisition of another banking institution, or continued independent growth;
     - The current and prospective economic and overall market environments facing First Northern characterized by intensifying competition;
     - Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of First Northern and Mutual Savings, both individually and as a combined entity;
     - The ability to combine First Northern's operations with an attractive bank holding company which shares many of First Northern's goals of providing exemplary regional banking services, but which also offers a larger market area and larger asset base to allow for enhanced service in the future;
     - Availability for employees and customers of opportunities for employment with and service from a larger bank holding company; and
     -    The terms of the merger and stock option agreements.

     The First Northern board of directors also reviewed various issues in connection with its approval of the merger agreement and the stock option agreement. In particular, the First Northern board discussed the potential effects of the stock option agreement, including a possible deterrent effect that it might have on subsequent, better offers. Also, the board considered the possibility that the merger might cause First Northern to lose its independence going forward. First Northern's board of directors took into account these potential disadvantages when considering the merger. The First Northern board concluded that any such disadvantages were outweighed by the factors described above, and the KBW opinion that the merger agreement with Mutual was fair from a financial point of view for the shareholders of First Northern.

     This discussion of the various factors considered by the First Northern board of directors is not, and is not intended to be, exhaustive. It is not necessarily in the order of importance to the board of directors or any particular director. The First Northern board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination due to the variety of factors considered. In addition, the board of First Northern is composed of six individual members, and each director may have given different weights to different factors. For a discussion of the interests of certain members of First Northern's management and First Northern's board in the merger, see "Interests of Officers and Directors in the Merger."

MUTUAL'S REASONS FOR THE MERGER

     In significant part, the restructuring is being undertaken to accommodate the First Northern merger. The First Northern merger will not proceed if the restructuring does not occur. Mutual Savings' board of directors believes that the First Northern merger is attractive to Mutual for various reasons. From Mutual's perspective, the First Northern merger would:

     -    combine two financial institutions of complementary business focuses.
     - significantly expand Mutual's presence in northeastern Wisconsin, allowing it to enter attractive new markets through an established and attractive operation.
     -    permit Mutual to acquire this presence for fair consideration.
     - allow elimination of certain duplicative costs and achievement of potential economies of scale over time by increasing size.
     - complement the restructuring by providing a productive use for some of the offering's cash proceeds.
     -    obtain additional experienced and well-qualified employees.

     The Mutual Savings board has unanimously approved the merger agreement.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the merger by the First Northern board, the shareholders of First Northern should be aware that some directors and executive officers of First Northern have certain interests in the consummation of the merger other than solely as holders of First Northern common stock that are described below.

     Stock Options. Holders of outstanding First Northern stock options, including directors and officers, will have their options vested as a result of the merger. Under the merger agreement, these options will not be assumed by Bank Mutual; this requirement is imposed to permit a greater number of shares of Bank Mutual common stock to be available to First Northern shareholders. As a consequence, options must be exercised prior to the merger or they will be "cashed out" in an amount equal to the "spread" between the exercise price and $15 per share. In addition, holders may receive an additional payment, of up to 25% of the "spread" amount, in recognition of the taxability of the cash receipt to the option holder, who is not given a choice to have a tax-free exchange. The total amount of these additional payments, after considering any tax benefit to First Northern, may not exceed $756,000.

     The following table shows, for each director and executive officer of First Northern, the number of shares for which options are held, the aggregate "spread" between the option exercise prices and $15, and the maximum potential 25% payment, prior to tax effect, in recognition of the forced taxable transaction.

                                                                      Maximum
          Executive              Number of           Total            Potential
      Officer/Director            Options        Spread Amount       25% Payment
      ----------------            -------        -------------       -----------
     Richard Aicher                79,300        $    518,842       $    129,711
     Marla Carr                    75,100             468,169            117,042
     Rick Colberg                  79,300             518,842            129,711
     Dale Darmody                  67,800             384,874             96,219
     Michael Meeuwsen             168,000           1,101,146            275,287
     John Steinbrecker             64,500             350,125             87,531
     Steve Wilmet                  54,500             272,625             68,156
     Howard Frankenthal            36,000             252,558             63,140
     Thomas Lopina                 28,800             172,800             43,200
     Robert Olson                  14,400              61,650             15,413
     Richard Smits                 10,800              37,350              9,338
     J. Gus Swoboda                32,400             209,583             52,396
     All executive officers and   710,900           4,348,564          1,087,143
     directors as a group
     Total outstanding options    755,900           4,582,189          1,145,547
     (including the above)


     Indemnification. The merger agreement provides that Bank Mutual will indemnify and hold harmless, to the fullest extent permitted under applicable law, directors or officers of First Northern against any amounts incurred in connection with any claim arising out of or relating to the transactions described in the merger agreement or which arise out of or relate to those persons having served as a committee member, director, officer, employee or agent of First Northern. Bank Mutual and any successors will continue to honor the obligations of First Northern under First Northern's articles of incorporation and bylaws existing and in force as of the date of the merger agreement.

     Employment Agreements. The First Northern executive officers who currently have employment agreements with First Northern or First Northern Savings will have those agreements either continued after the merger or replaced by new employment agreements. The employment agreement of Mr. Meeuwsen, First Northern's Chief Executive Officer, will be assumed by Bank Mutual. Mutual is offering new agreements to the other First Northern executive officers who currently have employment agreements. It is a condition to Mutual's obligations under the merger agreement that no more than two First Northern executive officers fail to enter into such agreements.

     Mr. Meeuwsen's current employment agreement provides for an initial term of five years, which is automatically extended for an additional year on its anniversary date unless contrary notice is given. Mr. Meeuwsen is entitled to an annually-reviewed base salary and benefits. The employment agreement can be terminated by either party at the expiration of the term, at any time for cause, upon Mr. Meeuwsen's retirement, disability or death, or as required by law. The agreement provides for certain benefits upon termination, which are generally increased in case of a change in control. Under the merger agreement, it is a condition to Mutual's obligations that Mr. Meeuwsen waive any provisions of his employment agreement under which the merger, or related transactions, would create severance or other accelerated benefits, and that he enter into a noncompetition agreement with Bank

Mutual. Mr. Meeuwsen is not being asked to waive provisions of his supplemental employment retirement agreement under which the merger would constitute a change in control causing all of his benefits to vest.

     The replacement employment agreements being offered to other First Northern executive officers who have employment agreements are generally similar to their current agreements, with certain exceptions. The current agreements each provide for a three-year term which can be renewed annually to restore the initial three-year term. The replacement agreements will have an initial term of three years, but will not be subject to annual renewal. At the end of the initial three-year term and on each anniversary thereafter, the employment term for the replacement agreements can be extended by mutual agreement for additional one-year periods.

     The replacement agreements and the current agreements both provide for certain benefits upon termination. In general, the termination benefits under the replacement agreements are greater than those under the current agreements assuming that the current agreements are not renewed annually, but not as great as the benefits an executive officer would receive if the current agreements were renewed annually. The replacement employment agreements, like the current agreements, provide certain rights to the executive officers upon a change in control, but the replacement employment agreements specifically state that the merger will not be considered a change in control. In addition, the replacement employment agreements include noncompetition provisions.

     See "Employee Plans" below regarding certain other arrangements with respect to other employee plans provided for by the merger agreement.

     Board and Officer Positions. Under the agreement, the Board of Directors of the MHC and Bank Mutual will consist of the current members of the board of Mutual Savings plus four out of the six members of the First Northern Board of Directors. The four members of the First Northern Board will be selected by Mutual Savings; Mutual expects that Mr. Meeuwsen will be one of the four designees but has not yet determined the other three.

     In addition, additional officers of Bank Mutual will be elected so that at least 40% of the initial executive officers of Bank Mutual will be current First Northern executive officers. Mr. Meeuwsen is expected to be elected the president and chief operating officer of Bank Mutual, and Rick Colberg, First Northern's chief financial officer, will be its chief financial officer.

OPINION OF FIRST NORTHERN'S FINANCIAL ADVISOR

     KBW'S OPINION IS DIRECTED TO FIRST NORTHERN'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE CONSIDERATION OFFERED IN THE MERGER. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

     KBW has informed First Northern that in arriving at its opinion, KBW has, among other things:

     - reviewed First Northern's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1998 and First Northern's quarterly reports on Form 10-Q and related unaudited financial information up to the period ended September 30, 1999;

     - reviewed Mutual Savings' Reports of Condition and Income ("Call Reports") and related audited financial information for the three fiscal years ended December 31, 1998 and Mutual's quarterly Call Report and related unaudited financial information up to the period ended September 30, 1999;

         - reviewed certain limited financial information, including projections of future financial performance, relating to the respective businesses, earnings, assets and prospects of First Northern and Mutual Savings furnished to KBW by senior management of First Northern;

         - conducted certain limited discussions with members of senior management of First Northern and Mutual concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies, and prospects of First Northern and Mutual and their respective views as to the future financial performance of First Northern, Mutual Savings, and Bank Mutual, as the case may be, following the merger;

         - reviewed the historical market prices for First Northern's common stock and compared with that of certain publicly traded companies which KBW deemed to be relevant;

         - compared the respective results of operations of First Northern and Mutual Savings with those of certain companies which KBW deemed to be relevant;

         -         reviewed the merger agreement; and

         - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as KBW deemed necessary.

         In preparing its opinion, KBW, with First Northern's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by First Northern and Mutual Savings, including information contemplated in the items above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of First Northern, Mutual Savings or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and First Northern acknowledges, KBW has not made an independent evaluation of the adequacy of the allowance for loan losses of First Northern or Mutual Savings, nor for this purpose has it reviewed any individual credit files relating to First Northern or Mutual Savings, and, with First Northern's consent, it assumed that the respective aggregate allowances for loan losses for both First Northern and Mutual Savings are adequate to cover such losses and will be adequate on a pro forma basis for Bank Mutual. In addition, it has not conducted any physical inspection of the properties or facilities of First Northern or Mutual Savings. KBW's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger. KBW's opinion was necessarily based on economic, market and other conditions as of, and the information made available to it as of, the date of its opinion.

         KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the merger.

         In connection with rendering its opinion, KBW performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard. The preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

         In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Northern, Mutual and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness of the consideration to be paid in the merger to First Northern's shareholders, and were provided to First Northern's board of directors in connection with the delivery of KBW's opinion. KBW did not draw any specific conclusions from, or with regard to, any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to First Northern or Mutual. Accordingly, an analysis of comparable companies is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which First Northern and Mutual might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just a part of many factors taken into consideration by First Northern's board of directors.

         The projections of future financial performance furnished to KBW and used by it in certain of its analyses were prepared by the senior management of First Northern. First Northern does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger, and as a result, such projections were not prepared with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

         The following is a summary of analyses presented by KBW to First Northern's board of directors on February 17, 2000 in connection with its opinion.

         Comparable Company Analysis. KBW compared the financial performance and market performance of First Northern and the financial performance of Mutual based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and, for First Northern, various measures of market performance, including, but not limited to, price to book ratios, price to earnings ratios and dividend payout ratios to those of selected bank holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended September 30, 1999. Market price information was as of February 14, 2000. KBW selected publicly traded thrift institutions in the Midwestern United States with total assets ranging from $500 million to $5 billion.

         The twenty-four (24) companies in the First Northern peer group were:

                  MAF Bancorp, Inc., Clarendon Hills, IL
                  Flagstar Bancorp, Inc., Bloomfield Hills, MI
                  Anchor BanCorp Wisconsin Inc., Madison, WI
                  St. Francis Capital Corporation, Brookfield, WI Alliance Bancorp, Hinsdale, IL
                  First Federal Capital Corp., La Crosse, WI
                  First Indiana Corporation, Indianapolis, IN
                  Metropolitan Financial Corp., Mayfield Heights, OH Jefferson Savings Bancorp, Inc., Ballwin, MO
                  CFS Bancorp, Inc., Munster, IN
                  United Community Financial Corp., Youngstown, OH Ottawa Financial Corporation, Holland, MI
                  First Defiance Financial Corp., Defiance, OH

                  NASB Financial, Inc, Grandview, MO
                  First Place Financial Corp., Warren, OH
                  Camco Financial Corporation, Cambridge, OH
                  Home Federal Bancorp, Seymour, IN
                  HMN Financial, Inc., Spring Valley, MN
                  FFY Financial Corp., Youngstown, OH
                  HF Financial Corp., Sioux Falls, SD
                  Fidelity Bancorp, Inc., Chicago, IL
                  Hallmark Capital Corp., Glendale, WI
                  First Federal Bankshares, Inc., Sioux City, IA
                  First Midwest Financial, Inc., Storm Lake, IA

          KBW's analysis showed the following concerning First Northern's financial performance:


                                                                First                           Peer
                                                              Northern's      Peer Group        Group
                                                             Performance        Average        Median
                                                             -----------        -------        ------
Return on average assets (%)                                      0.96           0.92           0.91
Return on average equity (%)                                      9.60          10.65           9.97

Net interest margin (%)                                           3.00           3.17           3.07
Efficiency ratio (%)                                             55.95          58.08          57.92

Ratio of total equity to total assets(%)                          9.15           9.01           8.01
Ratio of tangible equity to tangible assets (%)                   9.15           8.50           7.37
Ratio of non-performing assets to total loans plus
other real estate owned (%)                                       0.11           0.85           0.64
Ratio of loan loss reserve to total loans (%)                     0.52           0.87           0.75

         KBW's analysis further showed the following concerning First Northern's market performance:

         - that First Northern's price to earnings per share multiple based on 1999 projected earnings was 11.05 times, compared to a peer group average of 9.77 times and median of 8.97 times;

         - that its price to earnings per share multiple based on 2000 projected earnings was 10.30 times, compared to a peer group average of 9.59 times and median of 9.51 times;

         - that its price to book value per share multiple was 112%, compared to a peer group average of 108% and median of 101% and

         - that its dividend payout ratio was 48.15% compared to a peer group average of 35.55% and median of 28.57%.

         The Mutual Savings peer group consisted of eleven (11) selected mutually held thrift institutions with total assets ranging from $1 billion to $4 billion and ratios of total equity to total assets ranging from seven percent (7%) to eleven percent (11%). The members of the Mutual Savings peer group were:

         -        Columbia Savings Bank, SLA (MHC), FairLawn, NJ
         -        Middlesex Savings Banks, Natick, MA
         -        Financial FT & SB of Olympia Fields, Olympia Fields, IL

        -         First Federal Lincoln Bank, Lincoln, NE
        -         Cambridge Financial Group, Inc., Cambridge, MA
        -         North Shore Bank, FSB, Brookfield, WI
        -         Salem Five Cents Savings Bank, Salem, MA
        -         Bangor Savings Bank, Bangor, ME
        -         Provident Savings Bank, Jersey City, NJ
        -         Connecticut Bankshares, MHC, Manchester, CT
        -         Beneficial Mutual Savings Bank, Philadelphia, Pa

         KBW's analysis showed the following concerning Mutual Savings' financial performance:

                                                               Mutual's      Peer Group      Peer Group
                                                              Performance     Average          Median
                                                              -----------     -------          ------
Return on average assets (%)                                    0.45           0.70             0.78
Return on average equity (%)                                    4.76           7.99             8.19

Net interest margin (%)                                         2.39           3.28             3.13
Efficiency ratio (%)                                           71.74          68.42            69.28

Ratio of amortization of intangible assets to
operating revenue (%)                                           5.47           1.57             0.34
Ratio of total equity to total assets (%)                       9.61           8.59             9.03
Ratio of tier 1 capital to average tangible
assets (%)                                                      8.26           8.31             8.09
Ratio of non-performing assets to total loans
plus other real estate owned (%)                                0.83           0.65             0.63
Ratio of loan loss reserve to total loans (%)                   0.64           0.89             0.87

         Historical Stock Data Analysis. KBW reviewed historical stock price data for First Northern common stock compared to a composite of the First Northern peer group, the Russell 2000 Financial Index and the Standard and Poors 500 Index for the period from January 1, 1999 through February 14, 2000. This analysis showed that on a relative performance basis, First Northern's stock price depreciated 22%, compared with depreciation of 27.5% and 13% for the First Northern peer group and Russell 2000 Financial Index, respectively and the 14% appreciation of the Standard and Poors 500 Index.

         Comparable Merger Analysis. KBW analyzed two groups of selected banking merger transactions where the selling institution was a thrift in the United States from 1998 to 1999. The first group consisted of those transactions where the buyers utilized the pooling-of-interests accounting method (the "Pooling Group"); and the second group consisted of those transactions where the buyers utilized the purchase accounting method (the "Purchase Group") The selling institutions for both groups had total assets ranging from $500 million to $2 billion. KBW then compared the relevant valuation multiples for the groups to First Northern's valuation multiples resulting from the transaction value, and additionally restating the same valuation statistics by adjusting First Northern's capital level down to the median of the groups' selling institutions ("First Northern Adjusted").

        The comparable merger analysis indicated, based on First Northern's announced transaction value, the following:

                                                                     First        Purchase      Pooling
                                                     First         Northern         Group        Group
                                                    Northern       Adjusted        Median        Median
                                                    --------       --------        ------        ------
Deal Price / Book Value (%)                           167.04          184.74        194.31       240.96
Deal Price / Tangible Book Value (%)                  167.04          184.74        206.57       245.90
Deal Price / LTM EPS (x)                               18.07           18.83         21.70        24.59

Tangible Premium to Core Deposits (%)                  11.50           11.50         15.53        23.56


The Purchase Group included the following transactions:

        Acquiring Institution  / Selling Institution

        Commercial Federal Corporation / AmerUs Bank
        BB&T Corporation / Maryland Federal Bancorp Inc.
        UCBH Holdings Inc. / USB Holding
        Summit Bancorp / NSS Bancorp
        Richmond County Financial Corp. / Bayonne Bancshares Inc.
        Temple-Inland Inc. / HF Bancorp Inc.
        Dime Bancorp Inc. / Lakeview  Financial Corp.
        Belvedere Capital Partners Inc. /  Placer Savings Bank
        Independence Community Bank Corp. / Statewide Financial Corporation Webster Financial Corp. / MECH Financial Inc.

The Pooling Group included the following transactions:

                 Acquiring Institution / Selling Institution

        Commercial Federal Corporation / First Colorado Bancorp, Inc.
        Hudson United Bancorp / IBS Financial Corp.
        Hudson United Bancorp / Dime Financial Corporation
        FirstMerit Corporation / Security First Corporation
        First Charter Corporation / HFNC Financial Corp
        Republic Security Financial Corporation / First Palm Beach Bancorp, Inc. First Source Bancorp, Inc. / Pulse Bancorp, Inc
        Peoples Heritage Financial Group / SIS Bancorp, Inc
        Centura Banks, Inc / First Coastal Bankshares, Inc
        Republic Bancorp, Inc. / D & N Financial Corporation
        Anchor BanCorp Wisconsin Inc. / FCB Financial Corp
        Old Kent Financial Corp / CFSB Bancorp, Inc
        Fifth Third Bancorp / Emerald Financial Corporation
        Independent Bank Corp / Mutual Savings Bank FSB
        BB&T Corporation / First Liberty Financial Corp
        North Fork Bancorporation / JSB Financial Inc
        Provident Financial Group, Inc. / Fidelity Financial of Ohio, Inc

         Discounted Free Capital Analysis. Using financial projections for First Northern provided by management of First Northern, KBW estimated the future amount of distributable free capital available to holders of First Northern shares of common stock assuming the maintenance of a leverage ratio (as defined under regulatory guidelines) of 7.0% over a five year period. KBW then estimated the terminal value for First Northern common stock at the end of the period by applying terminal multiples ranging from 11 to 19 times First Northern's projected 2004 adjusted earnings. The distributable free capital stream and terminal values were then discounted to a present value using discount rates (ranging from 12% to 14%) chosen to reflect different assumptions regarding the required rate of return to holders or prospective buyers of shares of First Northern common stock. KBW calculated present values of distributable free capital for First Northern ranging from $9.25 per share to $14.58 per share.

         In connection with its opinion dated as of the date of this proxy statement/prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

         KBW has been retained by First Northern's board as an independent contractor to act as financial adviser to First Northern with respect to the merger. KBW, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, First Northern and Mutual Savings and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Northern and Mutual Savings for KBW's own account and for the accounts of its customers.

          First Northern and KBW have entered into an agreement dated January 12, 2000 relating to the services provided by KBW in connection with the merger. Under this agreement First Northern agreed to pay KBW, for the services relating to the merger, a cash non-refundable financial advisory fee of $50,000, paid upon the execution of the agreement. In addition, First Northern agreed to pay KBW a cash fee of $100,000 payable on delivery of KBW's fairness opinion at the time of announcement of the Merger and an additional cash fee of $100,000 in conjunction with KBW's delivery of an updated fairness opinion for incorporation in any proxy statement or prospectus. Upon closing of the transaction, First Northern will pay to KBW a cash fee contingent equal to $350,000. Pursuant to KBW's engagement agreement, First Northern also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

EMPLOYEE PLANS

         Mutual and First Northern have agreed that outstanding First Northern stock options, including those held by officers and directors, will be "cashed out" prior to the merger. These provisions include an additional payment to option holders in recognition of the tax consequences of this transaction. In addition, First Northern executive officers who currently have employment agreements will have those agreements either continued by Mutual or replaced by new employment agreements. See "Interests of Officers and Directors in the Merger" above.

         Mutual has agreed that First Northern's 401(k) retirement plan will continue, except to the extent not consistent with law, after the merger for First Northern Savings' employees until the plan is combined with, or replaced by, a retirement or similar benefit plan covering employees of all affiliates of Mutual. Previous service with First Northern will be counted to determine eligibility to participate and vesting in any successor plan, except where recognition of that prior service would result in a duplication of benefits. Similarly, Mutual will continue, except to the extent not consistent with law, First Northern Savings health and welfare benefit plans and programs until they are replaced by programs or benefits common to all Mutual employees. None of these plans will be terminated until First Northern Savings employees become eligible to participate in successor plans. Prior service will be recognized, except where it would result in duplication of benefits, and waiting periods, pre-existing condition limitations and other exclusions generally would not apply where First Northern employees previously were covered under First Northern plans.

         See "Interests of Officers and Directors in the Merger" above for a discussion of employment agreements.

MANAGEMENT AND OPERATIONS OF FIRST NORTHERN SAVINGS AFTER THE MERGER

         When the merger is effective, First Northern's separate existence will cease, and First Northern Savings will become a wholly owned subsidiary of Bank Mutual. The directors and officers of First Northern Savings immediately prior to the merger will continue to be its directors and officers and Mr. Crowley, Jr. will become an additional director. Because First Northern Savings will be a corporation wholly owned by Bank Mutual, Bank Mutual will have the power to elect to change directors, and select and change officers, as it believes appropriate.

         Bank Mutual intends, for the immediate future, to continue First Northern Savings as a separate entity, although consideration may be given to combining operations with Mutual Savings at some point in the future. First Northern Savings will continue to employ substantially all of its present employees. The employees will continue as employees at will who are subject to the determination of First Northern Savings management, and boards of directors of First Northern Savings and Bank Mutual.

         The parties expect that the merger will become effective shortly after the special meeting. The merger will be legally completed by the filing of articles of merger with the Wisconsin Department of Financial Institutions. The filing of the articles of merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the merger agreement. See "Conditions to the Merger" below.

CONDUCT OF BUSINESS PENDING THE MERGER

         In the merger agreement, First Northern has agreed, pending consummation of the merger, unless otherwise consented to in writing by Mutual Savings, that it will, among other things:

         -        carry on its business in the regular course;
         - not do any act or omit to do any act which will cause a material breach of any identified contracts to which First Northern is a party;
         - not change compensation or benefits, except for ordinary raises;
         - not incur any indebtedness outside the ordinary course of business;
         - use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it; and
         - not issue any additional shares of stock except under outstanding options, or grant any options, or declare or pay any dividend other than its regular quarterly dividend.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         The merger agreement contains various customary representations and warranties for a transaction of this kind by Mutual Savings, Bank Mutual and First Northern. They include, among other things:

         - the organization, existence, and corporate power and authority, and capitalization of each of the companies;

         - the absence of conflicts with and violations of law and various documents, contracts and agreements;

         - the absence of any development materially adverse to the companies;

         -        the absence of adverse material litigation;

         - accuracy of reports and financial statements filed by First Northern with the Securities and Exchange Commission;

         - the accuracy and completeness of the statements of fact made in the merger agreement;

         -        First Northern's title to its assets;

         - the existence, performance and legal effect of certain contracts;

         -        no violations of law by either party;

         - the filing of tax returns, payment of taxes and other tax matters by either party;

         -        labor and employee benefit matters, with respect to First
                  Northern; and

         - compliance with applicable environmental laws with respect to both parties.

         In addition to the covenants described under "Conduct of Business Pending the Merger," the merger agreement contains various other customary covenants, including, among other things, access to information, each party's efforts to cause its representations and warranties to be true and correct on the closing date; and each party's agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

         All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

CONDITIONS TO THE MERGER

         The respective obligations of Mutual and First Northern to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

         - regulatory approvals of the merger and the Mutual restructuring
         - the performance of and compliance by the parties with their obligations under the merger agreement;
         - the absence of any litigation in which the merger is restrained or enjoined;
         - the accuracy of the representations and warranties of the parties made in the merger agreement;
         - from the date of the merger agreement to the merger, there shall not have occurred any material adverse change of Mutual Savings, Bank Mutual or First Northern;
         - the approval of the merger agreement by the shareholders of First Northern;
         - as a condition to First Northern's obligations, the receipt of the tax opinion that has been delivered by counsel; and
         -        obtaining any appropriate third party consents.

         The parties may waive conditions to their obligations unless they are legally prohibited from doing so. First Northern shareholder approval and regulatory approvals may not be legally waived. In addition, Mutual will not proceed with the First Northern merger unless it is able to simultaneously undergo the restructuring.

         First Northern has agreed that it, its subsidiaries, its officers and its directors will not take actions which could facilitate a competing acquisition proposal. First Northern has agreed to:

         - not initiate, solicit or encourage any inquiries or the making of any acquisition proposal;

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



         - not engage in any negotiations concerning, provide any confidential information to, or have any discussions with, any person relating to an acquisition proposal;

         - cease any pre-existing activities with respect to any other acquisition proposal; and

         - notify Mutual Savings promptly if any such inquiries or proposals are received by it.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

         General. We have agreed to use our best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the merger and the Mutual restructuring which is a condition to the merger. These include approvals of the OTS and the FDIC. Mutual has completed the filing of all application materials necessary to obtain these regulatory approvals. The merger cannot be completed without these regulatory approvals. We cannot assure that we will obtain the required regulatory approvals, or when they will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

         We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required; however, we cannot assure that we will successfully obtain any such additional approvals or actions.

         Office of Thrift Supervision. The merger is subject to approval by the OTS, as is the Mutual restructuring. Mutual has filed the required applications and notifications with the OTS for these approvals.

         The OTS may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest. In addition, the OTS considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the OTS must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Mutual Savings has a satisfactory CRA rating with the OTS; First Northern Savings has an outstanding CRA rating.

         Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Mutual for approval of the merger and the restructuring, and authorizes the OTS to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of OTS approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the OTS, and thus it is possible that the Department of Justice could reach a different conclusion than the OTS regarding the merger's competitive effects.

         Mutual Saving's right to exercise the stock option agreement is also subject to the prior approval of the OTS, to the extent that it were to acquire stock under the stock option agreement. In considering whether to approve Mutual Saving's right to exercise its option, the OTS would generally apply the same statutory criteria it would apply to its consideration of approval of the merger and would also consider the power of Mutual Savings to hold those shares.

         Mutual Restructuring. In addition to the regulatory approvals which we require for the First Northern merger, Mutual will need to obtain regulatory approvals, primarily from the OTS, to undergo its restructuring. These approvals include authorization for Mutual Savings to convert to a federally-chartered institution, for Mutual Savings to form a mutual holding company with Bank Mutual as a mid-tier holding company, and to offer shares of Bank Mutual to Mutual Savings' depositors under the terms of Mutual's plan of restructuring. In considering the restructuring, regulators will look at many of the same factors discussed above as applying to the First Northern merger, but would also consider the fairness of the restructuring to Mutual Savings' depositors.

NO SOLICITATION

         The merger agreement required First Northern to immediately terminate any discussions with any other parties with respect to any acquisition transactions with other parties.

         The merger agreement further restricts the circumstances under which First Northern may provide information to other parties. First Northern has agreed not to solicit other offers, and has agreed to only provide further information in limited circumstances.

STOCK OPTION AGREEMENT

         On February 21, 2000, First Northern and Mutual Savings executed a stock option agreement. That agreement grants to Mutual Savings the option to buy up to 1,708,675 shares of First Northern common stock at an exercise price of $9.0375 per share, payable in cash; provided, however, that in no event will the number of shares of First Northern common stock for which the option is exercisable exceed 19.9% of the First Northern common stock issued and outstanding without giving effect to the option. The $9.0375 amount was the average closing price paid for First Northern common stock in the 10 days preceding the execution of the stock option agreement. The number and type of shares and the exercise price per share may be adjusted for stock dividends, stock splits, recapitalizations and similar transactions. A copy of the stock option agreement is included as Exhibit 2.2 to First Northern's Current Report on Form 8-K dated February 21, 2000, which is incorporated herein by reference. See "Where You Can Find More Information."

         The option is intended to increase the likelihood that the merger will be completed. It was a condition to Mutual agreeing to the merger agreement, to protect Mutual in view of, among other things, the extended period between signing the merger agreement and expected receipt of regulatory approvals. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all of or a significant interest in First Northern or its assets before completion of the merger.

         Mutual Savings may exercise the option, in whole or in part, at any time prior to the termination of the option and following the occurrence of a "purchase event" such as:

         - the acquisition by any person other than Mutual Savings of beneficial ownership of 20% or more of the then outstanding First Northern common stock;
         - First Northern enters into an agreement to engage in another acquisition transaction with any person other than Mutual Savings, or First Northern's board of directors recommends that the First Northern stockholders approve or accept another acquisition transaction;
         - any person other than Mutual Savings makes a proposal to First Northern or its stockholders, that becomes publicly known, to engage in an acquisition transaction, such an offer being referred to as a "tender offer" or an "exchange offer"; or
         - any person other than Mutual Savings, without Mutual Savings' consent, files an application or notice with any governmental authority for approval to engage in an acquisition transaction with First Northern.

         If one of these purchase events occurs prior to an event which terminates the option, First Northern will, at Mutual Savings' request, promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the option. These registration rights are subject to certain limitations contained in the stock option agreement.

       The option terminates upon the earliest to occur of:

         - the time immediately prior to the time at which the merger is completed;
         - a proper termination of the merger agreement prior to a triggering event;
         - 18 months after the first occurrence of an event that would allow Mutual Savings to exercise the option, and 12 months after the end of any continuing triggering event.

       If a purchase event occurs prior to an event which terminates the option,

         - at Mutual Savings' request, First Northern will repurchase the option from Mutual Savings at a price equal to the amount by which (1) the "market/offer price," as defined below, exceeds
                  (2) the option price, multiplied by the number of shares for which the option may then be exercised, up to $12.0 million; and/or
         - at the request of the holder of option shares, First Northern will repurchase the number of option shares designated by their holder at a price equal to the market/offer price multiplied by the number of option shares designated.

         If prior to an event which terminates the option, First Northern enters into a type of agreement which provides for the conversion of its securities into another entities', the agreement governing the transaction must provide that the option shall be converted into, or exchanged for, a substitute of the acquiring corporation.

         Neither First Northern nor Mutual Savings may assign any of its rights or delegate any of its obligations under the stock option agreement to any other person without the consent of the other party. However, Mutual Savings may assign the stock option agreement to one of its subsidiaries and Mutual Savings may assign its rights under the stock option agreement after the occurrence of a purchase event by any person other than Mutual Savings of beneficial ownership of 20% or more of the then outstanding First Northern common stock.

         The rights and obligations of Mutual Savings and First Northern under the stock option agreement are subject to receipt of certain regulatory approvals and both parties have agreed to use their reasonable efforts to obtain these approvals. These include making application, if necessary, for listing of the shares of First Northern common stock issuable under the stock option agreement on any exchange or quotation system and applying to the OTS and to other regulatory authorities for approval to acquire the shares issuable under the stock option agreement. Some of the termination periods provided in the option are extended if regulatory approvals are pending.

TERMINATION; AMENDMENT; WAIVER

         The merger agreement may be terminated prior to the closing, before or after approval by First Northern's shareholders, as follows:

         -        by mutual written agreement of Mutual Savings and First
                  Northern
         - by either Mutual Savings or First Northern if the merger has not occurred on or before January 16, 2001.
         -        by Mutual Savings if:

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



         -        First Northern materially breaches its representations and warranties in the merger agreement, if not cured;
         -        First Northern fails to perform its agreements and covenants in the merger agreement;
         -        First Northern shareholders do not approve the merger; or
         -        if there is a material adverse change in First Northern; and

-        by First Northern if:
         -        Mutual Savings materially breaches its representations and warranties in the merger agreement, if not cured;
         -        Mutual Savings fails to perform its agreements and covenants in the merger agreement;
         -        if there is a material adverse change in Mutual Savings; or
         - First Northern, following specified procedures, agrees to another transaction.

         Upon termination of the merger agreement by either party, there are no further obligations of any party to the others except that:

         - the obligations of Mutual under the provisions of the merger agreement regarding expenses and rights on termination will survive;
         - the obligations of First Northern under the stock option agreement and its obligations to comply with the provisions of the merger agreement regarding expenses and rights on termination will survive; and
         - each party shall retain any and all remedies which it may have for breach of contract provided by law based on another party's willful failure to comply with the terms of the merger agreement.

         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the First Northern shareholders. However, after such approval, no amendment may be made without their approval if it reduces the exchange rate or materially adversely affects the rights of the First Northern shareholders.

         The parties may waive any of their conditions to closing, unless they may not be waived under law.

FEES AND EXPENSES

         Mutual and First Northern will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby. However, the agreement provides that if Mutual terminates the agreement because of a willful First Northern breach or because First Northern terminates the agreement to pursue an offer for which its directors believe is superior, First Northern will reimburse Mutual for its expenses in the transaction up to $1.4 million. Similarly, First Northern terminates the agreement because of a willful Mutual breach, Mutual will reimburse First Northern for its expenses in connection with the transaction, up to $500,000.

FEDERAL INCOME TAX CONSEQUENCES; TAX OPINION

         The following is a discussion of material federal income tax consequences of the merger to Bank Mutual, First Northern and the holders of First Northern common stock who are citizens or residents of the United States or that are domestic corporations. This discussion is for general information only and does not address all tax consequences of the merger. The summary may not apply to First Northern shareholders in special situations (such as dealers in securities or currencies, traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons holding shares of First Northern common stock as part of a hedging, "straddle," conversion or other integrated transaction, non-United States persons, persons whose functional currency is not the United States dollar or persons who acquired their shares of First Northern common stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation). The discussion assumes that the shares of First Northern common stock are held as capital assets. In addition, no information is provided with respect to the tax consequences of the merger under applicable foreign, state or local laws.

         FIRST NORTHERN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

         The completion of the merger is conditioned upon the receipt by First Northern of an opinion from Quarles & Brady LLP that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Quarles & Brady has provided its opinion based upon certain customary assumptions and representations of fact, including representations of fact contained in letters from Mutual Savings, on behalf of itself, Bank Mutual and the MHC, and First Northern to Quarles & Brady, all of which must be true, correct and complete in all material respects as of the effective time of the merger. No ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Although the Internal Revenue Service ordinarily does not give rulings on merger transactions, its ruling policy would require that at least 50% of the consideration to be paid in the merger be in the form of Bank Mutual stock for the merger to be a tax-free reorganization. However, the IRS's ruling policy is not necessarily its interpretation of existing law, and there are court decisions that have upheld tax-free reorganization treatment where less than 40% of the consideration was in the form of stock. The opinion of Quarles & Brady is not binding upon the Internal Revenue Service or any court. Accordingly, we cannot assure you that the Internal Revenue Service will not contest the conclusions expressed in Quarles & Brady's opinion or, if it does so, that a court will not agree with the IRS's position.

         Assuming the merger will qualify as a tax-free reorganization, no gain or loss will be recognized by Bank Mutual or First Northern as a result of the merger. The pre-merger holders of Bank Mutual stock, if any, will not recognize gain or loss as a result of the merger.

         The following discussion addresses certain federal income tax consequences of the merger to a First Northern shareholder, assuming that the merger will qualify as a tax-free reorganization.

         ONLY SHARES OF BANK MUTUAL COMMON STOCK RECEIVED

         Except as discussed below with respect to cash received in lieu of a fractional share of Bank Mutual common stock, a First Northern shareholder that receives only shares of Bank Mutual common stock in exchange for the holder's shares of First Northern common stock will not recognize gain or loss. The tax basis of the shares of Bank Mutual common stock received in the merger will be the same as the tax basis of the shares of First Northern common stock exchanged in the merger. The holding period of the shares of Bank Mutual common stock received will include the holding period of shares of First Northern common stock exchanged in the merger.

         ONLY CASH RECEIVED

         A First Northern shareholder that receives solely cash in the merger in exchange for the shareholder's shares of First Northern common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received with respect to each share of First Northern common stock and the tax basis of each share of First Northern common stock exchanged in the merger. If, however, any such shareholder actually or constructively owns shares of Bank Mutual common stock after the merger, the cash received by the shareholder may, in certain circumstances, be taxed as a dividend. This treatment would apply whether the constructive ownership is the result of constructive ownership of shares of First Northern common stock that are exchanged for shares of Bank Mutual common stock in the merger, prior, actual or constructive ownership of shares of Bank Mutual common stock, or otherwise. The circumstances under which dividend treatment may apply and the resulting consequences are similar to those discussed under "- Shares of Bank Mutual Common Stock and Cash

Received - Treatment of Gain Recognized," except that the amount treated as a dividend would not be limited to the amount of the shareholder's gain recognized in the transaction, and it is possible that there would be some variation in the manner in which the tests under Section 302 of the Code would be applied. See also "- Effect of Overlapping or Constructive Ownership," for a general discussion of the effect of a shareholder's overlapping ownership on the dividend/capital gain issue.

         SHARES OF BANK MUTUAL COMMON STOCK AND CASH RECEIVED

         General. Except as discussed below with respect to cash received in lieu of a fractional share of Bank Mutual common stock, a First Northern shareholder that receives both shares of Bank Mutual common stock and cash in exchange for shares of First Northern common stock will not recognize loss in the exchange. However, under Section 356(a)(1) of the Code, the shareholder will recognize gain, if any, with respect to each share of First Northern common stock exchanged, measured by the sum of the fair market value of the portion of a share of Bank Mutual common stock received for the share of First Northern common stock, plus the amount of any cash received for the share of First Northern common stock, minus the tax basis of such share of First Northern common stock. However, this gain will be recognized only to the extent of the amount of any cash received in exchange for the share of First Northern common stock.

         A First Northern shareholder may receive both shares of Bank Mutual common stock and cash as the result of (a) making an election to receive some shares and some cash, (b) making an election to receive all shares and being prorated, if the election to receive all shares is oversubscribed, (c) making an election to receive all cash and being prorated, if the election to receive all cash is oversubscribed or (d) failing to make any election and neither the election to receive all cash or all shares is oversubscribed.

         Treatment of Gain Recognized. Any gain recognized will be taxed as either gain from the sale or exchange of stock (that is, capital gain) or as a dividend (to the extent of the shareholder's ratable share of earnings and profits) based upon whether, in the transaction described in the next sentence, the shareholder's interest in Bank Mutual was reduced sufficiently so that the cash received was not treated as a dividend under the tests of Section 302 of the Code. For purposes of this determination, a First Northern shareholder will be treated as if the shareholder had engaged in a hypothetical transaction in which the shareholder and all other First Northern shareholders (a) received solely shares of Bank Mutual common stock in exchange for all of their shares of First Northern common stock, and (b) thereafter had a portion of the shares of Bank Mutual common stock redeemed for the cash portion of the merger consideration. A First Northern shareholder's hypothetical interest in Bank Mutual after step (a) is compared to the shareholder's interest in Bank Mutual subsequent to the deemed redemption in step (b). In each case, subject to limited exceptions, shares of Bank Mutual common stock actually or constructively owned, under the constructive ownership rules described in "-Effect of Overlapping or Constructive Ownership" below, by the shareholder will be considered owned for purposes of applying this test, even if the shares of Bank Mutual common stock were not received or deemed received in the merger. If a shareholder is subjected to dividend treatment, the entire cash portion of the merger consideration received by the shareholder will be treated as a dividend to the extent of the shareholder's ratable share of earnings and profits.

         Under Section 302(b) of the Code, a distribution in redemption of stock will not be treated as a dividend if, insofar as is here pertinent, (1) the shareholder's interest in Bank Mutual is completely terminated as a result of the transaction, (2) the shareholder's percentage interest in Bank Mutual is reduced more than 20% in the redemption described above and after considering all similar redemptions of other shareholders, or (3) the shareholder's interest was "meaningfully reduced" by virtue of such redemption (collectively, the "Section 302 Tests"). While alternative (3) of the Section 302 Tests requires a determination based on a shareholder's particular facts and circumstances, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small, minority shareholder in a publicly held corporation will meaningfully reduce the shareholder's interest in the corporation, if the shareholder exercises no control with respect to corporate affairs.

         Application of the Section 302 Tests - General. The application of the
Section 302 Tests to a shareholder that receives a combination of cash and Bank Mutual common stock will depend upon, in addition to the type of election made by the shareholder, the extent to which: (1) the cash or stock portion of the merger consideration is oversubscribed; (2) the shareholder actually or constructively owns after the merger any shares of Bank Mutual common stock which the shareholder did not receive, actually or constructively, in the merger
- for example, shares of Bank Mutual common stock issued in the stock offering which the shareholder owns actually or constructively; and (3) the shareholder constructively owns shares of First Northern common stock immediately prior to the effective time of the merger.

         Effect of Overlapping or Constructive Ownership. A First Northern shareholder that (a) actually or constructively owns after the merger any shares of Bank Mutual common stock which the shareholder did not receive, actually or constructively, in the merger as described above, or (b) constructively owns shares of First Northern common stock immediately prior to the effective time of the merger or shares of Bank Mutual common stock immediately after the effective time of the merger, will be required to take those shares into account for purposes of applying the Section 302 Tests. Under the applicable constructive ownership rules of Section 318 of the Code, a shareholder will, in general, be treated as owning shares that are owned by certain family members and other related entities, or that are subject to options owned or deemed owned by the person. The actual or constructive ownership of shares of First Northern common stock may, in some circumstances, have the effect of causing a First Northern shareholder that would otherwise qualify for capital gain treatment under the
Section 302 Tests to fail to qualify and subject the shareholder to dividend treatment on the entire cash portion of the merger consideration paid to the shareholder, to the extent of the shareholder's ratable share of earnings and profits, even if the shareholder receives solely cash in the merger. Therefore, First Northern shareholders that (1) constructively own shares of First Northern common stock or (2) actually or constructively own shares of Bank Mutual common stock should consult their tax advisors as to the tax consequences of receiving cash, whether the shareholder intends to make a cash election, a stock election or a part cash and part stock election.

         Treatment of Dividends to Corporate Shareholders. To the extent that cash received in exchange for shares of First Northern common stock is treated as a dividend to a corporate shareholder, the corporate shareholder will be (a) eligible for a dividends received deduction, subject to applicable limitations and (b) subject to the "extraordinary dividend" provisions of the Code. Any cash which is treated as a dividend to a corporate shareholder will constitute an extraordinary dividend, except as otherwise provided in Treasury regulations which have yet to be adopted. Consequently, the non-taxed portion of any such dividend would reduce a corporate shareholder's adjusted tax basis in the shares of Bank Mutual common stock received in the merger, but not below zero, and would thereafter be taxable as capital gain.

         The Basis and Holding Period of Shares of Bank Mutual Common Stock Received in the Merger. The tax basis of each share of Bank Mutual common stock received in the merger will be the same as the tax basis of the shares of First Northern common stock exchanged, increased by the amount of gain recognized on the exchange with respect to those shares of First Northern common stock, including any such gain that is treated as a dividend, decreased by any portion of the shares of First Northern common stock which are converted into cash in lieu of receipt of a fractional share of Bank Mutual common stock, and further decreased by the amount of cash received with respect to the shares of First Northern common stock other than cash received in lieu of a fractional share interest. As discussed above, corporate shareholders are subject to special adjustments with respect to the portion of any cash received in the merger which is taxable as a dividend. See "- Treatment of Dividends to Corporate Shareholders." The holding period of the shares of Bank Mutual common stock received will include the holding period of the shares of First Northern common stock exchanged in the merger.

         FRACTIONAL SHARES

         If a First Northern shareholder receives cash in lieu of a fractional share of Bank Mutual common stock in the merger, the cash amount will be treated as received in exchange for the fractional share of Bank Mutual common stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Bank Mutual common stock reduced by the proportion of the shareholder's tax basis in shares of First Northern common stock exchanged and allocable to the fractional shares of Bank Mutual common stock.

         FIRST NORTHERN 401(K) PLAN

         Under the First Northern 401(k) retirement plan, participant accounts may be invested in First Northern common stock. The instruction by a plan participant to the plan trustees to convert that stock into cash, into Bank Mutual common stock, or partly into cash and partly into Bank Mutual stock pursuant to the merger will not result in a taxable event for the plan participant at the time of the merger. However, the decision may have a long-term tax impact on the participant.

         Under the terms of the plan, company stock may be distributed in kind at the election of the plan participant. In the event that company stock is distributed in kind as part of a benefit payment which qualifies as a "lump sum distribution" and the participant so elects, only the plan's original cost or basis of the company stock will be taxed at that time to the participant; any unrealized appreciation will not be taxed until such time as the company stock is disposed of in a subsequent taxable transaction. To the extent that gain recognized from the disposition does not exceed the net unrealized appreciation at the time of the distribution from the plan, the gain recognized will be taxed as long-term capital gain. Any additional unrealized appreciation, such as growth in value subsequent to the distribution, will also be taxed as a long-term capital gain if the stock has been held for more than one year after the distribution date.

         The net unrealized appreciation rules provide an option for a plan participant who receives company stock in a lump sum distribution. For any participant interested in maximizing the portion of share value that is attributed to "appreciation" as opposed to "basis" in the stock, the instruction to the plan trustee concerning the election to convert the First Northern common stock into cash or Bank Mutual stock will be important. A conversion into cash and subsequent investment by the participant in Bank Mutual common stock will result in a new, presumably higher, basis and lower future appreciation. A conversion into Bank Mutual common stock will result in the transfer in basis by the plan trustee from the participant's allocable interest in First Northern common stock to the participant's allocable interest in Bank Mutual common stock.

         LIMITATIONS ON TAX OPINION AND DISCUSSION

         As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by Mutual Savings, Bank Mutual, the MHC and First Northern, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the IRS and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

         THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO YOU. THUS, WE URGE FIRST NORTHERN SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM RESULTING FROM THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RESALE OF BANK MUTUAL COMMON STOCK

         All shares of Bank Mutual common stock received by First Northern shareholders in the merger will be freely transferable, except that shares of Bank Mutual common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act, of Bank Mutual or First Northern prior to the Merger may be resold by them only in transactions permitted under the Securities Act. Persons who may be deemed to be affiliates of Bank Mutual or First Northern generally include certain officers and directors of such party as well as principal shareholders of such party. Affiliates of both parties have previously been notified of their status. It is a condition to the obligation of Bank Mutual to complete the merger that Bank Mutual shall have received an affiliate letter from each person who is an affiliate of First Northern.

         This proxy statement/prospectus does not cover resales of Bank Mutual common stock received by any person who may be deemed to be an affiliate of First Northern or Bank Mutual.

ACCOUNTING TREATMENT

         In accordance with generally accepted accounting principles, the restructuring will be accounted for using the pooling of interests method and the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Mutual Savings will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the net proceeds from the acquisition of First Northern will be adjusted to fair value at the date of the merger. To the extent that the purchase price, consisting of cash plus the number of shares of Bank Mutual to be issued to former First Northern shareholders at fair value, exceeds the fair value of the net assets of First Northern at the merger date, that amount will be reported as goodwill to be amortized to the consolidated income of Bank Mutual in future periods. Fair value of the Bank Mutual shares will reflect an approximate 15% discount to reflect the size of the block of stock issued and the estimated issuance costs and market discount ordinarily incurred with the issuance of a substantial and similarly sized block of shares. Further, the purchase accounting method results in the operating results of First Northern only being included in the consolidated income of Bank Mutual beginning from the date of the merger.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Under Wisconsin law, First Northern shareholders do not have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of First Northern common stock.



             MUTUAL SAVINGS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         This discussion and analysis reflects Mutual Savings' consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Mutual Savings' consolidated financial statements and accompanying notes to consolidated financial statements beginning on page F-1 of this prospectus, and the other statistical data provided elsewhere in this prospectus.

GENERAL

         Mutual Savings' results of operations depend primarily on net interest income. Net interest income is the difference between the interest income on interest-earning assets, which for Mutual Savings primarily are loans and mortgage-related and investment securities, and interest expense on interest-bearing liabilities, which for Mutual Savings primarily are deposits and borrowings. Our results of operations are also affected by our provision for loan losses, non-interest income, and non-interest expense. Non-interest income consists mainly of service fees and charges, gains on sales of loans held for sale and insurance, securities and annuity commissions. Non-interest expense consists primarily of salaries and employee benefits, occupancy expenses and other general and administrative expenses, and amortization of intangible assets.

         Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact us. Additionally, our lending activity is concentrated in loans secured by real estate located in Wisconsin and/or to Wisconsin borrowers. Accordingly, our results of operations are affected by regional market and economic conditions.

MANAGEMENT STRATEGY

         Mutual Savings' operating strategy is to succeed as a well-capitalized, profitable community bank. We seek to accomplish this goal by:

                    - maintaining a community orientation and providing quality customer service;
                    -  expanding our market area;
                    - continuing our commitment to residential lending, while diversifying our portfolio;
                    -  managing credit risk;
                    -  promoting core deposit accounts;
                    -  limiting exposure to interest rate risk; and
                    -  controlling expenses.

         First Northern's operating strategy is similar to Mutual Savings' strategy. Although the two banks initially will operate separately after the restructuring, their business philosophies will continue to be complementary.

MANAGEMENT OF INTEREST RATE RISK

         Mutual Savings' ability to maintain net interest income depends upon earning a higher yield on assets than the rates we pay on deposits and borrowings. Fluctuations in interest rates will ultimately impact both our level of income and expense recorded on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity.

         We have attempted to reduce our interest rate risk by emphasizing the origination of ARM loans and by selling a majority of our longer-than-15 year fixed rate mortgage loan originations. During the past few years we have retained

15-year fixed rate mortgage loans in our portfolio. It is our opinion that the enhanced yield and cash flows offered by this product offset the amount of interest rate risk that is assumed. For the year ended December 31, 1999, we originated $96.4 million of fixed rate one- to four-family first mortgage loans, or 63.1% of total one-to-four family first mortgage originations, of which $57.4 million were sold with servicing retained. In managing our investment securities, a relatively high proportion of the portfolio is retained in securities, with concentration in fixed rate investments having a weighted average remaining life of 83 months at March 31, 2000. We believe these strategies have reduced income due to lower initial yields on these investments in comparison to longer term fixed rate investments. However, we believe that reducing our exposure to interest rate fluctuations will enhance long-term profitability.

         For the first quarter of 2000, we originated $4.1 million of fixed rate, one-to-four family first mortgage loans, or 18.9% of total one-to-four family first mortgage originations, of which we sold $1.1 million with servicing retained. As interest rates have risen, more borrowers have selected adjustable loans.

         Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature during a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which our interest rate spread will be affected by changes in interest rates. For further information about interest rate repricing, see "Gap Analysis".

         During 1998 and early 1999, we operated in a low interest rate environment. In that environment we experienced both increased interest rate competition related to loan originations and above-average prepayment rates related to mortgage loans and mortgage-related securities, as borrowers refinanced higher-rate loans. As a result we had to invest our excess liquidity in short term low-yielding investments. This had an adverse impact on our profitability. As interest rates began to rise later in 1999, we began to re-deploy our excess liquidity into higher yielding investments.

         Due to the nature of our operations, we are not directly subject to foreign currency exchange or commodity price risk. Instead, our real estate loan portfolio, concentrated in Wisconsin, is subject to risks associated with the local economy. We did not engage in any hedging transactions that use derivative instruments (such as interest rate swaps and caps) during 1999 and did not have any such hedging transactions in place at March 31, 2000. In the future, we may, with approval of our board of directors, engage in hedging transactions utilizing derivative instruments.

         We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

         The primary objectives of our interest rate management strategy are to:

         - maintain earnings and capital within self-imposed parameters over a range of possible interest rate environments;

         - coordinate interest rate risk policies and procedures with other elements of our business plan, all within the context of the current business environment and our capital and liquidity requirements; and

         - manage interest rate risk in a manner consistent with the approved guidelines and policies set by our board of directors.

         To achieve the objectives of managing interest rate risk, our Asset/Liability committee meets periodically to discuss and monitor the market interest rate environment and provides reports to the board of directors monthly. This committee is chaired by the President and is comprised of members of Mutual Savings' senior management.

         Historically, our lending activities have emphasized one- to four-family first and second mortgage loans. Our primary source of funds has been deposits and borrowings, consisting primarily of time deposits and borrowings which have substantially shorter terms to maturity than the loan portfolio. We have employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including:

         - emphasizing the origination of adjustable-rate and 15 year fixed-rate real estate loans for portfolio, and selling 30-year fixed rate loans;

         - maintaining a significant level of investment securities and mortgage-related securities with a weighted average life of less than eight years or with interest rates that reprice in less than five years; and

         -      managing deposits and borrowings to provide stable funding.

         We believe that the frequent repricing of our adjustable-rate real estate loans, the cash flows from our 15 year fixed-rate real estate loans, and adjustable rate features and shorter durations of our investment securities, reduce our exposure to interest rate fluctuations.

         GAP ANALYSIS. Repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a financial institution's interest rate sensitivity "gap." An asset or liability is said to be "interest rate sensitive" within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-bearing assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.

         A gap is considered positive when the amount of interest-earning assets maturing or repricing within a specific time period exceeds the amount of interest-bearing liabilities maturing or repricing within that specific time period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing within a specific time period exceeds the amount of interest-earning assets maturing or repricing within the same period. During a period of rising interest rates, a financial institution with a negative gap position would be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income. An institution with a positive gap position would be expected, absent the effect of other factors, to experience the opposite result. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to reduce net interest income.

         At March 31, 2000, based on the assumptions below, our interest-bearing liabilities maturing or repricing within one year exceeded our interest-earning assets maturing or repricing within the same period by $97.5 million. This represented a negative cumulative one-year interest rate sensitivity gap of (5.6%), and a ratio of interest-earning assets maturing or repricing within one year to interest-bearing liabilities maturing or repricing within one year of 85.4%. By maintaining a low gap percentage, we decrease the impact on earnings due to fluctuations in market interest rates. For the time frame of the gap, our assets and liabilities are generally repricing at the same time.

         The following table presents the amounts of our interest-earning assets and interest-bearing liabilities outstanding at March 31, 2000, which we anticipate to reprice or mature in each of the future time periods shown. Except as stated below, we determined the amounts of assets and liabilities shown which reprice or mature during a particular period in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The information presented in the following table is also based on the following assumptions:

         1. We assumed the following repayment rates applied to outstanding balances applied to the beginning of the period:
                           Mortgage loans:      15.5%
                           Consumer loans:      49.8%
                           Commercial loans:    39.6%

         2. Anticipated cash flows for mortgage-related securities were obtained from an independent outside source.

         3. We reported federal agency securities with call options, that we believed would be called, at the earlier of the next call date or contractual maturity date;

         4. We reported savings, money market accounts and interest-bearing demand accounts that had no stated maturity using decay rates. The decay rates were calculated using an average of the Mutual Savings' most recent 12 months experience.

         5. FHLB advances are reported at the earlier of call date or final maturity.

         However, changes in interest rates could affect the loan and investment prepayment assumptions and deposit decay rates used in our analysis.

         The repayment assumption used for mortgage loans in (1) above was adjusted from recent history due to the current rise in interest rates. In a rising rate environment, prepayments on mortgage loans slow down significantly as mortgage loan customers retain their low interest rate loans. Deposit decay rates, as reflected in items (4) above, are based on Mutual Savings' recent history. Deposit decay rates, prepayment rates and anticipated call dates can have a significant impact on the estimated interest rate sensitivity gap. While we believe that our assumptions are reasonable, they may not be indicative of actual future deposit decay activity, loan and mortgage-related securities prepayments, and the actual timing of federal agency calls.



                                                                             AT MARCH 31, 2000
                                              --------------------------------------------------------------------------------------
                                                               THREE TO    MORE THAN ONE    MORE THAN
                                              WITHIN THREE      TWELVE     YEAR TO THREE  THREE YEARS TO      OVER
                                                 MONTHS         MONTHS         YEARS        FIVE YEARS     FIVE YEARS        TOTAL
                                              ------------   ------------  -------------- --------------  -------------   ----------
                                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable
  Mortgage loans:
     Fixed                                    $   13,849    $   46,288     $  106,095     $   83,268      $  196,091      $  445,591
     Adjustable                                   51,198       154,170         94,575         99,472          29,866         429,281
  Other loans                                     62,400        57,306        116,280           --              --           235,986

Securities:

  Interest earning deposits                       21,457                                                                      21,457
  Non-mortgage                                    39,448          --             --           10,101                          49,549

  Mortgage-related fixed                          13,077        37,501         97,752         92,036         183,579         423,945
  Mortgage-related adjustable                     61,234          --             --             --              --            61,234

Other interest-earning assets                     13,558                                                                      13,558
                                              ----------    ----------     ----------     ----------      ----------      ----------
     Total interest-earning assets               276,221       295,265        414,702        284,877         409,536       1,680,601
                                              ----------    ----------     ----------     ----------      ----------      ----------

INTEREST-BEARING LIABILITIES:

Deposits:
  NOW accounts                                     2,218         6,136         13,791         10,940          56,056          89,141
  Savings accounts                                 8,129        21,841         43,244         27,764          49,923         150,901
  Money market accounts                            6,419        16,913         39,108         31,709         135,902         230,051
  Time deposits                                  233,607       328,522        219,642         18,921            --           800,692
Advance payments by borrowers for taxes             --           7,049           --             --              --             7,049
   and insurance
                                              ----------    ----------     ----------     ----------      ----------      ----------
Other borrowings                                   5,005        33,147        200,450             97            --           238,699
                                              ----------    ----------     ----------     ----------      ----------      ----------
     Total interest-bearing liabilities       $  255,378    $  413,608     $  516,235     $   89,431         241,881       1,516,533
                                              ==========    ==========     ==========     ==========      ==========      ==========
Interest rate sensitivity gap                 $   20,843    $ (118,343)    $ (101,533)    $  195,446      $  167,655      $  164,068
                                                                                                                          ==========
Cumulative interest rate sensitivity gap      $   20,843    $  (97,500)    $ (199,033)    $   (3,587)     $  164,068


Cumulative interest rate sensitivity gap
  as a percentage total assets                      1.20%        (5.60)%       (11.42)%        (0.21)%         (9.42)%

Cumulative interest-earning assets as a
percentage of interest bearing liabilities        108.16%        85.43%        (83.21)%       (99.72)%       (110.82)%



The methods used in the previous table have some shortcomings. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features which limit changes in interest rates on a short-term basis and over the life of the loan. If interest rates change, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to make payments on their adjustable-rate loans may decrease if interest rates increase.

     Present Value of Equity. In addition to the gap analysis table, we also use a simulation model to monitor interest rate risk. This model reports the present value of equity in different interest rate environments, assuming an instantaneous and permanent interest rate shock to all interest rate-sensitive assets and liabilities. The present value of equity is the difference between the present value of expected cash flows of interest rate-sensitive assets and liabilities. The changes in market value of assets and liabilities due to changes in interest rates reflect the interest rate sensitivity of those assets and liabilities as their values are derived from the characteristics of the asset or liability (i.e., fixed rate, adjustable-rate, caps, floors) relative to the current interest rate environment. For example, in a rising interest rate environment the fair market value of a fixed rate asset will decline, whereas the fair market value of an adjustable-rate asset, depending on its repricing characteristics, may not decline. Increases in the market value of assets will increase the present value of equity whereas decreases in market value of assets will decrease the present value of equity. Conversely, increases in the market value of liabilities will decrease the present value of equity whereas decreases in the market value of liabilities will increase the present value of equity.

     The following table presents the estimated present value of equity over a range of interest rate change scenarios at March 31, 2000. The present value ratio shown in the table is the present value of equity as a percent of the present value of total assets in each of the different rate environments. For purposes of this table, we have made assumptions such as prepayment rates and decay rates similar to those used for the gap analysis table.


                                                                      PRESENT VALUE OF EQUITY AS
                                                                          PERCENT OF PRESENT
                        PRESENT VALUE OF EQUITY                             VALUE OF ASSETS
                 ----------------------------------------      -----------------------------------------
  CHANGE IN         DOLLAR         DOLLAR        PERCENT             PRESENT VALUE       PERCENT
INTEREST RATES      AMOUNT         CHANGE        CHANGE                 RATIO             CHANGE
--------------   ------------- -------------- -----------      ---------------------- ------------------
(BASIS POINTS)                  (DOLLARS IN THOUSANDS)

+200               $ 185,792     $(33,888)     (15.43)  %               11.26  %         (11.69) %
+100                 205,089      (14,591)      (6.64)                  12.16             (4.63)
0                    219,680            -        0.00                   12.75              0.00
-100                 215,838       (3,842)      (1.75)                  12.28             (3.69)
-200                 193,045      (26,635)     (12.12)                  10.79            (15.37)



     As in the case of the gap analysis table, the methods we used in the previous table have some shortcomings. This type of modeling requires that we make assumptions which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For example, we make assumptions regarding the acceleration rate of the prepayment speeds of higher yielding mortgage loans. Prepayments will accelerate in a falling rate environment and the reverse will occur in a rising rate environment. We also assume that decay rates on core deposits will accelerate in a rising rate environment and the reverse in a falling rate environment. The table assumes that we will take no action in response to the changes in interest rates, when in practice rate changes on certain products, such as savings deposits, may lag market changes. In addition, prepayment estimates and other assumptions within the model are subjective in nature, involve uncertainties, and therefore cannot be determined with precision. Accordingly, although the present value of equity model may provide an estimate of our interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in interest rates on our present value of equity.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between the interest income we earn on our interest-earning assets, primarily loans, mortgage-related securities and investment securities, and the expense we pay on interest-bearing liabilities, primarily time deposits and borrowings. Net interest income depends on our volume of interest-earning assets and interest-bearing liabilities and the interest rates we earned or paid on them.

     Average Balance Sheet. The following table presents certain information regarding Mutual Savings' financial condition and net interest income for the quarters ended March 31, 2000 and 1999, and the years 1999, 1998 and 1997. The table presents the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. We derived the yields and costs by dividing income or expense by the average balance of interest-earnings assets or interest-bearing liabilities respectively, for the periods shown. We derived average balances from daily balances over the periods indicated. Interest income includes fees which we considered adjustments to yields.



                                                                            QUARTERS ENDED MARCH 31,
                                         -------------------------------------------------------------------------------------------
                                                            2000                                        1999
                                         -------------------------------------------------------------------------------------------
                                                         AVERAGE      INTEREST                 AVERAGE        INTEREST
                                           ACTUAL      OUTSTANDING     EARNED/     YIELD/    OUTSTANDING       EARNED/      YIELD/
                                           BALANCE       BALANCE        PAID        RATE       BALANCE          PAID         RATE
                                           -------       -------      -------     -------    -----------      --------      --------
ASSETS:                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable (1)                   $1,105,947    $1,097,134    $   20,341    7.42 %    $1,056,052        19,811       7.50 %
  Mortgage-related securities               472,456       455,873         7,699    6.76 %       265,834         4,199       6.32 %
  Investment securities and interest-        69,622       110,101         1,566    5.69 %       417,194         4,932       4.73 %
    earning deposits
  Federal Home Loan Bank stock               13,537        13,537           236    6.97 %        13,637           209       6.18 %
                                          ---------    ----------    ----------    -----     ----------        ------       ----
   Total interest-earning assets          1,661,562     1,676,645        29,842    7.12 %     1,752,617        29,151       6.65 %
Non-interest-earning assets                  80,622        65,886                                99,561
                                          =========    ==========                            ==========
  Total assets                            1,742,184     1,742,531                             1,852,178
                                          ---------     ---------                            ----------
LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
  Savings deposits                       $  150,901    $  150,667           900    2.39 %    $  165,208    $      985       2.38 %
  Money market accounts                     230,051       229,413         2,802    4.89 %       169,056         1,989       4.71 %
  Interest-bearing demand accounts           89,141        87,556           225    1.03 %        89,628           234       1.04 %
  Time deposits                             800,692       813,807        10,851    5.33 %       909,933        12,381       5.44 %
                                         ----------    ----------    ----------    -----     ----------        ------       ----
     Total deposits                       1,270,785     1,281,443        14,778    4.61 %     1,333,825        15,589       4.67 %
  Escrows                                     7,049         4,334            26    2.40 %         4,259            27       2.54 %
  Borrowings                                238,699       231,748         3,375    5.83 %       270,820         3,511       5.19 %
                                         ----------    ----------    ----------    -----     ----------        ------       ----
   Total interest-bearing liabilities     1,516,533     1,517,525        18,179    4.79 %     1,608,904        19,127       4.76 %
                                         ----------    ----------    ----------    -----      ---------        ------       ----

NON-INTEREST-BEARING LIABILITIES
  Non-interest-bearing deposits              48,403        41,028                                40,351
  Other non-interest-bearing                 13,339        21,075                                26,536
  liabilities                            ----------    ----------                             ---------
Total non-interest-bearing                   61,742        62,103                                66,887
  liabilities                            ----------    ----------                             ---------
     Total liabilities                    1,578,275     1,579,628                             1,675,791
  Equity                                    163,909       162,903                               176,387
                                         ----------    ----------                             ---------
     Total liabilities and equity         1,742,184     1,742,531                             1,852,178
                                         ==========    ==========                             =========
Net interest income/net interest rate
spread                                                               $   11,663    2.33 %                  $   10,024       1.89 %
                                                                     ==========                            ==========
Net interest-earning assets/net
  interest margin                                      $  159,120                  2.78 %    $  143,713                     2.29 %
                                                       ==========                =======     ==========                    =====
Average interest-earnings assets to                                                1.10x                                    1.09x
  average interest-bearing liabilities






                                                                            YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------------------------------
                                                            1999                  1998                      1997
                                           -----------------------------------------------------------------------------------------
                                                                 AVERAGE                             AVERAGE
                                           AVERAGE    INTEREST    YIELD/    AVERAGE    INTEREST       YIELD/    AVERAGE
                                           BALANCE   EARNED/PAID   COST     BALANCE    EARNED/PAID    COST      BALANCE
                                           -------   ----------- -------    -------    -----------   -------   -------
ASSETS:                                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable (1)                  $1,069,568   $   79,623   7.44 %   $1,159,786   $   90,092   7.77 %   $1,212,945
  Mortgage-related securities              290,772       18,479   6.36 %      238,338       15,664   6.57 %      159,259
  Investment securities and interest-      383,630       19,294   5.03 %      347,115       18,681   5.38 %      193,665
    earning deposits
  Federal Home Loan Bank stock              13,537          906   6.69 %       15,640        1,033   6.6  %       18,206
                                        ----------   ----------            ----------    ---------           -----------
   Total interest-earning assets         1,757,507      118,302   6.73 %    1,760,879      125,470   7.13 %    1,584,075
Non-interest-earning assets                 80,369                             89,137                             70,376
                                        ==========                         ==========                        ===========
  Total assets                          $1,837,876                         $1,850,016                        $ 1,654,451
                                        ----------                         ----------                        -----------
LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
  Savings deposits                      $  163,102   $    3,885   2.38 %   $  168,965   $    4,268   2.53 %  $   168,998
  Money market accounts                    203,924        9,796   4.80 %      141,860        6,571   4.63 %      119,283
                                                                  -----
  Interest-bearing demand accounts          89,139          940   1.05 %       90,211        1,070   1.19 %       83,127
  Time deposits                            872,824       46,470   5.32 %      927,241       53,327   5.75 %      863,534
                                        ----------   ----------   -----    ----------   ----------   -----   -----------
     Total deposits                      1,328,989       61,091   4.60 %    1,328,277       65,236   4.91 %    1,234,942
  Escrows                                   12,227          313   2.56 %       13,143          344   2.62 %       15,674
  Borrowings                               263,400       13,933   5.29 %      270,838       14,437   5.33 %      191,346
                                        ----------   ----------  ------    ----------   ----------  ------   -----------
   Total interest-bearing liabilities    1,604,616       75,337    4.7 %    1,612,258       80,017   4.96 %    1,441,962
                                        ----------   ----------  ------    ----------   ----------  ------   -----------

NON-INTEREST-BEARING LIABILITIES
  Non-interest-bearing deposits             43,402                             39,714                             31,969
  Other non-interest-bearing                14,098                             28,307                             24,260
     liabilities
                                        ----------                         ----------                        -----------
Total non-interest-bearing                  57,500                             68,021                             56,229
  liabilities
                                        ----------                         ----------                        -----------
     Total liabilities                   1,662,116                          1,680,279                          1,498,191
  Equity                                   175,760                            169,737                            156,260
                                        ----------                         ----------                        -----------
     Total liabilities and equity       $1,837,876                         $1,850,016                        $ 1,654,451
                                        ==========                         ==========                        ===========
Net interest income/net interest rate
  spread                                             $   42,965   2.03 %                 $  45,453   2.16 %
                                                     ==========   =====                  =========
Net interest-earning assets/net
  interest margin                       $  152,891                2.44 %   $  148,621                2.58 %  $   142,113
                                        ==========                =====    ==========                        ===========
Average interest-earnings assets to                               1.10x                              1.09x
  average interest-bearing liabilities





                                                 YEARS ENDED DECEMBER 31,
                                             --------------------------------
                                                           1997
                                             --------------------------------
                                                               AVERAGE
                                                 INTEREST       YIELD/
                                                EARMED/PAID     COST
                                                -----------    -------

ASSETS:
INTEREST-EARNING ASSETS:
  Loans receivable (1)                          $   93,628      7.72 %
  Mortgage-related securities                       10,250      6.44 %
  Investment securities and interest-               10,940      5.65 %
    earning deposits
  Federal Home Loan Bank stock                       1,175      6.45 %
                                                ----------      -----
   Total interest-earning assets                   115,993      7.32 %
Non-interest-earning assets
  Total assets
LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
  Savings deposits                              $    4,696      2.78 %
  Money market accounts                              5,458      4.58 %
  Interest-bearing demand accounts                   1,137      1.37 %
  Time deposits                                     49,626      5.75 %
                                                ----------      -----
     Total deposits                                 60,917      4.93 %
  Escrows                                              380      2.42 %
  Borrowings                                        10,897      5.69 %
                                                ----------      -----
   Total interest-bearing liabilities               72,194      5.01 %
                                                ----------      -----

NON-INTEREST-BEARING LIABILITIES
  Non-interest-bearing deposits
  Other non-interest-bearing
     liabilities
Total non-interest-bearing
  liabilities
     Total liabilities
  Equity
     Total liabilities and equity
Net interest income/net interest rate
  spread                                        $   43,799      2.31 %
                                                ==========
Net interest-earning assets/net
  interest margin                                               2.76 %
Average interest-earnings assets to                             1.10x
  average interest-bearing liabilities


     RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

     (1) changes attributable to changes in volume (change in volume multiplied by prior rate);
     (2) changes attributable to change in rate (changes in rate multiplied by prior volume); and
     (3)  the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.



                                                 QUARTERS ENDED MARCH 31,
                                                  2000 COMPARED TO 1999
                                      ------------------------------------------
                                                 INCREASE (DECREASE) DUE TO
                                      ------------------------------------------
                                        VOLUME          RATE              NET
                                      ----------     ----------        ---------
                                                       (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable                     $   764        $  (234)          $   530
  Mortgage-related securities            3,191            309             3,500
  Investment securities                 (4,649)         1,283            (3,366)
  Federal Home Loan Bank Stock              --             27                27
                                       -------        -------           -------
   Total                                  (694)         1,385               691
                                       -------        -------           -------

INTEREST-BEARING LIABILITIES:
  Savings deposits                     $   (87)       $     2          $    (85)
  Money market accounts                    734             79               813
  Interest bearing demand accounts          (5)            (4)               (9)
  Time deposits                         (1,286)          (244)           (1,530)
  Escrows                                    0             (1)               (1)
  Borrowings                              (621)           485              (136)
                                       -------        -------          --------
   Total                                (1,265)           317              (948)
                                       -------        -------          --------
Net change in net interest income      $   571        $ 1,068          $  1,639
                                       =======        =======          ========





                                                                      YEARS ENDED DECEMBER 31


                                                1999 COMPARED TO 1998                              1998 COMPARED TO 1997
                                    --------------------------------------------     --------------------------------------------
                                              INCREASE (DECREASE) DUE TO                       INCREASE (DECREASE) DUE TO
                                    --------------------------------------------     --------------------------------------------
                                        VOLUME            RATE           NET            VOLUME            RATE            NET
                                    ------------    ---------------  -----------     ------------    ---------------  -----------
                                                       (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable$                  $ (6,818)       $  (3,651)      $ (10,469)       $ (4,126)        $     590       $ (3,536)
  Mortgage-related securities           3,347             (532)          2,815           5,192               222          5,414
  Investment securities                 1,885           (1,272)            613           8,280              (539)         7,741
  Federal Home Loan Bank Stock           (141)              14            (127)           (169)               27           (142)
                                     --------        ---------       ---------        --------         ---------       --------
   Total                               (1,727)          (5,441)         (7,168)          9,177               300          9,477
                                     --------        ---------       ---------        --------         ---------       --------

INTEREST-BEARING LIABILITIES:
  Savings deposits                       (145)            (238)           (383)             (1)             (427)          (428)
  Money market accounts                 2,973              252           3,225           1,045                68          1,113
  Interest bearing demand accounts        (13)            (117)           (130)             92              (159)           (67)
  Time deposits                        (3,028)          (3,829)         (6,857)          3,664                37          3,701
  Escrows                                 (23)              (8)            (31)            (65)               29            (36)
  Borrowings                             (394)            (110)           (504)          4,276              (736)         3,540
                                     --------        ---------       ---------       ---------         ---------       --------
   Total                                 (630)          (4,050)         (4,680)          9,011            (1,188)         7,823
                                     --------        ---------       ---------       ---------         ---------       --------
Net change in net interest income    $ (1,097)       $  (1,391)      $  (2,488)      $     166         $   1,488       $  1,654
                                     ========        =========       =========       =========         =========       ========


COMPARISONS OF FINANCIAL CONDITION

     AT MARCH 31, 2000 AND DECEMBER 31, 1999

     Mutual Savings' total assets decreased $27.3 million, or 1.5% at March 31, 2000 from $1.77 billion at December 31, 1999.

     At March 31, 2000, loans increased $21.0 million, or 1.9%. Investment securities available for sale decreased $9.6 million, or 16.6%. Mortgage-related securities increased $98.4 million, or 26.3%, to $472.5 million at March 31, 2000 from $374.1 million at December 31, 1999. The change in loans reflects an increase of $11.3 million in one- to four-family first mortgage loans and an increase of $9.7 million in consumer loans and other loans. Loan originations were supplemented by the purchase of mortgage-related securities. Cash and cash equivalents decreased from $180.0 million to $39.7 million There was a shift of funds from total cash and cash equivalents to higher- yielding loans and securities. Cash was also used to manage the deposit outflow during the quarter ended March 31, 2000.

     The reduction in total assets was primarily the result of a reduction of $23.8 million, or 1.8%, in total deposits to $1.32 billion at March 31, 2000 from $1.34 billion at December 31, 1999. Interest-bearing deposits decreased $31.0 million or 2.4%, to $1.27 billion at March 31, 2000. Non-interest-bearing deposits increased $5.8 million, or 14.1% during the same period. Interest-bearing deposit changes reflect competition from the equity and bond markets, as well as increased competition for funds from traditional financial institutions. Non-interest-bearing deposit changes reflect normal fluctuations in demand type accounts and an increase in retail customer demand deposits at the end of the quarter.

     Equity increased $100,000, or .5%, to $163.9 million at March 31, 2000, from $163.8 million at December 31, 1999. The increase resulted from net income of $3.0 million for the three months ended March 31, 2000, partially offset by a $2.9 million unrealized loss on securities available for sale, primarily resulting from increasing market interest rates.

     AT DECEMBER 31, 1999 AND 1998

     Mutual Savings' total assets decreased $103.4 million, or 5.5%, to $1.77 billion at December 31, 1999 from $1.87 billion at December 31, 1998.

     At December 31, 1999, loans increased $45.2 million, or 4.3%, to $1.08 billion, while investment securities available for sale decreased $58.8 million, or 50.4%, to $57.8 million. Mortgage-related securities available for sale increased $103.2 million, or 38.1%, to $374.1 million at December 31, 1999 from $270.9 million at December 31, 1998. The changes in the first two categories reflect our strategy of diversifying our loan originations to increase our portfolio of home equity, multi-family and commercial real estate and commercial business loans, by utilizing funds generated by maturing investments. Our strategy of reinvesting short term investments into higher yielding mortgage related securities is reflected in the increase in mortgage-related securities and the decrease in cash and cash equivalents by $151.3 million or 45.8%, to $179.0 million. The special $15.6 million write-off of intangible assets also contributed to the reduction in assets.

     Total deposits decreased by $55.9 million, or 4.0% to $1.343 billion at December 31, 1999, compared with $1.399 billion at December 31, 1998. Total time deposits were $828.1 million at December 31, 1999, a decrease of 10.9% from $929.4 million at December 31, 1998. This runoff is a reflection of our interest rate risk strategy of replacing high cost deposits with lower cost sources of funds when possible. This reduction in time deposits was partially offset by an increase in money market deposits which increased by $71.8 million or 45.0% to $231.2 million at December 31, 1999, compared with $159.4 million at December 31, 1998. Remaining deposits, comprised of savings, interest and non-interest-bearing demand deposits decreased $26.4 million or 8.5% to 283.7 million at December 31, 1999 from $310.1 million at December 31, 1998. Also, borrowings decreased $28.2 million or 10.4% to $242.7 million at December 31, 1999 from $270.8 million at December 31, 1998. This reduction in borrowings reflects our strategy of managing net interest margin.

     Equity decreased $11.9 million, or 6.8%, to $163.8 million at December 31, 1999, from $175.7 million at December 31, 1998, primarily due to the $4.5 million net loss for 1999 and a $7.4 million unrealized loss on securities available for sale.

COMPARISONS OF OPERATING RESULTS

     THREE MONTHS ENDED MARCH 31, 2000 AND 1999

     General. Net income for the quarter ended March 31, 2000 was $3.0 million compared with $1.8 million for the quarter ended March 31, 1999. The $1.2 million, or 66.7% increase is primarily attributable to a $1.6 million increase in net interest income and a $443,000 decrease in the amortization of intangible assets, which was offset in part by a $744,000 increase in income taxes.

     Net Interest Income. Net interest income increased $1.6 million, or 16.4%, to $11.6 million for the first quarter of 2000 compared with $10.0 million for the first quarter of 1999 primarily due to decreased interest expense. On an annualized basis, our net interest spread increased to 2.33% for the quarter ended March 31, 2000 from 1.90% for the comparable quarter of 1999. Additionally, our annualized net interest margin increased to 2.78% from 2.29%.

     Interest Income. Total interest income increased $691,000, or 2.3% to $29.8 million for the quarter ended March 31, 2000 compared with $29.1 million for the quarter ended March 31, 1999. Interest on first mortgage loans decreased $368,000 or 2.3%, to $15.5 million interest on consumer loans increased $868,000 million, or 24.3%, to $4.6 million, interest on investments decreased $3.3 million, or 64.9%, to $1.6 million, and interest on mortgage-related securities increased $3.5 million, or 83.3%, to $7.7 million for the three months ended March 31, 2000 compared with the corresponding prior year quarter.

     The average balance of total interest-earning assets decreased $76.0 million or 4.3% to $1.7 billion for the three months ended March 31, 2000 compared with $1.8 billion for the corresponding quarter of the prior year. This decrease was primarily attributable to a $2.6 million, or 0.3%, increase in the average balance of first mortgage loans, to $867.2 million, a $38.4 million, or 20.1% increase to $229.9 million in the average balance of consumer loans, a $307.0 million, or 73.6% decrease to $110.1 million in the average balance of investment securities, and a $190.0 million, or 71.5%, increase to $455.9 million in the average balance of mortgage-related investments. These changes reflect our strategy of emphasizing consumer loans and re-deploying excess liquidity into higher earning mortgage-related investments.

     For the three months ended March 31, 2000, the impact on interest income from the decrease in the average balance of total interest-earning assets was offset by a 47 basis point increase in the annualized average yield on total interest-earning assets to 7.12% compared with 6.65% for the corresponding quarter in the prior year. The re-deployment of lower yielding investments into higher earning mortgage-related investments and the increased production of consumer loans resulted in the higher yield of our interest-earning assets for the three months ended March 31, 2000.

     Interest Expense. Interest expense on deposits decreased $812,000, or 5.2%, to $14.8 million for the first quarter of 2000 from $15.6 million for the first quarter of 1999. Interest on time deposits, which accounted for 73.4% of interest on deposits for the quarter ended March 31, 2000, decreased $1.5 million, or 12.4%, to $10.9 million from the corresponding period of the prior year.

     The average balance of total interest-bearing liabilities decreased $91.4 million, or 5.7%, to $1.52 billion for the three months ended March 31, 2000 compared with $1.61 billion for the corresponding quarter of the prior year. We experienced a decrease of $52.4 million to $1.28 billion in the average balance of deposits and a decrease of $39.0 million to $231.7 million in borrowings. The impact on interest expense from the decrease in the average balance of total interest-bearing liabilities was partially offset, however, by a 3 basis point increase in the annualized average cost of total interest-bearing liabilities to 4.79% compared with 4.76% for the first quarter of 1999. The annualized average cost of deposits decreased five basis points to 4.61% compared with 4.66% for the first quarter of 1999, reflecting our decision to allow the highest yielding deposits to run off. The annualized average cost of borrowings increased 64 basis points to 5.83% for the first quarter of 2000, compared with 5.19% for the corresponding period of the prior year. The increased cost of borrowings reflects the upward pricing of our borrowings as a result of the higher interest rate environment.

     Provision for Loan Losses. Our provision for losses was $76,000 for the first quarter of 2000 and $39,000 for the corresponding period of the prior year. The allowance for loan losses at March 31, 2000 was $7.0 million, or 190.4% of non-performing loans. Non-performing loans at March 31, 2000 were $3.7 million compared with $4.8 million at March 31, 1999. Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for estimated future losses.

     Non-Interest Income. Total non-interest income, consisting of service fees, gain on sale of loans and other income, decreased 6.6%, or $96,000, to $1.83 million for the first quarter of 2000 from $1.93 million for the first quarter of 1999. The decrease in non-interest income is primarily attributable to a decrease in gain on the sale of loans as a result of decreased loan originations of fixed-rate mortgage loans with maturities greater than 15 years. The origination of longer-term fixed-rate mortgages decreased due to the higher interest rate environment.

     Non-Interest Expense. Total non-interest expense, consisting primarily of salaries and employee benefits, occupancy expense and other operating expenses, decreased $443,000, to $8.28 million, for the quarter ended March 31, 2000 compared with $8.33 million for the quarter ended March 31, 1999. This was principally because amortization of intangible assets decreased $443,000 to $235,000, for the quarter ended March 31, 2000 compared with $678,000 for the comparable quarter of 1999.

     Our efficiency ratio, excluding amortization of intangible assets, for the first quarter of 2000 was 61.37% compared with 69.30% for the corresponding period in 1999. Our non-interest expense to average assets ratio was 1.89% for the three months ended March 31, 2000 and 1.79% for the three months ended March 31, 1999.

     Income Taxes. Income tax expense increased $744,000, or 67.0%, to $1.9 million for the three months ended March 31, 2000 compared with $1.1 million for the three months ended March 31, 1999, due to an increase in income before tax expense. The effective tax rate was 37.85% and 37.64% for the three months ended March 31, 2000 and 1999, respectively.

     YEARS ENDED DECEMBER 31, 1999 AND 1998

     General. Net loss was $4.5 million for 1999, a decrease of $15.7 million, or 140.2%, compared with net income of $11.2 million for 1998. The decrease was primarily attributable to a $2.5 million decrease in net interest income and a $15.6 million increase in amortization of intangible assets, offset in part by a $2.8 million decrease in income tax expense. The increase in amortization of intangible assets was related to a valuation of the unidentifiable intangible assets and deposit base intangible accounts resulting from the purchase of First Federal Bancshares of Eau Claire in 1997. At that time, as a result of the purchase method of accounting used in the transaction, intangible assets were generated. It is the responsibility of management to re-evaluate the carrying value of intangible assets on a periodic basis. This valuation process was performed in the fourth quarter of 1999.

Using a present value calculation of the anticipated net income flows of future years for the assets acquired, it was determined that the assets were overvalued by $15.6 million. Accordingly, a write down was booked at that time. The effect was a $13.6 million reduction in net income. See footnote 2 to Mutual Savings' consolidated financial statements.

     Net Interest Income. Net interest income for 1999 decreased $2.5 million, or 5.5%, to $43.0 million for 1999 compared with $45.5 million for 1998. Net interest rate spread, the difference between the average yield on the average balance of interest-earning assets and the average cost of the average balance of interest-bearing liabilities, decreased 13 basis points to 2.03% for 1999 from 2.16% for the prior year. Net interest margin, represented by net interest income divided by the average balance of interest-earning assets, decreased 14 basis points to 2.44% for 1999 compared with 2.58 % for 1998. These decreases were primarily due to the investment of proceeds from the repayment and sale of mortgage loans in short-term, lower-yielding investments as market rates declined.

     Interest Income. Total interest income decreased $7.2 million, or 5.7%, to $118.3 million for 1999 compared with $125.5 million for 1998. Interest and fees on loans accounted decreased from $90.1 million for 1998 to $79.6 million for 1999. Interest and dividends on investment securities available for sale increased $486,000, or 2.5%, to $20.2 million for 1999 compared with $19.7 million for 1998. Interest on mortgage-related securities available for sale increased $2.8 million, or 17.8%, to $18.5 million for 1999 compared with $15.7 million for 1998.

     We experienced a $3.4 million, or 0.2%, decrease in the average balance of total interest-earning assets. However, the mix of our earning assets changed more significantly. The average balance of loans decreased $90.2 million, or 7.8%, to $1.07 billion for 1999 compared with $1.16 billion for 1998. This decrease primarily reflects decreased origination and the large repayments of adjustable rate loans refinanced with 30 year fixed rate loans which were subsequently sold. The average balance of mortgage-related securities increased $52.4 million, or 22.0%, to $290.8 million for 1999 compared with $238.3 million for 1998. The average balance of investment securities increased $36.5 million, or 10.5%, to $383.6 million for 1999 compared with $347.1 million for 1998. These increases reflect our continued strategy of using our investments to increase interest income while managing interest rate risk.

     The primary reason for the decrease in interest income was a 40 basis point decrease in the average yield on interest-earning assets to 6.73% for 1999 from 7.13% for 1998. The average yield on loans decreased 33 basis points to 7.44% for 1999 compared with 7.77% for the prior year. The average yield on mortgage-related securities decreased 21 basis points to 6.36% for 1999 compared with 6.57% for 1998. The average yield on investment securities decreased 35 basis points. to 5.03% for 1999 compared with 5.38% for 1998. The lower interest rate environment along with the relatively flat yield curve that prevailed during 1999 and the end of 1998 resulted in the downward repricing of our interest rate-sensitive assets. In addition, the average yield on our assets was affected by the refinancing of many of our existing loans to fixed rate mortgage loans which were subsequently sold. The proceeds of loan repayments and loan sales were invested in lower-yielding investment securities and mortgage-related securities.

     Interest Expense. Interest expense on deposits decreased $4.1 million, or 6.3%, to $61.1 million for 1999 compared with $65.2 million for 1998. Interest expense on time deposits decreased $6.9 million, or 12.9% to $46.5 million for 1999, down from $53.3 million for 1998. Interest expense on savings accounts decreased $383,000 or 9.0% to $3.9 million for 1999 compared to $4.3 million for 1998. Interest expense on money market accounts increased $3.2 million or 48.5% to $9.8 million for 1999 compared to $6.6 million for 1998. Interest expense on borrowings decreased $504,000, or 3.5%, to $13.9 million compared to $14.4 million in 1998.

     The 5.8% overall decrease in interest expense was primarily attributable to a decrease of 26 basis points in the average cost of interest-bearing liabilities This decrease reflects a lower interest rate environment and our strategy of funding assets through competitive pricing of our deposit products and allowing higher costing time deposits to run off when adverse market conditions exist.

     Provision for Loan Losses. During 1999 we provided $350,000 for loan losses, compared to $637,000 for 1998. Net loan charge-offs were approximately $257,000 for 1999, compared to $977,000 in 1998. The allowance for loan losses, which is established through a provision for loan losses charged against income was $6.9 million at both December 31, 1999 and December 31, 1998.

     Non-interest Income. Non-interest income, consisting of service fees, brokerage commissions, gain on sale of loans and other income, decreased $456,000, or 5.4%, to $8.0 million for 1999 compared with $8.4 million for 1998. Various factors contributed to the change, primarily a $598,000 increase in brokerage commissions, a $648,000 decrease in loan fees and service charges due to decreased loan originations, and a $528,000 decrease in gains on sales of loans due to decreased loan sales.

     Non-interest Expense. Non-interest expense increased $15.8 million, or 44.5%, to $51.3 million during 1999 compared with $35.5 million for the prior year. Amortization of intangible assets made up 98.7% of the increase in non-interest expense. An increase in amortization of Intangible assets of $15.6 million, or 578%, to $18.3 million in 1999 compared to $2.7 million in 1998, was a result of the special write-off of intangible assets from the 1997 First Federal acquisition. The remaining increase was $206,000 or 0.6% to $33.0 million in 1999, compared to $32.8 million in 1998 for other non-interest expense items, excluding amortization of intangible assets.

     Our efficiency ratio was 64.8% for 1999 compared with 60.8% for 1998. The increase in the efficiency ratio reflects lower interest income as a result of our high volume of lower yielding short-term investment securities rather than an increase in operating expenses. The ratio of non-interest expense, excluding amortization of intangible assets, to average assets was 1.79% for 1999 and 1.77% for 1998.

     Income Taxes. Income tax expense decreased $2.8 million or 42.4% to $3.8 million for 1999 compared to $6.6 million for 1998. Income tax expense in 1999 is significantly impacted by the non-deductibility of a substantial portion of the amortization of intangible assets. Excluding this amortization, our effective tax rate for 1999 was 38.9% compared to 37.1% in 1998.

     YEARS ENDED DECEMBER 31, 1998 AND 1997

     General. Net income was $11.2 million for 1998, an increase of $1.0 million, or 9.8%, compared with net income of $10.2 million for 1997. The increase was primarily attributable to a $1.7 million increase in net interest income, a reduction in provision for loan losses of $428,000, and an increase of $2.3 million in total non-interest income offset by an increase in total non-interest expense of $3.4 million.

     Net Interest Income. Net interest income for 1998 increased $1.7 million, or 3.9%, to $45.5 million compared with $43.8 million for 1997. Net interest income was increased by the full year of earning assets from the purchase of First Federal. However, this increase was offset by a decrease in net interest rate spread by 15 basis points to 2.16% for 1998 from 2.31% for the prior year. Net interest margin decreased 18 basis points to 2.58% for 1998 compared with 2.76% for 1997. This reduction was caused by the investment of proceeds from loan sales and repayments, including significant refinancings into lower-yielding investments. Borrowed funds were utilized in 1998 to enhance net interest income by using the proceeds to invest in mortgage-related securities with a positive spread. This partially offset the negative effect from reduction of the loan portfolio.

     Interest Income. Total interest income increased $9.5 million, or 8.2%, to $125.5 million for 1998 compared with $116.0 million for 1997. Interest on mortgage-related securities increased 52.4% to $15.7 million for 1998 compared with $10.3 million for 1997. Interest and fees on loans decreased $3.5 million, or 3.7%, to $90.1 million for 1998, compared with $93.6 million for the prior year. Additionally, interest and dividends on investment securities available for sale increased $7.6 million, or 62.8%, to $19.7 million for 1998 from $12.1 million for 1997.

     The increase in total interest income was primarily due to a $176.8 million, or 11.2%, increase in the average balance of total interest-earning assets to $1.76 billion for 1998 compared with $1.58 billion for 1997. This growth reflects the impact of the purchase of First Federal which occurred in April 1997 and which was accounted for as a purchase. We purchased $539.7 million of loans in the acquisition. Growth in assets was funded by deposit growth and by an increase in Federal Home Loan Bank borrowings, both of which were also the result of the purchase of First Federal. The average balance of net loans, however, decreased $53.2 million, or 4.4%, to $1.16 billion for 1998 compared with $1.21 billion for 1997, while the average balance of mortgage-related securities increased $79.1 million, or 49.7%, to $238.3 million for 1998 compared with $159.3 million for 1997. In addition, the average balance of investment securities increased by $153.5 million, or 79.2%, to $347.1 million in 1998 compared with $193.7 million in 1997. In 1998, we experienced a run off in mortgage loans. This was the result of customer loan prepayments. Some ARM loans were refinanced to 30-year fixed rate mortgages. As part of our interest rate risk strategy, these loans were subsequently sold.

     The average yield on interest-earning assets decreased to 7.13% for 1998 compared with 7.32% for 1997. The average yield on loans increased 5 basis points, to 7.77% for 1998 from 7.72% for the prior year. The average yield on mortgage-related securities increased 13 basis points to 6.57% for 1998 from 6.44% for 1997. The average yield on investment securities decreased 37 basis points to 5.38% for 1998 from 5.65% for 1997.

     Interest Expense. Total interest expense increased $7.8 million or 10.8% to $80.0 million in 1998 compared to $72.2 million in 1997. Interest expense on deposits increased $4.3 million, or 7.1%, to $65.2 million for 1998 compared with $60.9 million for 1997. Interest expense on time deposits, which accounted for 81.7% of interest expense on deposits, increased $3.7 million, or 7.5%, to $53.3 million for 1998 from $49.6 million for 1997. Interest expense on savings, money market accounts and interest-bearing demand accounts increased $618,000, or 5.5% to $11.9 million for 1998 compared to $11.3 million for 1998. Interest expense on borrowings increased $3.5 million or 32.1% to $14.4 million in 1998 compared to $10.9 million in 1997.

     The overall increase in interest expense on deposits was primarily attributable to an increase of $170.3 million, or 11.8%, in the average balance of total interest-bearing liabilities to $1.6 billion for 1998 compared with $1.4 billion for 1997. The increase reflects a full year of balances resulting from the purchase of First Federal in April, 1997. The increase in interest-bearing liabilities occurred in three major areas: money market accounts increased $22.6 million, or 18.9%, to $141.9 million in 1998 compared to $119.3 million in 1997; time deposits increased $63.7 million or 7.4% to $927.2 million in 1998 compared with $863.5 million in 1997; and Federal Home Loan Bank borrowings increased $79.5 million, or 41.5% to $270.8 in 1998 compared to $191.3 for 1997.

     The average cost of total interest-bearing liabilities decreased to 4.96% for 1998 compared with 5.01% for 1997.

     Provision For Loan Losses. During 1998 and 1997, we provided $637,000 and $1.1 million, respectively, for loan losses. Net loan charge-offs were $1.0 million for 1998 and $240,000 for 1997. This resulted in the allowance for loan losses decreasing $340,000, or 4.7%, to $6.9 million at December 31, 1998, from $7.2 million at December 31, 1997. The decrease in the provision reflects an increase in charge-offs resulting from the additional losses recognized on loans acquired in the purchase of First Federal. The reduction in total allowances was more than offset by the reduction in the loan portfolio. Therefore, at December 31, 1998, the allowance for loan losses as a percentage of loans was 0.66% compared with 0.57% at December 31, 1997. The allowance for loan losses was 101.9% of non-performing loans at December 31, 1998, compared with 72.1% at December 31, 1997.

     Non-Interest Income. Total non-interest income for 1998 was $8.4 million, an increase of $2.2 million, or 35.5%, from $6.2 million for 1997. The overall increase is partially due to 1998 including a full year of income resulting from the purchase of First Federal compared to 1997, which included 9 months of income from the purchase. We experienced a 9.0% increase in fees on deposit accounts to $2.6 million in 1998 compared with $2.4 million in 1997. Brokerage commissions increased $244,000, or 24.4%, increasing to $1.2 million for 1998 compared to $1.0 million in 1997. Loan fees and service charges increased $889,000, or 115.0% to $1.7 million in 1998 compared with $773,000 in 1997. Gain on sale of loans, due to increase volume in loan sales, increased $539,000, or 1.11%, to $1.0 million in 1998 compared with $486,000 in 1997.
Other income increased $391,000 or 42.2% to $1.3 million in 1998 compared to $927,000 in 1997.

     Non-Interest Expense. Total non-interest expense increased $3.4 million, or 10.6%, to $35.5 million during 1998 compared with $32.1 million for the prior year. The overall increase is partially due to 1998 including a full year of expenses resulting from the purchase of First Federal Bancshares compared to 1997 which included 9 months of expense. Salaries and employee benefits increased $1.3 million, or 8.5%, to $16.6 million for 1998 compared with $15.3 million for 1997. Net occupancy expense increased $292,000 or 5.5% to $5.6 million in 1998 compared with $5.3 million in 1997. Other operating expense increased $1.2 million or 23.5% to $6.3 million in 1998 compared with $5.1 million in 1997. Amortization of intangible assets constituted 23.4% of the $3.4 million increase in non-interest expense. The amortization of intangible assets related to the First Federal acquisition was recorded for nine months during 1997 and for the full year in 1998. Amortization amounted to $2.7 million in 1998 compared with $1.9 million in 1997.

     The ratio of non-interest expense to average assets, excluding amortization of intangible assets, was 1.77% for 1998 and 1.82% for 1997. Our efficiency ratio, which excludes amortization of intangible assets, was 60.8% for 1998 compared with 60.3% for 1997.

     Income Taxes. Income tax expense decreased $38,000, or 0.6%, to $6.58 million for 1998 compared with $6.62 million for 1997, resulting in effective tax rates of 37.1% and 39.4% for 1998 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-related securities, maturities and calls of investment securities, borrowings from the Federal Home Loan Bank (the "FHLB") of Chicago and funds provided by our operations.

     Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-related securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Our primary investing activities are the origination and purchase of one- to four-family real estate loans, multi-family and commercial real estate loans, home equity loans, other consumer loans, commercial business loans, the purchase of mortgage-related securities, and to a lesser extent, the purchase of investment securities. During 1999 we originated and purchased loans of approximately $374.9 million and during 1998 we originated and purchased loans of approximately $428.3 million. Purchases of mortgage-related securities were $213.5 million for 1999 and $119.5 million for 1998, while purchases of investment securities were $21.5 million for 1999 and $381.9 million for 1998. In the first quarter of 2000, we originated and purchased loans of $74.4 million, and purchased $114 million in mortgage- related securities and $10 million in investment securities.

     These investing activities were funded by principal payments on mortgage loans and mortgage-related securities, calls and maturities on investment securities, borrowings and funds provided by our operating activities. Principal repayments on loans and mortgage-related securities totaled $350.7 million during 1999, compared to

$588.0 million during 1998. Maturities and calls of investment securities totaled $65.0 million during 1999 and $378.9 million during 1998. Sales of loans, mortgage-related securities and investment securities provided cash flows of $111.1 million during 1999 and $116.8 million during 1998.

     At March 31, 2000, Mutual Savings had outstanding loan commitments to borrowers of approximately $24.0 million, unused commercial lines of credit of approximately $1.5 million and available home equity and overdraft lines of credit of approximately $65.0 million. There were no outstanding commitments to purchase securities at March 31, 2000. Total deposits decreased $23.8 million in the first quarter of 2000, decreased $55.9 million during 1999 and increased $36.5 million during 1998. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $545.3 million at March 31, 2000. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet current funding commitments.

     At March 31, 2000, we exceeded each of the applicable regulatory capital requirements. Our leverage (tier 1) capital was $160.9 million, or 9.25%, at March 31, 2000. In order to be classified as "well-capitalized" by the FDIC we were required to have leverage (tier 1) capital of $87.0 million, or 5.00%. To be classified as a well-capitalized bank by the FDIC, we must also have a risk-based total capital ratio of 10.00%. At March 31, 2000, we had a risk-based total capital ratio of 18.76%. See "Regulation -- Mutual Savings Federal Regulation Prior to Restructuring -- Capital Requirements" for a discussion of the regulatory capital requirements applicable to Mutual Savings and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.

     It is anticipated that the restructuring and First Northern merger transactions will result in a decrease in the capital of both Mutual Savings and First Northern: See "Capitalization." Following the transactions, however, the banks are expected to satisfy the FDIC criteria to be categorized as "well-capitalized."

     We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock- Based Compensation." Under SFAS No. 123, an entity may elect to recognize stock-based compensation expense based on the fair value of the awards, or they may elect to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." If an entity elects to account for stock-based compensation under APB No. 25, it is not required to recognize expense based on the fair value of the awards. However, the entity must disclose in the financial statements the effects of SFAS No. 123, as if the recognition provisions of SFAS No. 123 were adopted.

     Currently, Mutual Savings does not provide stock-based compensation to its employees. Upon completion of the restructuring, subject to shareholder approval, we will establish certain stock-based compensation plans. If established, we have evaluated the alternatives available under the provisions of SFAS No. 123 and currently expect that we will not adopt the recognition provisions of the statement, but will provide the required footnote disclosures. Therefore, we do not expect that the adoption of SFAS No. 123 will have a material impact on our financial position or results of operations.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement established standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share," and makes them more comparable with international EPS standards.

     Mutual Savings, as a mutual savings bank, does not have common stock authorized, issued or outstanding and we do not calculate or present EPS. Upon completion of the restructuring, we will calculate and present EPS in accordance with SFAS No. 128.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at, fair value.

     SFAS No. 133, as amended, is effective for all quarters of those years beginning after June 15, 2000. This statement may not be applied retroactively to financial statements of prior periods. As Mutual Savings does not utilize derivatives, we do not expect that our adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and accompanying notes of Mutual Savings have been prepared in accordance with generally accepted accounting principles (GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

                         BUSINESS OF MUTUAL SAVINGS BANK

GENERAL

     Mutual Savings is a community oriented financial institution which emphasizes traditional financial services to individuals and businesses within its market areas. Our principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, in residential mortgage loans, consumer loans, commercial real estate loans, and commercial business loans. We also invest in various mortgage-related securities and investment securities. The principal lending is on one-to four-family, owner-occupied homes, home equity loans and lines of credit, consumer loans, multi-family and commercial real estate loans, and commercial business loans.

     Mutual Savings' revenues are derived principally from interest on our loans and mortgage-related securities, interest and dividends on our investment securities, and commissions on non-interest income (including loan servicing fees, deposit servicing fees, gains on sales of loans held for sale and insurance, securities and annuity sales). Our primary sources of funds are deposits, borrowings, scheduled amortization and prepayments of loan principal and mortgage-related securities, maturities and calls of investment securities and funds provided by operations.

MARKET AREA

     Mutual Savings conducts its operations from 50 banking offices located in 21 counties throughout most of the state of Wisconsin, and one office in Minnesota. At June 30, 1999 Mutual Savings had a 1.73% share of all

Wisconsin bank, savings bank and savings association deposits. The counties in which Mutual Savings operates include 57% of the population of the state, which provides us with access to a large base of potential customers. The markets in which Mutual Savings operates vary, which provides diversity of opportunities for Mutual Savings.

     As a result of the First Northern merger, Mutual will significantly expand its presence. Together, Mutual Savings and First Northern Savings will then have 69 banking offices located in 28 counties in Wisconsin, in addition to the Minnesota office. At June 30, 1999, the combined enterprise would have had a 2.42% share of all Wisconsin bank, savings bank and savings association deposits. Counties in which Bank Mutual subsidiaries will operate will include 66% of the population of the state. On a pro forma basis, at March 31, 2000, Bank Mutual would have been the fifth largest financial institution headquartered in the state of Wisconsin, based on asset size.

     The largest concentration of Mutual Savings' offices is in the Milwaukee metropolitan area which includes Milwaukee, Waukesha, Ozaukee and Washington counties. There are 18 offices in this area. The Milwaukee metro area is the largest population and commercial base in Wisconsin, representing approximately 28% of Wisconsin's population. The Milwaukee area has traditionally had an extensive manufacturing economic base, which is diversifying into service and technology based businesses. The Milwaukee metropolitan area grew at an average annual rate of approximately 4.85% in population during the 1990s.

     Mutual Savings has four offices in the Madison area. Madison is the state capital of Wisconsin and is the second largest metropolitan area in Wisconsin representing approximately 8% of the state's population. Mutual Saving's ten other south central Wisconsin offices are located in smaller cities that have economic concentrations ranging from manufacturing to agriculture.

     The third largest concentration of Mutual Savings offices is in the northwestern part of the state, largely resulting from the First Federal acquisition in 1997. This part of the state has medium sized to smaller cities and towns. Industry includes medium sized and small business, with a significant agricultural component. The counties in which Mutual Savings' northwest region offices are located hold 8% of the state's population. Mutual Savings' Minnesota office is located near the Wisconsin state border on the eastern edge of the Minneapolis-St. Paul metropolitan area.

     Recently, Mutual targeted the northeastern part of Wisconsin for a larger presence. Mutual believes it will be able to accomplish this growth through the First Northern merger because First Northern Savings' operations are located in this part of the state. First Northern operates 19 offices in eight northeastern counties that make up 12% of the state's population. Mutual Savings currently has a relatively small presence in this area of the state.

COMPETITION

     Mutual Savings faces significant competition both in making loans and attracting deposits. Wisconsin has many banks, savings banks, and savings and loan associations which offer the same types of banking products as Mutual Savings. Wisconsin also has an extensive tax-exempt credit union industry, whose expanded powers have resulted in increased competition to financial institutions.

     Many of Mutual Savings' competitors have greater resources than Mutual does. Similarly, many competitors offer services that Mutual Savings does not provide. For example, Mutual Savings does not provide trust or money management services. However, Mutual does have an affiliate, Lake Financial and Insurance Services, Inc. that offers securities, annuity and property and casualty insurance services.

     Most of Mutual Savings' competition for loans traditionally has come from commercial banks, savings banks, savings and loan associations and credit unions. Increasingly, other types of companies, such as mortgage banking firms, finance companies, insurance companies and other providers of financial services also compete for these products. For deposits, Mutual Savings has also competed with traditional financial institutions. However, competition for deposits now also includes mutual funds, particularly short-term money market funds, and brokerage firms and insurance companies. The recent increase in electronic commerce now also increases competition from institutions and other entities outside of Wisconsin.

LENDING ACTIVITIES

     Loan Portfolio Composition. Mutual Savings' loan portfolio primarily consists of one-to four-family residential first mortgage loans. To a lesser degree, the loan portfolio includes consumer and other loans, including home equity credit lines and fixed-rate second mortgage loans, multi-family loans, commercial real estate loans, and commercial business loans.

     At March 31, 2000, our loan portfolio totaled $1.1 billion, of which $889.1 million, or 79.0%, were first mortgage loans. Included in that total were $888.1 million of loans due after one year, of which 49.6% were adjustable rate mortgage or ARM loans and 50.4% were fixed-rate loans with a weighted average remaining maturity of 150 months. The remainder of our loans at March 31, 2000, amounting to $236.0 million, or 21.0% of total loans, consisted of consumer loans ($198.9 million or 17.7%) and commercial business loans ($37.0 million or 3.3%).

     We originate primarily ARM loans and up to 15 year fully amortizing fixed rate loans for our own portfolio. We also offer longer term fixed rate residential mortgages, most of which are immediately sold into the secondary market.

     The loans that we originate are subject to federal and state laws and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.




                                                                     AT MARCH 31,
                                    -------------------------------------------------------------------------
                                                2000                       1999             1998
                                    ---------------------------- --------------------- ----------------------
                                                      PERCENT                 PERCENT                 PERCENT
                                                        OF                      OF                       OF
                                           AMOUNT      TOTAL       AMOUNT      TOTAL      AMOUNT       TOTAL
                                    ---------------- ----------- ----------- --------- ------------ ---------
                                                                              (DOLLARS IN THOUSANDS)
First mortgage loans:
  One to four-family                   $  752,259      66.86 %  $  743,993    67.37 % $  742,231     70.56 %
  Multi-family                             53,853       4.79        53,777     4.87       53,521      5.09
  Commercial                               55,085       4.90        52,375     4.74       40,922      3.89
  Construction and development             27,908       2.48        26,530     2.40       21,939      2.09
                                       ----------     ------    ----------   ------   ----------    ------
  Total first mortgage real
    estate loans                       $  889,105      79.03       876,675    79.38      858,613     81.63
                                       ----------     ------    ----------   ------   ----------    ------
Consumer and other loans:
  Consumer loans:
   Fixed equity                            97,820       8.69        89,315     8.09       67,629      6.42
   Home equity lines of credit             51,982       4.62        50,618     4.58       45,827      4.36
   Student                                 28,598       2.54        28,371     2.57       29,634      2.82
   Home improvement                        10,449       0.93         9,920     0.90        8,373      0.80
   Other                                   10,099       0.90        10,028     0.91       12,970      1.23
                                       ----------     ------    ----------   ------   ----------    ------

     Total consumer loans                 198,948      17.68       188,252    17.05      164,433     15.63
                                       ----------     ------    ----------   ------   ----------    ------

  Commercial business loans                37,038       3.28        39,488     3.57       28,839      2.74
                                       ----------     ------    ----------   ------   ----------    ------
     Total consumer and other loans       235,986      20.97       227,740    20.62      193,272     18.37

     Total loans receivable             1,125,091     100.00 %   1,104,415   100.00 %  1,051,885    100.00 %

Less:
Undisbursed loan proceeds                  14,233                   14,658                 7,001
Deferred fees and discounts                    72                       14                   440
Allowance for losses                        6,960                    6,948                 6,855
  Total loans receivable, net          $1,103,826               $1,082,795            $1,037,589
                                       ==========               ==========            ==========





                                                                        AT DECEMBER 31,
                                           --------------------------------------------------------------------
                                              1997                          1996                   1995
                                           --------------------- ---------------------- -----------------------
                                                       PERCENT                 PERCENT                 PERCENT
                                                         OF                      OF                      OF
                                            AMOUNT      TOTAL       AMOUNT      TOTAL        AMOUNT     TOTAL
                                           ---------- ---------- ----------- ---------- ------------- ---------
                                                                   (DOLLARS IN THOUSANDS)
First mortgage loans:
  One to four-family                     $  930,011     73.1 %    $ 577,612    68.39 %    $ 566,990    70.1 %
  Multi-family                               68,811     5.41         74,446     8.81         74,024    9.15
  Commercial                                 51,739     4.07         49,624     5.88         48,390    5.98
  Construction and development               24,774     1.95         22,082     2.61         23,496    2.91
                                         ----------   ------      ---------   ------      ---------  ------
  Total first mortgage real
    estate loans                          1,075,335    84.53        723,764    85.69        712,900   88.14
                                         ----------   ------      ---------   ------      ---------  ------
Consumer and other loans:
  Consumer loans:
   Fixed equity                              74,196     5.83         40,150     4.74         29,849    3.69
   Home equity lines of credit               46,380     3.65         33,245     3.94         27,440    3.39
   Student                                   29,425     2.31          9,428     1.12          9,757    1.21
   Home improvement                           8,128     0.64          6,411     0.76          6,039    0.75
   Other                                     19,893     1.56          6,355     0.75          5,512    0.68
                                         ----------   ------      ---------   ------      ---------   -----

     Total consumer loans                   178,022    13.99         95,589    11.32         78,597    9.72
                                         ----------   ------      ---------   ------      ---------   -----

  Commercial business loans                  18,866     1.48         25,231     2.99         17,281    2.14
                                         ----------   ------      ---------   ------      ---------   -----
     Total consumer and other loans         196,888    15.47        120,820    14.31         95,878   11.86
                                         ----------   ------      ---------   ------      ---------   -----
     Total loans receivable               1,272,223   100.00 %      844,584   100.00 %      808,778  100.00 %

Less:
Undisbursed loan proceeds                     8,788                  14,563                  13,271
Deferred fees and discounts                   1,158                     969                   1,402
Allowance for losses                          7,195                   3,921                   3,392
  Total loans receivable, net            $1,255,082               $ 825,131               $ 790,713
                                         ==========               =========               =========


      At March 31, 2000, $757.1 million of our one-to-four family first mortgage loans were pledged as collateral under a blanket pledge to the Federal Home Loan Bank of Chicago.

     Loan Maturity. The following table presents the contractual maturity of our loans at Mach 31, 2000. The table does not include the effect of prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on first mortgage loans totaled $26.3 million for the first quarter of 2000, $179.1 million for fiscal 1999, $390.1 million for fiscal 1998 and
236.2 million for fiscal 1997.



                                                AT MARCH 31, 2000
                              -----------------------------------------------
                                FIRST MORTGAGE   CONSUMER AND
                                    LOANS         OTHER LOANS       TOTAL
                              ----------------   -------------  -------------
                                               (IN THOUSANDS)
AMOUNTS DUE:
  Within one year                  $      973     $   21,913     $   22,886
                                   ----------     ----------     ----------
  After one year                                                         --
    One to two years                    3,361         16,054         19,415
    Two to three years                 11,232         17,871         29,103
    Three to five years                21,127         35,015         56,142
    Five to ten years                 143,626         94,262        237,888
    Ten to twenty years               390,790         50,731        441,521
    Over twenty years                 317,996            140        318,136
                                   ----------     ----------     ----------
      Total due after one year        888,132        214,073      1,102,205
                                   ----------     ----------     ----------
      Total loans                  $  889,105     $  235,986      1,125,091
                                   ==========     ==========

LESS
  Undisbursed loan proceeds                                          14,233
  Deferred loan fees                                                     72
  Allowance for loan losses                                           6,960
                                                                 ----------
    Net loans                                                    $1,103,826
                                                                 ==========


     The following table presents, as of March 31, 2000, the dollar amount of all loans, due after March 31, 2001, and whether these loans have fixed interest rates or adjustable interest rates.




                                                  DUE AFTER MARCH 31, 2001
                                      -------------------------------------------
                                          FIXED       ADJUSTABLE        TOTAL
                                      ------------ ----------------- ------------
                                                     (IN THOUSANDS)
First mortgage loans                   $  447,411     $  440,702     $  888,131
Consumer and other loans                  107,972        106,102        214,074
                                       ----------     ----------     ----------
    Total loans due after one year     $  555,383     $  546,822     $1,102,205
                                       ==========     ==========     ==========

         The following table presents our loan originations, purchases, sales and principal payments for the periods indicated.



                                                  FOR THE QUARTER ENDED
                                                        MARCH 31,               FOR THE YEAR ENDED DECEMBER 31,
                                             -----------------------------  -------------------------------------
                                                    2000         1999         1999        1998          1997
                                             --------------- -------------  ----------- ------------ ------------
                                                                                      (IN THOUSANDS)
  Balance outstanding at beginning of              1,104,956   $1,079,608   $1,079,608   $1,285,620   $  848,941
                                             --------------- -------------  ----------- ------------ ------------
ORIGINATIONS
  First mortgage                                      26,605       54,352      171,071      309,606      170,268
  Consumer and other loans                            32,341       27,962      146,837      118,711       96,871
                                             --------------- -------------  ----------- ------------ ------------
    Total originations                                58,946       82,314      317,908      428,317      267,139
                                             --------------- -------------  ----------- ------------ ------------
PURCHASES
  One-to four-family first mortgage                   15,425       24,258       56,943           --        1,034
  Acquisition of First Federal                            --           --           --           --      539,655
    Total purchase                                    15,425       24,258       56,943           --      540,689
                                             --------------- -------------  ----------- ------------ ------------
LESS:
  Principal payments:
    First mortgage loans                              26,338       58,853      179,103      389,179      237,113
    Consumer and other loan                           24,143       29,298      111,196      120,460       90,856
                                             --------------- -------------  ----------- ------------ ------------
      Total principal payment                         50,481       88,151      290,299      509,639      327,969
                                             --------------- -------------  ----------- ------------ ------------
  Transfers to foreclosed real estate                    496          268        1,773        7,887          391
                                             --------------- -------------  ----------- ------------ ------------
  Loan sales--first mortgage                           1,138       30,218       57,431      116,803       42,789
                                             --------------- -------------  ----------- ------------ ------------
  Balance outstanding at end of period           $ 1,127,212   $1,067,543   $1,104,956   $1,079,608   $1,285,620
                                             =============== =============  =========== ============ ============


         Residential Mortgage Lending. Our primary lending activity has been the origination of first mortgage loans secured by one- to four-family properties, within our primary lending area, that are owner-occupied. At March 31, 2000, $752.3 million or 66.9% of our gross loan portfolio consisted of loans secured by one- to four-family residential properties. In addition to our loan originations, we have purchased one- to four-family first mortgage loans of $15.4 million in the first quarter of 2000 and $56.9 million in the year 1999. Mutual reviews these loans for compliance with its underwriting standards, and generally only invests in loans in the midwestern United States.

         We offer conventional fixed rate mortgage loans and ARM loans with maturity dates which typically range from 15 to 30 years. Residential mortgage loans generally are underwritten to Federal National Mortgage Association Standards (FNMA) and other agency guidelines. All ARM loans and fixed rate loans with maturities of up to 15 years are held in our portfolio. Fixed rate loans greater than 15 years typically are sold without recourse, servicing retained, into the secondary market. During the past few years we have generally not charged loan origination fees. The interest rates charged on mortgage loan originations at any given date will vary, depending upon conditions in the local and secondary markets.

         We also originate "jumbo loans" in excess of the FNMA maximum loan amount, which currently is $252,700. Fixed rate jumbo loans generally are sold servicing released without recourse to secondary market purchasers of such loans. ARM jumbo loans are underwritten in accordance with our underwriting guidelines and are retained in our loan portfolio.

         Mortgage loan originations are solicited from real estate brokers, builders, existing customers, community groups and residents of the local communities located in our primary market area through our loan origination staff. We also advertise our mortgage loan products through local newspapers, periodicals and internal customer communications.

          We currently offer loans that conform to underwriting standards that are based on standards specified by FNMA ("conforming loans") and also originate a limited amount of non-conforming loans for our own portfolio or for sale. Loans may be fixed-rate one- to four-family mortgage loans or adjustable-rate one- to four-family mortgage loans with maturities of up to 30 years. The average size of our one- to four-family mortgage loans originated in 1999 was approximately $94,000, and in the first quarter of 2000 was $110,000. The overall average size of our one- to four- family first mortgage loans was approximately $60,000 at March 31, 2000. We are an approved seller/servicer for FNMA and an approved servicer for the Federal Home Loan Mortgage Corporation (FHLMC).

         The focus of our loan portfolio is the origination of 30-year ARM loans with interest rates adjustable in one, two, three, or five years. ARM loans typically are adjusted by a maximum of 200 points per adjustment period with a lifetime cap of 12.9% Monthly payments of principal and interest are adjusted when the interest rate adjusts. We do not offer ARM loans which provide for negative amortization. The initial rates offered on ARM loans fluctuates with general interest rate changes and are determined by secondary market pricing, competitive conditions and our yield requirements. We currently utilize the monthly average yield on United States treasury securities, adjusted to a constant maturity of one year ("constant treasury maturity index") as the index to determine the interest rate payable upon the adjustment date of our ARM loans. Some of the ARM loans are granted with conversion options which provide terms under which the borrower may convert the mortgage loan to a fixed rate mortgage loan for a limited period early in the term of the ARM loan. The terms at which the ARM loan may be converted to a fixed rate loan are established at the date of loan origination and are set at a level allowing us to sell the ARM loan into the secondary market upon conversion.

         ARM loans may pose credit risks different from the risks inherent in fixed rate loans, primarily because as interest rates rise, the underlying payments from the borrowers rise, thereby increasing the potential for payment default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In order to minimize the risk associated with ARM loans, borrowers under the one year ARM programs generally are qualified at no less than the maximum adjusted rate at the first adjustment.

         The volume and types of ARM loans we originate have been affected by the level of market interest rates, competition, consumer preferences and the availability of funds. During the past three years, we experienced a decreased demand for ARM loans, versus fixed rate loans, due to the continued low interest rate environment. Although we will continue to offer ARM loans, we cannot guarantee that we will be able to originate a sufficient volume of ARM loans to increase or maintain the proportion that these loans bear to our total loans.

         In addition to conventional fixed rate and ARM loans, we are authorized to originate mortgages utilizing various government programs, including programs offered by the Federal Housing Administration, the Federal Veterans Administration, and Guaranteed Rural Housing. We also participate in two state-sponsored mortgage programs operated by Wisconsin Housing and Economic Development Authority (WHEDA) and Wisconsin Department of Veterans Affairs
(WDVA). We originate these state-sponsored loans as an agent and assign them to the agency immediately after closing. Servicing is retained by Mutual on both the WHEDA and WDVA loans.

         Upon receipt of a completed mortgage loan application from a prospective borrower, a credit report is ordered, income and other information is verified, and if necessary, additional financial information is requested. An appraisal of the real estate to secure the loan is required which must be performed by an independent, certified appraiser approved by the Board of Directors. A title insurance policy is required on all real estate first mortgage loans. Evidence of adequate hazard insurance and flood insurance, if applicable, is required prior to closing. Borrowers are required to make e monthly payments to fund principal and interest as well as private mortgage insurance and flood insurance, if applicable. e With some exceptions for lower loan-to-value ratio loans, borrowers also generally are required to escrow in advance for real estate taxes and hazard insurance. We make disbursements for these items from the escrow account as the obligations become due.

         In addition to our full documentation loan program, we process some loans as reduced documentation loans. These loans are processed under the FNMA alternative documentation program. We require applicants for reduced documentation loans to complete a FNMA loan application and request income, assets and debt information from the borrower. In addition to obtaining outside vendor credit reports on all borrowers, we also look at other information to ascertain the credit worthiness of the borrower. In most instances, we utilize the FNMA "Desktop Underwriter" automated underwriting process to further reduce the necessary documentation. For example, a simplified appraisal may be used to verify the value of the property. All loans that are process with reduced documentation conform to secondary market standards and are generally salable.

         Our Underwriting Department reviews all pertinent information prior to making a credit decision to approve or deny an application. All recommendations to deny are reviewed by a designated officer of Mutual prior to the final disposition of the loan application. Our lending policies generally limit the maximum loan-to-value ratio on one- to four-family mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price of the property. Loans above 80% loan-to-value ratios are subject to the availability of private mortgage insurance. Coverage is required to reduce our exposure to less than 80% of value.

         Our originations of first mortgage loans amounted to $152.7 million in 1999, $288.5 million in 1998 and $163.5 million in 1997, and $22.0 million in the first quarter of 2000. A significant number of our first mortgage loan originations have been the result of refinancing of our existing loans due to the relatively low interest rate levels over the past three years. Total refinancings of our existing first mortgage loans were as follows:


                                                 PERCENTAGE OF
                                                     FIRST
                                                 MORTGAGE LOAN
                                     AMOUNT       ORIGINATIONS
                                     ------       ------------
            PERIOD                    (DOLLARS IN MILLIONS)
            ------
Quarter ended March 31, 2000        $  2.9           11.0%
Year ended December 31, 1999          49.4           28.9
Year ended December 31, 1998         178.4           57.6
Year ended December 31, 1997          57.3           33.6


         In addition to our standard mortgage and consumer credit products, we have developed mortgage programs designed to specifically address the credit needs of low- to moderate-income home mortgage applicants and first-time home buyers. Among the features of the low- to moderate-income home mortgage and first-time home buyer's programs are reduced rates, lower down payments, reduced fees and closing costs, and generally less restrictive requirements for qualification compared with our traditional one- to four-family mortgage loans. For instance, certain of these programs currently provide for loans with up to 97% loan-to-value ratios and rates which are lower than our traditional mortgage loans.

         Consumer Loans. We have been expanding our consumer loan portfolio because higher yields can be obtained, there is strong consumer demand for such products, and we have experienced relatively low delinquency and few losses on such products. In addition, we believe that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At March 31, 2000, $198.9 million, or 17.7%, of our gross loan portfolio was in consumer loans. Consumer loan products offered within our market areas include home equity loans, home equity lines of credit, and to a lesser extent, automobile loans, recreational vehicle loans, marine loans, deposit account loans, overdraft protection lines of credit, unsecured consumer loans through the Mastercard and Visa credit card programs (offered through Elan Financial Services) and federally guaranteed student loans.

         Our focus in consumer lending has been the origination of home equity loans, home equity lines of credit and home improvement loans. At March 31, 2000, we had $160.2 million or 80.5% of the consumer loan portfolio in such loans. Underwriting procedures for these loans include a comprehensive review of the loan application, and require an acceptable credit rating and verification of the value of the equity in the home and income of the borrower. The loan-to-value ratio and debt ratios to income are determining factors in the underwriting process. Home equity loan and home improvement loan originations are developed through the use of direct mail, cross-sales to existing customers, and advertisements in local newspapers.

         We originate both fixed rate and variable rate home equity loans and home improvement loans with combined loan-to-value ratios to 100%. Loans above 80% combined loan to value ratios are subject to the availability of private mortgage insurance. Pricing on fixed rate home equity and home improvement loans is reviewed by senior management, and generally terms are in the three to fifteen year range in order to minimize interest rate risk. During the quarter ended March 31, 2000 we originated approximately $14 million of fixed rate loans. These loans carry a weighted average written term of 8 years and a fixed rate ranging from 6.95% to 12.25%. We also offer variable rate home equity and home improvement loans. At March 31, 2000, $29.8 million or 27.5% of the home equity and home improvement loan portfolio carried a variable rate. The variable rate loans have a fixed rate for three years then adjust annually, with terms of up to twenty years. Our home equity and home improvement loans are originated in amounts which, together with the amount of the first mortgage, do not exceed 100% of the value of the property securing the loan.

         Our home equity credit line loans, which totaled $52.0 million, or 26.1% of total consumer loans at March 31, 2000, are adjustable-rate loans secured by a first or second mortgage on owner-occupied one to four-family residences located in the state of Wisconsin. Current interest rates on home equity credit lines are tied to the prime rate, adjust monthly and range from 100 to 150 basis points over the prime rate, depending on the loan-to-value ratio. Home equity line of credit loans are made for terms up to 10 years and require a minimum monthly payment of the greater of $100 or 1 1/2% of the month end balance. An annual fee is charged on home equity lines of credit.

         At March 31, 2000, student loans amounted to $28.6 million, or 14.4% of our consumer loan portfolio. These loans are serviced by Great Lakes Higher Education Servicing Corporation.

         Consumer loans may entail greater credit risk than residential mortgage loans. At March 31, 2000, $1.3 million or approximately 0.55% of the consumer loan portfolio was 90 days or more delinquent. Although the level of delinquencies in our consumer loan portfolio generally has been low, there can be no assurance that delinquencies will not increase in the future.

         Multi-family and Commercial Real Estate Loans. At March 31, 2000 our multi-family and commercial real estate loan portfolio consisted of 160 loans totaling $108.9 million or 9.7% of our gross loan portfolio. The multi-family and commercial real estate loan portfolio consist of fixed rate, ARM and balloon loans originated at prevailing market rates. This portfolio generally consists of mortgages secured by apartment buildings, office buildings, warehouses, industrial buildings and retail centers. ARM loans of this type are currently being originated at 175 to 250 basis points above the rate on U.S. Treasury securities for comparable maturities. These loans typically do not exceed 80% of the lesser of the purchase price or an appraisal by an appraiser designated by us. Balloon loans generally are amortized on a 15 to 25 year basis with a typical loan term of three to ten years.

         Loans secured by multi-family and commercial real estate are granted based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments relating to the outstanding debt. In most cases, we obtain joint and several personal guarantees from the principals involved. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state certified fee appraisers approved by the board of directors. Title and hazard insurance are required as well as flood insurance, if applicable. Environmental assessments are performed on all multi-family and commercial real estate loans in excess of $500,000.

         At March 31, 2000, the largest outstanding loan on a multi-family property was $7.1 million on a 240 unit apartment project located in Milwaukee, Wisconsin. At the same date, the largest outstanding loan on a commercial real estate property was $6.9 million on two office buildings located in Milwaukee, Wisconsin. At March 31, 2000, these loans were current and performing in accordance with their terms.

         Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired.

         Commercial Business Loans At March 31, 2000, our commercial business loan portfolio consisted of loans totaling $37.0 million or 3.3% of our gross loan portfolio. The commercial loan portfolio consists of loans to businesses for equipment purchases, working capital lines of credit, debt refinancing, SBA loans and domestic stand-by letters of credit. Typically, these loans are secured by business assets and personal guarantees. We offer both variable and fixed rate loans. Approximately 11.5% of the commercial business loans have an interest rate adjusted monthly based on the prevailing prime rate. Term loans are generally amortized over a three to seven year period. Fixed rates are priced at a margin over the yield on US Treasury issues with maturities that correspond to the maturities of the notes. All lines of credit and term loans with balances over $500 thousand are reviewed annually. The largest commercial business loan at March 31, 2000 had an outstanding balance of $13.5 million and was secured by equipment and chattel paper. All payments under commercial business loans were current as of March 31, 2000.

         Loan Approval Authority. For one- to four- family residential loans sold into the secondary market, our underwriters are authorized by the board of directors to approve loans processed through the FNMA "Desktop Underwriter" automated underwriting system up to $252,700. For one-to four-family residential loans held in portfolio, our underwriters are authorized by the board of directors to approve loans processed through the FNMA "Desktop Underwriter" automated underwriting system up to $150,000, provided the loan-to-value ratio is 75% of less and the loan meets other specific underwriting criteria. All other loans in excess of $80,000 must be approved by a senior officer.

         Consumer loan underwriters have individual loan approval authorities ranging from $15,000 to $50,000. Loan applications exceeding $50,000 must be approved by a senior officer. All home equity loans where the loan-to-value ratio exceeds 80% and/or where the normal underwriting standards are not met must be approved by a senior officer.

         The executive committee of the board of directors reviews on a monthly basis all loans made, and the board ratifies actions taken by the committee.

         Multi-family and commercial loan proposals and multi-family and commercial construction loan proposals are subject to approval of the executive committee of the board. All loan decisions are subject to ratification by the board at their monthly meetings.

         Any commercial business loan less than $50,000 may be approved by the department head or a senior officer, and any two of those individuals may approve loans in the amount of $50,000 to $100,000. All commercial business loans in the amount of $100,000 or more are approved by the executive committee of the board of directors and ratified by the board at their next meeting.

Asset Quality

         One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of owned properties, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our emphasis on quality mortgage underwriting, our maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have helped strengthen our financial condition.

         Delinquent Loans and Foreclosed Assets. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of one-to-four family mortgage loans, our mortgage servicing department is responsible for collection procedures from the 15th day of delinquency through the completion of foreclosure. Specific procedures include a late charge notice being sent at the time a payment is over 15 days past due with a second notice (in the form of a billing coupon) being sent before the payment becomes 30 days past due. Once the account is 30 days past due, we attempt telephone contact with the borrower. Letters are sent if contact has not been established by the 45th day of delinquency. On the 60th day of delinquency, attempts at telephone contact continue and stronger letters, including foreclosure notices, are sent. If telephone contact cannot be made, we send our property inspector to the property.

         When contact is made with the borrower, we attempt to obtain full payment or work out a repayment schedule to avoid foreclosure. All properties are inspected prior to foreclosure approval. Most borrowers pay before the deadline given and it is not necessary to start foreclosure action. If it is, action starts when the loan is between the 90th and 120th day of delinquency. We normally seek the shortest redemption period possible. If we obtain the property at the foreclosure sale, we hold the properties as real estate owned. They are marketed after an outside appraisal is obtained and any PMI claims are filed. The collection procedures and guidelines as outlined by Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Housing Administration (FHA), Veterans Administration (VA), Department of Veterans Affairs (DVA), Wisconsin Housing and Economic Development Authority (WHEDA) and Farmers Home Administration (FmHA) are followed.

         The collection procedures for consumer loans, excluding student loans, include our sending periodic late notices to a borrower once a loan is 15 days past due. We attempt to make direct contact with a borrower once a loan becomes 30 days past due. Supervisory personnel in our Consumer Loan Collection Department review loans 60 days or more delinquent on a regular basis. If collection activity is unsuccessful after 90 days, we may charge-off a loan or refer the matter to our legal counsel for further collection effort. Loans we deem to be uncollectible are proposed for charge-off by our Collection Department. Charge-offs of consumer loans require the approval of our Consumer Loan Manager and a senior officer. All student loans are serviced by Great Lakes Higher Education Servicing Corporation which guarantees their servicing to comply with all Department of Education Guidelines. Our student loan portfolio is guaranteed by the Great Lakes Higher Education Guaranty Corporation, which is reinsured by the U.S. Department of Education.

         The collection procedures for multi-family, commercial real estate and commercial business loans include sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan becomes 15 days past due. The manager of multi-family and commercial real estate reviews loans 15 days or more delinquent on a regular basis. The commercial banking manager reviews loans 10 days or more delinquent on a regular basis. If collection activity is unsuccessful, we may refer the matter to our legal counsel for further collection effort. After 90 days or sooner, loans we deem to be uncollectible are proposed for repossession or foreclosure and charge-off. This action requires the approval of our board of directors.

     Our policies require that management continuously monitor the status of the loan portfolio and report to the board of directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate. The following table presents information regarding loans delinquent for 60 days or longer:



                                                      MARCH 31, 2000                             MARCH 31, 1999
                                         ------------------------------------------  ---------------------------------------
                                             60-89 DAYS          90 DAYS OR MORE         60-89 DAYS        90 DAYS OR MORE
                                         --------------------  --------------------  -------------------  ------------------
                                                   PRINCIPAL             PRINCIPAL            PRINCIPAL           PRINCIPAL
                                         NO. OF     BALANCE    NO. OF     BALANCE    NO. OF    BALANCE    NO. OF   BALANCE
                                          LOANS    OF LOANS     LOANS    OF LOANS    LOANS    OF LOANS    LOANS   OF LOANS
                                         --------  ----------  --------  ----------  -------  ----------  ------- ----------

One- to four-family first mortgages           21    $    880        24    $  2,090       27    $  1,739       43    $ 3,182
Other first mortgages                          1         376         5         416        1         223        2        354
Consumer and other loans                      92         650       263       1,280      111         457      238      1,163
                                         --------  ----------  --------  ----------  -------  ----------  ------- ----------
Total delinquent loans (60 days and
over)                                        114    $  1,906       292    $  3,786      139    $  2,419      283    $ 4,699
                                         ========  ==========  ========  ==========  =======  ==========  ======= ==========
Delinquent loans (60 days and over) to
total loans                                             0.17  %               0.34  %              0.23  %            0.44%



                                                                           DECEMBER 31
                                      -----------------------------------------------------------------------------------------
                                                1999                         1998                           1997
                                      ----------------------------- ----------------------------  -----------------------------
                                                      90 DAYS                      90 DAYS                        90 DAYS
                                                                                or More       60-89 DAYS
                                      60-89 DAYS      OR MORE      60-89 DAYS                                     OR MORE
                                      --------------- ------------- ------------- --------------  -------------- --------------
                                            PRINCIPAL      PRINCIPAL      PRINCIPAL      PRINCIPAL      PRINCIPAL       PRINCIPAL
                                      NO.OF BALANCE  NO.OF BALANCE  NO.OF BALANCE  NO.OF BALANCE  NO.OF BALANCE  NO.OF  BALANCE
                                      LOANS OF LOANS LOANS OF LOANS LOANS OF LOANS LOANS OF LOANS LOANS OF LOANS LOANS  OF LOANS
                                      ----- -------- ----- -------- ----- -------- ----- -------- ----- -------- -----  --------
                                                                  (DOLLARS IN THOUSANDS)

One- to four-family first mortgages      19  $  691    42  $ 3,629     37  $ 1,589    96   $5,986    31  $ 1,427    70  $  5,388

Other first mortgages                     -       -     6      793      -        -     1       73     -        -     2     4,412

Consumer and other loans                112     495   215      979    121      660   221      913   146      707   297     1,469
                                      -----  ------ -----  -------  -----  ------- ----- -------- -----  ------- -----  --------

Total delinquent loans (60 days
  and over)                             131  $1,186   263  $ 5,401    158  $ 2,249   318   $6,972   177  $ 2,134   369  $ 11,269
                                      =====  ====== =====  =======  =====  ======= ===== ======== =====  ======= =====  ========
Delinquent loans (60 days and over)
  to total loans                               0.11%          0.49%           0.21%          0.65%          0.17%           0.88%



     Our $3.8 million in loans delinquent 90 days or more at March 31, 2000 were comprised primarily of 24 one- to four-family first mortgage loans (including FHA/VA first mortgage loans) with an average principal balance of approximately $87,000. The largest non-performing asset at March 31, 2000 was a high-rise condominium in Bloomington, Minnesota. The property is carried as foreclosed real estate in the amount of $1.6 million, net of a specific loss allowance. First Federal originally made a construction and development loan on the building which contains forty-nine residential units and three commercial units. Mutual Savings obtained title to the property in 1998. As of March 31, 2000, nineteen residential units remained to be sold, including four residential units that were under contract of sale. Mutual Savings does not anticipate further loss.

         Non-performing assets totaled $6.4 million at March 31, 2000, and $7.8 million at December 31, 1999, compared with $10.2 million at December 31, 1998. The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated.


                                            AT MARCH                              AT DECEMBER 31,
                                               31,
                                          ----------    -------------------------------------------------------------
                                              2000         1999         1998        1997         1996         1995
                                          ----------    ----------   ----------   ----------   ----------  ----------
                                                                             (DOLLARS IN THOUSANDS)
Non-accrual first mortgage loans           $  2,483      $  3,572     $  2,937    $  9,003     $  1,764    $    416
Non-accrual consumer and other loans            119            83          176         158           21
Accruing loans delinquent 90 days or more     1,053         1,152        3,617         813          158         128
                                           --------      --------     --------    --------     --------    --------
    Total non-performing loans                3,655         4,807        6,730       9,974        1,943         544
Foreclosed real estate, net                   2,729         3,018        3,505         159          258         333
                                           --------      --------     --------    --------     --------    --------
    Total non-performing assets            $  6,384      $  7,825     $ 10,235    $ 10,133     $  2,201    $    877
                                           ========      ========     ========    ========     ========    ========
Non-performing loans to total loans            0.33%         0.44%        0.65%       0.79%        0.24%       0.07%
Non-performing assets to total assets          0.37          0.44         0.55        0.55         0.19        0.07


The large increase in non-performing assets in 1997 is primarily a result of the acquisition of First Federal in that year.

         With the exception of first mortgage loans insured or guaranteed by the FHA, VA or Guaranteed Rural Housing (formerly FmHA), we stop accruing income on loans when interest or principal payments are greater than 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited to income. We may recognize income in the period that we collect it when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist.

         All commercial real estate loans which are greater than 90 days past due are considered to be impaired. Impaired loans are individually assessed to determine whether a loan's carrying value is in excess of the fair value of the collateral or the present value of the loan's cash flows discounted at the loan's effective interest rate.

         At March 31, 2000 and December 31, 1999 and 1998, we had no loans classified as impaired as defined in SFAS No. 114.

         Foreclosed real estate consists of property we acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs. Foreclosed real estate is inspected periodically. Additional outside appraisals are obtained if we consider that appropriate. Additional write-downs may occur if the property value deteriorates. These additional write-downs are charged directly to current operations.

         Allowance for Loan Losses. The following table presents the activity in our allowance for loan losses at or for the periods indicated.


                                           AT, OR FOR
                                              THE
                                            QUARTER
                                            ENDED,               AT OR FOR THE YEARS ENDED DECEMBER 31,
                                         --------------  --------------------------------------------------------
                                             2000           1999          1998      1997       1996       1995
                                         --------------  -----------   ----------- --------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)

Balance at beginning of period              $    6,948    $  6,855       $  7,195  $ 3,921   $  3,392    $ 2,942
                                            -----------  -----------   ----------- --------  ---------  ---------
Provision for loan losses                           76         350            637    1,065        672        597
Other additions: purchase of First
  Federal                                            -                          -    2,449
                                            -----------  -----------   ----------- --------  ---------  ---------
Charge-offs:
  First mortgage loans                              36         152            997      624         80        109
  Consumer and other loans                          35         189            223      127         77         51
                                            -----------  -----------   ----------- --------  ---------  ---------
    Total charge-offs                               71         341          1,220      751        157        160
Recoveries:
  First mortgage loans                               0         (40)          (206)    (479)         -          -
  Consumer and other loans                          (7)        (44)           (37)     (32)       (14)       (13)
                                            -----------  -----------   ----------- --------  ---------  ---------
     Total recoveries                               (7)        (84)          (243)    (511)       (14)       (13)
                                            -----------  -----------   ----------- --------  ---------  ---------
  Net charge-offs                                   64         257            977      240        143        147
                                            -----------  -----------   ----------- --------  ---------  ---------
Balance at end of period                    $    6,960    $  6,948       $  6,855  $ 7,195   $  3,921    $ 3,392
                                            ===========  ===========   =========== ========  =========  =========

Net charge-offs to average loans                  0.01 %      0.03 %         0.08     0.02 %     0.02 %     0.02%
Allowance for loan losses to total loans          0.63        0.64           0.66     0.57       0.48       0.43
Allowance for loan losses to                    190.42      144.54         101.86    72.14      201.8     623.53
non-performing loans

         The allowance for loan losses has been determined in accordance with generally accepted accounting principles, under which we are required to maintain adequate allowances for loan losses. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable loan losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

         Loan loss allowances are reviewed monthly. General allowances are maintained by the following categories for performing loans to provide for unidentified inherent losses in the portfolios:


         - One-to-four family
         - Consumer
         - Multi-family and commercial real estate
         - Commercial business

         Allowance goals have been established by an internal risk evaluation by loan category. Various factors are taken into consideration, including: historical loss experience, economic factors and other factors, that, in management's judgment would affect the collectibility of the portfolio as of the evaluation date. Shortfalls in loan loss allowance are charged against operations as provision for loan losses, to maintain reserves at the desired levels.

         The appropriateness of the allowance is reviewed by senior management on a monthly basis based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of Mutual Savings. Other outside factors such as credit quality trends, collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan are also considered. Our board of directors also reviews the loan loss allowances compared to the relative size of the portfolio on a monthly basis.

         Delinquent and Non-performing loans. One-to-four family loans delinquent more than 90 days, multi-family and commercial real estate loans more than 60 days, consumer loans more than 90 days and commercial business loans more than 60 days are reviewed and analyzed by senior officers on an individual basis. Any potential loss is charged against reserves by establishing a corresponding specific reserve for that loan from the general reserve.

         By following careful underwriting guidelines, Mutual Savings has historically maintained low levels of non-performing loans to total loans. Our ratio of non-performing loans to total loans at December 31, 1995 was 0.10%. It increased after the of acquisition of First Federal to a level of 0.97% at December 31, 1998. However, at December 31, 1999 the level dropped to 0.44%, and further dropped to 0.37% at March 31, 2000, reflecting the resolution of the majority of the problem loans acquired.

         We believe the primary risks inherent in our portfolio are possible increases in interest rates, a possible decline in the economy, generally, and a possible decline in real estate market values. Any one or a combination of these events may adversely affect our loan portfolio resulting in increased delinquencies and loan losses. Accordingly, and because of the increased concentration of consumer loans, we have taken steps to increase our level of loan loss allowances over the last 5 years. At March 31, 2000, the allowance for loan losses as a percentage of total loans was 0.63% compared with 0.43% at December 31, 1995. Furthermore, the increase in the allowance for loan losses each year from 1995 to 1999 reflects our strategy of resolving non-performing loans while providing adequate allowances for inherent losses in the portfolio and identifying potential losses in a timely manner, as well as providing an adequate allowance to reflect changes in the components of the portfolio during that period.

         Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. One or more of these agencies, specifically the FDIC or the OTS, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the quarter ended March 31, 2000, and the Years Ended December 31, 1999 and 1998 -Provision for Loan Losses." The following tables represent our allocation of allowance for loan losses by loan category on the dates indicated:


                                              AT MARCH 31, 2000
                                           -----------------------
                                                      PERCENTAGE
                                                        OF
                                                      LOANS
                                                        IN
                                                      CATEGORY
                                                      TO TOTAL
LOAN CATEGORY                               AMOUNT     LOANS
-------------                              ---------- -----------
                                               (IN THOUSANDS)
First mortgage loans
  One-to four-family                        $  4,697      66.86%
  Other                                          819      12.17%
                                           ---------- -----------
    Total first mortgage loans                 5,516      79.03%
Commercial                                       495       3.29%
Home equity lines                                263       4.62%
Consumer & other                                 686      13.06%
Unallocated                                        0       0.00%
                                           ---------- -----------
    Total allowance for loan losses         $  6,960     100.00%
                                           ========== ===========




                                                                   AT DECEMBER 31,

                          ---------------------------------------------------------------------------------------------------
                                 1999               1998                1997                1996               1995
                          ------------------- ------------------ ------------------- ----------------------------------------
                                     PERCENTAGE        PERCENTAGE          PERCENTAGE          PERCENTAGE          PERCENTAGE
                                       OF                 OF                  OF                  OF                  OF
                                     LOANS IN          LOANS IN            LOANS IN            LOANS IN            LOANS IN
                                     CATEGORY          CATEGORY            CATEGORY            CATEGORY            CATEGORY
                                     TO TOTAL          TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL
LOAN CATEGORY               AMOUNT    LOANS    AMOUNT   LOANS      AMOUNT   LOANS      AMOUNT   LOANS     AMOUNT    LOANS
-------------             ---------- -------- -------- --------- --------- --------- --------- -------- ---------  ---------
                                                                   (IN THOUSANDS)
First mortgage loans
  One-to four-family       $  4,736   67.37%   $ 5,189   70.56%   $ 4,978     73.11%  $ 2,644    68.39%  $ 2,346     70.10%
  Other                         822   12.01%       596   11.07%     1,198     11.42%      595    17.30%      530     18.04%
                          ---------- -------- -------- --------- --------- --------- --------- -------- ---------  ---------
    Total first mortgage
     loans                    5,558   79.38%     5,785   81.63%     6,176     84.53%    3,239    85.69%    2,876     88.14%
Commercial                      520    3.57%       402    2.74%       283      1.48%      252     2.99%      173      2.14%
Home equity lines               253    4.58%       229    4.36%       231      3.65%      166     3.94%      137      3.39%
Consumer & other                617   12.47%       439   11.27%       505     10.34%      264     7.38%      206      6.33%
Unallocated                       0    0.00%         0    0.00%         0      0.00%        0     0.00%        0      0.00%
                          ---------- -------- -------- --------- --------- --------- --------- -------- ---------  ---------
    Total allowance for    $  6,948  100.00%   $ 6,855  100.00%   $ 7,195    100.00%  $ 3,921   100.00%  $ 3,392     100.00%
loan losses               ========== ======== ======== ========= ========= ========= ========= ======== =========  =========


INVESTMENT ACTIVITIES

         Investment Securities. The board of directors reviews and approves our investment policy on an annual basis. Senior officers, as authorized by the board of directors, implement this policy. The board of directors reviews our investment activity on a monthly basis.

         Our investment objectives are to meet legal liquidity requirements, generate a favorable return on investments without undue compromise to our other objectives as stated in the business plan and establish acceptable levels of interest rate risk, credit risk and investment portfolio concentrations. Wisconsin chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, State and Municipal obligations, mortgage-related securities, mortgage derivative securities, certain time deposits of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and equity securities, commercial paper and mutual funds.

         Our investment policy allows participation in hedging strategies or the use of financial futures, options or forward commitments or interest rate swaps but only with prior approval of the board of directors and the State of Wisconsin, Department of Financial Institutions. We did not have any such hedging transactions in place at March 31, 2000. Our investment policy prohibits the purchase of non-investment grade bonds. Our investment policy also provides that we will not engage in any practice that the Federal Financial Institutions Examination Council considers to be an unsuitable investment practice. In addition, the policy provides that we shall attempt to maintain primary liquidity consisting of investments in cash, cash in banks, federal funds purchased and securities with remaining maturities of less than six months in an amount equal to 4.0% of average daily deposits. At March 31, 2000, our primary liquidity ratio was 4.0%. For information regarding the carrying values, yields and maturities of our investment securities and mortgage-related securities, see "-- Carrying Values, Yields and Maturities."

         We classify securities as trading, held to maturity, or available for sale at the date of purchase. We currently do not have any held to maturity securities, but if we did, they would be reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. We currently have no securities classified as trading.

         Mortgage-related Securities. Most of our mortgage-related securities are directly or indirectly insured or guaranteed by GNMA, FHLMC or FNMA. The rest of the securities are private collateralized mortgage obligations (CMO's). We classify our entire mortgage-related securities portfolio as available for sale.

         At March 31, 2000, mortgage-related securities available for sale totaled $472.5 million, or 27.1% of total assets. At March 31, 2000, the mortgage-related securities portfolio had a weighted average yield of 6.77%. Of the mortgage-related securities we held at March 31, 2000, $409.3 million, or 86.6%, had fixed rates and $63.1 million, or 13.4%, had adjustable-rates. Mortgage-related securities at March 31, 2000 included real estate mortgage investment conduits (REMICs), which are securities derived by reallocating cash flows from mortgage pass-through securities or from pools of mortgage loans held by a trust. REMICS are a form of, and are often referred to as CMO's.

         Our REMICs have fixed and variable coupon rates ranging from 5.47% to 8.00% and a weighted average yield of 6.68% at March 31, 2000. At March 31, 2000, REMICs totaled $139.1 million, which constituted 29.4% of the mortgage-related securities portfolio, or 8.0% of total assets. Our REMICs had an expected average life of 8.3 years at March 31, 2000. For a further discussion of our investment policies, including those for mortgage-related securities, see "- Investment Securities." Purchases of mortgage-related securities may decline in the future to offset any significant increase in demand for one- to four-family mortgage loans and other loans.

         Mortgage-related securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. However, mortgage-related securities are more liquid than individual mortgage loans. In general, mortgage-related securities issued or guaranteed by GNMA, FHLMC and FNMA are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk weighting assigned to most non-securitized residential mortgage loans.

         While mortgage-related securities carry a reduced credit risk as compared to whole loans, they remain subject to the risk of a fluctuating interest rate environment. Along with other factors, such as the geographic distribution of the underlying mortgage loans, changes in interest rates may alter the prepayment rate of those mortgage loans and affect both the prepayment rates and value of mortgage-related securities.

         The following table presents our investment securities and mortgage-related securities activities for the periods indicated.



                                                   FOR THE QUARTERS ENDED
                                                           MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                                                   -------------------------- --------------------------------------
                                                      2000          1999        1999         1998          1997
                                                   ------------ ------------- ----------- ------------ -------------
                                                                                         (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
Carrying value at beginning of period               $   57,763   $   116,534   $ 116,534   $   159,208  $    159,513
                                                   ------------ ------------- ----------- ------------ -------------
Purchases                                               10,000        20,000      21,481       381,899       376,634
Acquisition of First Federal                                 -             -                         -        36,457
Calls                                                        -        (5,000)                  (50,393)       (5,015)
Transfer from mutual funds to CMO                            -             -     (14,047)            -             -
Maturities                                             (20,000)      (60,000)    (65,000)     (378,944)     (409,346)
Sales                                                        -             -           -             -             -
Premium amortization and discount accretion, net           364           378        (182)        4,639           246
Decrease (increase) in unrealized gains                     38          (213)     (1,023)          135           719
                                                   ------------ ------------- ----------- ------------ -------------
Net increase in investment securities                   (9,598)      (44,835)    (58,771)      (42,674)         (305)
                                                   ------------ ------------- ----------- ------------ -------------
Carrying value at end of period                     $   48,165   $    71,699   $  57,763   $  $116,534  $    159,208
                                                   ============ ============= =========== ============ =============


MORTGAGE-RELATED SECURITIES AVAILABLE FOR SALE:
Carrying value at beginning of period               $  374,100   $   270,897   $ 270,897   $  $225,906  $     90,452
                                                   ------------ ------------- ----------- ------------ -------------
Purchases                                              114,420        20,234     213,504       119,548        72,071
Transfer from mutual funds to CMO                            -             -      14,047             -             -
Acquisition of First Federal                                 -             -           -             -       124,940
Sales                                                        -             -     (53,682)            -        (3,820)
Principal payments                                     (11,359)      (20,127)    (60,367)      (77,407)      (59,514)
Premium amortization and discount accretion, net           120            41         262           613            72
Decrease (increase) in unrealized gains                 (4,825)       (1,064)    (10,561)        2,237         1,705
                                                   ------------ ------------- ----------- ------------ -------------
Net increase in mortgage-related securities             98,356          (916)    103,203        44,991       135,454
                                                   ------------ ------------- ----------- ------------ -------------
Carrying value at end of period                     $  472,456   $   269,981   $ 374,100   $   270,897  $    225,906
                                                   ============ ============= =========== ============ =============

The following table presents the composition of our money market investments, investment securities and mortgage-related securities portfolios in dollar amount and in percentage of each investment type at the dates indicated. It also presents the coupon type for the mortgage-related securities portfolio. For all securities and for all periods presented, the carrying value is equal to fair value.



                                                              AT                    AT DECEMBER 31,
                                                           MARCH 31,     -------------------------------------------
                                                             2000            1999          1998           1997

                                                         --------------  -------------------------------------------
                                                                                   (Dollars in thousands)
                                                             Carrying/     Carrying/    Carrying/      Carrying/
                                                            Fair Value    Fair Value   Fair Value     Fair Value
                                                         --------------  ------------  ------------  --------------
MONEY MARKET INVESTMENTS
  Interest-earning deposits                                   $ 21,457    $ 132,592      $ 262,714        $ 41,305
  Federal funds sold                                                 -       25,000         45,000          15,000
                                                         ==============  ============  ============  ==============
  Total money market investments                              $ 21,457    $ 157,592      $ 307,714        $ 56,305
                                                         ==============  ============  ============  ==============

INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  Mutual funds                                                $ 28,928    $  28,537       $ 40,885        $ 39,888
  United States government and agencies                         19,237       29,175         75,421         118,598
  Asset-backed securities                                            -           51            228             722
                                                         ==============  ============  ============  ==============
    Total investment securities available for sale            $ 48,165    $  57,763      $ 116,534        $159,208
                                                         ==============  ============  ============  ==============

MORTGAGE-RELATED SECURITIES AVAILABLE FOR SALE
  BY ISSUER:
  Federal Home Loan Mortgage Corporation                      $ 67,697    $  70,216       $ 43,717        $ 29,073
  Federal National Mortgage Association                        387,194      285,384        194,353         136,510
  Private placement CMO's                                       17,032       17,927         31,994          59,118
  Government National Mortgage Association                         533          573            833           1,205
                                                         ==============  ============  ============  ==============
     Total mortgage-related securities                       $ 472,456    $ 374,100      $ 270,897        $225,906
                                                         ==============  ============  ============  ==============

     BY COUPON TYPE:
     Adjustable-rate                                            63,133    $  59,506       $ 51,877        $ 51,704
     Fixed-rate                                                409,323      314,594        219,020         174,202
                                                         ==============  ============  ============  ==============
     Total mortgage-related securities                       $ 472,456    $ 374,100      $ 270,897        $225,906
                                                         ==============  ============  ============  ==============
TOTAL INVESTMENT PORTFOLIO                                   $ 542,078    $ 589,455      $ 695,145        $441,419
                                                         ==============  ============  ============  ==============



         Carrying Values, Yields and Maturities. The table below presents information regarding the carrying values, weighted average yields and contractual maturities of our investment securities and mortgage-related securities at March 31, 2000. Mortgage-related securities are presented by issuer and by coupon type.


                                                                         AT MARCH 31, 2000
                                    --------------------------------------------------------------------------------------------
                                                                            More than Five
                                                        More than One Year     Years to          More than
                                     One Year or Less     to Five Years       Ten Years          Ten Years             Total
                                    ------------------  ------------------ ----------------  --------------------- -----------------
                                              Weighted            Weighted          Weighted              Weighted          Weighted
                                    Carrying   Average  Carrying  Average  Carrying  Average   Carrying   Average  Carrying  Average
                                     Value      Yield     Value   Yield     Value    Yield      Value      Yield    Value     Yield
                                    ------------------  ------------------  ---------------- --------------------- -----------------
                                                                     (Dollars in thousands)
INVESTMENT SECURITIES AVAILABLE
  FOR SALE:
  Mutual funds                       28,928      5.83 %         -                 -      - %          -      - %    28,928  5.83 %
  United States government and
   agencies                               -         -      19,237   5.66 %                                          19,237  5.66
                                    -------              --------                                                 --------
  Total investment securities       $28,928      5.83    $ 19,237   5.66    $     -            $      -           $ 48,165  5.76
                                    =======              ========           =======            ========           ========

MORTGAGE-RELATED SECURITIES AVAILABLE
  FOR SALE:
  BY ISSUER:
   GNMA pass-through certificates         3      7.89         177   7.81        413   8.21            -       -        533  8.12
   FNMA pass-through certificates         -         -         104   7.61      6,879   5.87      313,617    6.86    320,600  6.84
   Private CMOs                           -         -           -      -      1,615   6.50       15,417    6.91     17,032  6.87
   FHLMC pass-through certificates        1      9.09         141   8.05         28   9.16       12,092    6.30     12,262  6.33
   FHLMC, FNMA and GNMA-REMICs            -         -           -      -      5,326   6.22      116,703    6.65    122,029  6.63
                                    -------              --------           -------            --------           --------
    Total mortgage-related
      securities                    $     4      8.19    $    362   7.85    $14,261   6.15     $457,829    6.79   $472,456  6.77
                                    =======              ========           =======            ========           ========


 BY COUPON TYPE:
 Adjustable-rate                          0         -           -      -      4,807   6.31       58,326    6.83     63,133  6.79
 Fixed-rate                               4      8.19         362   7.85      9,454   6.07      399,503    6.79    409,323  6.76
                                    -------              --------           -------            --------           --------
    Total mortgage-related
      securities                    $     4      8.19    $    362   7.85    $14,261   6.15     $457,829    6.79   $472,456  6.77
                                    =======              ========           =======            ========           ========

TOTAL INVESTMENT AND
  MORTGAGE-RELATED SECURITIES
  PORTFOLIO                         $28,932      5.83 %  $ 19,599   5.70 %  $14,261   6.15%    $457,829    6.79%  $520,621  6.68 %
                                    =======              ========           =======            ========           ========




SOURCES OF FUNDS

         General. Deposits, scheduled amortization and prepayments of loan principal and mortgage-related securities, maturities and calls of investments securities, Federal Home Loan Bank borrowings and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We currently do not use reverse repurchase agreements as sources of funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources."

         Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits. We also offer IRA and Keogh time deposit accounts.

         Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Our deposits are primarily obtained from areas surrounding our offices and we rely primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. We do not use brokers to obtain deposits.

         When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as regular savings deposits, money market accounts and demand accounts) represented 39.3% of total deposits on March 31, 2000. At March 31, 2000, time deposits with remaining terms to maturity of less than one year amounted to $545.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997.

         The following table presents our deposit activity for the periods indicated:



                                                          FOR THE QUARTERS ENDED MARCH 31,
                                                   -----------------------------------------------
                                                           2000                   1999
                                                   ----------------------  -------------------
                                                               (DOLLARS IN THOUSANDS)

Total deposits at beginning of period                         $1,343,007           $1,398,858
Net deposits (withdrawals)                                       (37,593)             (33,757)
Acquisition of First Federal                                           -                    -
Interest credited, net of penalties                               13,774               14,263
                                                   ----------------------  -------------------
Total deposits at end of period                               $1,319,188           $1,379,364
                                                   ======================  ===================
Net increase (decrease)                                        $ (23,819)          $  (19,494)
                                                   ======================  ===================
Percentage increase (decrease)                                     (1.77) %             (1.39)  %



                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------------------------
                                                            1999                  1998                  1997
                                                   ----------------------  -------------------   -------------------
                                                                         (DOLLARS IN THOUSANDS)
Total deposits at beginning of period               $        1,398,858           $  1,362,330            $  994,283
Net deposits (withdrawals)                                    (110,285)               (20,851)              (62,748)
Acquisition of First Federal                                         -                      -                376,700
Interest credited, net of penalties                             54,434                 57,379                54,095
                                                   ----------------------  -------------------   -------------------
Total deposits at end of period                     $        1,343,007           $  1,398,858           $ 1,362,330
                                                   ======================  ===================   ===================
Net increase (decrease)                             $          (55,851)          $     36,528           $   368,047
                                                   ======================  ===================   ===================
Percentage increase (decrease)                                   (3.99)  %               2.68  %              37.02  %



At March 31, 2000, we had $60.9 million in time deposits with balances of $100,000 and over maturing as follows:


                               MATURITY PERIOD                             AMOUNT
                                                                 ----------------------------
                                                                       (IN THOUSANDS)
             Three months or less                                 $              16,834
             Over three months through six months                                 9,226
             Over six months through 12 months                                   15,362
             Over 12 months through 24 months                                    15,277
             Over 24 months through 36 months                                     3,176
             Over 36 months                                                         986
                                                                 ----------------------------
             Total                                                $              60,861
                                                                 ============================


         The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average nominal interest rate on each category of deposits.


                                                 AT MARCH 31,                             AT DECEMBER 31,
                                 ------------------------------------------   ----------------------------------------
                                                     2000                                      1999
                                 ------------------------------------------   ----------------------------------------
                                                                 WEIGHTED                                  WEIGHTED
                                                 PERCENT         AVERAGE                       PERCENT     AVERAGE
                                                 OF TOTAL        NOMINAL                       OF TOTAL    NOMINAL
                                    AMOUNT       DEPOSITS          RATE           AMOUNT       DEPOSITS      RATE
                                 ------------    ---------       ---------      ----------    -----------  --------
                                                           (DOLLARS IN THOUSANDS)
Savings                         $  150,901         11.44%          2.41%      $ 151,447          11.28%     2.41%

Interest-bearing demand             89,141          6.76%          1.05%         89,685           6.68%     1.05%

Money market                       230,051         17.44%          4.91%        231,174          17.21%     4.90%

Non-interest bearing                48,403           .67%          0.00%         42,596           3.17%     0.00%
                                ----------       --------       --------       --------      ----------   -------

  Total                            518,496         39.30%          3.06%        514,902          38.34%     3.09%
                                ----------       --------                      --------      ----------


Certificates:

Time deposits with original
maturities of:

   Three months or less             72,565          5.50%          5.06%         80,781           6.01%     5.07%

   Over three months to
     twelve months                 168,333         12.77%          4.99%        198,154          14.76%     4.90%

   Over twelve months to
     twenty-four months            373,917         28.35%          5.47%        401,053          29.87%     5.37%

   Over twenty-four
     months to thirty-six          116,313          8.82%          6.06%         73,729           5.49%     5.62%
     months

   Over thirty-six months
     to forty-eight months           5,392          0.41%          5.74%          5,819           0.43%     5.73%

   Over forty-eight months
     to sixty months                61,765          4.68%          5.89%         66,124           4.92%     5.94%

   Over sixty months                 2,407          0.18%          6.37%          2,445           0.18%     6.35%
                               -----------     ----------      ---------     ----------       ---------  --------

    Total time deposits            800,692         60.70%          5.46%        828,105          61.66%     5.31%
                               -----------     ----------                    ----------       ---------


    Total deposits              $1,319,188        100.00%          4.52%     $1,343,007         100.00%     4.46%
                               ===========     ==========                    ==========       =========




                                                                   AT DECEMBER 31,
                               ---------------------------------------------------------------------------------------
                                                     1998                                     1997
                               ---------------------------------------------------------------------------------------
                                                                 WEIGHTED                                  WEIGHTED
                                                 PERCENT         AVERAGE                        PERCENT    AVERAGE
                                                 OF TOTAL        NOMINAL                       OF TOTAL    NOMINAL
                                    AMOUNT       DEPOSITS         RATE            AMOUNT       DEPOSITS     RATE
                                 ------------    ---------       ---------      ----------    -----------  --------
                                                            (DOLLARS IN THOUSANDS)

Savings                         $  166,316         11.89%         2.41%      $  169,530         12.44%      2.85%

Interest-bearing demand            100,753          7.20%         1.05%          95,310          7.00%      1.41%

Money market                       159,361         11.39%         4.61%         134,451          9.87%      4.64%

Non-interest bearing                43,031          3.08%         0.00%          35,868          2.63%      0.00%
                                ------------    ---------       ---------      ----------    -----------  -------

  Total                            469,461         33.56%         2.64%         435,159         31.94%      2.85%
                                ------------    ---------                      ----------    -----------


Certificates:

Time deposits with original
maturities of:

   Three months or less             82,097          5.87%         5.00%          59,205          4.35%      5.29%


   Over three months to
     twelve months                 160,681         11.49%         5.17%         204,864         15.04%      5.52%

   Over twelve months to
     twenty-four months            517,495         36.99%         5.83%         433,152         31.79%      6.01%

   Over twenty-four
     months to thirty-six
     months                         82,755          5.92%         5.46%         113,969          8.37%      5.77%

   Over thirty-six months
     to forty-eight months           3,973          0.28%         5.73%           4,813          0.35%      5.84%


   Over forty-eight months
     to sixty months                79,861          5.71%         5.98%         107,885          7.92%      5.93%


   Over sixty months                 2,535          0.18%         6.34%           3,283          0.24%      6.21%
                                ----------       --------       -------      ----------      ---------     ------

    Total time deposits            929,397         66.44%         5.63%         927,171         68.06%      5.82%
                                ----------       --------                    ----------      ---------

    Total deposits              $1,398,858        100.00%         4.62%      $1,362,330        100.00%      4.87%
                                ==========       ========                    ==========      =========

         The following table presents, by rate category, the amount of our time deposit accounts outstanding at March 31, 2000 and December 31, 1999, 1998 and 1997.




                                      AT MARCH 31,                             AT DECEMBER 31,
                                    ------------------  ---------------------------------------------------------------
                                          2000               1999                 1998                   1997
                                    ------------------  ----------------   --------------------  ----------------------
                                                                                (IN THOUSANDS)
Time deposit accounts:
3.99% or less                       $             120   $            232    $              113     $               366

4.00% - 4.99%                                 188,407            231,747                79,861                   3,909

5.00% - 5.99%                                 459,334            530,748               590,164                 541,854

6.00% - 6.99%                                 151,548             63,808               257,491                 378,791

7.00% or greater                                1,283              1,570                 1,768                   2,251
                                    ------------------  ----------------   --------------------  ----------------------
     Total                          $         800,692    $       828,105    $          929,397     $           927,171
                                    ==================  ================   ====================  ======================


         The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of March 31, 2000.


                                                    PERIOD TO MATURITY FROM MARCH 31, 2000
                       --------------------------------------------------------------------------------------------------
                                                             OVER         OVER          OVER

                            WITHIN       OVER THREE TO    SIX MONTHS   ONE TO TWO   TWO TO THREE   OVER THREE

                         THREE MONTHS      SIX MONTHS    TO ONE YEAR      YEARS         YEARS        YEARS      TOTAL
                       --------------------------------- ------------- ------------ -------------- ---------- -----------
                                                                 (IN THOUSANDS)
Time deposit accounts:
3.99% or less            $           95                                 $       25                            $      120
4.00% - 4.99%                    79,112          54,607        39,038       14,312          1,112        227     188,408
5.00% - 5.99%                   115,795          75,948       125,374      112,212         14,554     15,451     459,334
6.00% - 6.99%                     6,388           6,031        42,592       69,064         24,996      2,477     151,548
7.00% or greater                    316               -             -            -            168        798       1,282
                       ----------------- --------------- ------------- ------------ -------------- ---------- -----------

     Total               $      201,706   $     136,586    $  207,004   $  195,613   $     40,830  $  18,953  $  800,692
                       ================= =============== ============= ============ ============== ========== ===========


     Borrowings. We borrow funds to finance our lending and investing activities. Substantially all of our borrowings take the form of advances from the Federal Home Loan Bank of Chicago. At March 31, 2000 we had no borrowings of less than one year. We have pledged certain loans receivable as blanket collateral for these advances and future advances. The Federal Home Loan Bank offers a variety of borrowing options with fixed or variable rates, flexible repayment options and fixed or callable terms. We choose the rate, repayment option and term to fit the purpose of the borrowing

OTHER FINANCIAL SERVICES

     Mutual Savings, though its wholly-owned subsidiary Lake Financial and Insurance Services, Inc., provides investment and insurance services to both Mutual customers and the general public. Investment services include tax deferred and tax free investments, mutual funds, and government securities. Personal insurance, business insurance, life and disability insurance and mortgage protection products are also offered by Lake Financial.

SUBSIDIARY ACTIVITIES

     In addition to Lake Financial and Insurance Services, Inc., described above, we have two active wholly-owned subsidiaries: Mutual Investment Corporation and M C Development Ltd. Mutual Investment Corporation owns and manages much of our investment portfolio. Mutual has funded this separate subsidiary to enhance the return on the portfolio. M C Development Ltd. is involved in land development and sales. It owns two parcels of undeveloped land consisting of 15 acres in Brown Deer, WI and 318 acres in Oconomowoc, WI. See "Properties".

PROPERTIES

     Mutual Savings conducts its business through its executive office and 51 banking offices, which had an aggregate net book value of $24.2 million as of December 31, 1999. The following table shows the location of Mutual Savings' offices, whether they are owned or leased, and the expiration date of the leases for the leased offices.

                                            ORIGINAL DATE
                                             LEASED OR            LEASED OR            DATE OF LEASE
LOCATION                                     ACQUIRED              OWNED                EXPIRATION
--------                                     --------             ---------             ----------
EXECUTIVE OFFICE:

 4949 West Brown Deer Road                     1991                  Owned
 Brown Deer, WI 53223

MILWAUKEE METRO AREA:

 Bayshore Mall                                 1971                  Leased                 2009
 5900 N. Port Washington Road
 Glendale, WI 53217

 Brookfield                                    1973*                 Owned
 17100 W. Capitol Drive
 Brookfield, WI 53005

 Brookfield Square                             1975                  Leased                 2006
 400 N. Moorland Road
 Brookfield, WI 53005

 Brown Deer                                    1979                  Owned
 4801 W. Brown Deer Road
 Brown Deer, WI 53223

 Capitol Drive                                 1976                  Owned
 8050 W. Capitol Drive
 Milwaukee, WI 53222

 Cedarburg                                     1978*                 Leased                 2006
 W62 N248 Washington Avenue
 Cedarburg, WI 53012

 Downtown                                      1955                  Owned
 510 E. Wisconsin Avenue
 Milwaukee, WI 53202

 Grafton                                       1978                  Owned
 2030 Wisconsin Avenue
 Grafton, WI 53024



                                           ORIGINAL DATE
                                             LEASED OR            LEASED OR            DATE OF LEASE
LOCATION                                     ACQUIRED              OWNED                EXPIRATION
--------                                   -------------           ----------           ------------

Howell Avenue                                 1977                  Owned
3847 S. Howell Avenue
Milwaukee, WI 53207

Mayfair Mall                                  1959*                 Leased                 2001
2500 N. Mayfair Road
Wauwatosa, WI 53226

Mequon                                        1970*                 Owned
11249 N. Port Washington Road
Mequon, WI 53092

Oak Creek                                     1972                  Owned
8780 S. Howell Avenue
Oak Creek, WI 53154

Oklahoma Avenue                               1982                  Owned
6801 W. Oklahoma Avenue
Milwaukee, WI 53219

Sherman Park                                  1950*                 Owned
4812 W. Burleigh Street
Milwaukee, WI 53210

Southgate                                     1967                  Owned
3340 S. 27th Street
Milwaukee, WI 53215

Southridge Mall                               1978                  Leased                 2002
5300 S. 76th Street
Greendale, WI 53219

Thiensville                                   1960*                 Owned
208 N. Main Street
Thiensville, WI 53092

West Allis                                    1976                  Owned
10296 W. National Avenue
West Allis, WI 53227

MADISON AREA:

Downtown                                      1980                  Leased                 2003
23 S. Pinckney Street
Madison, WI 53703

West                                          1982                  Leased                 2011
5521 Odana Road
Madison, WI 53719



                                           ORIGINAL DATE
                                             LEASED OR            LEASED OR            DATE OF LEASE
LOCATION                                     ACQUIRED              OWNED                EXPIRATION
--------                                     --------              -----                ----------

 Middleton                                    1978                 Owned
 6209 Century Avenue
 Middleton, WI 53562

 Monona                                       1981                 Owned
 5320 Monona Drive
 Monona, WI 53716

FOX VALLEY AREA:

 Appleton                                     1985                 Leased                  2004
 4323 W. Wisconsin Avenue
 Fox River Mall
 Appleton, WI 54915

 Neenah                                       1974                 Owned
 101 W. Wisconsin Avenue
 Neenah, WI 54956

JANESVILLE:                                   1973                 Owned
 2111 Holiday Drive
 Janesville, WI 53545

SHEBOYGAN AREA:

 Sheboygan                                    1973                 Owned
 801 N. 8th Street
 Sheboygan, WI 53081

 Sheboygan Motor Bank                         1984                 Owned
 730 N. 9th Street
 Sheboygan, WI 53081

BEAVER DAM:                                   1975                 Owned
 130 W. Maple Avenue
 Beaver Dam, WI 53916

BELOIT:                                       1971                 Leased                  2012
 3 Beloit Mall Shopping Center
 Beloit, WI 53511

BERLIN:                                       1973                 Owned
 103 E. Huron Street
 Berlin, WI 54923

FOND DU LAC:                                  1973                 Leased                  2001
 Forest Mall Shopping Center
 Fond du Lac, WI 54935

                                      -95-



                                           ORIGINAL DATE
                                             LEASED OR            LEASED OR            DATE OF LEASE
LOCATION                                     ACQUIRED              OWNED                EXPIRATION
--------                                     --------              -----                ----------

PORTAGE:                                       1976                  Owned
 145 E. Cook Street
 Portage, WI 53901

EAU CLAIRE:

 Downtown                                      1968*                 Owned
 319 E. Grand Avenue
 Eau Claire, WI 54701

 Mall                                          1972*                 Owned
 2812 Mall Drive
 Eau Claire, WI 54701

 Cub Foods                                     1996*                 Leased                 2005
 2717 Birch Street
 Eau Claire, WI 54703

 Pinehurst                                     1986*                 Owned
 2722 Eddy Lane
 Eau Claire, WI 54703

CHIPPEWA FALLS AREA:

 Downtown                                      1975*                 Owned
 35 W. Columbia
 Chippewa Falls, WI 54729

 Falls Pick'N Save                             1995*                 Leased                 2005
 303 Prairie View Road
 Chippewa Falls, WI 54729

MENOMONIE AREA:

 Downtown                                      1967*                 Owned
 717 Main Street
 Menomonie, WI 54751

 North                                         1978*                 Owned
 2409 Hils Ct. N.E
 Menomonie, WI 54751

RICE LAKE:                                     1979*                 Owned
 2850 Pioneer Avenue
 Rice Lake, WI 54868

BARRON:                                        1995*                 Owned
 1512 E. Division Ave. (Hwy. 8)
 Barron, WI 54812

                                      -96-



                                        ORIGINAL DATE
                                          LEASED OR            LEASED OR            DATE OF LEASE
LOCATION                                  ACQUIRED              OWNED                EXPIRATION
--------                                  --------              -----                ----------

BLOOMER:                                  1995*                 Owned
 1203 17th Avenue
 Bloomer, WI 54724

CORNELL:                                  1980*                 Leased                month to month
 422 Main Street
 Cornell, WI 54732

ELLSWORTH:                                1975*                 Owned
 385 W. Main Street
 Ellsworth, WI 54011

HAYWARD:                                  1984*                 Owned
 10562 Kansas Avenue
 Hayward, WI 54843

HUDSON:                                   1979*                 Owned
 2000 Crestview Drive
 Hudson, WI 54016

SPOONER:                                  1995*                 Owned
 500 Front Street
 Spooner, WI 54801

ST. CROIX FALLS:                          1980*                 Owned
 144 Washington Street N
 St. Croix Falls, WI 54024

STANLEY:                                  1978*                 Owned
 118 N. Broadway
 Stanley, WI 54768

WOODBURY, MINNESOTA:                      1995*                 Owned
 8420 City Centre Drive
 Woodbury, MN 55125

------------------
   * - Date originally opened by an acquired institution

         In addition, Mutual Savings owns two parcels of undeveloped land through its MC Development subsidiary. The 15 acre Brown Deer parcel is comprised of four lots consisting of 2.9 to 4.3 acres and was part of a larger property that was acquired in 1988 to accommodate the construction of a new corporate headquarters building. Each of the lots is available for sale and is designed to accommodate 60,000 to 75,000 square foot office buildings. The net book value of the four lots is $1,590,000. The 318 acre Oconomowoc parcel was held by an acquired institution that obtained it through a foreclosure. It is located in an area of the City of Oconomowoc that has seen considerable residential development. All of the necessary utilities are available to the property and it will be marketed for residential development in a manner that will attempt to maximize its potential value. The parcel has a net book value of $345,000.

LEGAL PROCEEDINGS

         Mutual is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operations.

PERSONNEL

         As of March 31, 2000, Mutual had 488 full-time employees and 107 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.


                                   MANAGEMENT

MANAGEMENT STRUCTURE

         Bank Mutual's directors and executive officers initially will be persons who are now directors or executive officers of Mutual Savings or First Northern Savings. We expect that Bank Mutual will continue to have directors and executive officers who have similar positions with Mutual Savings or First Northern Savings unless and until there is a business reason to establish separate management structures.

         Under Mutual Savings' current form of organization, it is governed by a board of directors which is chosen by the depositors of Mutual. After the restructuring, Mutual Savings will be governed by a board of directors elected by Bank Mutual as its sole shareholder. In turn, the board of directors of Bank Mutual will be chosen by its shareholders. Because the MHC will then own a majority of the shares of Bank Mutual and because cumulative voting for directors will not be permitted, the MHC will be in a position to elect all of the directors of Bank Mutual. The directors of the MHC will be chosen by the deposits of Mutual Savings. Initially, the board of directors of the MHC will be the same as the board of directors of Bank Mutual.

COMPOSITION OF BOARDS OF DIRECTORS

         Upon the restructuring, Bank Mutual will have a board of directors consisting of not less than five nor more than 15 directors. Each will belong to one of three classes which was staggered three-year term of office. The classes will be as nearly as equal as possible. At each of Bank Mutual's annual meetings of shareholders, shareholders will elect directors to fill the seats of the directors whose terms expire in that year and any other vacant seats.

         The seven current directors of Mutual Savings will be initial directors of the MHC and Bank Mutual. Under the First Northern merger agreement, Mutual has committed that four of the six directors of First Northern will be elected to Bank Mutual and the MHC Board of Directors. Mutual intends to elect Michael
D. Meeuwsen, the CEO of First Northern, as one of these directors; the other three have not yet been chosen but will be designated by Mutual prior to the First Northern merger.

MUTUAL'S CURRENT DIRECTORS

         The following table presents the following information: the names of Mutual Savings' directors, all of whom will be initial directors of Bank Mutual and the MHC; their ages on August 15, 2000; their position(s) with Mutual; the years when they began serving as directors of Mutual Savings; and when their terms of office as directors of Bank Mutual and the MHC will expire. All of these persons will have begun service as Bank Mutual directors in 2000.


                                                                                   MUTUAL            MUTUAL
                                                                                   SAVINGS           FIRST
                                                                                  DIRECTOR           TERM TO
NAME                                  AGE     POSITION(S) WITH MUTUAL SAVINGS      SINCE             EXPIRE
----                                  ---     -------------------------------      -----             ------
Michael T. Crowley, Sr. (1)           87      Chairman and Director                1960              2001

Michael T. Crowley, Jr. (1)           57      President, CEO and Director          1970              2002

Thomas H. Buestrin                    64      Director                             1995              2001

Raymond W. Dwyer, Jr.                 77      Director                             1957              2003

Herbert W. Isermann                   83      Director                             1982              2003

William J. Mielke                     53      Director                             1988              2002

David J. Rolfs                        78      Director                             1984              2002

------------------
     (1)      Mr. Crowley, Sr. is the father of Mr. Crowley, Jr.

     Mutual expects that Michael D. Meeuwsen, First Northern's CEO, will be one of the four First Northern director designees; his term will expire in 200_. Mutual has not yet determined the other three designees.

OUR DIRECTORS' BACKGROUNDS

     The business experience of each of Mutual Savings' directors is as follows:

     MICHAEL T. CROWLEY, JR. is the president and chief executive officer of Mutual Savings. He has served in those capacities since 1983 and 1985, respectively. He also serves as a director of various Mutual Savings' subsidiaries. Mr. Crowley, Jr. also is chairman and director of TYME Corporation, an ATM network of which Mutual Savings is a member.

     MICHAEL T. CROWLEY, SR. is chairman of the board and director of Mutual Savings.

     THOMAS H. BUESTRIN is a real estate investor, property manager and real estate developer with the firm of Buestrin, Allen & Associates Ltd. Mr. Buestrin is president of that firm.

     RAYMOND W. DWYER, JR. is retired. Prior to his retirement, he was a practicing architect with R.W. Dwyer Architects.

     WILLIAM J. MIELKE is a civil engineer with the firm Ruekert & Mielke Inc. Mr. Mielke is president and CEO of that firm.

     HERBERT W. ISERMANN is retired. Prior to his retirement, he served as a vice president of Winding Roofing Company, a roofing contracting firm.

     DAVID J. ROLFS is retired. Prior to his retirement, he was employed as president of ABCO Dealers Inc., in the health care industry.

         MICHAEL D. MEEUWSEN, age 46, is the president and chief executive officer of First Northern and of First Northern Savings. Under the First Northern merger agreement, Mr. Meeuwsen also will be elected as an additional director of Mutual Savings upon the First Northern merger.

         Unless we give prior experience, each of these individuals has held the identified current position for at least five years.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Mutual Savings' board of directors currently meets on a monthly basis and may hold additional special meetings. During 1999, Mutual Savings board held 12 regular meetings. Going forward, Bank Mutual expects that its, and the MHC's, board will meet four times a year, with special meetings as needed.

         The board of directors of Bank Mutual will maintain Executive, Audit and Compensation Committees. The Executive Committee will exercise the powers of the board between its meetings. The Audit Committee will review the annual audit prepared by the independent accountants, recommend the appointment of accountants and receive reports from the internal audit department. It will consist solely of independent directors. The Compensation Committee will provide advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. It also will consist of independent directors. Committee membership has not yet been determined.

         The Bank Mutual bylaws provide that the board of directors as a whole will act as the Nominating Committee. As such, the board will consider appropriate nominees for any vacancy on the Bank Mutual board of directors, and shareholders should forward any nominations to the board.

DIRECTOR COMPENSATION

         Meeting Fees. Mutual Savings pays an annual retainer fee to each of its non-management directors. Each of the directors receives a fee for attendance at each board meeting. Each non-management director receives a fee for attendance at each meeting of a committee of which the director is a member. Under an arrangement pre-dating the establishment of the current payment structure, Mr. Dwyer receives a fee for directors' and Executive Committee meetings for each month regardless of attendance.

     The following table sets forth the retainer and meeting fees in effect for both 2000 and 1999:

           Annual Retainer:                              $10,000
           Meeting Fees:
                  Board                                   $1,000
                  Executive Committee                       $700
                  Audit Committee                           none
                  Advertising Committee                     $150
                  Finance Committee                         $150

         Deferred Compensation. Mutual Savings also maintains a deferred compensation plan for each of its non-management directors. Directors who have provided at least five years of service to Mutual Savings will be paid $1,000 per month for 10 years after their retirement from the Mutual Savings' board. All of the existing directors' benefits have vested. In the event a director dies prior to completion of these payments, payments will go to the director's heirs. Mutual Savings has funded these arrangements through "rabbi trust" arrangements, and based on actuarial analyses believes these obligations are adequately funded.

         Bank Mutual. Going forward, the MHC and Bank Mutual will establish new compensation packages for their directors. It is expected that the boards of both entities will meet on the same day; there will not be duplicate payments for board meetings held on the same day.

EXECUTIVE OFFICERS

         The following table gives information about each of the executive officers of Mutual Savings and the anticipated executive officers of Bank Mutual and the MHC.

                            AGE
                             AT           POSITION WITH                          POSITION WITH         POSITION WITH
          NAME            8/15/00         MUTUAL SAVINGS                          BANK MUTUAL             THE MHC
          ----            -------         --------------                          -----------             -------


Michael T. Crowley, Jr.    57           President and Chief Executive            Chairman and Chief       President and
                                        Officer                                  Executive Officer        Chief Executive
                                                                                                          Officer

Michael D. Meeuwsen        46           --                                       President and Chief      Executive Vice
                                                                                 Operating Officer        President and
                                                                                                          Chief Operating
                                                                                                          Officer

Michael T. Crowley, Sr.    87           Chairman of the Board                    --                       Chairman

Eugene H. Maurer, Jr.      54           Senior Vice President,                   Senior Vice              Senior Vice
                                        Secretary-Treasurer, and                 President and            President,
                                        Chief Financial Officer                  Secretary                Secretary and
                                                                                                          CFO

P. Terry Anderegg          50           Senior Vice President-Retail             --                       --
                                        Banking

Christopher Callen         57           Senior Vice President-                   --                       --
                                        Lending

Rick B. Colberg            48           --                                       Chief Financial          --
                                                                                 Officer

Marlene M. Scholz          55           Senior Vice President-                   Senior Vice              Senior Vice
                                        Controller                               President                President


The business experience of each of these executive officers is as follows. Unless we give prior experience, each of these individuals has held the identified current position for at least five years.

     MICHAEL T. CROWLEY, JR. is the president and chief executive officer of Mutual Savings. He has served in those capacities since 1983 and 1985, respectively. He also serves as a director of various Mutual Savings' subsidiaries. Mr. Crowley, Jr. also is chairman and director of TYME Corporation, an ATM network of which Mutual Savings is a member.

     MICHAEL D. MEEUWSEN is the president and chief executive officer of First Northern and of First Northern Savings.

     MICHAEL T. CROWLEY, SR. is chairman of the board and director of Mutual Savings.

     EUGENE H. MAURER, JR. is the Senior Vice President and Secretary-Treasurer of Mutual Savings. In that capacity, he is the principal financial officer of Mutual Savings. Mr. Maurer also services as an officer of several Mutual Savings' subsidiaries.

     P. TERRY ANDEREGG is the Senior Vice President-Retail Banking of Mutual Savings.

     CHRISTOPHER J. CALLEN is the Senior Vice President-Lending of Mutual Savings. Prior to assuming that position in 1998, Mr. Callen was a banking executive for Firstar Corporation for many years, and a self-employed consultant of the banking industry from 1996 to 1998.

     RICK B. COLBERG is the Chief Financial Officer of First Northern and First Northern Savings.

     MARLENE M. SCHOLZ is the Senior Vice President-Controller of Mutual Savings. In that capacity, she is Mutual Savings' principal accounting officer. Ms. Scholz also serves as an officer of several Mutual Savings' subsidiaries.

EXECUTIVE OFFICER COMPENSATION

     Summary Compensation Table. The following table provides information about the compensation paid for 1999 to Mutual Savings' chief executive officer and to the four other most highly compensated executive officers whose total annual salary and bonus for 1999 was at least $100,000.


                                                             ANNUAL COMPENSATION (1)
                                                            ------------------------

                                                                                     ALL OTHER
NAME AND                                                     SALARY       BONUS     COMPENSATION
PRINCIPAL POSITION                             YEAR           ($)         ($)(2)      ($)(3)
-------------------                           ------        -------      -------      -------
Michael T. Crowley, Jr.                       1999          573,556        -          1,600
  President and Chief Executive Officer       1998          573,556      16,485       1,600
                                              1997          547,060      40,408       1,613

Michael T. Crowley, Sr.                       1999          238,052        -          1,280
  Chairman                                    1998          238,052       6,780       1,447
                                              1997          227,052       6,192       1,978

Donald T. Tietz (4)                           1999          198,040        -            -
  Senior Executive Vice President-            1998          207,040        -         25,206
    Northwest Region                          1997          195,616        -         38,841

Eugene H. Maurer, Jr.                         1999          139,465        -          1,435
  Senior Vice President, Secretary/           1998          133,965       4,018       1,382
 Treasurer and Chief  Financial Officer       1997          128,765       6,235       1,327

P. Terry Anderegg                             1999          139,265        -          1,433
  Senior Vice President- Retail Banking       1998          133,765       4,012       1,362
                                              1997          128,565       7,468       1,346

------------------
(1) Mutual Savings Bank provides its executive officers with certain non-cash benefits and perquisites. Management of Mutual Savings believes that the aggregate value of these benefits for 1999 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

(2) Reflects payments earned during the year, and paid during the subsequent year, under Mutual Savings' Management Incentive Plan, a non-qualified performance based compensation plan.

(3) Includes the following components for 1999: employer contributions to the Mutual Savings Bank Savings and Investment Plan, a qualified retirement plan under section 401(k) of the IRS regulations, - Mr. Crowley, Jr. $1,600; Mr. Crowley, Sr. $1,280; Mr. Maurer $1,435; and Mr. Anderegg $1,433. Mr. Tietz' prior year's amounts represented employer contributions to the First Federal Bank of Eau Claire, F.S.B. Deferred Compensation Plan, a non-qualified deferred compensation plan.

(4)      Mr. Tietz retired on March 31, 2000.


DEFINED BENEFIT RETIREMENT PLANS

         Mutual Savings maintains a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Pension benefits are based on the participant's average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

         Designated officers of Mutual Savings also participate in a nonqualified defined benefit pension plan. This nonqualified plan provides monthly supplemental benefits to participants which will be paid out of unsecured corporate assets, or the rabbi trust established for this plan. The amount of the nonqualified plan benefit in the form of a ten year certain and life annuity is determined below:


         - an amount calculated under Mutual Savings' qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus
         - the pension benefit accrued in the qualified defined benefit pension plan.

         The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the nonqualified plan. At March 31, 2000, accrued years of service for officers named in the summary compensation table were: Mr. Crowley, Sr. - 66 years; Mr. Crowley, Jr. - 32 years; Mr. Maurer
- 18 years; and Mr. Anderegg - 6 years. Mr. Tietz had been covered by the prior retirement plan of First Federal; accrued benefits under the Mutual Savings plan were minimal.




                  Final                                   Years of Service(1)
                 Average       ---------------------------------------------------------------------------
               Compensation       15           20           25           30           35            40
               ------------     ------       ------       ------       ------       ------        ------
                  $100,000     $ 28,300    $ 37,700      $ 49,700    $ 61,600      $ 73,500      $ 83,600

                   150,000       44,000      58,600        77,000      95,400       113,800       128,900

                   200,000       59,600      79,500       104,400     129,300       154,200       174,300

                   250,000       75,300     100,400       131,800     163,100       194,500       219,600

                   300,000       91,000     121,300       159,200     197,000       234,800       265,000

                   350,000      106,700     142,200       186,500     230,800       275,100       310,300

                   400,000      122,300     163,100       213,900     264,700       315,500       355,700




                  Final                                   Years of Service(1)
                 Average       ---------------------------------------------------------------------------
               Compensation       15           20           25           30           35            40
               ------------     ------       ------       ------       ------       ------        ------
                   450,000      138,000     184,000       241,300     298,500       355,800       401,000

                   500,000      153,700     204,900       268,700     332,400       396,100       446,400

                   550,000      169,400     225,800       296,000     366,200       436,400       491,700

                   600,000      185,000     246,700       323,400     400,100       476,800       537,100

                   650,000      200,700     267,600       350,800     433,900       517,100       582,400

                   700,000      216,400     288,500       378,200     467,800       557,400       627,800

                   750,000      232,100     309,400       405,500     501,600       597,700       673,100


-----------------------------

(1) Years of service in the nonqualified defined benefit pension plan begin at date of hire. As of December 31, 1999, Mr. Crowley, Sr. has more than 66 years of service with Mutual Savings. The amount of his total annual accrued benefit as of December 31, 1999 was approximately $308,000.

EMPLOYMENT AGREEMENTS

         Mutual Savings has employment agreements with Messrs. Crowley Sr. and Jr. and intends to enter into employment agreements with its other executive officers. The initial terms of the employment agreements will be three years. For Messrs. Crowley, each year the agreement may be extended so that the agreement remains for three years upon agreement of Mr. Crowley and by affirmative action of Mutual Savings' board of directors. For the other executives, the end of the initial three year term and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by Mutual Saving's Board of Directors. Under the employment agreements, each executive officer will be entitled to a base salary which is reviewed annually based upon individual performance and Mutual Saving's financial results, as well as benefits and perquisites, in accordance with Mutual Saving's policies.

         The employment agreements can be terminated at the election of the executive officer or Mutual Savings at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer's retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or Mutual Savings. Each executive officer may also terminate his employment agreement under certain circumstances following a change in control.

         Upon termination of an executive's employment at their election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of Mutual Savings at the expiration of the terms, the executives are entitled to receive the same compensation as if they had voluntarily terminated at the end of the term as well as an amount equal to 100% of their annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

         Upon each executive's death or retirement at age 65, the executive or the executive's personal representative will receive his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by Mutual Savings for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

         If during the term Mutual Savings terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a severance period. If the termination occurs within the initial three year term of employment, the severance period will be through the end of the initial three year term of employment, but not less than one year, and if the termination shall occur after the expiration of the initial three year term, the severance period will be one year. In the case of Messrs. Crowley, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive officer would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. Mutual Savings must also pay to each executive officer an additional lump sum cash payment in an amount equal to the product of Mutual Saving's annual aggregate contributions for the benefit of the executive officer to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

         Under each employment agreement, the executive officer may also terminate employment following a change in control of Mutual Savings, as defined in the employment agreements under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by Mutual Savings without cause had occurred. However, under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the executive officer's average annual total compensation over a five-year period immediately preceding the change in control.


OTHER COMPENSATION AGREEMENTS

         Crowley Sr. Deferred Compensation Agreement. Mutual Savings has had a deferred compensation arrangement with Mr. Crowley, Sr. for over 20 years under which Mutual Savings agreed to defer a portion of Mr. Crowley's compensation in exchange for compensation payments at the later date. The exact provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, Mutual Savings purchased a life insurance policy on the life of Mr. Crowley, Sr. The policy is now fully paid.

         Upon Mr. Crowley, Sr.'s retirement, he will receive a life income in monthly installments, with a minimum of 240 monthly installments. The monthly installments will be equal to the amount that would be payable to Mutual Savings under the life insurance policy if Mutual Savings were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley's retirement. If Mr. Crowley were to die before retirement or receipt of 240 certain monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley, Jr.) or to their survivors.

         Under certain circumstances, Mutual Savings may elect to make a lump sum or other type of payment to Mr. Crowley or his heirs. Those payments would be based upon other forms of payment which may be available under the life insurance policy.

BENEFIT PLANS

         Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21 and will take effect at the completion of the restructuring.

         Bank Mutual intends to lend this plan enough money to purchase 8% of the Bank Mutual shares issued to persons other than the MHC. The plan may purchase all or part of these shares from Bank Mutual to the extent that shares are available after filling the subscriptions of eligible account holders. Alternatively, the plan may purchase all or part of these shares in private transactions or on the open market after completion of the restructuring to the extent that shares are available for purchase on reasonable terms. We have not determined whether that purchase would be made directly from Bank Mutual in the offering, or after completion of the restructuring. We expect to make that determination immediately before the expiration date for submitting orders in the offering. For this reason, we cannot assure you that the employee stock ownership plan will purchase shares in the offering after the restructuring, or that such purchases will occur during any particular time period or at any particular price.

         Although contributions to this plan will be discretionary, Mutual intends to contribute enough money each year to make the required principal and interest payments on the loan from Bank Mutual. It is expected that this loan will be for a term of ten years and will call for level annual payments of principal. It is anticipated that payments will be made quarterly and will include interest at the prime rate. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

         The plan will not distribute the pledged shares immediately. Instead, it will release a portion of the pledged shares annually. Assuming we complete the restructuring before September 30, 2000, if the plan repays its loan as scheduled over a 10-year term, we expect that 5% of the shares will be released in 2000, 10% of the shares will be released annually in 2001 through 2009, and the remaining 5% of the shares will be released in 2010. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant's base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year.

         Participants will direct the voting of shares allocated to their individual accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

         This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

         Restoration Plan. Mutual is also implementing a "restoration plan" to compensate selected executive officers for any benefits under the ESOP and the Mutual Savings Bank Savings and Investment Plan which they are unable to receive because of limitations under the Internal Revenue Code (the "Code") on contributions and benefits. The Code limits the salary deferrals that an employee may contribute to the Savings Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

         The restoration plan will permit eligible officers to defer compensation which they are unable to contribute to the Savings Plan because of the Internal Revenue Code limits. In addition, the restoration plan will provide benefits for eligible officers based upon the allocations they would have received in the ESOP and Savings Plan in the absence of the Code limitations. Under the Code, only the first $170,000 of compensation may be considered in determining benefits under tax-qualified plans (subject to annual cost-of-living adjustments).

         For example, under the ESOP, only the first $170,000 of earnings are considered in determining ESOP benefits. Under the restoration plan, an executive officer would receive an amount equal to the benefit that the officer would have received under the ESOP in the absence of the compensation limit. Therefore, if an executive officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $80,000 of compensation in excess of the Code limit.

         Payments under the restoration plan would be made in cash. The are tax deductible by the employer, but are included in the taxable compensation of the officer receiving such a payment. The restoration plan would initially cover Messrs. Crowley Sr. and Jr.

FUTURE STOCK BENEFIT PLANS

         Stock Option Plan. Bank Mutual intends to implement a stock option plan for Mutual's directors, officers and employees after the restructuring. Applicable regulations prohibit us from implementing this plan until six months after the restructuring. If we implement this plan within one year after the restructuring, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Bank Mutual that are not owned by the MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the restructuring.

         We expect to adopt a stock option plan that will authorize the Compensation Committee to grant options to purchase up to 10% of the shares issued in the restructuring and the First Northern merger, over a period of 10 years. The Committee will decide which eligible participants will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years.

         If we implement a stock option plan before the first anniversary of the restructuring, applicable regulations will require that we observe the following restrictions:

         - We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

         - We must also limit the number of options granted to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

         - We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of shareholder approval of the plan.

         - We must not permit accelerated vesting for any reason other than death or disability.


         After the first anniversary of the restructuring, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the restructuring, we expect to later amend the plan, subject to shareholder approval, to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan, whether adopted before or after the first anniversary of the plan's initial effective date will be subject to shareholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce the MHC's ownership position to less than a majority of Bank Mutual's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases, in which case there would not be dilution to then-existing shareholders.

         We expect the stock option plan will permit the Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

         Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of anon-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

         When a non-qualified stock option is exercised, Mutual may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

         Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the restructuring. Applicable regulations prohibit us from implementing this plan until six months after the restructuring. If we implement this plan within one year after the restructuring, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Bank Mutual that are not held by the MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the restructuring. We expect to adopt a management recognition plan that will authorize the Compensation Committee to make restricted stock awards of up to 4% of the shares issued to investors other than the MHC. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the restructuring, applicable regulations will require that we observe the following restrictions:

         - We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.


         - We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

         - We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of shareholder approval of the plan.

         - We must not permit accelerated vesting for any reason other than death or disability.

         After the first anniversary of the restructuring, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the restructuring, we expect to amend the plan later, subject to shareholder approval, to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan, whether adopted before or after the first anniversary of the plan's initial effective date, will be subject to shareholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce the MHC's ownership position to less than a majority of Bank Mutual's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases, to minimize dilution. Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Bank Mutual and Mutual Savings may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Bank Mutual and Mutual Savings may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

         As a private entity, Mutual Savings has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Following the restructuring, federal tax laws may limit this deduction to $1 million each tax year for each executive officer named in the summary compensation table in Bank Mutual's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the restructuring. Bank Mutual and Mutual Savings expect that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Bank Mutual and Mutual Savings will be reduced.

CERTAIN TRANSACTIONS WITH MEMBERS OF OUR BOARD OF DIRECTORS AND EXECUTIVE
OFFICERS

         Mutual Savings has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates in firms which they serve in various capacities. Consistent with applicable law, Mutual's policy is that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than Mutual Savings would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with Mutual Savings; the deposits are on terms and conditions offered to other depositors.

         To help prevent any inadvertent violations of its policy, Mutual Savings discourages lending transactions between Mutual Savings and its insiders, but loans are occasionally made. Certain of the directors and executive officers have been indebted to Mutual Savings for loans made in the ordinary course of business. All such loans have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable futures.

                          THE BANK MUTUAL RESTRUCTURING

GENERAL

         Mutual Savings' board of directors initially approved Mutual Savings' plan of restructuring on February 21, 2000. The board adopted the plan unanimously. The plan of restructuring subsequently has been amended, also with unanimous board approval, and when we refer to the plan of restructuring, it includes amendments. Under the plan, Mutual Savings will reorganize from a Wisconsin-chartered mutual savings bank into a holding company structure in which Mutual Savings' depositors will hold all of the voting and liquidation rights in the MHC, which in turn will own a majority interest in Bank Mutual, a mid-tier holding company. The remaining interest in Bank Mutual will be held by public shareholders. Bank Mutual will wholly-own Mutual Savings, which will convert from mutual form into a federally-chartered stock savings bank.

         The plan of restructuring and the plan of stock issuance remain subject to regulatory approval by the Office of Thrift Supervision. The plan of restructuring also requires approval of the members of Mutual Savings. After we receive all the required regulatory approvals and member approval, we will complete the restructuring which we describe in this prospectus.

         We anticipate that the offering will be completed contemporaneously with or immediately following the restructuring. We also intend to complete the First Northern merger contemporaneously with or immediately following the restructuring. Mutual Savings does not anticipate that it will complete the restructuring if the offering and the First Northern merger cannot be completed.

         For purposes of this discussion, we use "Stock Bank" to refer to Mutual Savings in the post-restructuring stock form. References to Mutual Savings include Mutual Savings in its current mutual form or in its post-restructuring stock form, as indicated by the context.

DESCRIPTION OF THE RESTRUCTURING

         Following receipt of all required regulatory approvals and approval of the plan of restructuring by the members, the restructuring will be effected in a manner approved by the OTS that is consistent with the purposes of the plan of restructuring and applicable law.

         Immediately prior to these transactions, Mutual Savings will have converted to a federally-chartered mutual savings bank. Thereafter, a newly-formed, federally-chartered, stock savings bank will merge with and into Mutual Savings. The resulting Stock Bank will be a continuation of Mutual Savings. All of Mutual Savings' right, title and interest in and to all property will, by operation of law, immediately vest in the stock bank, without the necessity of any conveyance or transfer and without any further act. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by Mutual Savings, although in the merger all stock of the MHC held by Mutual Savings will be cancelled. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of Mutual Savings and will maintain its headquarters operations at Mutual Savings's present location.

         The MHC and Bank Mutual will not retain any assets of Mutual Savings that are required by the Stock Bank in order to satisfy capital and reserve requirements of federal law. All assets, rights, obligations and liabilities of whatever nature of Mutual Savings that are not expressly retained by the MHC or Bank Mutual shall be deemed transferred to the Stock Bank. Mutual Savings will apply to the OTS to allocate up to $100,000 in capital at the MHC level in connection with the restructuring. In addition, Mutual Savings will contribute approximately $40.0 million to the initial capital of Bank Mutual, assuming the midpoint of the offering range. This contributed capital, together with a substantial part of the proceeds of the offering and funds from First Northern, will be used to pay a portion of the consideration to First Northern shareholders in the First Northern merger. Bank Mutual may distribute additional capital to the MHC following the restructuring, subject to OTS regulations governing capital distributions. Mutual Savings and First Northern Savings are expected to pay dividends to Bank Mutual following the restructuring, in accordance with the OTS regulations.


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EFFECTS OF THE RESTRUCTURING

         GENERAL. The Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, stock savings banks chartered under federal law. The initial board of directors of the Stock Bank will be comprised of the existing directors of Mutual Savings, plus Michael Meeuwsen, the chief executive officer of First Northern. Thereafter, Bank Mutual, as the holder of shares of the Stock Bank's voting stock will elect the Stock Bank's board of directors. It is expected that present management of Mutual Savings will continue as the management of the Stock Bank following the restructuring.

         The restructuring will not affect Mutual Savings's present business of accepting deposits and investing its funds in loans and other investments permitted by law, except that all those functions will be assumed by the Stock Bank. The restructuring will not result in any change in the existing services provided to depositors and borrowers, or in its existing offices, management and staff. The Stock Bank will be subject to regulation, supervision and examination by the OTS and the FDIC.

         DEPOSITS AND LOANS. The Stock Bank will be owned by Bank Mutual. However, upon the effective date of the restructuring, the voting, ownership and liquidation rights of members of Mutual Savings will become the rights of members of the MHC, subject to the conditions specified below. Members of Mutual Savings at the effective date will automatically become the members of the MHC. Each deposit account in Mutual Savings at the effective date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will have ownership and membership rights with respect to the MHC rather than the Stock Bank for so long as such holder maintains a deposit account with the Stock Bank. All insured deposit accounts of Mutual Savings that are transferred to the Stock Bank will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit accounts existing in Mutual Savings immediately prior to the restructuring. Any new deposit accounts established with the Stock Bank after the restructuring will create membership and liquidation rights in the MHC and will be federally insured up to the legal maximum by the FDIC. First Northern depositors will not be members of the MHC.

         All loans and other borrowings from Mutual Savings shall retain the same status with the Stock Bank after the restructuring as they had with Mutual Savings immediately prior to the restructuring. Borrowers are not members of Mutual Savings and, accordingly, will not have membership rights in the MHC.

         VOTING RIGHTS. As a Wisconsin-chartered mutual savings bank, Mutual Savings has no authority to issue capital stock and, thus, no shareholders. Control of Mutual Savings in its mutual form is vested in the board of directors. After the restructuring, the members of the board of directors of Mutual Savings, together with four First Northern directors, will become the directors of MHC and Bank Mutual. They will be elected in three-year staggered terms. The affairs of the Stock Bank will be directed by its board of directors, and all voting rights as to the Stock Bank will be vested exclusively in Bank Mutual, the holder of its outstanding voting stock.

         Following the restructuring, Bank Mutual will have the power to issue shares of common stock to persons other than the MHC. But so long as the MHC is in existence, the MHC will be required to own at least a majority of the voting stock of Bank Mutual. By virtue of its majority ownership interest in Bank Mutual, and Bank Mutual's ownership of the Stock Bank, the MHC generally will be able to elect all directors of Bank Mutual and generally will be able to control the outcome of most matters presented to the shareholders of Mutual Savings and Bank Mutual for resolution by vote, excluding certain matters related to stock compensation plans and certain votes regarding a conversion to stock form by the MHC. The Stock Bank and Bank Mutual may issue any amount of non-voting stock to persons other than the MHC.

         As a federally chartered mutual holding company, the MHC will have no authorized capital stock and, thus, no shareholders. The MHC will be controlled by members (that is, the depositors) of Stock Bank, and most members have granted proxies in favor of Mutual's management. According to regulations of the OTS, the



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revocable proxies that members of Mutual Savings have granted to the board of directors of Mutual Savings, which confer on the board of directors of Mutual Savings general authority to cast a member's vote on any and all matters presented to the members, shall be deemed to cover the member's votes as a member of the MHC, and such authority shall be conferred on the board of directors of the MHC. The plan of restructuring also provides for the transfer of proxy rights to the board of directors of the MHC. Accordingly, the board of the MHC will, in effect, be able to govern the operations of the MHC, and hence Mutual Savings, notwithstanding objections raised by members of the MHC, so long as the board of directors has been appointed proxy for a majority of the outstanding votes of members of the MHC, and such proxies have not been revoked. In addition, all persons who become depositors of the Stock Bank following the restructuring will have membership rights with respect to the MHC. Borrowers are not members of Mutual Savings and, thus, will not receive membership rights in the MHC.

         LIQUIDATION RIGHTS. In the event of a voluntary liquidation of Mutual Savings prior to the restructuring, holders of deposit accounts in Mutual Savings would be entitled to distribution of any assets of Mutual Savings remaining after the claims of such depositors, to the extent of their deposit balances, and all other creditors are satisfied. Following the restructuring, the holders of the common stock, including the MHC, would be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Mutual Savings and, except through their liquidation interests in the MHC, discussed below, holders of deposit accounts in Mutual Savings would have no interest in any such assets.

         In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the MHC following consummation of the restructuring, holders of deposit accounts in Mutual Savings would be entitled, pro rata to the value of their accounts, to distribution of any assets of the MHC remaining after the claims of all creditors of the MHC are satisfied. Shareholders of Bank Mutual will have no liquidation or other rights with respect to the MHC in their capacities as such.

         There currently are no plans to liquidate the Stock Bank or the MHC in the future. Federal law and regulations require that any mutual savings bank which converts to a stock savings bank set aside a "liquidation account" representing its net worth as of the time of conversion. While former members of the mutual savings bank would have a right under some circumstances to participate in a distribution of this account upon a liquidation of the savings bank, the possibility of such a liquidation ever occurring is extremely remote.

         SUBSCRIPTION AND PREEMPTIVE RIGHTS. Under OTS regulations, depositors of Mutual Savings are entitled to priority subscription rights to purchase shares of capital stock of the MHC in the event that the MHC converts from mutual to stock form subsequent to the restructuring. Holders of the capital stock of Bank Mutual shall not be entitled to preemptive rights with respect to any shares of Bank Mutual that may be issued.

         If, at some point in the future, the MHC converted to stock ownership, Mutual Savings' depositors will continue to have specified rights to purchase shares of the resulting entity. The plan of restructuring provides that outstanding shares of Bank Mutual would be converted into shares of a surviving entity in manner which would reflect the proportionate interest of the public shareholders in Bank Mutual as compared to MHC's interest. Mutual Savings' depositors on the January 31, 1999 eligibility record date with the same account number and account title at a future eligibility date would have first priority in any full conversion subscription offering to Mutual Savings' depositors, with other depositors on a specified future eligibility date having the next priority. Any future full conversion would be subject to government rules and regulations as then in effect, and we cannot assure that full conversion would occur.


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POSSIBLE CONVERSION OF THE MHC TO STOCK FORM

         It is possible that at some point in the future, Mutual would make a "full conversion" from the mutual to the stock form of organization. The plan of restructuring pursuant to which Mutual Savings is effecting the current restructuring includes provisions which would govern treatment of various constituencies' interest in such a full conversion.

         The plan of restructuring includes provisions intended to protect Bank Mutual shareholders. In general, the provisions provide that Bank Mutual shareholders would generally receive, in any subsequent full conversion, the percentage of ownership in a successor entity as they would hold in Bank Mutual just prior to that conversion.

         Under current OTS regulations, in the event of a full conversion, depositors would have a first right to purchase any shares offered for sale by a successor entity. The process for the offer and sale of any such shares would be similar to the offering contemplated by the plan of restructuring, although eligibility dates and purchase amounts, among other things, could differ. In addition, the plan of restructuring provides that, in a full conversion, a first priority for eligible account holders on January 31, 1999 with the same account number and account title at the future eligibility date will be granted. These account holders would have a right, before that of other depositors, to purchase shares of any successor entity.

         Bank Mutual cannot assure that there will be any subsequent full conversion or when one might occur. Also, any full conversion will be subject to OTS or other governmental regulations as then in effect. Those regulations may affect the treatment of Mutual Savings' depositors and Bank Mutual shareholders in any full conversion. We also expect that such a conversion would require the approval of the MHC's members.


                           BUSINESS OF FIRST NORTHERN

         First Northern Capital Corp. is a unitary savings and loan holding company that was incorporated in Wisconsin in 1995 for the purpose of owning all the outstanding stock of First Northern Savings Bank, S.A., a Wisconsin chartered capital stock savings and loan association, which reorganized into the holding company structure effective December 20, 1995. First Northern is based in Green Bay, Wisconsin and conducts its business from 19 offices located in a contiguous, eight-county (Brown, Marinette, Manitowoc, Door, Shawano, Outagamie, Waupaca, and Calumet) area in northeastern Wisconsin.

         First Northern Savings is the only direct subsidiary of First Northern and is operations are the primary contributor to First Northern's earnings and expenses. First Northern Savings' business consists primarily of attracting deposits from the general public and originating loans throughout its Northeastern Wisconsin branch network. Traditionally, First Northern Savings has concentrated on originations of adjusted and fixed rate one-to-four family mortgage loans and consumer loans, as well as five or more family residential, commercial real estate, and short-term construction mortgage loans. Adjustable interest rate mortgage loans are originated for First Northern's portfolio, while 30 year fixed interest rate mortgage loans and primarily originated for sale in the secondary mortgage markets. Fixed rate mortgage loans with terms of 15 and 20 years are retained in First Northern's mortgage loan portfolio. At December 31, 1999, approximately 75% of First Northern's mortgage loan portfolio was comprised of adjustable rate loans.

         First Northern began a commercial banking division in 1999, which originates commercial loans and commercial real estate loans. As of December 31, 1999, this division had originated commercial loans of $5.0 million and commercial real estate loans of $14.4 million, which are reported in mortgage loan originations.

         First Northern lends primarily in its eight county market area. At December 31, 1999, approximately 99.2% of the total dollar amount of First Northern's mortgage loans outstanding were on properties located in


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Wisconsin with the other 0.8% representing properties located primarily in other midwestern states. First Northern's loan portfolio of $759.2 million before deductions at December 31, 1999 was 90.4% by dollar volume of its total assets. As of that date, approximately 63.4% by dollar volume of the loan portfolio consisted of conventional first mortgage loans secured by one-to-four family residences, with an additional 25.7% by dollar volume in consumer loans, 6.6% by dollar volume in multi-family (more than four) residential properties, 3.2% by dollar volume in commercial real estate properties, 0.6% by dollar volume in commercial loans, and 0.5% by dollar volume in other properties.

         First Northern Savings also has two active wholly owned subsidiaries and one 50% owned subsidiary, as well as two inactive wholly owned subsidiaries. Great Northern Financial Services Corporation, a wholly owned active subsidiary of First Northern Savings, offers full brokerage services to the public, including sales of tax deferred annuities and mutual funds, and sells credit life and disability insurance. Another wholly owned active subsidiary, First Northern Investments, Inc., manages a majority of First Northern Savings' investments and purchases automobile loans from Savings Financial Corporation and mortgage loans from First Northern Savings. SFC, the 50% owned subsidiary of the Savings Bank originates, services, and sells automobile loans to First Northern Investments, Inc., First Northern Savings, and its other parent corporation.

         This proxy statement/prospectus incorporates information about First Northern by reference. This means that that information is considered to be included in this document even though it is not actually included. The First Northern information which is incorporated by reference in this proxy statement/prospectus includes First Northern's historical financial information, management's discussion and analysis, and other important information. For further information about information which is incorporated by reference, and how you can obtain copies, see "Other Information Which you Can Obtain."







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
                                   REGULATION

         Set forth below is a brief description of certain laws and regulations which relate to the regulation of Mutual Savings, before and after the restructuring, and Bank Mutual, the MHC and First Northern Savings thereafter. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

GENERAL

         Mutual Savings is a Wisconsin chartered mutual savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. Mutual Savings currently is subject to extensive regulation, examination and supervision by the Division of Savings Institutions of the Wisconsin Department of Financial Institutions (the "Division") as its chartering agency, and by the FDIC as the deposit insurer. Mutual Savings must file reports with the Division and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices.

         The Division and the FDIC currently conduct periodic examinations to assess Mutual Savings' compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of


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activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

         Following the restructuring, in which Mutual Savings and First Northern Savings will convert to federally-chartered stock savings banks, and the Office of Thrift Supervision (OTS) will become the primary regulator of both banks. The FDIC will remain responsible for supervisory and enforcement activities and examination policies with respect to the deposit insurance fund. Following the restructuring, the Division will no longer be responsible for regulation or supervision of Mutual Savings or First Northern Savings.

         Upon completion of the restructuring, the MHC will become a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. As such, the MHC will be required to register with and be subject to OTS examination and supervision as well as certain reporting requirements. Following the restructuring, Bank Mutual, as a federal stock corporation in a mutual holding company structure, will be deemed a federal stock holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. Bank Mutual will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. Bank Mutual will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

         Any change in such laws and regulations, whether by the OTS, the FDIC, the SEC, or through legislation, could have a material adverse impact on Mutual Savings, Bank Mutual, and the MHC and their operations and shareholders.

         Certain of the laws and regulations applicable to Mutual Savings, Bank Mutual, the MHC and First Northern Savings are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

MUTUAL SAVINGS
STATE REGULATION PRIOR TO RESTRUCTURING

         Activity Powers. Mutual Savings derives its lending, investment and other activity powers primarily from the applicable provisions of Chapter 214 of the Wisconsin Statutes and its related regulations. Under these laws and regulations, savings banks, including Mutual Savings, generally may invest in:

           -   real estate mortgages;

           -   consumer and commercial loans;

           - specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

           -   certain types of corporate equity securities; and

           -   certain other assets.

A savings bank may also exercise trust powers upon approval of the Division. Wisconsin savings banks may also exercise any power or offer any financially related product or service that any other provider of financial products or services may undertake in Wisconsin, unless the Division determines otherwise. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See " - Federal Regulation Prior to Restructuring - Activity Restrictions on State-chartered Banks" below.


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         Loans-to-One-Borrower Limitations. With certain specified exceptions, a
Wisconsin chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A savings bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of Wisconsin laws and regulations. Mutual Savings currently complies with applicable loans-to-one borrower limitations.

         Minimum Capital Requirements. Under regulations of the Division, Wisconsin savings banks must at all times maintain a net worth ratio in an amount not less than 6.0%. For purposes of the regulation, the term "net worth ratio" means the ratio, expressed as a percentage, the numerator of which is the result of subtracting the savings bank's liabilities from its assets and adding to that number unallocated, general loan loss reserves, but not loss reserves for specific, identified losses, and the denominator of which is the savings bank's assets. As of March 31, 2000, Mutual Savings' net worth ratio was 9.81%.

         Examination and Enforcement. The Division may examine Mutual Savings whenever it deems an examination advisable. The Division examines Mutual Savings at least every 18 months. The Division may remove from a savings bank any employee, agent or person affiliated with the savings bank if the Division finds that the person has directly or indirectly violated any state or federal law, regulation, rule or order regarding the operations of the savings bank or has breached fiduciary or professional responsibilities to the savings bank.

MUTUAL SAVINGS
FEDERAL REGULATION PRIOR TO RESTRUCTURING

         Capital Requirements. FDIC regulations require savings banks, such as Mutual Savings, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

         Tier 1 capital is comprised of the sum of common shareholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock, any related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

         The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan losses. Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital.

         The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for savings banks) under the Uniform Financial Institutions Rating System, and that are not experiencing or anticipating significant growth, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other savings banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

         The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk- weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.


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         The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the o overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies have also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

         On March 31, 2000 Mutual Savings exceeded the minimum capital adequacy requirements; see "Capitalization."

         Activity Restrictions on State-chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended (FDIA), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

         Regulations promulgated by the FDIC under Section 24 allow state-chartered savings banks to engage in certain activities upon notice to the FDIC, if such activities are conducted in a majority-owned subsidiary and meet certain other regulatory conditions. Pursuant to these regulations, Mutual Savings currently owns, through a subsidiary, four lots adjacent to its headquarters in Brown Deer, Wisconsin and 318 acres of undeveloped land in Oconomowoc, Wisconsin.

         Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

         Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Mutual Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

         The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state savings bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

         - insolvency, whereby the assets of the bank are less than its liabilities to depositors and others;

         - substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

         -     existence of an unsafe or unsound condition to transact business;

         - likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

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


         - insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

         Deposit Insurance. The deposit accounts held by Mutual Savings are insured by the SAIF to a maximum of $100,000 as permitted by law. Insurance on deposits may be terminated by the FDIC if it finds the Mutual Savings has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS as Mutual Savings' primary regulator.

         Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (i) well capitalized, (ii) adequately capitalized and (iii) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to a supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

         An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Mutual Savings.

         Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Mutual Savings does not know of any practice, condition, or violation that might lead to termination of its deposit insurance.

         Transactions with Affiliates. Transactions between an insured state savings bank, such as Mutual Savings, and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the Federal Reserve Board has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the Bank Holding Company Act of 1956 ("BHCA"), as an affiliate for purposes of Section 23A and 23B. Sections 23A and 23B limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The statutory sections also require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts.


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In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

         Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

         Uniform Real Estate Lending Standards. Pursuant to FDICIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

         The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

         - for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

         - for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%;

         - for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

         - for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

         - for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

         Community Reinvestment Act. Under the Community Reinvestment Act (CRA), any insured depository institution, including Mutual Savings, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in


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its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

         Among other things, current CRA regulations replace the prior process-based assessment factors with a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the new evaluation system focuses on three tests:

         - a lending test, to evaluate the institution's record of making loans in its service areas;

         - an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

         - a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

         The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. Mutual Savings received a "satisfactory" overall rating in its most recent CRA examination.

         Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

         In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

         Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations define the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4%, and its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk-based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is


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rated a composite "1" under the Uniform Financial Institutions Rating System)
would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, Tier 1 capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

         The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

         - an amount equal to five percent of the bank's total assets at the time it became "undercapitalized"; and

         - the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

         The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.

         Loans to a Bank's Insiders. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Mutual Savings' loans. See "-- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of $100,000 or the greater of $25,000 or 2.5% of the bank's capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.


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         An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

MUTUAL SAVINGS AND FIRST NORTHERN SAVINGS
FEDERAL REGULATION FOLLOWING RESTRUCTURING

         General. As federally chartered, SAIF-insured savings banks, Mutual Savings and First Northern Savings (together, the "Banks") will be subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. This federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF of the FDIC and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of adequate loan loss reserves.

         The OTS will regularly examine the Banks and prepare a report on its examination findings to their boards of directors. The Banks' relationship with its depositors and borrowers will also be regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Banks' mortgage documents.

         The Banks will have to file reports with the OTS and the FDIC concerning its activities and financial condition, and will have to obtain regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other financial institutions. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on the Banks and their operations.

         Regulation of the Banks following the restructuring will be comparable in many respects to the regulation of Mutual Savings prior to the restructuring described above with several key differences. Because of their conversion to a federal savings bank charter, the Banks will no longer be subject to the regulation or supervision of the Division. In addition, because of this charter conversion, the OTS will become their primary federal regulator. Set forth below are several material differences in the federal regulation and supervision of the Banks after the restructuring as compared to its regulation before the restructuring as described above.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards. The standards are tangible capital equal to 1.5% of adjusted total assets, core capital equal to at least 3% of total adjusted assets, and risk-based capital equal to 8% of total risk-weighted assets. Mutual Savings' pro forma capital ratios are set forth under "Regulatory Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets and mortgage servicing rights. Core capital is defined as common shareholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets and mortgage servicing rights.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital is comprised of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includible in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall,


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supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for institutions which have unacceptable levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, is deducted from an institution's total capital in order to determine if it meets its risk-based capital requirement. Federal savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are exempt from filing the interest rate risk schedule. However, the OTS may require any exempt institution to file such schedule on a quarterly basis and may be subject to an additional capital requirement based on its level of interest rate risk as compared to its peers.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including dividend payments.

         The OTS rules regarding capital distributions, which were substantially updated effective April 1, 1999, define the term "capital distribution" as a distribution of cash or other property to a savings association's owners, made on account of their ownership. The definition specifically excludes dividends consisting only of a savings association's shares or rights to purchase shares, and payments that a mutual savings association is required to make under the terms of a deposit instrument.

         Under the revised OTS rules, capital distributions also include a savings association's payment to repurchase, redeem, retire, or otherwise acquire any of its shares or other ownership interests, any payment to repurchase, redeem or otherwise acquire debt instruments included in its total capital, and any extension of credit to finance an affiliate's acquisition of those shares or interests. Additionally, a capital distribution includes any direct or indirect payment of cash or other property to owners or affiliates made in connection with a corporate restructuring. The revised rule also defines as a capital distribution any transaction the OTS or the FDIC determines, by order or regulation, to be in substance a distribution of capital.

         A final category of capital distribution under the revised OTS rules is any other distribution charged against a savings association's capital accounts if the savings association would not be well capitalized following the distribution. As such, the revised capital distribution rules of the OTS do not apply to capital distributions by wholly-owned operating subsidiaries of savings associations. This is true because generally, for reporting purposes, the accounts of a wholly-owned subsidiary are consolidated with those of the parent savings association and any distributions by such subsidiary would not affect the capital levels of the parent savings association.

         For regulatory capital purposes, where the consolidated subsidiary is not wholly owned, the balance sheet account "minority interests in the equity accounts of subsidiaries that are fully consolidated" may be included in Tier 1 capital and total capital if certain conditions are met. Distributions by such consolidated subsidiaries to shareholders other than the savings association reduce the cited balance sheet account and, therefore, reduce capital. Consequently, distributions by subsidiaries that are not wholly owned by the savings association are subject to the revised OTS capital distribution rules if the savings association will not be well capitalized following the distribution.

         The revised OTS rule requires all savings associations to file a notice or an application for approval before making a capital distribution. A savings association must file an application if the association is not eligible for expedited treatment under the application processing rules of the OTS or the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the


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savings association's net income for that year to date plus the savings association's retained net income for the preceding two years.

         A savings association must file only a notice whenever an application is not required under the above standards and any of the following criteria are satisfied:

         - the savings association will not be at least adequately capitalized following the capital distribution;

         - the capital distribution would reduce the amount of, or retire any part of the savings association's common or preferred stock, or retire any part of debt instruments such as notes or debentures included in the savings association's capital;

         - the proposed distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS, or the FDIC, or a condition imposed on the savings association in an OTS-approved application or notice; or

         - the savings association is a subsidiary of a savings and loan holding company.

         If neither the savings association nor the proposed capital distribution meet any of the criteria listed in the previous paragraph, the savings association is not required to file a notice or an application before making a capital distribution.

         Under the revised rule, the OTS will review a savings association's notice or application and may disapprove a notice or deny an application if the OTS makes any of the following determinations:

         - The savings association will be undercapitalized, significantly undercapitalized, or critically undercapitalized under the prompt corrective action regulations of the OTS following the capital distribution;

         - The proposed capital distribution raises safety and soundness concerns; or

         - The proposed capital distribution violates a prohibition contained in any statute, regulation, agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice.

         Qualified Thrift Lender Test. Federal savings associations must meet a qualified thrift lender test or they become subject to operating restrictions. Until recently, the chief restriction was the elimination of borrowing rights from the Federal Home Loan Bank. However, with passage of the Gramm-Leach-Bliley Financial Modernization Act of 1999 by Congress, the failure to maintain qualified thrift lender status will not affect borrowing rights with the Federal Home Loan Bank. Notwithstanding these changes, Mutual Savings anticipates that it will maintain an appropriate level of investments consisting primarily of residential mortgages, mortgage-backed securities and other mortgage-related investment, and otherwise qualify as a qualified thrift lender. The required percentage of these mortgage-related investments is 65% of portfolio assets. Portfolio assets are all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets. Compliance with the qualified thrift lender test is determined on a monthly basis in nine out of every twelve months.

         Transactions With Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, some transactions can be restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to

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receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis. For a more complete discussion of these restrictions, see "Mutual Savings--Federal Regulation Prior to Restructuring--Transactions with Affiliates" above.

         Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Depending on economic conditions and savings flows of all savings institutions, the OTS can vary the liquidity requirement from time to time between 4% and 10%. Monetary penalties may be imposed on institutions for liquidity requirement violations.

         Federal Home Loan Bank System. Following the restructuring, the Banks will remain members of the Federal Home Loan Bank of Chicago, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the Federal Home Loan Bank.

         As a member, we are required to purchase and maintain stock in the Federal Home Loan Bank of Chicago in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 20% of our outstanding advances, whichever is larger. Mutual Savings and First Northern Savings currently are in compliance with this requirement and will be in compliance following the restructuring. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         Under the recently enacted Gramm-Leach-Bliley Financial Modernization Act of 1999, Mutual Savings and First Northern Savings are voluntary members of the Federal Home Loan Bank of Chicago. The banks could withdraw or significantly reduce their stock ownership in the Federal Home Loan Bank of Chicago, although they have no current intention to do so. In the past, the Federal Home Loan Banks provided funds for programs to resolve the problems created by troubled savings institutions and also contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain noninterest bearing reserves at specified levels against their checking, NOW, and Super NOW checking accounts and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements. Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

MHC REGULATION

         General. Upon completion of the restructuring, MHC will become a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. As such, MHC will be required to register with and be subject to OTS examination and supervision as well as reporting requirements. In addition, the OTS will have enforcement authority over the MHC and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank.



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         Permitted Activities. A mutual holding company is permitted to, among other things:

         -     invest in the stock of a savings institution;

         - acquire a mutual institution through the merger of such institution into a savings institution subsidiary of such mutual holding company or an interim savings institution of such mutual holding company;

         - merge with or acquire another mutual holding company, one of whose subsidiaries is a savings institution;

         - acquire non-controlling amounts of the stock of savings institutions and savings institution holding companies, subject to various restrictions;

         - invest in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or institutions have their home offices;

         - furnish or perform management services for a savings institution subsidiary;

         - hold, manage or liquidate assets owned or acquired from a savings institution subsidiary;

         - hold or manage properties used or occupied by a savings institution subsidiary; and

         -     act as a trustee under deed or trust.

         As a result of the Gramm-Leach-Bliley Financial Modernization Act of 1999, the activities of a newly formed mutual holding company are restricted to those of a financial nature permitting securities and insurance activities as well as affiliations with financial companies such as insurance and securities firms.

         Waiver of Dividends. It has been the policy of a number of mutual holding companies to waive the receipt of dividends declared by their savings institution subsidiaries or mid-tier stock holding companies. Under OTS regulations, the MHC may waive dividends from Bank Mutual only if the MHC provides the OTS with written notice of its intent to waive its rights to receive dividends 30 days prior to the proposed date of payment of the dividend and the OTS does not object to such waiver. The OTS will not object to the waiver if the following two determinations are made:

         - the waiver would not be detrimental to the safe and sound operation of the savings association; and

         - the board of directors of the MHC expressly determines that waiver of the dividend by the MHC is consistent with the directors' fiduciary duties to the mutual members of the MHC.

         Initially following the restructuring, the MHC expects to waive dividends declared by Bank Mutual. The proposed management of the MHC believes this is consistent with fiduciary duties owed to members of the MHC; among other reasons, certain adverse tax consequences that would result from payment of the dividend to the MHC. In addition, management believes that capital held in Bank Mutual will be as productive, if not more productive, than capital held at the MHC level.

         If the MHC waives any dividend from Bank Mutual, then Bank Mutual would pay such dividend only to its public shareholders. The MHC's decision as to whether to waive a particular dividend will depend on a number of factors, including its capital needs, the investment alternatives available to the MHC as compared to those available to Bank Mutual, and the possibility of regulatory approvals.

BANK MUTUAL REGULATION

         After the restructuring, Bank Mutual, as a federal stock corporation in a mutual holding company structure, will be deemed a federal mutual holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. Bank Mutual will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Bank Mutual and any

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nonsavings institution subsidiary. The OTS can restrict or prohibit activities that it determines to be a serious risk to Bank Mutual. This OTS regulation is intended primarily for the protection of Mutual Savings' depositors and not for the benefit of you, as BankS Mutual's shareholders.

         Bank Mutual will also be subject to the regulation and supervision of the SEC and will be required to file certain reports with, and otherwise comply with, the rules and regulations of the SEC. Certain of the SEC's rules and regulations are designed to protect you, as Bank Mutual's shareholders.

ACQUISITION OF BANK MUTUAL

         Under federal law, no person may acquire control of Bank Mutual, Mutual Savings, or First Northern Savings without first obtaining, as summarized below, the approval of such acquisition of control by the OTS (or another federal banking regulator).

         Under the federal Change in Bank Control Act and the Savings and Loan Holding Company Act, any person, including a company, or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Bank Mutual must file a notice with the OTS. In addition, any person or group acting in concert seeking to acquire more than 25% of the outstanding shares of Bank Mutual's common stock will be required to obtain the prior approval of the OTS. Under regulations, the OTS generally has 60 days within which to act on such applications, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Bank Mutual, Mutual Savings and First Northern Savings, and the antitrust effects of the acquisition.

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                   RESTRICTIONS ON ACQUISITION OF BANK MUTUAL

GENERAL

         The plan of restructuring provides for the conversion of Mutual Savings from the mutual to the stock form of organization and the formation of a stock holding company and a mutual holding company. See "The Restructuring -- General." Certain provisions in Bank Mutual's charter and bylaws and in its benefit plans and agreements entered into in connection with the restructuring, together with provisions of federal law and certain governing regulatory restrictions, may have anti-takeover effects.

MUTUAL HOLDING COMPANY STRUCTURE

         The mutual holding company structure will restrict the ability of our shareholders to effect a change of control of management because, as long as the MHC remains in existence as a mutual savings bank holding company, it will control a majority of Bank Mutual's voting stock. Moreover, the directors of the MHC initially will be the directors of Bank Mutual. The MHC will be able to elect all of the members of the Board of Directors of Bank Mutual, and as a general matter, will be able to control the outcome of all matters presented to the shareholders of Bank Mutual for a vote. See "The Restructuring -- Possible Conversion of the MHC to Stock Form."

CHANGE IN BANK CONTROL

         Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a federal savings bank unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the OTS. Any company that acquires control becomes a "thrift holding company" subject to registration, examination and regulation by the OTS.

         Pursuant to federal regulations, control is conclusively deemed to have occurred when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a federal savings bank, where certain enumerated control factors are also present in the acquisition.

         The OTS may prohibit an acquisition of control if:

         (1) it would result in a monopoly or substantially lessen competition;

         (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefits plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

BANK MUTUAL'S CHARTER AND BYLAWS

         General. Bank Mutual's charter and bylaws are available at Mutual's administrative office or by writing or calling us, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, telephone number (414) 354-1500.

         Classified Board of Directors and Related Provisions. Bank Mutual's board of directors is divided into three classes which are as nearly equal in number as possible. Directors serve for terms of three years. As a result, each year, only one-third of the directors are eligible to be elected and it would take at least two years to elect a majority of our directors.

         Restrictions on Voting of Securities. The charter provides that for five years after the restructuring any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person, other than the MHC, will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to shareholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the Shareholders for a vote. It is possible for such a person to have voting authority for less than 10% of our shares, depending on how the shares are registered.

         Prohibition Against Cumulative Voting. Bank Mutual's charter does not permit cumulative voting by shareholders in the election of directors. Therefor, the holders of a majority of the shares voted at a meeting, thus precluding a majority shareholder from obtaining representation on the board of directors unless the minority shareholder is able to obtain the support of a majority. In accordance with the law governing mutual holding companies, the MHC must remain the majority holder of Bank Mutual's voting stock.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our charter and bylaws having an anti-takeover effect. For example, the charter authorizes the issuance of up to two million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock could represent additional capital required to be purchased by the acquiror. Bank Mutual's charter authorizes the issuance of up to 100 million shares of the common stock.

         In addition to discouraging a takeover attempt which a majority of our shareholders might determine to be in their best interest or in which our shareholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult. It is possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of our shareholders, other than the mutual holding company, desires a change.

         The provisions described above are intended to reduce Bank Mutual's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors. The provisions of the employment agreements, the change of control agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Bank Mutual and its subsidiaries in the event of a takeover. See "Management -- Employment Agreements," and "-- Future Stock Benefit Plans -- Stock Option Plan."

         Bank Mutual's board of directors believes that the provisions of the charter, bylaws and benefit plans to be established are in the best interests of Bank Mutual and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Bank Mutual and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Mutual and that otherwise is in the best interests of all shareholders.


     RIGHTS OF BANK MUTUAL SHAREHOLDERS; COMPARISON TO FIRST NORTHERN SHARES

         Upon consummation of the merger, the shareholders of First Northern will become shareholders of Bank Mutual. The rights of the Bank Mutual shareholders are governed by federal law and Bank Mutual's charter and bylaws. Among other things, Bank Mutual's charter and bylaws provide that, if consistent with federal law, Bank Mutual will be governed by corporate law provisions of Wisconsin law, as if it were a Wisconsin corporation. Mutual has made an exception to that requirement for various antitakeover laws under Wisconsin law; see "Antitakeover Laws" below.

         Bank Mutual is authorized to issue 100 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, $0.01 par value. The common stock represents nonwithdrawable capital, will not be in an account of insurable type and will not be insured by the FDIC or any other governmental agency.

         The rights of the First Northern shareholders presently are governed by Wisconsin law and the First Northern restated articles of incorporation and bylaws. These rights differ in certain respects and the material differences are summarized below.

NO PREEMPTIVE RIGHTS

         Neither the holders of Bank Mutual common stock nor First Northern common stock have any preemptive rights with respect to any shares issued by the companies. Any subsequent stock issuance by Bank Mutual, however, may only be effected through a stock issuance plan approved by the OTS which would grant subscription priorities to the MHC's members unless Bank Mutual demonstrates that a non-conforming stock issuance would be more beneficial to it.

LIQUIDATION RIGHTS; REDEMPTION

         In the event of any liquidation, dissolution or winding up of Bank Mutual, the holders of its common stock generally would be entitled to receive, after payment of all liabilities and any preferred stock preferences, all assets of Bank Mutual available for distribution. Common stock is not subject to any redemption provisions. Similar provisions apply for First Northern.

         Federal regulations require that, so long as the MHC remains in place, it must hold a majority of the outstanding shares of Bank Mutual common stock. That, in general, will give the MHC the right to control significant decisions and transactions involving Bank Mutual. First Northern does not have a similar controlling person.

TREATMENT UPON FULL CONVERSION

         In the event that Mutual would make a full conversion of the MHC to the stock form of organization, the plan of restructuring includes provisions intended to protect Bank Mutual shareholders. In general, they provide that Bank Mutual shareholders would receive, in any subsequent full conversion, the same percentage of ownership of a successor entity as they would hold in Bank Mutual prior to that conversion. See "The Restructuring - Possible Conversion of the MHC to Stock Form."

         Bank Mutual cannot assure that there will be a subsequent full conversion. Also, any such full conversion will be subject to OTS, or other governmental regulations as then in effect. Those regulations may affect the treatment of Bank Mutual shareholders in any full conversion, and could have the effect of disadvantaging Bank Mutual shareholders.

VOTING RIGHTS

         Holders of Bank Mutual common stock will have one vote for each share held by them on all matters which are representative to shareholder's vote. There is an exception to this rule during the first five years of Bank Mutual's existence for persons or entities, other than the MHC, which come to acquire more than 10% of Bank Mutual's common stock. In that case, shares in excess of 10% of Bank Mutual's outstanding common stock will not have any voting rights.

         Shares of First Northern common stock have one share per vote on each matter as considered by shareholders except in the case of restrictions on certain 20% or greater shareholders imposed by Wisconsin law. See "Anti-takeover Laws--Control Share Voting Restrictions" below.

         Neither Bank Mutual's nor First Northern's shareholders have cumulative rights in the election of directors. Because the MHC will always own more than 50% of the shares of Bank Mutual, it will control the election of directors.

STATUTORY SHAREHOLDER LIABILITY

         Under Wisconsin law, shareholders of corporations which are either organized or qualified to do business in the state of Wisconsin may be personally liable for unpaid compensation claims by employees, for up to six month services in any one case. As a Wisconsin corporation, shares of First Northern common stock have been subject to this employee wage statute. Non-Wisconsin corporations which are qualified to do business in Wisconsin have been judicially determined to be subject to this law. However, it has not been judicially determined whether federally-chartered entities, such as Bank Mutual, may be made subject to the Wisconsin statute.

BOARD OF DIRECTORS

         The Bank Mutual bylaws provide that its board of directors shall consist of not less than 5 no more than 15 directors, and determined from time to time by the board of directors. The directors are classified into three classes, which are to be as nearly equal in size as possible. Each class is elected for a three-year term, and one of the classes of the board of directors is subject to election at each annual meeting of Bank Mutual shareholders. The First Northern articles and bylaws provide for a size to be determined by the board of directors; First Northern directors are also elected by class for three-year terms.

         The Bank Mutual bylaws also provide that a director may be removed only for cause by a vote of the holders of majority of shares entitled to vote.

         Vacancies on the Bank Mutual board of directors, whether by resignation of a director or by the establishment of an increase in the number of directors, may be filled by action of the remaining directors of Bank Mutual. However, the directors so elected only serve until the next meeting of shareholders. In First Northern's case, under Wisconsin law, directors elected by the Board may serve the remaining term of the class.

         Directors of Bank Mutual must own not less than 100 shares of Bank Mutual common stock. First Northern does not have an equivalent share ownership requirement.

SPECIAL MEETINGS OF SHAREHOLDERS

         Under Bank Mutual's charter, until five years after the Mutual restructuring, special meetings of shareholders of Bank Mutual may only be called upon the direction of the board of directors. Thereafter, special meetings may be called by the Chairman of the Board, the president and majority of the directors, or upon the written request of holders of not less than 1/10th of all the outstanding shares of capital stock. Wisconsin law provides rights to First Northern shareholders similar to those which will apply to Bank Mutual after 2005.

         The Bank Mutual board of directors will act as a nominating committee for the selecting of management nominees for election of directors. With certain exceptions in the case of vacancies, nominating committee must deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. No nominations for directors except for those made by the nominating committee will be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to Bank Mutual at least five days prior to the date of the annual meeting. First Northern's nominating committee is also its entire board of directors.

PREFERRED STOCK

         The Bank Mutual charter authorizes the issuance of preferred stock, in one or more classes with the rights and preferences of shareholders of those classes to be determined by the Board of Directors. First Northern's articles of incorporation similarly authorize preferred stock. In both cases, if the companies were to issue shares of preferred stock, their holders would have dividend and liquidation rights prior to those holders of common stock, and would have such voting rights as were determined by the Board of Directors.

APPROVAL OF FUNDAMENTAL TRANSACTIONS

         Corporate combination transactions such as mergers, sales of substantially all assets, or dissolution of the corporation, would require the approval of the holders of a majority of the outstanding shares of Bank Mutual common stock. Because the MHC would own a majority, it would control the decisions on these matters. Majority vote would also be required for similar transactions for First Northern, except in the case where Wisconsin law would require a higher percentage in the case of certain combinations with affiliates. See "Anti-takeover Laws" below.

         Similarly, the approval of the majority of outstanding shares is required for an amendment to the Bank Mutual charter. A similar vote is required for amendment to First Northern's Articles of Incorporation. In the event either company had issued shares of preferred stock, preferred shareholders may have rights to vote as a class on certain types of amendments.

DISSENTERS' RIGHTS

         Because its securities trade on the Nasdaq Stock Market, Wisconsin law does not generally give First Northern shareholders dissenters' rights in most transactions. Because Bank Mutual has provided that it will be subject to Wisconsin corporate law provisions, so long as Bank Mutual has a class of securities traded on the Nasdaq Stock Market or an exchange, its shareholders also will not have dissenters' rights in most corporate transactions.

ANTI-TAKEOVER LAWS

         As discussed above, there are certain provisions of Bank Mutual charter and bylaws which could impede a takeover. For example, as discussed above, Bank Mutual will have a classified board of directors and directors may not be removed by shareholders without cause. Further, the control by the MHC will, in and of itself, have the effect of restricting a takeover of Bank Mutual. Additionally, for five years, Bank Mutual articles and bylaws restrict the voting power of any party other than the MHC which would own more than 10% of Bank Mutual common stock and restrict the calling of special meetings by shareholders. While First Northern also has a classified board of directors, the other provisions intended to inhibit a takeover do not apply to First Northern.

         Although Bank Mutual has provided in its charter and bylaws that it will be subject to Wisconsin corporate law provisions, its charter provides that it is not subject to various provisions of the Wisconsin Business Corporation Law which may impede takeovers. First Northern has been subject to those laws. Therefore, the followings laws will be no longer applicable.

         Business Combination Statute. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a resident domestic corporation and an interested stockholder. A business combination is defined to include any of the following transactions:

         -        merger or share exchange;
         - sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to 5% or more of the market value of the stock or assets of the company or 10% of its earning power or income;
         - issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock; and
         -        adoption of a plan of liquidation or dissolution.

         A resident domestic corporation is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following:

         -        its principal offices are located in Wisconsin;
         -        it has significant business operations located in Wisconsin;
         - more than 10% of the holders of record of its shares are residents of Wisconsin; or
         - more than 10% of its shares are held of record by residents of Wisconsin.

First Northern is a resident domestic corporation for purposes of the Wisconsin anti-takeover laws.

         An interested stockholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.

         Under this law, First Northern cannot engage in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested stockholder before such acquisition. First Northern may engage in a business combination with an interested stockholder after the three-year period with respect to that stockholder expires only if one or more of the following conditions is satisfied:

         - the board of directors approved the acquisition of the stock prior to such stockholder's acquisition date;
         - the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or
         - the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

         Fair Price Statute. The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A significant shareholder for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

         - the aggregate value of the per share consideration is equal to the higher of:
                  - the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;
                  - the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or
                  - the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and
         - either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

         Control Share Voting Restrictions. Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares, of a resident domestic corporation, held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Because of the 10% threshold contained in Wisconsin's business combination statute discussed above, this control share threshold of 20% may not be triggered unless the board of directors first approves a transaction that permits the shareholder to exceed the 10% ownership level.

         Defensive Action Restrictions. Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

         - acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or
         - sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

                         PRO FORMA FINANCIAL INFORMATION

PRO FORMA DATA REFLECTING THE FIRST NORTHERN MERGER

         In the following tables, we provide unaudited pro forma condensed combined financial data of Bank Mutual and subsidiaries which includes the historical data for Mutual Savings and First Northern plus adjustments to give effect to the First Northern merger. The data are based on an assumption that Bank Mutual common shares are issued for 40% of First Northern shares outstanding on March 31, 2000 and cash is paid for 60% of First Northern shares outstanding on March 31, 2000. Additional assumptions are discussed in the notes that follow the table. Operating results data assumes that this transaction occurred on the first day of each period shown, whereas financial condition data assumes that this transaction occurred at the date indicated. The per share information is calculated assuming the number of shares outstanding is unchanged throughout each respective time period.

         In accordance with generally accepted accounting principles the First Northern merger will be accounted for using the purchase method. Accordingly, the recorded assets and liabilities of Mutual Savings will be carried forward at their recorded amounts and the historical operating results of Mutual Savings will be unchanged for the prior periods being reported on. However, the assets and liabilities of First Northern will be adjusted to fair value at the date of the merger. To the extent that the purchase price, consisting of the number of shares of Bank Mutual to be issued to former First Northern shareholders at fair value plus cash to be paid to former First Northern shareholders, exceeds the fair value of the net assets of First Northern at the merger date, that excess will be reported as an intangible asset to be amortized to the consolidated income of Bank Mutual in future periods. Further, the purchase accounting method results in the operating results of First Northern only being included in the consolidated income of Bank Mutual beginning from the date of the merger.

         We present this pro forma data as an illustration only. It does not necessarily indicate the financial position or financial results that would have actually been reported if the restructuring and merger had occurred as of, or at, the beginning of the periods presented, nor do they necessarily indicate future financial position or results of operations. The pro forma results of operations neither assume nor incorporate any benefits from cost savings or synergies of operations of the combined companies. The effects of the stock offering are reflected in "Pro forma Data Reflecting the Stock Offering" below and the following tables should be read in conjunction with that information.

                          UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                                 MARCH 31, 2000


                                                                                         Fair Value
                                        Historic       Historic        Pre-Stock            and                       Pre-Stock
                                         Mutual          First          Offering           Merger                     Offering
                                         Savings       Northern         Combined        Adjustments                    Merged
                                  --------------------------------------------------------------------------------------------
ASSETS                                                                   (In thousands)
Cash and cash equivalents            $     39,700    $     4,712     $      44,412     $    (85,472)   a, b      $    (41,060)
Investments                               520,621         50,934           571,555             (560)      c            570,995
Loans, net                              1,105,947        768,901         1,874,848           (6,625)      c          1,868,223
Office properties and equipment            26,509          7,752            34,261            3,340       c             37,601
Intangible assets                          11,261              -            11,261           50,883       c             62,144
Other assets                               38,146         33,769            71,915            3,927     b,c             75,842
                                  --------------------------------------------------------------------------------------------
    Total assets                     $  1,742,184    $   866,068     $   2,608,252     $    (34,607)             $   2,573,645
                                  ============================================================================================
LIABILITIES AND EQUITY
Liabilities:
    Deposits                         $  1,319,188    $   567,693     $   1,886,881     $        575       c     $    1,877,456
    Borrowings                            238,699        211,484           450,183           (1,375)      c            448,808
    Other liabilities                      20,388          9,463            29,851                -                     29,851
                                  --------------------------------------------------------------------------------------------
         Total liabilities              1,578,275        788,640         2,366,915             (800)                 2,366,115

Shareholders' equity                      163,909         77,428           241,337          (33,907)a, b, c            207,530
                                  --------------------------------------------------------------------------------------------
    Total liabilities and equity     $  1,742,184    $   866,068     $   2,608,252     $    (34,607)            $    2,573,645
                                  ============================================================================================

BANK MUTUAL BANCORP
PRO FORMA BALANCE SHEET FOOTNOTES
MARCH 31, 2000

a. Assumes that First Northern shares are exchanged for 60% cash and 40% Bank Mutual shares based on a value of $15 per share for each First Northern share outstanding. Adjusted outstanding First Northern shares used to calculate book value per common share is 8,572,808, resulting in the issuance of 5,143,685 shares of Bank Mutual and the payment of $77.2 million of cash to former First Northern shareholders. Also reflected is the $100,000 capital contribution to form the MHC.

b. Adjustment to record the effects of estimated non-recurring merger-related charges of $8.3 million, $6.2 million net of tax effect, which will be charged to earnings concurrent with the First Northern merger and which consist of the following (in thousands):

              Merger related professional fees*                           $        925
              Costs of acquisition*                                                500
              Buy-back of outstanding options                                    5,642
              Restructuring charges                                                500
              Benefit plan accruals                                                750
                                                                          ------------
                                                                                 8,317
              Tax benefit                                                        2,109
                                                                          ------------
              Total estimated non-recurring charges                       $      6,208
                                                                          ============

         * Amount not tax effected as it is not deductible for federal and state income tax purposes.

c. Under purchase accounting, First Northern's assets and liabilities are to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Mutual based upon available information. The following sets forth the purchase accounting adjustments made to reflect First Northern's assets and liabilities to fair values at March 31, 2000 (in thousands):


              Historical net assets                                             $   77,428
              Investments                                                             (560)
              Loans receivable                                                      (6,625)
              Office properties and repossessed assets                               3,340
              Other assets - loan servicing rights                                     907
              Other assets - income tax benefit                                        911
              Deposits                                                                (575)
              Borrowings                                                             1,375
                                                                                ----------
                                                                                    76,201
              Purchase price - cash                              $  77,155
              Purchase price - stock*                               43,721
              Acquisition costs                                      6,208
                                                                 ---------
                                                                  (127,084)
              Cost in excess of net assets of business acquired                 $   50,883
                                                                                ==========



         * The shares to be issued to First Northern shareholders have been recorded at fair value, to reflect an approximate 15% discount to reflect the size of the block of stock issued and the estimated issuance costs and market discount ordinarily incurred with the issuance of a substantial and similarly sized block of shares.

                          UNAUDITED PRO FORMA CONDENSED
                COMBINED PRE-STOCK OFFERING STATEMENTS OF INCOME

                        THREE MONTHS ENDED MARCH 31, 2000


                                                                                       Restructuring
                                             Historic       Historic      Pre-Stock      Fair Value             Pre-Stock
                                              Mutual          First       Offering       and Merger             Offering
                                              Savings       Northern      Combined      Adjustments             Merged (a)
                                          -----------------------------------------------------------------------------------
                                                                            (In thousands)
Interest income                                $   29,842      $ 14,956      $  44,438       $  (980)b, c            $ 43,458
Interest expense                                   18,179         9,152         27,331              -                  27,331
                                          -----------------------------------------------------------------------------------
Net interest income                                11,633         5,444         17,107          (980)                  16,127
Provision for losses on loans                          77           165            242              -                     242
                                          -----------------------------------------------------------------------------------
Net interest income after provision for            11,586         5,279         16,865          (980)                  15,885
   losses on loans
Total noninterest income                            1,830         1,008          2,838              -                   2,838
Total noninterest expenses                          8,515         3,835         12,350            636d                 12,986
                                          -----------------------------------------------------------------------------------
Income before income taxes                          4,901         2,452          7,353        (1,616)                   5,737
Income taxes                                        1,855           796          2,651          (392)e                  2,259
                                          -----------------------------------------------------------------------------------
Net income                                     $    3,046      $  1,656      $   4,702       $(1,224)                $  3,478
                                          ===================================================================================


a Reflects the historical combined earnings of Mutual Savings and First Northern prior to the stock offering of Bank Mutual.
b Reflects the loss of interest revenue on $85.6 million of cash outflows related to the First Northern merger at 6.26%, which represents the yield on the one year U.S. treasury note as of March 31, 2000.
c Reflects amortization of intangible assets from the First Northern merger over a 20 year life using the straight-line method.
d Reflects the amortization of the fair market value adjustment on significant purchase accounting adjustments related to loans receivable of $6.625 million amortization straight-line over 5 years.
e The following tables sets forth the tax effects of the pro forma adjustments. (No tax benefit is attributable to amortization of intangible assets.) All adjustments assume a 40.0% marginal tax rate.


                    Tax benefit on foregone interest revenue             $   536
                    Tax accrual on investment discount accretion            (144)
                                                                         -------
                                                                         $   392
                                                                         =======

                          YEAR ENDED DECEMBER 31, 1999




                                                                                     Restructuring
                                        Historic        Historic     Pre-Stock         Fair Value              Pre-Stock
                                         Mutual          First       Offering          and Merger              Offering
                                        Savings         Northern     Combined         Adjustments              Merged (a)
                                     --------------------------------------------------------------------------------------
                                                                         (In thousands)
Interest income                            $118,302        $52,770       $171,072           $(3,637)b, c           $167,425
Interest expense                             75,337         30,686        106,023                  -                106,023
                                     --------------------------------------------------------------------------------------
Net interest income                          42,965         22,084         65,049            (3,637)                 61,412
Provision for losses on loans                   350            472            822                  -                    822
                                     --------------------------------------------------------------------------------------
Net interest income after provision          42,615         21,612         64,227            (3,637)                 60,590
for losses on loans
Total noninterest income                      7,984          3,854         11,838                  -                 11,838
Total noninterest expenses                   51,279d        14,564         65,843 e            2,576e                68,419
                                     --------------------------------------------------------------------------------------
Income before income taxes                    (680)         10,902         10,222            (6,213)                  4,009
Income taxes                                  3,803          3,525          7,328            (1,455)f                 5,873
                                     --------------------------------------------------------------------------------------
Net income                                 $ 4,483)        $ 7,377       $  2,894           $(4,758)               $(1,864)
                                     ======================================================================================



a Reflects the historical combined earnings of Mutual Savings and First Northern prior to the stock offering of Bank Mutual.
b Reflects the loss of interest revenue on $85.6 million of cash outflows related to the First Northern merger at 5.93%, which represents the yield on the one year U.S. treasury note as of December 31, 1999.
c Reflects the amortization of the fair market value adjustment on significant purchase accounting adjustments related to loans receivable of $6.6 million amortization straight-line over 5 years.
d In 1999, non-interest expense includes a special write off of intangible assets of $15.6 million which Mutual deemed to be impared. The intangible assets resulted from the 1997 acquisition of First Federal. The net-of-income-tax effect on net income of the write-off in 1999 was a decrease of $13.6 million.
e Reflects amortization of intangible assets of $51.5 million from the First Northern merger over a 20 year life using the straight-line method.
f The following table sets forth the tax effects of the pro forma adjustments. (No tax benefit is attributable to amortization of intangible assets.) All adjustments assume a 40.0% marginal tax rate.


          Tax benefit on foregone interest revenue                    $    2,030
          Tax accrual on investment discount accretion                      (575)
                                                                      ----------
                                                                      $    1,455
                                                                      ==========

PRO FORMA DATA REFLECTING THE STOCK OFFERING

         In the following tables, we provide unaudited pro forma condensed combined financial data of, and assumptions relating to, Bank Mutual reflecting the stock offering. The data assumes that the First Northern merger has also occurred; detailed effects of the First Northern merger are reflected in the pro forma data on the preceding pages.

         In accordance with generally accepted accounting principles, the restructuring will be accounted for at historical cost in a manner similar to pooling of interest accounting in accordance with generally accepted accounting principles. Accordingly, the carrying value of Mutual Savings' assets, liabilities and equity will not be affected by the restructuring and will be reflected in the successor stock savings bank's financial statements based upon their historical amounts.

         We present this pro forma data as an illustration only. It does not necessarily indicate the financial position or financial results that would have actually been reported if the restructuring and merger had occurred as of, or at, the beginning of the periods presented, nor do they necessarily indicate future financial position or results of operations. The pro forma results of operations neither assume nor incorporate any benefits from cost savings or synergies of operations of the combined companies.

BANK MUTUAL CORPORATION
STOCK OFFERING
MARCH 31, 2000

                                                                   -----------------------------------------------------------------
                                                                                                                       Adjusted
                                                                       Minimum         Midpoint         Maximum         Maximum
                                                                   -----------------------------------------------------------------
                                                                      4,633,564       5,906,014        7,178,464       8,641,781
                                                                      shares at       shares at        shares at       shares at
                                                                       $10.00           $10.00          $10.00          $10.00
                                                                      per share       per share        per share     per share (a)
                                                                   -----------------------------------------------------------------
                                                                             (dollars in thousands except per share data)

Gross proceeds                                                            $ 46,336         $ 59,060        $ 71,785        $ 86,418
Less marketing fees and other issuance expenses                             (2,923)          (3,098)         (3,274)         (3,476)
                                                                   -----------------------------------------------------------------
Estimated net proceeds                                                      43,413           55,962          68,511          82,942
Less: Common stock acquired by ESOP                                         (7,822)          (8,840)         (9,858)        (11,028)
Less: Common stock to be acquired by MRP                                    (3,911)          (4,420)         (4,929)         (5,514)
                                                                   -----------------------------------------------------------------
Estimated adjusted net proceeds (b)                                       $ 31,680         $ 42,702        $ 53,724        $ 66,399
                                                                   =================================================================

Combined net income:
Historical combined (c)                                                    $ 3,478          $ 3,478         $ 3,478         $ 3,478
Interest income (d)                                                            297              401             504             623
ESOP (e)                                                                      (117)            (133)           (148)           (165)
MRP (f)                                                                       (117)            (133)           (148)           (165)
                                                                   -----------------------------------------------------------------
Pro forma income                                                             3,541            3,614           3,687           3,771
Amortization of intangible assets                                              845              845             845             845
                                                                   -----------------------------------------------------------------
Pro forma net income before amortization of intangible assets              $ 4,386          $ 4,459         $ 4,532         $ 4,616
                                                                   =================================================================

Earnings per share:
Historical combined (c)                                                    $  0.19           $ 0.17          $ 0.15          $ 0.13
Interest income (d)                                                           0.02             0.02            0.02            0.02
ESOP (e)                                                                     (0.01)           (0.01)          (0.01)              -
MRP (f)                                                                      (0.01)           (0.01)              -               -
                                                                   -----------------------------------------------------------------
Pro  forma basic and diluted earnings per share                               0.19             0.17            0.16            0.15
Amortization of intangible assets                                             0.05             0.04            0.04            0.03
                                                                   -----------------------------------------------------------------
Pro forma basic and diluted earnings per share before
amortization of intangible assets                                           $ 0.24           $ 0.21          $ 0.20          $ 0.18
                                                                   =================================================================

Pro forma basic P/E ratio (g)                                                 13.0x            14.4x           15.8x           17.2x
                                                                   =================================================================
Pro forma basic  P/E ratio
before amortization of intangible assets (g)                                  10.5x            11.7x           12.8x           14.1x
                                                                   =================================================================

Number of shares used in calculating net income per share (h)           18,439,970       20,839,821      23,239,672      25,999,500
                                                                   =================================================================

Shareholders' equity:
Historical combined (c)                                                  $ 207,530        $ 207,530       $ 207,530       $ 207,530
Estimated net proceeds                                                      43,413           55,962          68,511          82,942
Less: Common stock acquired by ESOP (e)                                     (7,822)          (8,840)         (9,858)        (11,028)
Less: Common stock to be acquired by MRP (f)                                (3,911)          (4,420)         (4,929)         (5,514)
                                                                   -----------------------------------------------------------------
Proforma shareholder's equity (i)                                          239,210          250,232         261,254         273,929
Unamortized intangible assets                                              (62,144)         (62,144)        (62,144)        (62,144)
                                                                   -----------------------------------------------------------------
Proforma tangible shareholder's equity (i)                               $ 177,066        $ 188,088       $ 199,110       $ 211,785
                                                                   =================================================================

Shareholders' equity per share:
Historical combined                                                        $ 10.59           $ 9.37          $ 8.40          $ 7.51
Estimated net proceeds                                                        2.22             2.53            2.77            3.00
Less: Common stock acquired by ESOP (e)                                      (0.40)           (0.40)          (0.40)          (0.40)
Less: Common stock to be acquired by MRP (f)                                 (0.20)           (0.20)          (0.19)          (0.19)
                                                                   -----------------------------------------------------------------
Pro forma shareholders' equity per share (h)(i)                              12.21            11.30           10.58            9.92
Unamortized intangible assets                                                 3.17             2.81            2.52            2.25
                                                                   -----------------------------------------------------------------
 Pro forma tangible shareholders' equity per share (h)(i)                   $ 9.04           $ 8.49          $ 8.06          $ 7.67
                                                                   =================================================================

Pro forma price to book value ratio                                         81.90%           88.50%          94.61%         100.91%
                                                                   =================================================================

Pro forma price to tangible book value  ratio                              110.62%          117.79%         124.22%         130.55%
                                                                   =================================================================

Number of shares used in equity per share calculations (h)             19,593,685       22,143,685      24,693,685      27,626,185
                                                                   =================================================================

BANK MUTUAL CORPORATION
PRO FORMA FOR STOCK OFFERING
DECEMBER 31, 1999

(a) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before the conversion and stock offering is completed or to fill the order of the employee stock ownership plan.

(b) Estimated adjusted proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by Mutual Savings' employee stock ownership plan and (ii) the value of the shares to be purchased by Mutual Savings' recognition plan after the conversion and stock offering, subject to shareholder approval, at an assumed purchase price of $10.00 per share. Marketing fees and other issuance expenses consist of legal, accounting, printing and other fixed costs totaling $2,345,000 plus variable marketing fees based on 1.50% of gross proceeds less shares to be acquired by the ESOP.

(c) Reflects the combined historical net earnings and shareholders' equity of Mutual Savings and First Northern for the three months ended March 31, 2000, adjusted for the merger.

(d) Consists of interest earned on net proceeds from the sale of minority ownership of Bank Mutual at 6.26%, which represents the one year U. S. treasury note rate at March 31, 2000.

(e) Bank Mutual assumes that 8% of the shares of common stock issued in the restructuring, stock offering and merger will be purchased by the ESOP (782,180, 883,976, 985,772, and 1,102,837 shares at the minimum, midpoint, maximum and adjusted maximum, respectively). Bank Mutual also assumes that the funds used to acquire such shares will be borrowed by the ESOP from Bank Mutual. Mutual Savings intends to make quarterly contributions to the ESOP over a ten-year period in an amount at least equal to the principle and interest requirements of the debt. The pro forma earnings assumes (i) that the loan to the ESOP is payable over ten years in equal installments of principle with the ESOP shares having an average fair value of $10.00 per share; ii) that the loan to the ESOP bears interest at the Mutual Savings' prime interest rate; (iii) that the ESOP expense for the period is equivalent to the principal payment for the period and are made throughout the period (the interest expense paid by the Mutual Savings and the interest income recognized by the Bank Mutual on the ESOP debt are eliminated in consolidation); (iv) that 19,555, 22,099, 24,644 and 27,571 shares are committed to be released with respect to the quarter ended March 31, 2000, at the minimum, midpoint, maximum and adjusted maximum, respectively; (v) only the ESOP shares committed to be released during the period are considered outstanding for the purposes of the earnings per share calculations based on the average shares to be released during the year; and (f) the effective tax rate is 40.0% for the period.

(f) Bank Mutual assumes that 4% of the shares of common stock issued in the conversion, stock offering and merger will be purchased by the recognition plan (391,090, 441,988, 492,886, and 551,419 shares at the minimum, midpoint, maximum and adjusted maximum respectively), assuming that: (a) shareholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the quarter ended March 31, 2000 is 5% (based on a five year amortization using the straight line method) of the amount contributed which is equal to the vested portion of the shares based on the average shares to be vested during the year; and (d) the effective tax rate applicable to such employee compensation expense is 40.0%. Unvested shares under the recognition plan are excluded from the basic earnings per share calculation and included in the diluted earnings per share calculation only if they are dilutive under the treasury stock method. Bank Mutual assumes that 20% of the recognition plan shares vest annually and that 19,555, 22,099, 24,644 and 27,571 shares vest for the period ended March 31, 2000 at the minimum, midpoint, maximum and adjusted maximum, respectively.

(g) Assuming Bank Mutual were to fully convert, resulting in additional estimated adjusted net proceeds at the minimum, midpoint, maximum and adjusted maximum of $91.1 million, $102.2 million, $113.3 million and
     $126.0 million, respectively, which were   invested at 5.93%, which
     represents the one year U. S. treasury note rate as of December 31, 1999, less tax effects, and all other assumptions noted above remained unchanged, the following ratios and amounts would result:


                                                                                                                Adjusted
                                                                     Minimum      Midpoint       Maximum         Maximum
                                                               ---------------------------------------------------------
Pro forma shareholders' equity per share                           $   16.86      $  15.92      $  15.17       $  14.48
Pro forma tangible shareholders' equity  per share                 $   13.69        $13.11      $  12.65       $  12.23
Pro forma price to book value ratio                                   59.31%        62.83%        65.93%         69.08%
Pro forma price to tangible book value ratio                          73.05%        76.28%        79.05%         81.79%
Pro forma basic earnings per share                                 $     .24      $    .22       $   .20       $    .19
Pro forma basic earnings per share before amortization of
  intangible assets                                                $     .29      $    .26       $   .24       $    .22
Pro forma basic P/E ratio                                              10.4x         11.4x         12.2x          13.2x
Pro forma basic P/E ratio before amortization of intangible
  assets                                                                8.7x          9.5x         10.3x          11.1x



(h) Basic earnings per share calculations are determined by (i) starting with the number of shares assumed to be sold in the conversion and stock offering excluding shares to be acquired by the ESOP and recognition plan, (ii) adding the number of shares to be issued to shareholders of First Northern, (iii) adding the number of shares to be issued to MHC, (iv) adding the average ESOP shares that have been committed for release during the period, and (v) adding the average recognition plan shares assumed vested during the period. The unvested recognition plan shares are deemed to be for future services and not dilutive under the treasury stock method. Book value per share calculations are determined by (i) starting with the number of shares assumed to be sold in the stock offering (ii) adding the number of shares to be issued to First Northern shareholders and (iii) adding the number of shares to be issued to MHC. Set forth below is a reconciliation of the number of shares used in making the earnings per share and book value per share calculations:

                                                                                                                Adjusted
                                                               Minimum        Midpoint        Maximum            Maximum

Shares issued in stock offering                               4,633,564       5,906,014      7,178,464         8,641,781
Shares issued to First Northern shareholders                  5,143,685       5,143,685      5,143,685         5,143,685
Shares issued to MHC                                          9,816,436      11,093,986     12,371,536        13,840,719
                                                             ----------      ----------     ----------        ----------
Total shares outstanding and used in calculating             19,593,685      22,143,685     24,693,685        27,626,185
book value per share
Less shares sold to ESOP                                      (782,180)       (883,976)      (985,772)       (1,102,837)
Less recognition plan shares                                  (391,090)       (441,988)      (492,886)         (551,419)
Plus ESOP shares assumed committed to be                          9,777          11,050         12,322            13,785
released
Plus recognition plan shares assumed vested                       9,777          11,050         12,322            13,785
                                                            ------------------------------------------------------------
Number of shares used in calculating basic and
diluted earnings per share                                   18,439,969      20,839,821     23,239,671        25,999,499
                                                            ============================================================

(i) The retained earnings of Mutual Savings will be substantially restricted after the restructuring. See "The Restructuring - Effects of the Restructuring - Liquidation Rights." Pro forma shareholders' equity and pro forma shareholders' equity per share do not give effect to the liquidation account or the bad debt reserves established by Mutual Savings or First Northern Savings for federal income tax purposes in the event of a liquidation.

BANK MUTUAL CORPORATION
STOCK OFFERING
DECEMBER 31, 1999


                                                                    ----------------------------------------------------------------
                                                                                                                       Adjusted
                                                                        Minimum        Midpoint         Maximum         Maximum
                                                                    ----------------------------------------------------------------
                                                                       4,633,564       5,906,014       7,178,464       8,641,781
                                                                       shares at       shares at       shares at       shares at
                                                                        $10.00          $10.00          $10.00          $10.00
                                                                       per share       per share       per share     per share (a)
                                                                    ----------------------------------------------------------------
                                                                             (dollars in thousands except per share data)

Gross proceeds                                                      $        46,336     $    59,060    $     71,785     $    86,418
Less marketing fees and other issuance expenses                              (2,923)         (3,098)         (3,274)         (3,476)
                                                                    ----------------------------------------------------------------
Estimated net proceeds                                                       43,413          55,962          68,511          82,942
Less: Common stock acquired by ESOP                                          (7,822)         (8,840)         (9,858)        (11,028)
Less: Common stock to be acquired by MRP                                     (3,911)         (4,420)         (4,929)         (5,514)
                                                                    ----------------------------------------------------------------
Estimated adjusted net proceeds (b)                                 $        31,680     $    42,702    $     53,724     $    66,399
                                                                    ================================================================

Combined net income (loss):
Historical combined (c)                                             $        (1,864)    $    (1,864)   $     (1,864)    $    (1,864)
Interest income (d)                                                           1,127           1,519           1,912           2,362
ESOP (e)                                                                       (469)           (530)           (591)           (662)
MRP (f)                                                                        (469)           (530)           (591)           (662)
                                                                    ----------------------------------------------------------------
Pro forma income (loss)                                                      (1,675)         (1,405)         (1,135)           (825)
Amortization and write-off of intangible assets, net of tax                  18,713          18,713          18,713          18,713
                                                                    ----------------------------------------------------------------
Pro forma net income before amortization and write-
off of intangible assets                                            $        17,038     $    17,308    $     17,578     $    17,888
                                                                    ================================================================

Earnings (loss) per share:
Historical combined (c)                                             $         (0.10)    $     (0.09)   $      (0.08)    $     (0.07)
Interest income (d)                                                            0.06            0.07            0.08            0.09
ESOP (e)                                                                      (0.03)          (0.03)          (0.03)          (0.03)
MRP (f)                                                                       (0.02)          (0.02)          (0.02)          (0.02)
                                                                    ----------------------------------------------------------------
Pro  forma basic earnings (loss) per share                                    (0.09)          (0.07)          (0.05)          (0.03)
Amortization and write-off of  intangible assets                               1.01            0.90            0.80            0.72
                                                                    ----------------------------------------------------------------
Pro forma basic earnings per share before amortization and write-
off of intangible                                                   $          0.92     $      0.83    $       0.75     $      0.69
                                                                    ================================================================

Pro forma basic P/E ratio (g)                                                    NM              NM              NM              NM
                                                                    ================================================================
Pro forma basic P/E ratio
before amortization of intangible assets (g)                                   10.9x           12.1x           13.3x           14.6x
                                                                    ================================================================

Number of shares used in calculating net income per share (i)            18,498,633      20,906,119      23,313,604      26,082,213
                                                                    ================================================================

Shareholder's equity:
Historical combined (h)                                             $       207,441     $   207,441    $    207,441     $   207,441
Estimated net proceeds                                                       43,413          55,962          68,511          82,942
Less: Common stock acquired by ESOP (e)                                      (7,822)         (8,840)         (9,858)        (11,028)
Less: Common stock to be acquired by MRP (f)                                 (3,911)         (4,420)         (4,929)         (5,514)
                                                                    ----------------------------------------------------------------
Proforma shareholder's equity (j)                                           239,121         250,143         261,165         273,840
Unamortized intangible assets                                               (63,012)        (63,012)        (63,012)        (63,012)
                                                                    ----------------------------------------------------------------
Proforma tangible shareholder's equity (j)                          $       176,109     $   187,131    $    198,153     $   210,828
                                                                    ================================================================

Shareholder's equity per share:
Historical combined (i)                                             $         10.59     $      9.37    $       8.40     $      7.51
Estimated net proceeds                                                         2.21            2.53            2.78            3.00
Less: Common stock acquired by ESOP (e)                                       (0.40)          (0.40)          (0.40)          (0.40)
Less: Common stock to be acquired by MRP (f)                                  (0.20)          (0.20)          (0.20)          (0.20)
                                                                    ----------------------------------------------------------------
Pro forma shareholder's equity per share (i)(j)                               12.20           11.30           10.58            9.91
Unamortized intangible assets                                                  3.22            2.85            2.56            2.28
                                                                    ----------------------------------------------------------------
Pro forma tangible shareholder's equity per share (i)(j)            $          8.99     $      8.45    $       8.02     $      7.63
                                                                    ================================================================

Pro forma price to book value ratio                                          81.90%          88.50%          94.61%         100.91%
                                                                    ================================================================

Pro forma price to tangible book value ratio                                111.23%         118.34%         124.69%         131.06%
                                                                    ================================================================

Number of shares used in equity per share calculations (i)              19,593,685      22,143,685      24,693,685      27,626,185
                                                                    ================================================================

BANK MUTUAL CORPORATION
PRO FORMA FOR STOCK OFFERING
MARCH 31, 2000

(a) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before the conversion and stock offering is completed or to fill the order of the employee stock ownership plan.
(b) Estimated adjusted proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by Mutual Savings' employee stock ownership plan and (ii) the value of the shares to be purchased by Mutual Savings' recognition plan after the conversion and stock offering, subject to shareholder approval, at an assumed purchase price of $10.00 per share. Marketing fees and other issuance expenses consist of legal, accounting, printing and other fixed costs totaling $2,345,000 plus variable marketing fees based on 1.50% of gross proceeds less shares to be acquired by the ESOP.
(c) Reflects the combined historical net earnings and shareholders' equity of Mutual Savings and First Northern for the three months ended March 31, 2000, adjusted for the merger.
(d) Consists of interest earned on net proceeds from the sale of minority ownership of Bank Mutual at 6.26%, which represents the one year U. S. treasury note rate at March 31, 2000.
(e) Bank Mutual assumes that 8% of the shares of common stock issued in the restructuring, stock offering and merger will be purchased by the ESOP (782,180, 883,976, 985,772, and 1,102,837 shares at the minimum, midpoint, maximum and adjusted maximum, respectively). Bank Mutual also assumes that the funds used to acquire such shares will be borrowed by the ESOP from Bank Mutual. Mutual Savings intends to make quarterly contributions to the ESOP over a ten-year period in an amount at least equal to the principle and interest requirements of the debt. The pro forma earnings assumes (i) that the loan to the ESOP is payable over ten years in equal installments of principle with the ESOP shares having an average fair value of $10.00 per share; ii) that the loan to the ESOP bears interest at the Mutual Savings' prime interest rate;
         (iii) that the ESOP expense for the period is equivalent to the principal payment for the period and are made throughout the period (the interest expense paid by the Mutual Savings and the interest income recognized by the Bank Mutual on the ESOP debt are eliminated in consolidation); (iv) that 19,555, 22,099, 24,644 and 27,571 shares are committed to be released with respect to the quarter ended March 31, 2000, at the minimum, midpoint, maximum and adjusted maximum, respectively; (v) only the ESOP shares committed to be released during the period are considered outstanding for the purposes of the earnings per share calculations based on the average shares to be released during the year; and (f) the effective tax rate is 40.0% for the period.
(f) Bank Mutual assumes that 4% of the shares of common stock issued in the conversion, stock offering and merger will be purchased by the recognition plan (391,090, 441,988, 492,886, and 551,419 shares at the minimum, midpoint, maximum and adjusted maximum respectively), assuming that: (a) shareholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the quarter ended March 31, 2000 is 5% (based on a five year amortization using the straight line method) of the amount contributed which is equal to the vested portion of the shares based on the average shares to be vested during the year; and (d) the effective tax rate applicable to such employee compensation expense is 40.0%. Unvested shares under the recognition plan are excluded from the basic earnings per share calculation and included in the diluted earnings per share calculation only if they are dilutive under the treasury stock method. Bank Mutual assumes that 20% of the recognition plan shares vest annually and that 19,555, 22,099, 24,644 and 27,571 shares vest for the period ended March 31, 2000 at the minimum, midpoint, maximum and adjusted maximum, respectively.
(g) Assuming Bank Mutual were to fully convert, resulting in additional estimated adjusted net proceeds at the minimum, midpoint, maximum and adjusted maximum of $91.1 million, $102.2 million, $113.3 million and $126.0 million, respectively, which were invested at 5.93%, which represents the one year U. S. treasury note rate as of December 31, 1999, less tax effects, and all other assumptions noted above remained unchanged, the following ratios and amounts would result:




                                                                                                            Adjusted
                                                              Minimum      Midpoint        Maximum          Maximum
                                                       -------------------------------------------------------------
Pro forma shareholders' equity per share                   $   16.86       $   15.91       $   15.16       $   14.47
Pro forma tangible shareholders' equity  per share         $   13.64       $   13.07       $   12.61       $   12.19
Pro forma price to book value ratio                            59.33%          62.85%          65.95%          69.09%
Pro forma price to tangible book value ratio                   73.32%          76.53%          79.29%          82.02%
Pro forma basic earnings per share                         $     .06       $     .08       $     .10       $     .11
Pro forma basic earnings per share before
amortization of intangible assets                          $    1.22       $    1.11       $    1.03       $     .94
Pro forma basic P/E ratio                                         NM              NM              NM              NM
Pro forma basic P/E ratio before amortization of
intangible assets                                               8.2x            9.0x            9.8x            10.6x


(h) Consists of equity of Mutual Savings at December 31, 1999 plus capital of $43,721,000 issued to former shareholders' assuming 40% of the shares are exchanged less $100,000 of initial capitalization of MHC.
(i) Basic earnings per share calculations are determined by (i) starting with the number of shares assumed to be sold in the conversion and stock offering, excluding shares to be acquired by the ESOP and recognition plan, (ii) adding the number of shares to be issued to shareholders of First Northern, (iii) adding the number of shares to be issued to MHC, (iv) adding the average ESOP shares that have been committed for release during the period, and (v) adding the average recognition plan shares assumed vested during the period. . The unvested recognition plan shares were deemed to be for future services and not dilutive under the treasury stock method. Book value per share calculations are determined by (i) starting with the number of shares assumed to be sold in the stock offering, (ii) adding the number of shares to be issued to First Northern shareholders and (iii) adding the number of shares to be issued to MHC. Set forth below is a reconciliation of the number of shares used in making the per share calculations:

                                                                                                                   Adjusted
                                                           Minimum          Midpoint          Maximum               Maximum

Shares issued in conversion                              4,633,564          5,906,014          7,178,464          8,641,781
Shares issued to First Northern shareholders             5,143,685          5,143,685          5,143,685          5,143,685
Shares issued to MHC                                     9,816,436         11,093,986         12,371,536         13,840,719
                                                        ----------         ----------         ----------         ----------
Total shares outstanding and used in calculating        19,593,685         22,143,685         24,693,685         27,626,185
book value per share
Less shares sold to ESOP                                  (782,180)          (883,976)          (985,772)        (1,102,837)
Less recognition plan shares                              (391,090)          (441,988)          (492,886)          (551,419)
Plus ESOP shares assumed committed to be                    39,109             44,199             49,289             55,142
   released
Plus recognition plan shares assumed vested                 39,109             44,199             49,289             55,142
                                                       --------------------------------------------------------------------
Number of shares used in calculating basic and
diluted earnings per share                              18,498,633         20,906,119         23,313,605         26,082,214
                                                       ====================================================================


(j) The retained earnings of Mutual Savings will be substantially restricted after the restructuring. See "The Restructuring - Effects of the Restructuring - Liquidation Rights." Pro forma shareholders' equity and pro forma shareholders' equity per share do not give effect to the liquidation account or the bad debt reserves established by Mutual Savings or First Northern Savings for federal income tax purposes in the event of a liquidation.

                         REGULATORY CAPITAL COMPLIANCE

At March 31, 2000, Mutual Savings and First Northern Savings exceeded all regulatory capital requirements. Set forth below is a summary of the capital computed under generally accepted accounting principles and the compliance with regulatory capital standards at March 31, 2000, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of March 31, 2000 and shares were issued to First Northern shareholders in conjunction with the merger agreement. We assumed that Mutual Savings received none of the proceeds from the offering. We further assume that in conjunction with the initial capitalization of Bank Mutual, that capital will be transferred to Bank Mutual in the amounts of $44.0 million, $40.0 million, $36.3 million and $32.0 million from Mutual Savings and $10.5 million, $8.4 million, $6.8 million and $4.5 million from First Northern Savings at the minimum, midpoint, maximum and adjusted maximum, respectively, and that MHC is initially capitalized by a transfer from Mutual Savings of $100,000 in all pro forma cases. Finally, we assume that First Northern Savings' capital will be reduced by $4.8 million of non-recurring merger-related expenses.

After the restructuring, the stock offering and the First Northern merger, we believe that Mutual Savings and First Northern Savings will continue to exceed all applicable regulatory capital requirements. For a discussion of the capital requirements applicable to Mutual Savings, see "Regulation - Mutual Savings and First Northern Savings Federal Regulation Following Restructuring".



                                                                         Mutual Savings
                                 ---------------------------------------------------------------------------------------------------
                                                                            Proforma
                                                       -----------------------------------------------------------------------------
                                                                                                                     Adjusted
                                                        Minimum             Midpoint              Maximum            Maximum
                                                       ---------           ----------            ---------          ---------
                                                       4,633,564            5,906,014            7,178,464          8,641,781
                                      Historical      Shares Sold          Shares Sold          Shares Sold        Shares Sold
                                 ---------------------------------------------------------------------------------------------------
                                           Percent             Percent             Percent           Percent            Percent
                                             of                  of                  of                of                  of
                                 Amount    Assets(a)  Amount   Assets(a)  Amount   Assets(a) Amount  Assets(a)  Amount  Assets(a)
                                 ---------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)

                                 ===================================================================================================
GAAP Capital (b)                 $163,909    9.41%  $119,809    7.06%   $123,809    7.27%  $127,509   7.48%   $131,809    7.71%
                                 ===================================================================================================

Tier I Leverage Capital:
Capital level                    $160,879    9.25%  $116,779    6.89%   $120,799    7.11%  $124,479   7.45%   $128,779    7.54%
Requirement (c)                    69,575    4.00     67,811    4.00      67,971    4.00     68,119   4.00      68,291    4.00
                                 ---------------------------------------------------------------------------------------------------
Excess                           $ 91,304    5.25%  $ 48,968    2.89%   $ 85,312    3.11%  $ 56,360   3.45%   $ 60,488    3.54%
                                 ===================================================================================================

Tier I Risk-based Capital:
Capital level                    $160,879   17.98%  $116,779   13.18%   $120,779   13.62%  $124,479  14.03%   $128,779   14.50%
Requirement                        35,788    4.00     35,435    4.00      35,467    4.00     35,497   4.00      35,531    4.00
                                 ---------------------------------------------------------------------------------------------------
Excess                           $ 84,847   13.98%  $ 81,344    9.18%   $ 85,312    9.62%  $ 88,982  10.03%   $ 93,248   10.50%
                                 ===================================================================================================
Total Risk based Capital:
Capital level                    $167,839   18.76%  $123,727   13.97%   $127,727   14.41%  $131,427  14.81%   $135,727   15.28%
Requirement                        71,576    8.00     70,870    8.00      70,934    8.00     70,993   8.00      71,062    8.00
                                 ---------------------------------------------------------------------------------------------------
Excess                           $ 96,263   10.76%  $ 52,857    5.97%   $ 56,793    6.41%  $ 60,434   6.81%   $ 64,665    7.28%
                                 ===================================================================================================




                                                                      First Northern Savings
                                 ---------------------------------------------------------------------------------------------------
                                                                            Proforma
                                                       -----------------------------------------------------------------------------
                                                                                                                    Adjusted
                                                        Minimum             Midpoint              Maximum            Maximum
                                                       ---------           ----------            ---------          ---------
                                                       4,633,564            5,906,014            7,178,464          8,641,781
                                      Historical      Shares Sold          Shares Sold          Shares Sold        Shares Sold
                                 ---------------------------------------------------------------------------------------------------
                                           Percent             Percent             Percent            Percent           Percent
                                             of                  of                  of                 of               of
                                 Amount    Assets(a)  Amount   Assets(a)  Amount   Assets(a) Amount   Assets(a) Amount  Assets(a)
                                 ---------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)

GAAP Capital (b)
                                 $70,730     8.23%  $105,103    11.67%   $107,203  11.88%  $108,803   12.03%   $111,103   12.26%
                                 ===================================================================================================
Tier I Leverage Capital:
Capital level                    $69,842     8.07%  $ 53,333     6.29%   $ 55,433   6.52%  $ 57,033    6.69%   $ 59,333    6.94%
Requirement (c)                   34,599     4.00     33,938     4.00      34,022   4.00     34,086    4.00      34,178    4.00
Excess                           ---------------------------------------------------------------------------------------------------
                                 $35,243     4.07%  $ 19,395     2.29%   $ 21,411   2.52%  $ 22,947    2.69%   $ 25,155    2.94%
                                 ===================================================================================================

Tier I Risk-based Capital:
Capital level                    $69,842    12.21%  $ 53,333     8.61%   $ 55,433   8.94%  $ 57,033    9.20%   $ 59,333    9.56%
Requirement                       22,873     4.00     24,775     4.00      24,792   4.00     24,805    4.00      24,823    4.00
Excess                           ---------------------------------------------------------------------------------------------------
                                 $46,969     8.21%  $ 28,558     4.61%   $ 30,641   4.94%  $ 32,228    5.20%   $ 34,510    5.56%
                                 ===================================================================================================

Total Risk based Capital:
Capital level                    $73,904    12.92%  $ 60,281     9.73%   $ 62,381  10.06%  $ 63,981   10.32%   $ 66,281   10.68%
Requirement                       45,746     8.00     49,551     8.00      49,584   8.00     49,610    8.00      49,647    8.00
Excess                           ---------------------------------------------------------------------------------------------------
                                 $28,158     4.92%  $ 10,730     1.73%   $ 12,797   2.06%  $ 14,371    2.32%   $ 16,634    2.68%
                                 ===================================================================================================





(a) Leverage capital levels are shown as a percentage of "average assets" and "risk-based capital" levels are calculated on the basis of a percentage of "risk-weighted assets", as each is defined in bank regulations.

(b) GAAP is defined as generally accepted accounting principles.

(c) The current leverage capital requirement for savings banks is 4%-5% of total adjusted assets. For savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth, the leverage capital requirement is 3%.

             CERTAIN EFFECTS OF THE FIRST NORTHERN MERGER ON MUTUAL

         On a pro forma basis at March 31, 2000, assuming completion of the First Northern merger, the restructuring and the stock offering, Bank Mutual would have had total assets of $2.6 billion, total deposits of $1.9 billion, net loans of $1.9 billion, total shareholders' equity of $250.2 million. For further pro forma information, see "Pro Forma Data."

         Management of Mutual Savings believes that the First Northern merger will be advantageous to Mutual's competitive posture, joining two banks with contiguous market areas and compatible business philosophies and product mix. The merger will permit Mutual to expand into growing northeastern Wisconsin markets at a fair consideration and in a more efficient manner than establishing new branches. Initially, the two banks will continue to operate separately.

         Mutual considers the experienced, forward-looking management of First Northern to be a benefit of the merger. First Northern's CEO and three other board members will join the board of Bank Mutual. It is anticipated that the merger will allow the banks to eliminate certain duplicative costs and to achieve potential economies of scale over time through the increased size and efficiencies of the combined entity. Similarly, the increased size and geographical market area should, over time, allow Mutual to expand products and services and take advantage of greater cross-selling opportunities.

GEOGRAPHIC EXPANSION

         Mutual Savings and First Northern Savings currently operate in markets that are, for the most part, contiguous and complementary to each other. Most of Mutual Savings' offices are located in the southeastern, south central and western part of Wisconsin. While Mutual has a relatively small presence in northeastern Wisconsin, all of First Northern Savings' offices are located in that area of the state. In particular, First Northern has a substantial presence in the Fox River Valley region, and also includes surrounding rural and vacation areas. The Fox River Valley region is anchored by the cities of Green Bay, where First Northern has its headquarters and a substantial presence, and Appleton, where Mutual Savings has its offices in the area. See "Business of Mutual Savings Bank - Market Area." The First Northern acquisition would substantially increase Mutual's presence in the northeastern part of the state, while Mutual Savings expects that it would also retain its current offices in the region after the First Northern merger.

         Mutual Savings believes that the northeastern part of Wisconsin is an attractive area for growth. It is the third largest population concentration in the state, and includes a variety of commercial, industrial, service and recreational businesses.

IMPACT ON DEPOSITS

         Mutual Savings and First Northern Savings have relatively similar deposit mixes and interest rates paid on those deposits.

The following table presents the distribution of Mutual Savings' and First Northern Savings' deposit accounts at March 31, 2000 by dollar amount and percent of portfolio, and the weighted average interest rate on each category of deposits.



                                  --------------------------------------  ---------------------------------------
                                              MUTUAL SAVINGS                      FIRST NORTHERN SAVINGS
                                  --------------------------------------  ---------------------------------------
                                                              WEIGHTED                                 WEIGHTED
                                                 PERCENT      AVERAGE                    PERCENT       AVERAGE
                                                 OF TOTAL     NOMINAL                   OF TOTAL       NOMINAL
                                     AMOUNT      DEPOSITS       RATE        AMOUNT      DEPOSITS        RATE
                                  ------------- ----------  ------------  -----------  -----------  -------------
                                                                (DOLLARS IN THOUSANDS)

Savings                             $   150,901     11.44%         2.41%      $72,307       12.80%          2.40%
Interest-bearing demand                  89,141      6.76%         1.05%       39,569        7.01%          1.12%
Money market                            230,051     17.44%         4.91%       68,253       12.08%          4.55%
Demand                                   48,403      3.67%         0.00%       30,362        5.38%          0.00%
                                  ------------  ---------   -----------   ----------   ----------   ------------
  Total                                 518,496     39.30%         3.06%      210,491       37.27%          2.51%
                                  ------------- ---------                 ----------   ----------

Certificates:
Time deposits with original
maturities of:
   Three months or less                  72,565      5.50%         5.06%       22,585        4.00%          5.61%
   Over three months to
     twelve months                      168,333     12.77%         4.99%       86,197       15.26%          5.59%
   Over twelve months to
     twenty-four months                 373,917     28.35%         5.47%      162,620       28.78%          5.60%
   Over twenty-four
     months to thirty-six months        116,313      8.82%         6.06%       44,587        7.89%          5.66%
   Over thirty-six months
     to forty-eight months                5,392      0.41%         5.74%       30,759        5.45%          6.00%
   Over forty-eight months
     to sixty months                     61,765      4.68%         5.89%        7,626        1.35%          5.52%
   Over sixty months                      2,407      0.18%         6.37%           --           --
                                  ------------- ---------   -----------   -----------  -----------  ------------
    Total time deposits                 800,692     60.70%         5.46%      354,374       62.73%          5.64%
                                  ------------- ---------   -----------   -----------  ----------   ------------

    Total deposits                  $ 1,319,188    100.00%         4.52%    $ 567,693      100.00%          4.47%
                                  ============= =========                 ===========  ==========


         In addition to having a similar deposit mix, Mutual Savings and First Northern Savings offer similar, although not identical, deposit products. Even though Mutual Savings and First Northern Savings are expected to initially operate as separate financial institutions, Mutual expects that certain deposit products which currently are offered by only one of the savings banks may now be offered by both. Thus, both Mutual Savings and First Northern Savings will have the benefit of the other's experience.

         Mutual expects that customer retention will be maximized because both the institutions anticipate keeping open all branch offices after the merger, under the existing names. Because the two companies have relatively similar deposit and pricing strategies, Mutual does not expect that changes, if any, which may be made by First Northern Savings will cause a significant deposit run off.

IMPACT ON LOAN PORTFOLIO

         Mutual Savings' and First Northern Savings' loan products and lending operations are relatively similar, although Mutual Savings has a higher percentage of first mortgage loans than First Northern Savings, and First Northern Savings has a higher percentage of consumer loans. The following table presents the composition of Mutual Savings' and First Northern Savings' loan portfolios in dollar amounts and in percentages of the total portfolio at March 31, 2000. We have used several specific categories in this table than we have in other tables in this prospectus to help illustrate the comparison between the two institutions.


                                                                              ----------------------------------------
                                                                                            FIRST NORTHERN
                                                MUTUAL SAVINGS                                  SAVINGS
                                 ------------------------------------------   ----------------------------------------
                                                    PERCENT       WEIGHTED                       PERCENT     WEIGHTED
                                                       OF          AVERAGE                          OF       AVERAGE
                                    AMOUNT           TOTAL          RATE           AMOUNT         TOTAL        RATE
                                 ------------     ----------    -----------     ------------  -----------  ------------
                                                                   (DOLLARS IN THOUSANDS)

First mortgage loans:
  One-to-four family                 $752,259         66.86 %                     $478,359        60.%0
  Multi-family                         53,853          4.79                         37,361         4.74
  Commercial real estate               55,085          4.9                          19,717         2.50
  Construction and development         27,908          2.48                         41,096         5.21
                                 ------------     ---------                     ----------    ---------
  Total first mortgage real
    estate loans                     $889,105         79.03 %       7.28 %        $576,533        73.15 %       7.01 %
                                 ------------     ---------                     ----------    ---------

Consumer and other loans:
  Consumer loans:
   Fixed equity                      $ 97,820          8.69 %       8.12 %        $ 63,324         8.04 %       8.19 %
   Home equity lines of credit         51,982          4.62         8.28            18,803         2.39         9.82
   Student                             28,598          2.54         8.35                 *           --           --
   Automobile                           5,492          0.49         8.70            98,973        12.56         7.30
   Home improvement                    10,449          0.93         8.17                **           --           --
   Other                                4,607          0.41         8.67            20,693         2.63         9.19
                                 ------------     ---------     --------        ----------    ---------    ---------

     Total consumer loans             198,948         17.68         8.23           201,798        25.62         8.01
                                 ------------     ---------     --------        ----------    ---------    ---------

  Commercial business loans            37,038          3.28         7.81             9,724         1.23         8.53
                                 ------------     ---------     --------        ----------    ---------    ---------
     Total consumer and other loans   235,986         20.97         8.61           211,522        26.85         8.03
                                 ------------     ---------     --------        ----------    ---------    ---------
     Total loans receivable        $1,125,091           100 %       7.46 %       $ 788,055       100.00 %       7.29 %
                                 ============                                   ==========

Less:
Undisbursed loan proceeds              14,233                                       16,961
Deferred fees and discounts                72                                          478
Allowance for losses                     6960                                         4062
                                 ------------                                   ----------
  Total loans receivable, net      $1,105,947                                     $768,901
                                 ============                                   ==========


Non-performing loans as a percent                      0.33 %                                      0.03 %
  of total loans
Non-performing assets as a percent                     0.37 %                                      0.07 %
  of total assets


* First Northern Savings generally makes student loans for resale rather than retaining them in its portfolio.
** First Northern Savings does not separately categorize home improvement loans. However, these loans are included in "fixed equity" and "home equity lines of credit."

         First Northern Savings has a higher level of consumer loans than Mutual Savings, particularly of automobile loans. Most of these are indirect automobile loans originated by First Northern through a joint venture with another financial institution. First Northern Savings has experienced minimal delinquencies under this program; Mutual expects to continue the program after the First Northern merger. First Northern Savings' "other" consumer loans include loans secured by boats, recreational vehicles and snowmobiles as a consequence of the vacation and recreational regions which are served by First Northern.

         The weighted average interest rates on Mutual Savings' and First Northern Savings' loans is generally consistent by loan type, with several exceptions. The average rate on First Northern Savings' home equity lines of credit is higher than Mutual Savings', primarily as a result of the lower average credit line. Conversely, the weighted average rate on First Northern's automobile loans is lower than Mutual Savings'. That difference results both because First Northern's joint venture company absorbs losses on this portfolio, which are then reflected at First Northern in the net yield rather than as written off assets, and as a result of the more aggressive automobile loan pricing by that joint venture.

         Both First Northern's and Mutual Savings' non-performing loan and asset ratios reflect strong asset quality.

         Mutual believes that, over time, the First Northern merger will provide additional lending opportunities to the combined enterprise. Mutual intends to augment its consumer lending with programs currently offered by First Northern Savings. Similarly, Mutual believes that the expanded customer and geographical base will provide further opportunities for commercial real estate and commercial business lending in which Mutual Savings and First Northern Savings intend to expand. Mutual also expects to minimize customer disruption to First Northern Savings' customers by retaining First Northern Savings as a separate entity, whose local loan officers will retain authority to make most credit decisions in its market area. Also, a larger institution will be better able to diversify its portfolio since it has a larger customer base, can more readily hire experienced staff, and leverage greater resources.


                       MARKET FOR BANK MUTUAL COMMON STOCK

         Mutual has not previously issued common stock, so there is no market for the common stock. We have received conditional approval to have our common stock quoted on the Nasdaq National Market under the symbol "BKMU" after the restructuring. Ryan, Beck has advised us that it intends to make a market in the common stock following the restructuring, but is under no obligation to do so. We will encourage and assist additional market makers to make a market in our common stock.

         Making a market involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices. Various securities laws and other regulatory requirements apply to these activities. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and you should not view the common stock as a short-term investment. We cannot assure you that an active and liquid trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10.00 per share.

HOW MUTUAL DETERMINED ITS OFFERING RANGE AND $10.00 PRICE PER SHARE IN ITS STOCK OFFERING

         The Bank Mutual offering range in the stock offering which it is conducting in conjunction with its restructuring is based on an independent appraisal of Mutual's pro forma market value prepared by an appraisal firm experienced in appraisals of savings institutions.

         The appraiser has estimated that in its opinion as of June 12, 2000, the estimated pro forma market value of Mutual, assuming completion of the stock offering and the First Northern merger, was between $144.5 million and $195.5 million, with a midpoint of $170.0 million.

         The board of directors of Mutual Savings has determined to sell shares in the stock offering at $10.00 share. Based on that price, assuming the issuance of 5,143,685 shares to former shareholder of First Northern, the pro forma market value of Mutual Savings ranged between $195.9 million and $246.9 million, with a midpoint pro forma market value of $221.4 million. This is the "estimated valuation range." The stock issuance plan provides that total outstanding shares must reflect the estimated valuation range and that public ownership will equal 49.9 percent of outstanding shares, while the MHC's ownership will equal 50.1 percent. Given the 5,143,685 shares to be issued to the former shareholders of First Northern, this results in an offering range of between 4,633,564 and 7,178,464 shares, with a midpoint of 5,906,014 shares. Following the stock offering and First Northern merger, shares outstanding to the public will therefore range between 9,777,249 and 12,322,149, with a midpoint of 11,049,699 shares. Total outstanding shares, held by the MHC and public owners, will range between 19,593,685 and 24,693,685.

         The appraisal was based in part upon Mutual Savings' financial condition and operations, the financial condition and operations of First Northern, the effect of the First Northern merger and the effect of the additional capital Bank Mutual will raise from the sale of common stock. The independent appraisal will be updated before Mutual completes its restructuring.

         The $10.00 price per share was chosen by Mutual Savings' board of directors because it is the price per share most commonly used in stock offerings involving conversions and reorganizations of savings institutions.

MUTUAL'S POLICY REGARDING DIVIDENDS

         Bank Mutual currently plans to pay shareholders a cash dividend at an annual rate of $0.28 per share. The dividend would be declared and payable quarterly at a rate of $0.07 per share, starting for the first full quarter we are a public company, but not earlier than the first quarter of 2001. The payment of dividends will be subject to the determination of our board of directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by Mutual Savings and First Northern Savings to Bank Mutual. Bank Mutual must also comply with regulations that govern the level of dividends which may pay as well as the regulatory capital requirements of Bank Mutual as a savings bank holding company. We cannot guarantee that we will pay dividends or that, if paid, that we will not reduce or eliminate dividends in the future.

         If Bank Mutual pays dividends to its shareholders, it will be required to pay dividends to the MHC unless the MHC elects to waive dividends. We currently anticipate that initially the MHC will waive dividends paid by Bank Mutual. Any decision to waive dividends will be subject to regulatory approval. If the OTS does not permit the dividend waiver, it is possible that Bank Mutual would need to lower the amount of dividends in order to retain sufficient capital at Bank Mutual. See "Regulation - MHC Regulation - Waiver of Dividends."

         As the principal assets of Bank Mutual, Mutual Savings and First Northern Savings will provide the principal sources of funds for the payment of dividends by Bank Mutual. Federal law provides that dividends may be paid by Mutual Savings and First Northern Savings, as federal institutions, only out of net income and unrestricted capital surplus. However, these subsidiaries will not be permitted to pay dividends on their capital stock if, among other things, their capital would be reduced below the amount required for the liquidation account. See "The Restructuring -- Effects of the Restructuring -- Liquidation Rights."

         Any payment of dividends by Mutual Savings or First Northern to Bank Mutual which would be deemed to be drawn out of their bad debt reserves would require a payment of taxes at the then-current tax rate by them on the amount of earnings deemed to be removed from bad debt reserves for such distribution. Mutual Savings and First Northern do not intend to make any distribution to Bank Mutual that would create this type of a tax liability.

         Bank Mutual and Mutual Savings have also committed to the OTS in connection with the reorganization, that during the one-year period following the completion of the restructuring, Bank Mutual will not declare an extraordinary dividend to shareholders which would be treated by recipient shareholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.


                                 LEGAL OPINIONS

         The legality of the Bank Mutual common stock to be issued in the merger, and certain federal income tax consequences of the merger, will be passed upon on behalf of Bank Mutual by Quarles & Brady LLP, Milwaukee, Wisconsin.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited Mutual Savings' consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included Mutual Savings' financial statements in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Wipfli Ullrich Bertelsen LLP, independent auditors, have audited First Northern's consolidated financial statements at December 31, 1999 and for the year then ended, as set forth in their report. We have incorporated by reference First Northern's financial statements for that period in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Wipfli Ullrich Bertelsen LLP's report, given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of First Northern as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in their Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report. That report is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. First Northern's financial statements for the periods indicated are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                     OTHER INFORMATION WHICH YOU CAN OBTAIN

         First Northern is a public company, and must provide information to the public under the Securities Exchange Act of 1934. Therefore, First Northern files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the Commission's public reference facilities, which are located at:

         -    Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,
         -    7 World Trade Center, New York, New York 10048, and
         -    Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

You may also obtain copies of these documents by writing to the Commission's Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the Commission sets. You may also obtain copies from the Commission's Web site (http://www.sec.gov). Because First Northern common stock is traded on the Nasdaq Stock Market, you can inspect material filed by it at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         This proxy statement/prospectus "incorporates by reference" the filings named below. That means that the contents of those documents are considered to be part of this proxy statement/prospectus even though they are not actually included with it. Bank Mutual or First Northern will provide you with a copy of any of those documents without charge if you are a First Northern record shareholder, or if you are a beneficial owner of securities which are held in street name. They will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document. You can obtain copies of the documents by writing to First Northern, 201 North Monroe Avenue, P.O. Box 23100, Green Bay, Wisconsin 54305-3100, Attn: Marla J. Carr, or by calling Ms. Carr, First Northern's corporate secretary, at (920) 437-7101. You
should request the information by       , 2000 to help assure that you receive
it before the special meeting.

         This proxy statement/prospectus incorporates by reference the following documents. Each of them has been filed by First Northern with the Commission as required by the Exchange Act:

         -  Form 10-K for the year ended December 31, 1999;
         -  Forms 10-Q for the quarter ended March 31, 2000; and
         -  First Northern's current report on Form 8-K dated February 21, 2000.

This proxy statement/prospectus also incorporates all reports and definitive proxy or information statements filed by First Northern under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus. They will be incorporated by reference into this proxy statement/prospectus from the date on which First Northern files such documents.

         Bank Mutual has filed a registration statement on Form S-4 under the Securities Act with the Commission which covers the shares of common stock described in this proxy statement/prospectus. The registration statement has information in addition to the information in this proxy statement/prospectus. You may obtain that additional information at the addresses above. This proxy statement/prospectus, and the documents which this proxy statement/prospectus incorporates by reference, describe certain contracts or other documents. These descriptions are only summaries, and are not necessarily complete. If you wish further information rather than this summary, you should review a copy of the document if Bank Mutual has filed it as an exhibit to the registration statement. When Bank Mutual has filed a document as an exhibit, a complete reading of the document will provide you more information than a summary. Bank Mutual is not responsible if you fail to read the full document.

                          INDEX TO FINANCIAL STATEMENTS

BANK MUTUAL AND MUTUAL

         For pro forma financial information about Bank Mutual giving effect to the merger with First Northern, see "Pro Forma Financial Information."

         The following financial statements of Mutual Savings are included in this Proxy Statement/Prospectus. Mutual Savings may be considered a predecessor to Bank Mutual. Because Bank Mutual has not conducted operations, separate financial statements for it are not included.



                                                                                                          Page No.
                                                                                                          --------
MUTUAL SAVINGS BANK

       Independent Auditors' Report..............................................................            F-1
       Consolidated Statements of Financial Condition at March 31, 2000 (unaudited) and
           December 31, 1999 and 1998............................................................            F-2
       Consolidated Statements of Income for the three months ended March 31, 2000 and 1999
           and for each of the Three Years Ended December 31, 1999, 1998 and 1997................            F-3
       Consolidated Statements of Changes in Equity for the three months ended March 31, 2000
           and 1999 and for each of the three years ended December 31, 1999, 1998 and 1997.......            F-4
       Consolidated Statements for Cash Flows for the three months ended March 31, 2000
           and 1999 and for each of the three years ended December 31, 1999, 1998 and 1997.......            F-5
       Notes to Consolidated Financial Statements................................................            F-8




FIRST NORTHERN

       First Northern's historical financial statements and other financial information are incorporated by reference in this proxy statement/prospectus from First Northern's filings with the Securities and Exchange Commission. See "Other Information Which You Can Obtain."

                         Report of Independent Auditors

Board of Directors
Mutual Savings Bank

We have audited the accompanying consolidated statements of financial condition of Mutual Savings Bank (the Bank) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in equity and cash flows for the three years ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Bank and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Ernst & Young LLP

Milwaukee, Wisconsin
March 7, 2000

                      Mutual Savings Bank and Subsidiaries

                 Consolidated Statements of Financial Condition
                                 (In Thousands)

                                                  MARCH 31             DECEMBER 31
                                                    2000          1999             1998
                                                 -----------------------------------------
ASSETS                                           (Unaudited)

Cash and due from banks                          $    18,243    $    21,367    $    22,534
Federal funds sold                                      --           25,000         45,000
Interest-earning deposits                             21,457        132,592        262,714
                                                 -----------------------------------------
Cash and cash equivalents                             39,700        178,959        330,248
Securities available-for-sale, at fair value:
   Investment securities                              48,165         57,763        116,534
   Mortgage-related securities                       472,456        374,100        270,897
Loans held for sale                                    2,121            541         27,723
Loans receivable, net                              1,103,826      1,082,795      1,037,589
Real estate owned                                      4,664          4,953          5,440
Premises and equipment                                26,509         26,871         27,567
Federal Home Loan Bank stock, at cost                 13,537         13,537         13,537
Accrued interest receivable                            9,095          8,620          8,035
Intangible assets                                     11,261         11,496         29,786
Other assets                                          10,850          9,871          5,506
                                                 -----------------------------------------
                                                 $ 1,742,184    $ 1,769,506    $ 1,872,862
                                                 =========================================
LIABILITIES AND EQUITY
Liabilities:
   Deposits                                      $ 1,319,188    $ 1,343,007    $ 1,398,858
   Borrowings                                        238,699        242,699        270,822
   Advance payments by borrowers for taxes
     and insurance                                     7,049          1,661          1,710
   Other liabilities                                  13,339         18,319         25,729
                                                 -----------------------------------------
                                                   1,578,275      1,605,686      1,697,119
Equity:
   Retained earnings                                 172,792        169,746        174,229
   Net unrealized gain (loss) on securities
     available-for-sale                               (8,883)        (5,926)         1,514
                                                 -----------------------------------------
                                                     163,909        163,820        175,743
Contingencies (Notes 13 and 14)
                                                 -----------------------------------------
                                                 $ 1,742,184    $ 1,769,506    $ 1,872,862
                                                 =========================================


See accompanying notes.

                      Mutual Savings Bank and Subsidiaries

                        Consolidated Statements of Income
                                 (In Thousands)


                                      THREE MONTHS ENDED MARCH 31       YEAR ENDED DECEMBER 31
                                          2000        1999         1999        1998         1997
                                      -------------------------------------------------------------
Interest income:                              (Unaudited)
   Loans, including fees                $  20,341   $  19,811    $  79,623    $  90,092   $  93,628
   Investments                              1,802       5,141       20,200       19,714      12,115
   Mortgage-related securities              7,699       4,199       18,479       15,664      10,250
                                      -------------------------------------------------------------
Total interest income                      29,842      29,151      118,302      125,470     115,993

Interest expense:
   Deposits                                14,778      15,589       61,091       65,236      60,917
   Borrowings                               3,375       3,511       13,933       14,437      10,897
   Advance payments by borrowers
     for taxes and insurance                   26          27          313          344         380
                                      -------------------------------------------------------------
Total interest expense                     18,179      19,127       75,337       80,017      72,194
                                      -------------------------------------------------------------
Net interest income                        11,663      10,024       42,965       45,453      43,799
Provision for losses on loans                  76          39          350          637       1,065
                                      -------------------------------------------------------------
Net interest income after provision
   for losses on loans                     11,587       9,985       42,615       44,816      42,734

Noninterest income:
   Service charges on deposits                661         642        2,813        2,630       2,413
   Brokerage commissions                      492         337        1,826        1,228         984
   Servicing fees on loans sold               101         115          447          577         588
   Loan fees and service charges              266         280        1,014        1,662         773
   Gain on sales of loans                       8         305          497        1,025         486
   Gain (loss) on sales of securities          --         (35)         158           --         (12)
   Other                                      302         282        1,229        1,318         927
                                      -------------------------------------------------------------
Total noninterest income                    1,830       1,926        7,984        8,440       6,159

Noninterest expenses:
   Compensation, payroll taxes and
     other employee benefits                4,417       4,292       17,158       16,638      15,346
   Occupancy                                1,365       1,428        5,550        5,580       5,288
   Federal deposit insurance
     premiums                                  73         211          820          837         822
   Marketing                                  615         498        1,864        2,158       2,375
   Data processing                            373         227        1,329        1,260       1,213
   Amortization of intangibles                235         678       18,290        2,738       1,941
   Other                                    1,438       1,625        6,268        6,310       5,101
                                      -------------------------------------------------------------
Total noninterest expenses                  8,516       8,959       51,279       35,521      32,086
                                      -------------------------------------------------------------
Income (loss) before income taxes           4,901       2,952         (680)      17,735      16,807

Income taxes                                1,855       1,111        3,803        6,584       6,622
                                      -------------------------------------------------------------
Net income (loss)                       $   3,046   $   1,841    $  (4,483)   $  11,151   $  10,185
                                      =============================================================

See accompanying notes.

                      Mutual Savings Bank and Subsidiaries

                  Consolidated Statements of Changes in Equity
                                 (In Thousands)

                                                                       Net Unrealized
                                                                       Gain (Loss) on
                                                                         Securities
                                                        Retained         Available-           Total
                                                        Earnings          For-Sale            Equity
                                                     -------------------------------------------------------

Balances at January 1, 1997                               $152,893            $(1,599)         $151,297
   Comprehensive income:
     Net income                                             10,185                  -            10,185
        Change in net unrealized gain (loss)
          on securities available-for-sale,
          net of deferred income tax liability
          of $850                                                -              1,573             1,573
                                                                                         ------------------
   Total comprehensive income                                                                    12,691
                                                    -------------------------------------------------------
Balances at December 31, 1997                              163,078                (26)          163,052
   Comprehensive income:
     Net income                                             11,151                  -            11,151
     Other comprehensive income:
        Change in net unrealized gain (loss)
          on securities available-for-sale,
          net of deferred income tax liability
          of $832                                                -              1,540             1,540
                                                                                         ------------------
   Total comprehensive income                                                                    12,691
                                                    -------------------------------------------------------
Balances at December 31, 1998                              174,229              1,514           175,743
   Comprehensive income:
     Net loss                                               (4,483)                              (4,483)
     Other comprehensive income:
        Change in net unrealized gain (loss)
          on securities available-for-sale,
          net of deferred income tax benefit
          of $4,144                                              -             (7,440)           (7,440)
                                                                                         ------------------
   Total comprehensive loss                                                                     (11,923)
                                                    -------------------------------------------------------
Balances at December 31, 1999                              169,746             (5,926)          163,820
   Comprehensive income:
     Net income (unaudited)                                  3,046                  -             3,046
     Other comprehensive income:
        Change in net unrealized gain (loss)
          on securities available-for-sale,
          net of deferred income tax benefit
          of $1,830 (unaudited)                                  -             (2,957)           (2,957)
                                                                                         ------------------
   Total comprehensive income (unaudited)                        -                  -                89
                                                    -------------------------------------------------------
Balances at March 31, 2000 (unaudited)                    $172,792            $(8,883)         $163,909
                                                    =======================================================

See accompanying notes.

                      Mutual Savings Bank and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                        THREE MONTHS ENDED
                                                            MARCH 31                     YEAR ENDED DECEMBER 31
                                                       2000          1999           1999           1998          1997
                                                 ------------------------------------------------------------------------
                                                          (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                                     $3,046       $1,841   $    (4,483)     $   11,151          $10,185
Adjustments to reconcile net income (loss)
   to net cash provided (used) by
   operating activities:
     Provision for losses on loans                        76           39           350             637            1,065
     Provision for depreciation                          478          439         1,840           2,033            1,816
     Deferred income tax benefit                       3,356          842        (3,886)           (630)            (710)
     Amortization of intangibles                         235          678        18,290           2,738            1,941
     Net discount amortization on securities            (484)        (419)          (80)         (5,242)            (318)
     Loans originated for sale                        (2,715)     (28,354)      (47,427)       (131,082)         (52,006)
     Proceeds from sales of loans originated
       for sale                                        1,138       30,523        57,358         117,770           43,478
     Net gain on sales of loans                           (3)        (305)         (497)         (1,025)            (486)
     Net (gain) loss on sale of
       available-for-sale securities                       -           35          (378)              -               12
     Purchases of trading account assets                   -            -       (39,215)         (5,066)               -
     Proceeds from sales of trading account
       assets                                              -            -        38,995           5,067                -
     Net loss on sale of trading account assets
                                                           -            -           220               1                -
     Decrease in other liabilities                    (4,980)     (11,692)       (7,410)         (1,573)             (94)
     (Increase) decrease in other assets                (979)       1,646         3,665          (2,355)           9,039
     (Increase) decrease in accrued interest
       receivable                                       (475)         287          (585)          1,425           (3,533)
     Other                                            (1,580)      (1,962)          587             513             (882)
                                                 ------------------------------------------------------------------------
Net cash provided (used) by operating
  activities                                          (2,887)      (6,402)       17,344          (5,638)           9,507

INVESTING ACTIVITIES
Proceeds from maturities and sales of
   investment securities                              20,000       65,000        65,000         429,337          397,619
Purchases of investment securities                   (10,000)     (20,000)      (20,000)       (380,489)        (376,634)
Proceeds from maturities and sales of
   mortgage-related securities                             -            -        54,060               -            3,822
Purchases of mortgage-related securities            (114,420)     (20,234)     (213,504)       (119,548)         (72,071)


See accompanying notes.

                      Mutual Savings Bank and Subsidiaries

                                 (In Thousands)

                                                          THREE MONTHS ENDED
                                                               MARCH 31                     YEAR ENDED DECEMBER 31
                                                         2000           1999          1999           1998          1997
                                                   ------------------------------------------------------------------------
                                                           (Unaudited)

Net (purchases) sales of investments in mutual
   funds                                                  (421)          (363)       (1,481)         (1,410)       16,742
Principal repayments on mortgage-related
   securities                                           11,359         20,127        60,367          77,407        59,514
Net (increase) decrease in loans receivable            (21,107)        10,307       (29,581)        208,864        96,953
Proceeds from sale of foreclosed properties                764            307         1,673           3,438           627
Proceeds from sale of Federal Home Loan
  Bank stock                                                 -              -             -           6,700           277
Purchases of office properties and equipment              (116)          (191)       (1,173)         (3,141)       (1,854)
Sales of office properties and equipment                     -              -            29               -             -
Business acquisition, net of cash and cash
  equivalents acquired of $8,328                             -              -             -               -      (118,164)
                                                   ------------------------------------------------------------------------
Net cash provided (used) by investing
  activities                                          (113,941)        54,953       (84,610)        221,158         6,831

FINANCING ACTIVITIES
Net increase (decrease) in deposits                    (23,819)       (19,494)      (55,851)         36,528        (8,653)
Net decrease in short-term borrowings                        -              -             -               -      (208,194)
Proceeds from long-term borrowings                      11,000              -             -               -       228,000
Repayments on long-term borrowings                     (15,000)            (2)      (28,123)            (45)            -
Net increase (decrease) in advance payments by
  borrowers for taxes and insurance                      5,388          5,392           (49)           (819)        1,636
                                                   ------------------------------------------------------------------------
Net cash provided (used) by financing
  activities                                           (22,431)       (14,104)      (84,023)         35,664        12,789
                                                   ------------------------------------------------------------------------

Increase (decrease) in cash and cash
  equivalents                                         (139,259)        34,447      (151,289)        251,184        29,127
Cash and cash equivalents at beginning of
  period                                               178,959        330,248       330,248          79,064        49,937
                                                   ------------------------------------------------------------------------
Cash and cash equivalents at end of period           $  39,700       $364,695     $ 178,959        $330,248     $  79,064
                                                   ========================================================================

See accompanying notes.

                      Mutual Savings Bank and Subsidiaries

                                 (In Thousands)

                                                        THREE MONTHS ENDED
                                                             MARCH 31                      YEAR ENDED DECEMBER 31
                                                        2000          1999           1999           1998          1997
                                                   ------------------------------------------------------------------------
                                                           (Unaudited)

Supplemental information:
   Interest paid on deposits                           $14,249      $14,778      $   61,220       $  65,315     $61,598
   Income taxes paid                                        18          818           6,678           7,859       5,530
   Loans transferred to other real estate
     owned                                                 540          284           1,773           7,975         178
   Loans transferred from loans held for sale
     to portfolio                                            -            -          17,748              17           -
   Mutual fund liquidation proceeds                          -            -          14,047               -           -











See accompanying notes.

                      Mutual Savings Bank and Subsidiaries

                   Notes to Consolidated Financial Statements

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)

                                December 31, 1999
                             (Dollars in Thousands)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Mutual Savings Bank (the Bank) provides a full range of financial services to customers through its branch locations in Wisconsin. The Bank is subject to competition from other financial institutions and is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Bank and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Bank considers federal funds sold and interest-bearing deposits that have original maturities of three months or less to be cash equivalents.

INVESTMENT SECURITIES AND MORTGAGE-RELATED SECURITIES

Trading Account Assets

Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets are stated at fair value. Gains and losses are included in net gain or loss on sales of securities and are based on the specific identification method. There were no trading account assets at December 31, 1999 or 1998.

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities Available-for-Sale

Management determines the appropriate classification of debt securities at the time of purchase. Debt securities, equity securities and investments in mutual funds not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of equity.

The amortized cost of securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in gain (loss) on sales of securities and are based on the specific identification method.

Stock of the Federal Home Loan Bank (FHLB) is carried at cost which is its redeemable value.

LOANS HELD FOR SALE AND SALES OF LOANS

Loans held for sale, which generally consist of current production of certain fixed-rate first mortgage loans, are recorded at the lower of aggregate cost or market value. Fees received from the borrower are deferred and recorded as an adjustment of the carrying value.

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights are recorded as an asset when loans are sold with servicing rights retained. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST AND FEES ON LOANS

Allowances of $214 (unaudited), $228 and $172 are established for accrued but uncollected interest on mortgage loans for which any payments were more than 90 days past due at March 31, 2000 and December 31, 1999 and 1998, respectively. Interest previously accrued on these loans is removed from income at that time. Payments received, if any, on these loans are recorded as principal reduction or as interest based on management's judgment as to ultimate collectibility of all contractual future principal and interest payments.

Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment of the related loans' yield. The Bank amortizes these amounts using the level yield method over the estimated life of the related loans.

ALLOWANCE FOR LOSSES ON LOANS

The allowance for losses on loans is composed of specific and general valuation allowances. The Bank establishes specific valuation allowances on loans it considers to be impaired. A loan is considered impaired when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan's original effective interest rate, or the fair value of the underlying collateral. A specific valuation allowance is established for an amount equal to the impairment. General valuation allowances are based on an evaluation of the various risk components that are inherent in the credit portfolio. The risk components that are evaluated include past loan loss experience; the level of non-performing and classified assets; current economic conditions; volume, growth and composition of the loan portfolio; adverse situations that may affect borrowers' ability to repay; the estimated value of any underlying collateral; peer group comparisons; regulatory guidance; and other relevant factors.

The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries. Management may transfer amounts between specific and general valuation allowances as considered necessary. The allowance reflects management's best estimate of the amount necessary to provide for the impairment of loans, as well as other credit risks of the Bank. The allowance is based on a risk model developed and implemented by management and approved by the Bank's Board of Directors.

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FORECLOSED PROPERTIES AND REPOSSESSED ASSETS

Foreclosed properties acquired through, or in lieu of, loan foreclosure are recorded at the lower of cost or fair value less estimated costs to sell. Costs related to the development and improvement of property are capitalized, whereas costs related to holding the property are expensed. Gains on sales are recognized based on the carrying value when the earnings process is substantially complete. Losses on sales not previously provided for are recognized upon closing of the sale.

PREMISES AND EQUIPMENT

Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms. The Bank reviews buildings, leasehold improvements and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists when the estimated undiscounted cash flows for the property is less than its carrying value. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Bank. The Bank's goodwill is being amortized to operating expense using the straight-line method over 15 years. Other intangible assets are amortized over their estimated useful lives, generally 7 - 10 years. The carrying amount of goodwill and other intangible assets are reviewed if facts and circumstances indicate that it may be impaired. If this review indicates that it is not recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced for the estimated shortfall of the cash flows discounted at the average cost of capital for thrift institutions as compared to the carrying value.

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Bank files a consolidated federal income tax return and separate, or combined, state income tax returns, depending on the state. Income taxes are accounted for using the "asset and liability" method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Bank's income tax returns. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of the change. A valuation allowance is provided for any deferred tax asset for which it is more likely than not that the asset will not be realized. Changes in valuation allowances are recorded as a component of income.

PENSION COSTS

The Bank's net periodic pension cost consists of the expected cost of benefits earned by employees during the current period and an interest cost on the projected benefit obligation, reduced by the expected earnings on assets held by the retirement plan, amortization of transitional assets over a period of 15 years (beginning in 1987), amortization of prior service cost and by amortization of recognized actuarial gains and losses over the estimated future service period of existing plan participants.

SEGMENT INFORMATION

The Bank has determined that it has one reportable segment - community banking. The Bank offers a range of financial products and services to external customers, including: accepting deposits from the general public; originating residential, consumer and limited types of commercial loans (primarily loans secured by multi-family properties); and marketing annuities and other insurance products. Revenues for each of these products are disclosed in the consolidated statements of income.

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PENDING ACCOUNTING CHANGES

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which delays the implementation date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000, provide a comprehensive and consistent standard for the recognition of derivatives and hedging activities. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. However, special accounting is provided for certain derivatives that meet the definition of hedges. Changes in the fair value of derivatives that do not meet the definition of hedges are required to be reported in earnings in the period of change. The Bank does not use derivative financial instruments such as futures, swaps, caps, floors, options or interest or principal only strips of similar instruments. Therefore, SFAS No. 133 is not expected to have a significant impact on the Bank. The Bank will implement this statement on January 1, 2001.

2. BUSINESS COMBINATIONS

On March 31, 1997, the Bank completed the acquisition of First Federal Bancshares of Eau Claire, Inc. (First Federal) in a cash transaction for $125.1 million. The transaction has been accounted for as a purchase. First Federal was the parent company of First Federal Bank of Eau Claire, F.S.B. First Federal had total assets of $730.7 million as of March 31, 1997. This acquisition resulted in the recording of identifiable intangibles (value of deposit base) of $10.4 million and goodwill (unidentifiable intangible asset) of $24.1 million. The results of operations of the acquired company are included in the consolidated financial statements from the date of acquisition.

Scheduled amortization of intangibles was $2,711, $2,738 and $1,941 for the years ended December 31, 1999, 1998 and 1997, and $235 (unaudited) and $678 (unaudited) for the three-month periods ended March 31, 2000 and 1999 respectively. In 1999, increased competition for deposits from alternate investment products, increases in interest rates which negatively impacted the volume of new loan originations and credit standards more stringent than those used by the acquiree caused management to revise cash flow estimates to be realized from the acquired business. Accordingly, $15,579 of intangibles were written off for the estimated shortfall of the cash flows discounted at the average

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


2. BUSINESS COMBINATIONS (CONTINUED)

cost of capital for thrift institutions as compared to the carrying value. This write-off is included in amortization of intangibles on the statement of income. The unamortized balance of goodwill and intangible assets was $11,261, (unaudited) $11,496 and $29,786 at March 31, 2000, and December 31, 1999 and 1998, respectively.

3. SECURITIES

The amortized cost and fair value of securities available-for-sale are as follows:

                                                                    Gross        Gross         Estimated
                                                     Amortized    Unrealized   Unrealized         Fair
                                                       Cost         Gains        Losses          Value
                                                   --------------------------------------------------------
   At March 31, 2000 (Unaudited):
   U.S. government and federal agency obligation     $  20,101     $    -     $     (864)       $  19,237
   Asset-backed securities                                   -          -              -                -
   Mutual funds                                         29,448          -           (520)          28,928
-----------------------------------------------------------------------------------------------------------
   Total investment securities                          49,549          -         (1,384)          48,165
-----------------------------------------------------------------------------------------------------------
   Federal Home Loan Mortgage Corporation               70,366          9         (2,678)          67,697
   Federal National Mortgage Association               397,021        484        (10,311)         387,194
   Private Placement CMOs                               17,266          1           (235)          17,032
   Government National Mortgage Association                526          8             (1)             533
-----------------------------------------------------------------------------------------------------------
   Total mortgage-related securities                   485,179        502        (13,225)         472,456
-----------------------------------------------------------------------------------------------------------
   Total                                              $534,728       $502       $(14,609)        $520,621
===========================================================================================================

At December 31, 1999:
   U.S. government and federal agency obligations    $  30,107     $     -    $     (932)       $  29,175
   Asset-backed securities                                  51           -             -               51
   Mutual funds                                         29,027           -          (490)          28,537
-----------------------------------------------------------------------------------------------------------
   Total investment securities                          59,185           -        (1,422)          57,763
-----------------------------------------------------------------------------------------------------------
   Federal Home Loan Mortgage Corporation               72,763          94        (2,641)          70,216
   Federal National Mortgage Association               290,785         745        (6,146)         285,384
   Private Placement CMOs                               17,884          65           (22)          17,927
   Government National Mortgage Association                566           8            (1)             573
-----------------------------------------------------------------------------------------------------------
   Total mortgage-related securities                   381,998         912        (8,810)         374,100
-----------------------------------------------------------------------------------------------------------
   Total                                              $441,183     $   912      $(10,232)        $431,863
===========================================================================================================

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)



3. SECURITIES (CONTINUED)

                                                                    Gross        Gross         Estimated
                                                     Amortized    Unrealized   Unrealized         Fair
                                                       Cost         Gains        Losses          Value
                                                   --------------------------------------------------------
At December 31, 1998:
   U.S. government and federal agency obligations    $  75,113     $   308   $         -         $ 75,421
   Asset-backed securities                                 228           -             -              228
   Mutual funds                                         41,592           -          (707)          40,885
-----------------------------------------------------------------------------------------------------------
   Total investment securities                         116,933         308          (707)         116,534
-----------------------------------------------------------------------------------------------------------
   Federal Home Loan Mortgage Corporation               43,607         168           (58)          43,717
   Federal National Mortgage Association               192,200       2,250           (97)         194,353
   Private Placement CMOs                               31,630         370            (6)          31,994
   Government National Mortgage Association                797          36             -              833
-----------------------------------------------------------------------------------------------------------
   Total mortgage-related securities                   268,234       2,824          (161)         270,897
-----------------------------------------------------------------------------------------------------------
   Total                                              $385,167     $ 3,132   $      (868)        $387,431
===========================================================================================================

The amortized cost and fair values of securities by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  MARCH 31 2000
                                                                       ------------------------------------
                                                                           Amortized
                                                                             Cost           Fair Value
                                                                       ------------------------------------
                                                                                   (Unaudited)

Due in one year or less                                                $            -    $            -
Due after one year through five years                                          20,101            19,237
Mutual funds                                                                   29,448            28,928
Mortgage-related securities                                                   485,179           472,456
                                                                       ------------------------------------
                                                                             $534,728          $520,621
                                                                       ====================================

                                                                                DECEMBER 31 1999
                                                                       ------------------------------------
                                                                           Amortized
                                                                             Cost           Fair Value
                                                                       ------------------------------------

Due in one year or less                                                      $ 10,000        $  9,925
Due after one year through five years                                          20,158          19,301
Mutual funds                                                                   29,027          28,537
Mortgage-related securities                                                   381,998         374,100
                                                                       ------------------------------------
                                                                             $441,183        $431,863
                                                                       ====================================

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


3. SECURITIES (CONTINUED)

A reconciliation of the gross change in the unrealized gain or loss on available-for-sale securities to the change in unrealized gain or loss on available-for-sale securities reported as a component of comprehensive income follows:

                                                                          MARCH 31 2000
                                                       -----------------------------------------------------
                                                            Before              Tax             Net-of-
                                                              Tax            (Benefit)            Tax
                                                            Amount            Expense           amount
                                                       -----------------------------------------------------
                                                                           (Unaudited)
Change in unrealized losses on available-for-
    sale securities                                         $(4,787)           $(1,830)          $(2,957)
Less: reclassification adjustment for gains
    realized in net income                                        -                  -                 -
                                                       -----------------------------------------------------
Change in net unrealized losses recognized in
    other comprehensive income                              $(4,787)           $(1,830)          $(2,957)
                                                       =====================================================

                                                                         DECEMBER 31 1999
                                                       -----------------------------------------------------
                                                            Before              Tax             Net-of-
                                                              Tax            (Benefit)            Tax
                                                            Amount            Expense           amount
                                                       -----------------------------------------------------
Change in unrealized losses on available-for-
    sale securities                                        $(11,962)           $(4,276)          $(7,686)
Less: reclassification adjustment for gains
    realized in net income                                     (378)              (132)             (246)
                                                       -----------------------------------------------------
Change in net unrealized losses recognized in
    other comprehensive income                             $(11,584)           $(4,144)          $(7,440)
                                                       =====================================================

                                                                         DECEMBER 31 1998
                                                       -----------------------------------------------------
                                                            Before              Tax             Net-of-
                                                              Tax            (Benefit)           Tax
                                                            Amount            Expense           amount
                                                       -----------------------------------------------------
Change in unrealized gains on available-for-
    sale securities                                          $2,372              $832            $1,540
Less: reclassification adjustment for gains
    (losses) realized in net income                               -                 -                 -
                                                       -----------------------------------------------------
Change in net unrealized gains recognized in
    other comprehensive income                               $2,372              $832            $1,540
                                                       =====================================================

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


3. SECURITIES (CONTINUED)

                                                                           DECEMBER 31 1997
                                                           -------------------------------------------------
                                                               Before            Tax            Net-of-
                                                                Tax           (Benefit)           Tax
                                                               Amount          Expense           Amount
                                                           -------------------------------------------------
Change in unrealized gains on available-for-sale
    securities                                                  $2,435            $855            $1,580
Less: reclassification adjustment for losses
    realized in net income                                          12               5                 7
                                                           -------------------------------------------------
Change in net unrealized gains recognized in other
    comprehensive income                                        $2,423            $850            $1,573
                                                           =================================================

Total proceeds and gross realized gains and losses from sale of available-for-sale securities were:

                                            THREE MONTHS ENDED
                                                 MARCH 31                            YEAR ENDED
                                            2000           1999           1999          1998         1997
                                        --------------------------------------------------------------------
                                                (Unaudited)

Proceeds                                     $ -             $          $54,060         $ -        $3,825
Gross gains                                    -             -              378           -             3
Gross losses                                   -            35                -           -            15

Net losses of $0 (unaudited), $0 (unaudited) and $220 were recognized in income from sales of securities classified as trading for the three months ended March 31, 2000 and 1999 and the year ended December 31, 1999. There were no realized net gains or losses on trading securities in 1998 or 1997 and no unrealized gains or losses recognized in income related to trading securities for any period presented.

Investment securities with a fair value of approximately $10 million at March 31, 2000 (unaudited) and December 31, 1999 and 1998, were pledged to secure public funds.

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


4. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                          MARCH 31                 DECEMBER 31
                                                            2000             1999              1998
                                                     ------------------------------------------------------
                                                         (Unaudited)

First mortgage loans                                     $   861,197       $   850,145      $   836,674
Fixed equity                                                 105,371            96,824           78,244
Home equity line of credit loans                              51,982            50,618           45,827
Education loans                                               28,598            28,371           29,634
Commercial loans                                              37,038            39,488           28,839
Construction loans                                            27,908            26,530           21,939
Home improvement loans                                        10,449             9,920            8,373
Other loans                                                    2,548             2,519            2,355
                                                     ------------------------------------------------------
                                                           1,125,091         1,104,415        1,051,885
Less:
   Undisbursed loan proceeds                                  14,233            14,658            7,001
   Allowance for losses on loans                               6,960             6,948            6,855
   Unearned loan fees and discounts                               72                14              440
                                                     -------------------------------------------------------
                                                              21,265            21,620           14,296
                                                     -------------------------------------------------------
                                                         $ 1,103,826       $ 1,082,795      $ 1,037,589
                                                     =======================================================

The Bank's first mortgage loans, fixed equity, home equity lines of credit and home improvement loans are primarily secured by properties housing one to four families which are generally located in the Bank's local lending areas in Wisconsin.

A summary of the activity in the allowance for losses on loans follows:

                                               THREE MONTHS                       YEAR ENDED
                                              ENDED MARCH 31                      DECEMBER 31
                                            2000         1999          1999          1998         1997
                                      ---------------------------------------------------------------------
                                              (Unaudited)

Balance at beginning of year              $6,948        $6,855        $6,855        $7,195       $3,921
Provisions                                    76            39           350           637        1,065
Allowance of acquired business                 -             -             -             -        2,449
Charge-offs, net of recoveries               (64)          (52)         (257)         (977)        (240)
                                      ---------------------------------------------------------------------
Balance at end of year                    $6,960        $6,842        $6,948        $6,855       $7,195
                                      =====================================================================

                      Mutual Savings Bank and Subsidiaries

               (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


4. LOANS RECEIVABLE (CONTINUED)

The unpaid principal balance of loans serviced for others were $282,771 (unaudited), $287,789, $279,759 and $250,496 at March 31, 2000 and December 31,
1999, 1998 and 1997, respectively. These loans are not reflected in the consolidated financial statements.

5. REAL ESTATE OWNED

Real estate owned is summarized as follows:

                                                                MARCH 31              DECEMBER 31
                                                                  2000            1999            1998
                                                             -----------------------------------------------
                                                              (Unaudited)

Acquired by foreclosure or in lieu of foreclosure                 $2,729          $3,018          $3,505
Acquired for development or resale                                 1,935           1,935           1,935
                                                             -----------------------------------------------
                                                                  $4,664          $4,953          $5,440
                                                             ===============================================

6. ACCRUED INTEREST

Accrued interest on loans and investments are summarized as follows:

                                                                MARCH 31               DECEMBER 31
                                                                  2000            1999            1998
                                                             -----------------------------------------------
                                                              (Unaudited)

Mortgage-related securities                                       $2,406          $1,787          $1,174
Investment securities                                                300             814             821
Loans receivable                                                   6,389           6,019           6,040
                                                             -----------------------------------------------
                                                                  $9,095          $8,620          $8,035
                                                             ===============================================

                      Mutual Savings Bank and Subsidiaries

            Notes to Consolidated Financial Statements (continuted)

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


7. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                MARCH 31              DECEMBER 31
                                                                 2000            1999            1998
                                                          -------------------------------------------------
                                                             (Unaudited)

Land and land improvements                                       $ 6,969        $ 6,969        $ 6,889
Office buildings                                                  25,305         25,292         25,177
Furniture, equipment and automobiles                              12,094         12,060         11,759
Leasehold and parking lot improvements                             1,203          1,203          1,442
                                                          -------------------------------------------------
                                                                  45,571         45,524         45,267
Less allowances for depreciation and amortization                 19,062         18,653         17,700
                                                          -------------------------------------------------
                                                                 $26,509        $26,871        $27,567
                                                          =================================================

Depreciation expense for the three months ended March 31, 2000 and 1999 and the years ended 1999, 1998 and 1997, was $478 (unaudited), $439 (unaudited), $1,840,
$2,033 and $1,816, respectively.

The Bank leases various branch offices, office facilities and equipment under noncancellable operating leases which expire on various dates through 2012. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more for the years indicated are as follows:

                                            MARCH 31         DECEMBER 31
                                              2000              1999
                                        ------------------------------------
                                           (Unaudited)

2000                                          $  649            $  870
2001                                             660               660
2002                                             446               446
2003                                             417               417
2004                                             390               390
Thereafter                                     1,364             1,364
                                        ------------------------------------
Total                                         $3,926            $4,147
                                        ====================================

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


7. PREMISES AND EQUIPMENT (CONTINUED)

Total rental expenses totaled $136 (unaudited), $149 (unaudited), $609, $639 and $682 for the three months ended March 31, 2000 and 1999 and the years ended 1999, 1998 and 1997, respectively.

8. DEPOSITS

Deposits are summarized as follows:

                                                             MARCH 31                 DECEMBER 31
                                                               2000             1999              1998
                                                     ------------------------------------------------------
                                                           (Unaudited)
Checking accounts:
   Non-interest-bearing                                    $   48,403        $   42,596       $   43,031
   Interest-bearing                                            89,141            89,685          100,753
                                                     ------------------------------------------------------
                                                              137,544           132,281          143,784

Money market accounts                                         230,051           231,174          159,361

Savings accounts                                              150,901           151,447          166,316

Certificate accounts:
   Due within one year                                        545,295           593,512          638,596
   After one but within two years                             195,614           178,431          237,113
   After two but within three years                            40,830            34,716           30,129
   After three but within four years                           10,453            11,535           10,479
   After four but within five years                             8,500             9,868           11,583
   After five years                                                 -                43            1,497
                                                     ------------------------------------------------------
                                                              800,692           828,105          929,397
                                                     ------------------------------------------------------
                                                           $1,319,188        $1,343,007       $1,398,858
                                                     ======================================================

The aggregate amount of certificate accounts with balances of one hundred thousand dollars or more is approximately $60,861 (unaudited), $62,223 and $70,513 at March 31, 2000 and December 31, 1999 and 1998, respectively.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)

8. DEPOSITS (CONTINUED)

Interest expense on deposits was as follows:

                                     THREE MONTHS ENDED                         YEAR ENDED
                                          MARCH 31                             DECEMBER 31
                                     2000            1999           1999           1998            1997
                             ------------------------------------------------------------------------------
                                       (Unaudited)
Interest-bearing
   checking accounts               $   225        $   234         $   940        $ 1,070        $ 1,137
Money market accounts                2,802          1,989           9,796          6,571          5,458
Savings accounts                       900            985           3,885          4,268          4,696
Certificate accounts                10,851         12,381          46,470         53,327         49,626
                             ------------------------------------------------------------------------------
                                   $14,778        $15,589         $61,091        $65,236        $60,917
                             ==============================================================================

9. BORROWINGS

Borrowings consist of the following:

                                MARCH 31                                DECEMBER 31
                                   2000                         1999                      1998
                         -------------------------    -------------------------- ------------------------
                                       Weighted-                    Weighted-                 Weighted-
                                        Average                      Average                   Average
                           Balance       Rate           Balance        Rate       Balance       Rate
                         -------------------------    ------------------------- ------------------------
                               (Unaudited)
Federal Home Loan
   Bank advances
   maturing:
     2000                  $  5,152       6.35%         $ 42,152        6.53%     $ 42,170       5.77%
     2001                    33,000       6.07                 -           -             -          -
     2002                         -          -                 -                   203,000       5.20
     2003                       547       4.39               547        5.11           569       4.65
     2004                   200,000       5.70           200,000        5.70             -          -
     Thereafter                   -          -                 -           -        25,000       4.98
Other borrowings                  -          -                 -           -            83      10.25
                         ------------                 ------------               -----------
                           $238,699                     $242,699                  $270,822
                         ============                 ============               ===========

Advances that mature in the year 2004 consist of borrowings that are redeemable at the option of the FHLB beginning at various times in 2001.

                  Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


9. BORROWINGS (CONTINUED)

The Bank is required to maintain unencumbered mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHLB as collateral. The Bank's borrowings at the FHLB are limited to the lesser of 35% of total assets or 60% of the book value of certain mortgage loans. In addition, these notes are collateralized by FHLB stock of $13,537 at March 31, 2000 (unaudited) and December 31, 1999.

10. EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

As a state-chartered savings bank, the Bank is required to meet minimum capital levels established by the State of Wisconsin in addition to federal regulations.

Quantitative measures established by federal regulation to ensure adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as these terms are defined in regulations) to risk-weighted assets (as these terms are defined in regulations), and of Tier I capital (as these terms are defined in regulations) to average assets (as these terms are defined in regulations). For the state of Wisconsin, total capital (as these terms are defined in regulations) as a ratio of total assets must meet a minimum standard. Management believes, as of March 31, 2000 and December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


10. EQUITY (CONTINUED)

As of March 31, 2000 and December 31, 1999 and 1998, the most recent notification from the State of Wisconsin categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. The Bank is not aware of any conditions or events which would change their status as well capitalized. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                            To Be Well
                                                                                        Capitalized Under
                                                                 For Capital            Prompt Corrective
                                          Actual              Adequacy Purposes         Action Provisions
                                   ----------------------   -----------------------    ---------------------
                                     Amount      Ratio        Amount       Ratio         Amount     Ratio
                                   ----------------------   -----------------------    ---------------------
As of March 31, 2000 (unaudited):
   Total capital
     (to risk-weighted assets)       $167,839    18.76%      $ 71,576      8.00%         $89,470    10.00%

   Tier 1 capital
     (to risk-weighted assets)        160,879    17.98%        35,788      4.00%          53,682     6.00%

   Tier 1 capital
     (to average assets)              160,879     9.25%        69,580      4.00%          86,975     5.00%
   State of Wisconsin capital
     (to total assets)                167,839     9.60%       104,941      6.00%             N/A      N/A

As of December 31, 1999:
   Total capital
     (to risk-weighted assets)       $164,565    18.51%      $ 71,143      8.00%         $88,928    10.00%

   Tier 1 capital
     (to risk-weighted assets)        157,617    17.72%        35,571      4.00%          53,357     6.00%

   Tier 1 capital
     (to average assets)              157,617     8.66%        72,770      4.00%          90,962     5.00%
   State of Wisconsin capital
     (to total assets)                164,565     9.26%       106,587      6.00%             N/A      N/A


                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


10. EQUITY (CONTINUED)

                                                                                            To Be Well
                                                                                        Capitalized Under
                                                                 For Capital            Prompt Corrective
                                          Actual              Adequacy Purposes         Action Provisions
                                   ----------------------   -----------------------    ---------------------
                                     Amount      Ratio        Amount       Ratio         Amount     Ratio
                                   ----------------------   -----------------------    ---------------------

As of December 31, 1998:
   Total capital
     (to risk-weighted assets)       $150,439    17.02%      $ 70,728      8.00%         $88,409    10.00%

   Tier 1 capital
     (to risk-weighted assets)        143,584    16.24%        35,364      4.00%          53,046     6.00%

   Tier 1 capital
     (to average assets)              143,584     7.78%        73,798      4.00%          92,248     5.00%
   State of Wisconsin capital
     (to total assets)                150,439     8.00%       112,783      6.00%             N/A      N/A


Following are reconciliations of the Bank's equity under generally accepted accounting principles to capital as determined by regulators:

                                                         Risk-                Tier I             State of
                                                         Based                (Core)            Wisconsin
                                                        Capital               Capital            Capital
                                               -------------------------------------------------------------
As of March 31, 2000 (Unaudited):
   Equity per financial statements                     $163,909               $163,909          $163,909
   Unrealized losses on investments
     (excluding unrealized loss on mutual
     funds)                                               8,363                  8,363             8,363
   Intangibles                                          (11,261)               (11,261)          (11,261)
   Mortgage servicing rights                               (132)                  (132)             (132)
   Allowance for loan losses                              6,960                      -             6,960
                                               -------------------------------------------------------------
Regulatory capital                                     $167,839               $160,879          $167,839
                                               =============================================================

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


10. EQUITY (CONTINUED)

                                                         Risk-                 Tier I            State of
                                                         Based                 (Core)           Wisconsin
                                                        Capital               Capital            Capital
                                               -------------------------------------------------------------
As of December 31, 1999:
   Equity per financial statements                     $163,820               $163,820          $163,820
   Unrealized losses on investments
     (excluding unrealized loss on mutual
     funds)                                               5,436                  5,436             5,436
   Intangibles                                          (11,496)               (11,496)          (11,496)
   Mortgage servicing rights                               (143)                  (143)             (143)
   Allowance for loan losses                              6,948                      -             6,948
                                               -------------------------------------------------------------
Regulatory capital                                     $164,565               $157,617          $164,565
                                               =============================================================

As of December 31, 1998:
   Equity per financial statements                     $175,743               $175,743          $175,743
   Unrealized losses on investments
     (excluding unrealized loss on mutual
     funds)                                              (2,221)                (2,221)           (2,221)
   Intangibles                                          (29,786)               (29,786)          (29,786)
   Mortgage servicing rights                               (152)                  (152)             (152)
   Allowance for loan losses                              6,855                      -             6,855
                                               -------------------------------------------------------------
Regulatory capital                                     $150,439               $143,584          $150,439
                                               =============================================================


11. EMPLOYEE BENEFIT PLANS

The Bank has a discretionary, defined-contribution savings plan (the Plan). The Plan is qualified under Sections 401 and 401(k) of the Internal Revenue Code and provides employees meeting certain minimum age and service requirements the ability to make contributions to the Plan on a pretax basis. The Bank may then match a percentage of the employee's contributions. Matching contributions made by the Bank were $21 (unaudited) and $19 (unaudited) in the three months ended March 31, 2000 and 1999, and $68 in 1999 and $56 in 1998.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


11. EMPLOYEE BENEFIT PLANS (CONTINUED)

The Bank also has a defined-benefit pension plan covering employees meeting certain minimum age and service requirements and a supplemental pension plan for certain qualifying employees. The benefits are generally based on years of service and the employee's compensation during the last five years of employment. The Bank's funding policy is to contribute annually the amount necessary to satisfy the requirements of the Employee Retirement Income Security Act of 1974.

Plan assets which consist primarily of immediate participation guarantee contracts with an insurance company are actively managed by investment professionals.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


11. EMPLOYEE BENEFIT PLANS (CONTINUED)

The following tables set forth the Plan's funded status and net periodic benefit cost for 1999 and 1998. No such information is available relative to interim periods.

                                                                                   1999             1998
                                                                           ---------------------------------
                                                                                  (Dollars In Thousands)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                         $13,916           $10,878
Service cost                                                                        659               632
Interest cost                                                                       934               798
Plan amendments                                                                       -             1,118
Actuarial (gain) loss                                                            (1,629)              704
Benefits paid                                                                      (328)             (214)
                                                                           ---------------------------------
Benefit obligation at end of year                                               $13,552           $13,916
                                                                           =================================
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                                  $13,218           $11,057
Actual return on plan assets                                                        333               963
Employer contributions                                                              996             1,412
Benefits paid                                                                      (328)             (214)
                                                                           ---------------------------------
Fair value of plan assets at end of year                                        $14,219           $13,218
                                                                           =================================
FUNDED STATUS
Funded (underfunded) status at end of year                                      $   668           $  (698)
Unrecognized net actuarial gain (loss)                                             (239)              791
Unrecognized prior service cost                                                   1,028             1,230
Unrecognized net transition asset                                                  (101)             (151)
                                                                           ---------------------------------
Prepaid benefit cost                                                            $ 1,356           $ 1,172
                                                                           =================================
Weighted average assumptions used in cost calculations:
   Discount rate                                                                   6.75%             7.00%
   Rate of increase in compensation levels                                         5.50%             5.50%
   Expected long-term rate of return on plan assets                                7.50%             7.50%
                                                                           =================================

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


11. EMPLOYEE BENEFIT PLANS (CONTINUED)

                                                                      YEARS ENDED DECEMBER 31
                                                               1999             1998             1997
                                                         ---------------------------------------------------
COMPONENTS OF  NET PERIODIC BENEFIT COST
Service cost                                                  $ 659             $ 632           $ 503
Interest cost                                                   934               797             690
Expected return on plan assets                                 (986)             (824)           (715)
Amortization of transition asset                                (50)              (50)            (50)
Amortization of prior service cost                              202               144              76
Recognized actuarial loss                                        54                24              29
                                                         ---------------------------------------------------
Total net periodic benefit cost                               $ 813             $ 723           $ 533
                                                         ===================================================

The supplemental pension plan had a projected benefit obligation of $3,110 and $3,247 and assets aggregating $2,777 and $2,521 at December 31, 1999 and 1998, respectively.

Total net periodic pension expense was $264 (unaudited) and $266 (unaudited) in the three months ended March 31, 2000 and 1999, respectively.

The Bank acquired an ESOP with the acquisition of First Federal which covered substantially all former employees of First Federal with two or more years of employment and who were at least 21 years of age. The cash proceeds received by the ESOP in connection with the merger were used to prepay the unpaid principal and interest outstanding under the ESOP. The remaining cash balance has been invested in a mutual fund. An allocation was made to the participants' accounts as of December 31, 1998 and the final allocation was made as of December 31, 1999. The Bank is in the process of applying for a determination letter to terminate the Plan and anticipates that all assets will be available for distribution in a lump sum during 2000.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


12. INCOME TAXES

The provision for income taxes consists of the following:

                                 THREE MONTHS ENDED MARCH 31              YEARS ENDED DECEMBER 31
                                   2000              1999             1999          1998         1997
                             ------------------------------------------------------------------------------
                                         (Unaudited)
Current:
   Federal                          $1,789          $1,173           $ 6,896         $7,010      $ 7,041
   State                                79             (56)              793            204          291
                             ------------------------------------------------------------------------------
                                     1,868           1,117             7,689          7,214        7,332
Deferred expense (benefit):
   Federal                             (10)             (5)           (3,120)          (786)      (1,007)
   State                                (3)             (1)             (766)           156          297
                             ------------------------------------------------------------------------------
                                       (13)             (6)           (3,886)          (630)        (710)
                             ------------------------------------------------------------------------------
                                    $1,855          $1,111           $ 3,803         $6,584      $ 6,622
                             ==============================================================================

For state income tax purposes, the subsidiaries of the Bank have net business loss carryovers of $487 available to offset against future income which expire through 2013.

The income tax provision differs from the provision computed at the federal statutory corporate rate for three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 follows:


                                           THREE MONTHS ENDED
                                                MARCH 31                    YEAR ENDED DECEMBER 31
                                          2000          1999           1999           1998         1997
                                       --------------------------------------------------------------------
                                              (Unaudited)
Income (loss) before provision for
   income taxes                           $4,901       $ 2,952        $  (680)        $17,735      $16,807
                                       ====================================================================
Tax expense at federal statutory rate
                                          $1,715       $ 1,034        $  (238)        $ 6,207      $ 5,882
Increase (decrease) in taxes
   resulting from:
     State income taxes - Net of
       federal tax benefit                    50           (37)            21             382          382
     Nondeductible intangible
       amortization                           82           108          3,487             490          351
     Other                                     8             6            533            (495)           7

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)

                                       --------------------------------------------------------------------
Provision for income taxes                $1,855       $ 1,111        $ 3,803         $ 6,584      $ 6,622
                                       ====================================================================

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


12. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Bank's deferred tax assets and liabilities as of March 31, 2000 and December 31, are summarized as follows:

                                                          MARCH 31                  DECEMBER 31
                                                           2000           1999          1998         1997
                                                      ------------------------------------------------------
Deferred tax assets:
   State net operating losses                            $   26         $   26       $    26       $   238
   Loan loss reserves                                     2,068          2,103         1,673         1,274
   Deferred loan fees                                        51            225           155           370
   Pension                                                1,241          1,151         1,147         1,165
   Unrealized loss on investment securities               5,224          3,394             -            78
   Other                                                  1,322          1,252           297           402
                                                      ------------------------------------------------------
Total deferred tax assets                                 9,932          8,151         3,298         3,527
                                                      ------------------------------------------------------

Deferred tax liabilities:
   Property and equipment depreciation                    1,057          1,057         1,196         1,200
   FHLB stock dividends                                     546            555           544           820
   Purchase accounting adjustments                        1,558          1,611         3,910         4,407
   Unrealized gain on investment securities                   -              -           750             -
                                                      ------------------------------------------------------
Total deferred tax liabilities                            3,161          3,223         6,400         6,427
                                                      ------------------------------------------------------
Net deferred tax asset (liability)                       $6,771         $4,928       $(3,102)      $(2,900)
                                                      ======================================================

The Bank qualified under provisions of the Internal Revenue Code that permitted it to deduct from taxable income an allowance for bad debts that differed from the provision for such losses charged to income for financial reporting purposes. Accordingly, no provision for federal income taxes has been made for approximately $48,592 of retained income as of March 31, 2000 (unaudited) and December 31, 1999. If, in the future, the Bank no longer qualifies as a bank for tax purposes, income taxes of approximately $19,500 would be imposed.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


13. CONTINGENT LIABILITY

The Bank has entered into an agreement whereby, for an initial fee and annual fee, certain of its United States Treasury notes are pledged as collateral for an Industrial Development Revenue Bond which was issued by a local municipality to finance commercial real estate owned by a third party, unrelated to the Bank. Under the terms of the agreement, the Bank must maintain with a trustee collateral with a fair market value, as defined, aggregating 128%, 135% and 135% or more of the sum of the outstanding principal balance of the bonds plus accrued interest on the outstanding principal at March 31, 2000 and December 31, 1999 and 1998, respectively. The Bank continues to receive interest payments on the collateral.

At March 31, 2000 (unaudited) and December 31, 1999 and 1998, United States Treasury notes with outstanding principal balances aggregating approximately $10,000 were held by the trustee as collateral for these bonds which had an outstanding principal balance of $5,165 (unaudited), $5,165 and $5,410 for March 31, 2000 and December 31, 1999 and 1998, respectively. The third-party borrower is not in default on any scheduled payments due under the bond issue which has a scheduled maturity of on December 15, 2009.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts reflect the extent of involvement the Bank has in particular classes of financial instruments and also represents the Bank's maximum exposure to credit loss.

                      Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

Financial instruments whose contract amounts represent credit risk are as follows:

                                                               MARCH 31              DECEMBER 31
                                                                 2000           1999            1998
                                                            -----------------------------------------------
                                                              (Unaudited)
Unused consumer lines of credit                                  $64,914        $63,461        $59,406
Unused commercial lines of credit                                  1,494          1,003            946
Commitments to extend credit:
   Fixed rate                                                     11,824          7,418         19,445
   Adjustable rate                                                12,184          7,595          4,003

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates the collateral needed and creditworthiness of each customer on a case by case basis. The Bank generally extends credit only on a secured basis. Collateral obtained varies, but consists principally of one- to four-family residences.

Forward commitments to sell mortgage loans of $147 (unaudited), $0 and $17,030 at March 31, 2000 and December 31, 1999 and 1998, respectively, represent commitments obtained by the Bank from a secondary market agency to purchase mortgages from the Bank and place them in a mortgage-backed security pool with a defined yield. Commitments to sell loans expose the Bank to interest rate risk if market rates of interest decrease during the commitment period. Commitments to sell loans are made to mitigate interest rate risk on commitments to originate loans and loans held for sale.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosure of fair value information about certain financial instruments, whether or not recognized in the consolidated financial statements, for which it is practicable to estimate the value, is summarized below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

                     Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from this disclosure. Accordingly, the aggregate fair value of amounts presented does not represent the underlying value of the Bank and is not particularly relevant to predicting the Bank's future earnings or cash flows.

The following methods and assumptions are used by the Bank in estimating its fair value disclosures of financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

Investment and Mortgage-Related Securities: Fair values for these securities are based on quoted market prices or such prices of comparable instruments.

Loans Receivable and Loans Held-for-Sale: The fair value of one- to four-family fixed rate mortgage loans was determined based on the current market price for securities collateralized by similar loans. For variable rate oneto four-family mortgage, consumer and other loans that re-price frequently and with no significant change in credit risk, carrying values approximate fair values. The fair value for fixed rate commercial real estate, rental property mortgage, consumer and other loans was estimated by projecting cash flows at market interest rates.

Federal Home Loan Bank Stock: Federal Home Loan Bank stock is carried at cost, which is its redeemable (fair) value, since the market for this stock is restricted.

Accrued Interest Receivable: The carrying value of accrued interest receivable approximates fair value.

                     Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Deposits and Advance Payments by Borrowers for Taxes and Insurance: The fair values disclosed for variable rate investment accounts, NOW accounts, passbook accounts, money market certificates, accrued interest and advance payments by borrowers for taxes and insurance are equal to the carrying amounts at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings: The fair value of long-term borrowings is estimated using discounted cash flow calculations with the discount rates equal to interest rates currently being offered for borrowings with similar terms and maturities.

Commitments to Extend Credit and Forward Commitments to Sell Loans: The fair value of these commitments is considered to approximate the carrying values due to the short-term nature of these commitments.

                                          MARCH 31                 DECEMBER 31                DECEMBER 31
                                            2000                       1999                      1998
                           --------------------------------------------------------------------------------
                                   Carrying       Fair       Carrying       Fair        Carrying       Fair
                                    Value        Value        Value         Value        Value        Value
                           --------------------------------------------------------------------------------
                                  (Unaudited)
Cash and cash equivalents     $   39,700   $   39,700   $  178,959   $  178,959   $   330,248   $  330,248
Investment and
   mortgage-related              520,621      520,621      431,863      431,863       387,431      387,431
   securities
Loans receivable, net          1,103,826    1,083,747    1,082,795    1,067,333     1,045,046    1,056,232
Loans held for sale                2,121        2,121          541          541        27,723       27,723
Federal Home Loan Bank stock
                                  13,537       13,537       13,537       13,537        13,537       13,537
Accrued interest
   receivable                      9,095        9,095        8,620        8,620         8,035        8,035
Deposits and accrued
   interest                    1,319,188    1,248,942    1,343,007    1,298,038     1,398,858    1,381,119
Advance payments by
   borrowers                       7,049        7,049        1,661        1,661         1,710        1,710
Borrowings                       238,699      236,366      242,699      194,443       270,822      230,233


                     Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The preceding table does not include any amount for the value of any off-balance-sheet items (see Note 14) since the fair value of these items is not significant.

16. MERGER AND CONVERSION

On February 21, 2000, Mutual and First Northern Capital Corp. (First Northern), entered into an Agreement and Plan of Merger (the Merger Agreement). The Merger Agreement has been approved by the boards of directors of Mutual and First Northern.

To accomplish the transaction Mutual also adopted a plan of restructuring in which it will reorganize into a mutual holding company (MHC) in which Mutual's depositors will hold all of the voting rights. The MHC in turn will form and own the majority interest in a subsidiary, a mid-tier stock holding company (Mid-Tier HC). The balance of the shares of Common Stock will be offered for sale to Mutual's depositors and issued to First Northern shareholders in the Merger. As a result of the reorganization and merger, First Northern Capital Corp will merge with and into Mid-Tier HC and, Mutual Savings Bank and First Northern Savings Bank, S.A., will become wholly owned subsidiaries of Mid-Tier HC.

Subject to the terms and conditions of the Merger Agreement, at the time of the Merger, each outstanding share of First Northern common stock (First Northern Common Stock), will be converted into the right to receive cash in the amount of $15.00, or 1.5 shares of common stock, par value $.01 per share, of Mid-Tier HC Common Stock or a combination of cash and shares of Mid-Tier HC Common Stock (Merger Consideration). Prior to the closing date, Mutual will select the percentage of the total Merger Consideration to be paid in Common Stock, which may not be less than 40% or more than 70%; the balance will be paid in cash. The remaining shares of the Mid-Tier HC will be offered for sale to Mutual's depositors, pursuant to the terms of a Plan of Restructuring. The Restructuring will be accounted for as a pooling of interests, whereas the merger will be accounted for as a purchase.

Consummation of the Merger is subject to the satisfaction of certain closing conditions set forth in the Merger Agreement, including approval by the shareholders of First Northern and approval by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Administrator of the Division of Savings Institutions of the

                     Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


16. MERGER AND CONVERSION (CONTINUED)

Wisconsin Department of Financial Institutions as to both the Restructuring and the Merger. The depositors of Mutual must also approve Mutual's Plan of Restructuring. The Merger is also subject to receipt of an opinion of counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the receipt of an opinion of counsel or a private letter ruling from the Internal Revenue Service as to the federal income tax treatment of certain transactions contemplated by the Merger Agreement. In addition, the Merger is conditioned upon the approval for listing on the NASDAQ National Market of the shares of Common Stock to be issued in the Merger, which shares will be registered under the Securities Act of 1933 by a registration statement to be filed with the Securities and Exchange Commission.

The amount and pricing of the proposed stock offering will be based upon an independent appraisal of the Bank. In connection with the conversion, the costs of issuing the common stock will be deducted from the sale proceeds. At March 31, 2000 (unaudited) and December 31, 1999, no costs related to the conversion have been capitalized. In the event that the consummation of the conversion or merger do not occur, any recorded costs will be expensed.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its net worth as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders, if any, who continue to maintain their deposit accounts at the Bank after the conversion.

The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders, if any, have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or a supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder and supplemental eligible account holder, if any, will be entitled to receive balances for accounts then held.

                     Mutual Savings Bank and Subsidiaries

              (Information with respect to March 31, 2000 and the three-month periods ended March 31, 2000 and 1999 is unaudited)


16. MERGER AND CONVERSION (CONTINUED)

Concurrently with the execution of the Merger Agreement, in order to induce Mutual to enter into the Merger Agreement, the parties entered into a Stock Option Agreement by which First Northern granted to Mutual an irrevocable option to purchase up to 1,708,675 shares of First Northern Common Stock, which equals 19.9% of the number of shares of First Northern Common Stock outstanding on February 21, 2000, at an exercise price of $9.0375 per share. The option would become exercisable under certain circumstances if First Northern becomes the subject of a third-party proposal for a competing transaction.

                                                                     APPENDIX A










                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              MUTUAL SAVINGS BANK,

                                    OV CORP.

                                       AND

                          FIRST NORTHERN CAPITAL CORP.



                          DATED AS OF FEBRUARY 21, 2000

Note to readers:

     Bank Mutual Corporation will assume the rights and obligations of "OV Corp." in this agreement when the merger becomes effective. Therefore, Bank Mutual Corporation is the "Merger Corp." and will be the "Survivor" under this agreement.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RECITALS                                                                       1

ARTICLE I
         DEFINITIONS                                                           1
                  1.1      Acquisition                                         2
                  1.2      Acquisition Proposal                                2
                  1.3      Affiliate                                           2
                  1.4      Affiliate Letter                                    3
                  1.5      Agreement                                           3
                  1.6      Announcement                                        3
                  1.7      Bank                                                3
                  1.8      Buildings                                           3
                  1.9      CERCLA                                              3
                  1.10     Closing                                             3
                  1.11     Closing Date                                        3
                  1.12     Code                                                3
                  1.13     Confidentiality Agreement                           3
                  1.14     Contracts                                           3
                  1.15     Control                                             3
                  1.16     Disclosure Schedules                                4
                  1.17     Employee Benefit Plans                              4
                  1.18     Environmental Claim                                 4
                  1.19     Environmental Laws                                  4
                  1.20     Environmental Permits                               4
                  1.21     Equipment                                           4
                  1.22     ERISA                                               5
                  1.23     Exchange Act                                        5
                  1.24     FDIC                                                5
                  1.25     FHLB of Chicago                                     5
                  1.26     First Northern                                      5
                  1.27     First Northern Closing Certificate                  5
                  1.28     First Northern Common Stock                         5
                  1.29     First Northern Counsel Opinion                      5
                  1.30     First Northern Disclosure Schedule                  5
                  1.31     First Northern Executives                           5
                  1.32     First Northern Existing Contracts                   5
                  1.33     First Northern Existing Employment Agreements       5
                  1.34     First Northern Existing Indebtedness                6
                  1.35     First Northern Existing Liens                       6



                                                                            Page
                                                                            ----

                  1.36     First Northern Existing Litigation                  6
                  1.37     First Northern Existing Plans                       6
                  1.38     First Northern Meeting                              6
                  1.39     First Northern Real Estate                          6
                  1.40     First Northern Replacement Employment Agreement     6
                  1.41     First Northern Shareholders                         6
                  1.42     First Northern Stock Option Plans                   7
                  1.43     First Northern Stock Options                        7
                  1.44     First Northern Subsidiaries                         7
                  1.45     Fraction Payment                                    7
                  1.46     Hazardous Materials                                 7
                  1.47     HOLA                                                7
                  1.48     Indebtedness                                        7
                  1.49     Investment Securities                               7
                  1.50     IRS                                                 7
                  1.51     Knowledge                                           7
                  1.52     Law                                                 8
                  1.53     Lien                                                8
                  1.54     Material Adverse Effect                             8
                  1.55     Material Contract                                   8
                  1.56     Merger                                              9
                  1.57     Merger Corp                                         9
                  1.58     Mutual                                              9
                  1.59     Mutual Closing Certificate                          9
                  1.60     Mutual Counsel Opinion                              9
                  1.61     Mutual Disclosure Schedule                          9
                  1.62     Mutual Existing Contracts                           9
                  1.63     Mutual Existing Litigation                          9
                  1.64     Mutual Real Estate                                  9
                  1.65     NASDAQ/NMS                                         10
                  1.66     OTS                                                10
                  1.67     Permits                                            10
                  1.68     Permitted Liens                                    10
                  1.69     Person                                             10
                  1.70     Proxy Statement                                    10
                  1.71     Registration Statement                             10
                  1.72     Regulatory Approvals                               10
                  1.73     Release                                            10
                  1.74     SAIF                                               10
                  1.75     SEC                                                10
                  1.76     Securities Act                                     10
                  1.77     Section 180.0622(2)(b)                             11




                                                                            Page
                                                                            ----

                  1.78     Stock Option Agreement                             11
                  1.79     Subsidiary                                         11
                  1.80     Survivor                                           11
                  1.81     Survivor Common Stock                              11
                  1.82     WBCL                                               11
                  1.83     Wisconsin Agency                                   11
                  1.84     Year 2000 Compliant                                11
                  1.85     Other Defined Terms                                12

ARTICLE II
         THE MERGER                                                           13
                  2.1      The Merger                                         13
                  2.2      Effect of the Merger                               13
                  2.3      Effective Time                                     13
                  2.4      Articles and Bylaws of Survivor                    14
                  2.5      Charter and Bylaws of the Bank; Offices of         14
                           the Bank
                  2.6      Directors and Officers of Survivor                 14
                  2.7      Capital Stock of Merger Corp.                      14
                  2.8      Conversion of First Northern Common Stock          15
                  2.9      Exchange of First Northern Certificates            19
                  2.10     Reorganization                                     22
                  2.11     No Dissenting Shares                               23
                  2.12     Meeting of First Northern Shareholders             23
                  2.13     Liquidation Account and Sub-Accounts               23
                  2.14     Restructuring                                      24
                  2.15     Anti-Dilution Provisions                           25
                  2.16     Alternative Structure                              25

ARTICLE III
         OTHER AGREEMENTS                                                     25
                  3.1      Confidentiality; Access                            25
                  3.2      Disclosure Schedules                               26
                  3.3      Duties Concerning Representations                  27
                  3.4      Deliveries of Information; Consultation            27
                  3.5      Directors' and Officers' Indemnification           28
                           and Insurance
                  3.6      Letters of Accountants                             29
                  3.7      Legal Conditions to Merger                         29
                  3.8      Stock Listings                                     30
                  3.9      Announcements                                      30
                  3.10     Best Efforts                                       30
                  3.11     Employee And Managerial Matters                    30
                  3.12     Employee Benefit Matters                           31


                                                                            Page
                                                                            ----

                  3.13     Conformance to Reserve Policies                    32
                  3.14     Conduct of Mutual's Business and Authorization,
                           Reservation and Listing of Common Stock            32
                  3.15     Affiliates                                         33


ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF FIRST NORTHERN                     33
                  4.1      Organization and Qualification; Subsidiaries       33
                  4.2      Articles of Incorporation and Bylaws               34
                  4.3      Capitalization                                     34
                  4.4      Authorization:  Enforceability                     35
                  4.5      No Violation or Conflict                           35
                  4.6      Title to Assets; Leases                            35
                  4.7      Litigation                                         36
                  4.8      Securities and Banking Reports; Books and Records  36
                  4.9      Absence of Certain Changes                         37
                  4.10     Buildings and Equipment                            38
                  4.11     First Northern Existing Contracts                  38
                  4.12     Investment Securities                              38
                  4.13     Contingent and Undisclosed Liabilities             38
                  4.14     Insurance Policies                                 38
                  4.15     Employee Benefit Plans                             39
                  4.16     No Violation of Law                                40
                  4.17     Brokers                                            40
                  4.18     Taxes                                              41
                  4.19     Real Estate                                        41
                  4.20     Governmental Approvals                             42
                  4.21     No Pending Acquisitions                            42
                  4.22     Labor Matters                                      42
                  4.23     Indebtedness                                       43
                  4.24     Permits                                            43
                  4.25     Disclosure                                         43
                  4.26     Information Supplied                               43
                  4.27     Vote Required                                      44
                  4.28     Opinion of Financial Advisor                       44
                  4.29     Environmental Protection                           44
                  4.30     Year 2000 Compliant                                45

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF MUTUAL AND MERGER CORP.
                                                                              45
                  5.1      Organization and Capitalization; Business          45


                                      -iv-


                                                                            Page
                                                                            ----

                  5.2      Authorization; Enforceability                      46
                  5.3      No Violation or Conflict                           46
                  5.4      Litigation                                         46
                  5.5      Brokers                                            47
                  5.6      Governmental Approvals                             47
                  5.7      Disclosure                                         47
                  5.8      Information Supplied                               47
                  5.9      Opinion of Financial Advisor                       47
                  5.10     Cash Payment                                       47
                  5.11     Compliance with Laws                               48
                  5.12     Consummation                                       48
                  5.13     Banking Reports; Books and Records                 48
                  5.14     Absence of Certain Changes                         48
                  5.15     Mutual Existing Contracts                          49
                  5.16     Contingent and Undisclosed Liabilities             49
                  5.17     Taxes                                              49
                  5.18     Real Estate                                        50
                  5.19     No Pending Acquisitions                            50
                  5.20     Environmental Protection                           51
                  5.21     Year 2000 Compliant                                51

ARTICLE VI
         CONDUCT OF BUSINESS BY FIRST NORTHERN PENDING THE MERGER             52
                  6.1      Carry on in Regular Course                         52
                  6.2      Use of Assets                                      52
                  6.3      No Default                                         52
                  6.4      Insurance Policies                                 52
                  6.5      Employment Matters                                 52
                  6.6      Contracts and Commitments                          52
                  6.7      Indebtedness; Investments                          53
                  6.8      Preservation of Relationships                      53
                  6.9      Compliance with Laws                               53
                  6.10     Taxes                                              53
                  6.11     Amendments                                         53
                  6.12     Issuance of Stock; Dividends; Redemptions          53
                  6.13     Policy Changes                                     53
                  6.14     Acquisition Transactions                           53

ARTICLE VII
         CONDITIONS PRECEDENT TO THE MERGER                                   54
                  7.1      Conditions to Each Parties Obligations to          54
                           Effect the Merger                                  55
                  7.2      Conditions to Obligation of Mutual


                                                                            Page
                                                                            ----

                  7.3      Conditions to Obligation of First Northern         57

ARTICLE VIII
         TERMINATION; MISCELLANEOUS                                           59
                  8.1      Termination                                        59
                  8.2      Rights on Termination; Waiver                      59
                  8.3      Survival of Representations, Warranties and
                           Covenants                                          60
                  8.4      Entire Agreement; Amendment                        60
                  8.5      Expenses                                           60
                  8.6      Governing Law                                      61
                  8.7      Assignment                                         61
                  8.8      Notices                                            61
                  8.9      Counterparts; Headings                             62
                  8.10     Interpretation                                     62
                  8.11     Severability                                       62
                  8.12     Specific Performance                               62
                  8.13     No Reliance                                        62
                  8.14     Further Assurances                                 62




EXHIBITS

         Exhibit 1          -       Form of Affiliate's Letters
         Exhibit 2          -       Form of First Northern Closing Certificate
         Exhibit 3          -       Form of First Northern Counsel Opinion
         Exhibit 4          -       Form of First Northern Replacement Employment Agreement
         Exhibit 5          -       Form of Mutual Closing Certificate
         Exhibit 6          -       Form of Mutual Counsel Opinion


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made as of this 21st day of February, 2000 by and among MUTUAL SAVINGS BANK, OV CORP. and FIRST NORTHERN CAPITAL CORP.


                                    RECITALS

         WHEREAS, the respective Boards of Directors of Mutual, Merger Corp. and First Northern have approved this Agreement by the requisite vote imposed by Law, and deem it advisable and in the best interest of their respective institutions and members or stockholders, as the case may be, to consummate the reorganization provided for herein, pursuant to which First Northern will merge with and into Merger Corp., the surviving institution, and in connection therewith the stockholders of First Northern will receive Survivor Common Stock and/or cash in exchange for their shares of First Northern Common Stock;

         WHEREAS, concurrently with this Agreement and as a condition and an inducement to the willingness of Mutual to enter into this Agreement, First Northern and Mutual are entering into a Stock Option Agreement granting Mutual, under the conditions set forth therein, the option to purchase shares of newly-issued First Northern Common Stock;

         WHEREAS, the Board of Directors of First Northern has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the First Northern Meeting;

         WHEREAS, the Merger will be conducted in connection with the Restructuring; and

         WHEREAS, the transactions provided herein are subject to various regulatory approvals and other conditions specified herein;

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I
                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

     1.1 Acquisition. "Acquisition" shall mean any of the following involving First Northern or the Bank on the one hand, or Mutual on the other hand, other than the Merger or the Restructuring:

          (a) any merger, consolidation, share exchange, business combination or other similar transaction;

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of related transactions, excluding from this calculation any such transactions undertaken in the ordinary course of business and consistent with past practice;

          (c) any sale of 10% or more of the outstanding shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

          (d) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          (e) In the case of First Northern, any solicitation of proxies in opposition to approval by its shareholders of the Merger or the Stock Option Agreement;

          (f) The filing of an acquisition application (or the giving of acquisition notice), whether in draft or final form, under HOLA with respect to it;

          (g) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or

          (h) any public announcement of a proposal, plan or intention to do any of the foregoing.

     1.2 Acquisition Proposal. "Acquisition Proposal" shall mean the making of any proposal by any Person concerning an Acquisition.

     1.3 Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

     1.4 Affiliate Letter. "Affiliate Letter" shall mean a letter from each Affiliate of First Northern substantially in the form of Exhibit 1 attached to this Agreement.

     1.5 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     1.6 Announcement. "Announcement" shall mean any public notice, release, statement or other communication to employees, suppliers, customers, members, stockholders, the general public, the press or any securities exchange or quotation system relating to the negotiation and preparation of this Agreement or the transactions contemplated hereby.

     1.7 Bank. "Bank" shall mean First Northern Savings Bank, S.A., a Wisconsin-chartered savings and loan association which is a wholly-owned subsidiary of First Northern.

     1.8 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements (including without limitation stand-alone automated teller machines or similar devices) used by a Person or an Affiliate and located on the Person's Real Estate.

     1.9 CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be in effect from time to time.

     1.10 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

     1.11 Closing Date. "Closing Date" shall mean the date of the Effective Time or such other date as the parties may mutually agree to in writing.

     1.12 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

     1.13 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement regarding confidentiality and related issues between Mutual and First Northern dated January 11, 2000.

     1.14 Contracts. "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the relevant Person is a party or by which it is bound.

     1.15 Control. "Control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. "Control," as used with respect to securities or other property, shall mean the power to exercise or direct the exercise of any voting rights associated therewith, or the power to dispose or direct the disposition thereof, or both.

     1.16 Disclosure Schedules. "Disclosure Schedules" shall mean the First Northern Disclosure Schedule and the Mutual Disclosure Schedule.

     1.17 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the relevant Person.

     1.18 Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by a Person or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

     1.19 Environmental Laws. "Environmental Laws" shall mean all federal, state, local or foreign statute, Law, rule, ordinance, code, policy, guideline, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     1.20 Environmental Permits. "Environmental Permits" shall mean environmental, health and safety permits and governmental authorizations necessary for their operations of a Person under Environmental Laws.

     1.21 Equipment. "Equipment" shall mean all equipment, boilers, furniture, fixtures, motor vehicles, furnishings, office equipment, computers and other items of tangible personal property owned by the relevant Person which are either presently used, or are used on the Closing Date, by the relevant Person in the conduct of its business.

          1.22 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

          1.23 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

          1.24 FDIC. "FDIC" shall mean the Federal Deposit Insurance
     Corporation.

          1.25 FHLB of Chicago. "FHLB of Chicago" shall mean the Federal Home Loan Bank of Chicago, Illinois.

          1.26 First Northern. "First Northern" shall mean First Northern Capital Corp., a Wisconsin corporation which is registered as a unitary savings and loan holding company under HOLA and the rules and regulations of the OTS promulgated thereunder.

          1.27 First Northern Closing Certificate. "First Northern Closing Certificate" shall mean the Closing Certificate of First Northern in substantially the form of Exhibit 2 attached to this Agreement.

          1.28 First Northern Common Stock. "First Northern Common Stock" shall mean all of the authorized shares of common stock, $1.00 par value per share, of First Northern.

          1.29 First Northern Counsel Opinion. "First Northern Counsel Opinion" shall mean an opinion of Schiff Hardin & Waite in substantially the form of
     Exhibit 3 attached to this Agreement.

          1.30 First Northern Disclosure Schedule. "First Northern Disclosure Schedule" shall mean the disclosure schedule, dated the date of this Agreement, delivered by First Northern to Mutual contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

          1.31 First Northern Executives. "First Northern Executives" shall mean the individuals who serve as executive officers of First Northern or the Bank.

          1.32 First Northern Existing Contracts. "First Northern Existing Contracts" shall mean those Contracts which are listed pursuant to Section
     4.11 of this Agreement on the First Northern Disclosure Schedule.

          1.33 First Northern Existing Employment Agreements. "First Northern Existing Employment Agreements" shall mean the employment agreements by and between the Bank or

First Northern and any of the First Northern Executives, identified on the First Northern Disclosure Schedule.

          1.34 First Northern Existing Indebtedness. "First Northern Existing Indebtedness" shall mean all Indebtedness of First Northern and the First Northern Subsidiaries, all of which is listed on the First Northern Disclosure Schedule.

          1.35 First Northern Existing Liens. "First Northern Existing Liens" shall mean all Liens affecting any of the assets and properties of First Northern or any First Northern Subsidiary except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, all of which are listed and briefly described on the First Northern Disclosure Schedule.

          1.36 First Northern Existing Litigation. "First Northern Existing Litigation" shall mean all pending or, to the Knowledge of First Northern, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against First Northern or any First Northern Subsidiary, or affecting any assets or the business of First Northern or any First Northern Subsidiary, all of which are listed and briefly described on the First Northern Disclosure Schedule.

          1.37 First Northern Existing Plans. "First Northern Existing Plans" shall mean all Employee Benefit Plans of First Northern and the First Northern Subsidiaries and any Employee Benefit Plans of such entities that have been terminated since January 1, 1997, all of which are listed on the First Northern Disclosure Schedule.

          1.38 First Northern Meeting. "First Northern Meeting" shall mean the special or annual meeting of the First Northern Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be necessary or desirable.

          1.39 First Northern Real Estate. "First Northern Real Estate" shall mean the parcels of real property identified in the legal descriptions set forth in the First Northern Disclosure Schedule.

          1.40 First Northern Replacement Employment Agreement. "First Northern Replacement Employment Agreement" shall mean an employment agreement in substantially the form of Exhibit 4 attached to this Agreement, to be entered into at the Closing and to be effective as of the Effective Time, by and between the Bank and any one or more of the First Northern Executives, all as provided in Section 3.11 of this Agreement.

          1.41 First Northern Shareholders. "First Northern Shareholders" shall mean all Persons owning shares of First Northern Common Stock on the relevant date of inquiry.


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



          1.42 First Northern Stock Option Plans. "First Northern Stock Option Plans" shall mean the First Northern Capital Corp. 1999 Stock Plan, and the following plans of the Bank, as assumed by First Northern: 1984 Stock Option Plan, 1989 Executive Stock Option Plan, 1989 Directors' Stock Option Plan, 1994 Executive Stock Plan, and 1994 Directors' Stock Option Plan.

          1.43 First Northern Stock Options. "First Northern Stock Options" shall mean all options to purchase shares of First Northern Common Stock granted pursuant to the First Northern Stock Option Plans which are outstanding as of the relevant time of inquiry, whether or not such options are exercisable prior to the Effective Time.

          1.44 First Northern Subsidiaries. "First Northern Subsidiaries" shall mean those Subsidiaries of First Northern listed on the First Northern Disclosure Schedule pursuant to Section 4.1(c) of this Agreement.

          1.45 Fraction Payment. "Fraction Payment" shall mean any cash paid for fractional share interests paid pursuant to Section 2.9(e) of this Agreement.

          1.46 Hazardous Materials. "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes, restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

          1.47 HOLA. "HOLA" shall mean the Home Owners' Loan Act of 1933, as the same may be in effect from time to time, including the rules and regulations of the OTS promulgated thereunder.

          1.48 Indebtedness. "Indebtedness" shall mean all liabilities or obligations (except deposit accounts) of the relevant Person, whether primary or secondary, absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the relevant Person.

          1.49 Investment Securities. "Investment Securities" shall mean all investment securities of the relevant Person permitted to be held by the relevant Person under Law.

          1.50 IRS. "IRS" shall mean the United States Internal Revenue Service.

          1.51 Knowledge. "Knowledge" of a Person shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge" of that Person or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter by the executive officers and the Person and its Subsidiaries.

         1.52 Law. "Law" shall mean any federal, state, local or other law, rule, regulation, policy or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

         1.53 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         1.54 Material Adverse Effect. "Material Adverse Effect" shall mean any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities (including contingent liabilities) or prospects of the relevant Person and its Subsidiaries, taken as a whole.


         1.55 Material Contract. "Material Contract" shall mean any Contract of a Person or any of its subsidiaries which constitutes:

               (a) a lease of, or agreement to purchase or sell, any capital assets involving in excess of $50,000 as to any asset or $100,000 in the aggregate;
               (b) any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment or rendition of services and which: (i) are in writing, or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;
               (c) any agreements or notes evidencing any Indebtedness;
               (d) a power of attorney (whether revocable or irrevocable) given to any other person by the Person that is in force;
               (e) an agreement by the Person not to compete in any business or in any geographical area;
               (f) an agreement restricting the Person's right to use or disclose any information in its possession;
               (g) a partnership, joint venture or similar arrangement;
               (h) a license involving payments in excess of $1,000;
               (i)an agreement or arrangement with any Affiliate which is not a Subsidiary;
               (j) an agreement for data processing services;
               (k) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the SEC, OTS, FDIC, Wisconsin Agency or any other regulatory authority; or

               (l) any other agreement or set of related agreements or series of agreements which: (i) involve an amount in excess of $50,000 on an annual basis or $100,000 in the aggregate; or (ii) is not in the ordinary course of business of the Person or any Subsidiary of the Person.

       1.56 Merger. "Merger" shall mean the merger of First Northern with and into Merger Corp. pursuant to this Agreement.

       1.57 Merger Corp. "Merger Corp." shall mean OV Corp., a Wisconsin corporation organized as a wholly-owned subsidiary of Mutual for the purpose of effecting the transactions contemplated by this Agreement. (Merger Corp. is the same corporate entity as Survivor, but the term "Merger Corp." is intended to be used primarily to designate the entity prior to the Merger.)

       1.58 Mutual. "Mutual" shall mean Mutual Savings Bank, a mutual savings bank chartered under Chapter 214 of the Wisconsin Statutes, and shall include any successor savings bank pursuant to the Restructuring.

       1.59 Mutual Closing Certificate. "Mutual Closing Certificate" shall mean the Closing Certificate of Mutual and Merger Corp. in substantially the form of Exhibit 5 attached to this Agreement.

       1.60 Mutual Counsel Opinion. "Mutual Counsel Opinion" shall mean the opinion of Quarles & Brady LLP in substantially the form of Exhibit 6 attached to this Agreement.

       1.61 Mutual Disclosure Schedule. "Mutual Disclosure Schedule" shall mean the disclosure schedule, dated the date of this Agreement, delivered by Mutual to First Northern contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

       1.62 Mutual Existing Contracts. "Mutual Existing Contracts" shall mean those Contracts which are listed pursuant to Section 5.15 of this Agreement on the Mutual Disclosure Schedule.

       1.63 Mutual Existing Litigation. "Mutual Existing Litigation" shall mean all pending or, to the Knowledge of Mutual, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against Mutual or any Mutual Subsidiary, or affecting any assets or the business of Mutual or any Mutual Subsidiary, all of which are listed and briefly described on the Mutual Disclosure Schedule.

       1.64 Mutual Real Estate. "Mutual Real Estate" shall mean the parcels of real property identified in the legal descriptions set forth in the First Northern Disclosure Schedule.


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



       1.65 NASDAQ/NMS. "NASDAQ/NMS" shall mean the National Association of Securities Dealers Automated Quotations National Market System.

       1.66 OTS. "OTS" shall mean the Office of Thrift Supervision, Department of the Treasury, or any successor agency.

       1.67 Permits. "Permits" shall mean all licenses, permits, approvals, franchises, qualifications, permissions, agreements, orders and governmental authorizations required for the conduct of the business of the relevant Person.

       1.68 Permitted Liens. "Permitted Liens" shall mean those First Northern or Mutual Existing Liens which are expressly noted as Permitted Liens on a Disclosure Schedule.

       1.69 Person. "Person" shall mean a natural person, corporation, bank, trust, partnership, association, governmental entity, agency or branch or department thereof, or any other legal entity.

       1.70 Proxy Statement. "Proxy Statement" shall mean the proxy statement of First Northern to be filed with the SEC and to be distributed to the First Northern Shareholders in connection with the First Northern Special Meeting and the approval of the Merger by the First Northern Shareholders, which shall also constitute the prospectus of Survivor filed as a part of the Registration Statement.

       1.71 Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 (or other appropriate form) to be filed under the Securities Act by Survivor in connection with the Merger for purposes of registering any shares of Survivor Common Stock to be issued in the Merger pursuant to this Agreement.

       1.72 Regulatory Approvals. "Regulatory Approvals" shall mean all of the approvals which are conditions precedent to consummating the Merger and the Restructuring, as specified in Section 7.1(c) of this Agreement.

       1.73 Release. "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

       1.74 SAIF. "SAIF" shall mean the Savings Association Insurance Fund of the FDIC.

       1.75 SEC. "SEC" shall mean the United States Securities and Exchange Commission.

       1.76 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

       1.77    Section 180.0622(2)(b). "Section 180.0622(2)(b)" shall mean WBCL
Section 180.0622(2)(b), including judicial interpretations thereof and of former WBCL Section 180.04(6), its predecessor statute.

       1.78 Stock Option Agreement. "Stock Option Agreement" shall mean the Stock Option Agreement, of even date herewith, being entered into by and between First Northern and Mutual concurrently with their execution and delivery of this Agreement.

       1.79 Subsidiary. "Subsidiary" shall mean any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence. Subsidiary shall include an indirect Subsidiary of the relevant Person which is controlled in any manner specified above through one or more corporations or financial institutions which are themselves Subsidiaries.

       1.80    Survivor. "Survivor" shall have the meaning specified in Section
2.1 of this Agreement. (Survivor is the same corporate entity as Merger Corp., but the term "Survivor" is intended to be used primarily to designate the entity as the surviving corporation in the Merger.)

       1.81 Survivor Common Stock. "Survivor Common Stock" shall mean the Common Stock, $.01 par value, of Survivor after the Merger.

       1.82    WBCL. "WBCL" shall mean the Wisconsin Business Corporation Law.

       1.83 Wisconsin Agency. "Wisconsin Agency" shall mean the Administrator of the Division of Savings Institutions of the Wisconsin Department of Financial Institutions, or any successor agency.

       1.84 Year 2000 Compliant. "Year 2000 Compliant" shall mean, with respect to material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., recognize the "leap day" therein, and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the years 1999 and 2000, and all subsequent years, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other hardware and software, used in combination with the hardware and software of the affected Person, properly exchanges date/time data with the hardware and software of the affected Person.

       1.85 Other Defined Terms. The following additional terms are defined in the specific Section to which they relate:

                 TERM                                     SECTION
                 ----                                     -------
                 Cash Election                            2.8(e)
                 Cash Election Shares                     2.8(f)
                 Cash Fraction                            2.8(f)(ii)(A)
                 Cash Percentage                          2.8(a)(i)
                 Cash Value                               2.8(a)(ii)
                 COBRA                                    3.12(e)
                 Conversion Notice                        2.8(b)
                 Disclosure Schedule Change               3.2(d)
                 Effective Time                           2.3
                 Election Deadline                        2.8(l)
                 Exchange Agent                           2.9(a)
                 Exchange Fund                            2.9(a)
                 Exchange Ratio                           2.8(a)(iii)
                 First Northern Approvals                 4.1
                 First Northern Certificates              2.8(i)
                 First Northern Reports                   4.8
                 Form of Election                         2.8(e)
                 Indemnified Liabilities                  3.5(a)
                 Indemnified Parties                      3.5(a)
                 Initial Mailing Record Date              2.8(i)
                 Letter of Transmittal                    2.9(b)(i)
                 Maximum Cash Number                      2.8(a)(iv)
                 Maximum Stock Number                     2.8(a)(v)
                 Merger Consideration                     2.8(a)(vi)
                 MHC                                      2.14(c)
                 Mixed Election                           2.8(e)
                 Mixed Election Shares                    2.8(f)
                 Mutual Reports                           5.13
                 Non-Election                             2.8(e)
                 Non-Election Shares                      2.8(f)(i)
                 Restructuring                            2.14
                 Representative                           2.8(e)
                 Stock Bank                               2.14(d)
                 Stock Election                           2.8(e)
                 Stock Election Shares                    2.8(f)(i)
                 Stock Fraction                           2.8(g)(ii)(A)
                 Stock Percentage                         2.8(a)(vii)
                 Transitory                               2.14(c)

                                   ARTICLE II
                                   THE MERGER

       2.1 The Merger. This Agreement provides for the merger of First Northern with and into Merger Corp., whereby the stock of First Northern and Merger Corp. outstanding as of the Effective Time will be converted as described herein. As of the Effective Time, First Northern will be merged with and into Merger Corp. which, as the surviving corporation ("Survivor"), shall remain a Wisconsin business corporation and become registered under HOLA as a savings and loan holding company and, in such capacity, shall be governed by the laws of the State of Wisconsin and federal laws applicable to registered savings and loan holding companies and subsidiary holding companies of federal mutual holding companies, including rules and regulations of regulatory authorities thereunder. The separate existence of First Northern shall thereupon cease. The Merger shall be effected pursuant to the provisions of federal Law and the WBCL, and shall have the effects provided in the WBCL.

       2.2    Effect of the Merger.

              (a) At the Effective Time, the effect of the Merger shall be as provided in the WBCL, including the effects described in Sections 2.2(b) and 2.2(c) of this Agreement.

              (b) The corporate identity, existence, purposes, powers, franchises, privileges, assets, properties and rights of both First Northern and Merger Corp. shall be merged into and continued in Survivor, and Survivor shall be fully vested therewith.

              (c) At the Effective Time, Survivor shall succeed to or continue, without other transfer, and shall possess and enjoy, all the rights, privileges, assets, properties, powers and franchises both of a public and a private nature, and shall be subject to all the restrictions, disabilities and duties of First Northern and Merger Corp., and all the rights, privileges, assets, properties, powers and franchises of First Northern or Merger Corp. and all property, real, personal and mixed, tangible or intangible, and all debts due to First Northern or Merger Corp. on whatever account, shall be vested in Survivor; and all rights, privileges, assets, properties, powers and franchises, and all and every other interest shall be thereafter as effectively the property of Survivor as they were of First Northern or Merger Corp.; and the title to or any interest in any real estate vested by deed or otherwise in First Northern or Merger Corp. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and Liens upon any property of either First Northern or Merger Corp. shall be preserved unimpaired, and all debts, liabilities and duties of First Northern or Merger Corp. shall thenceforth attach to Survivor and may be enforced against Survivor to the same extent as if said debts, liabilities and duties had been incurred or contracted by Survivor.

       2.3 Effective Time. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement. The Merger shall become effective on the date and time specified in Articles of Merger to be filed with the Wisconsin Department of Financial Institutions. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

       2.4    Articles and Bylaws of Survivor.

              (a) The Articles of Incorporation of Merger Corp. as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Survivor until amended in accordance with Law. (The parties contemplate amendment of Merger Corp.'s articles of incorporation prior to the Effective Time to, among other things, change its name and authorize additional shares.)

              (b) The Bylaws of Merger Corp. as in effect immediately prior to the Effective Time shall be the Bylaws of Survivor until amended in accordance with Law, except that the name of the corporation identified therein shall be changed to as provided in Section 2.4(a) hereof.

       2.5    Charter and Bylaws of the Bank; Offices of the Bank.

              (a) The Charter and Bylaws of the Bank in force immediately prior to the Effective Time initially shall be the Charter and Bylaws of the Bank immediately following the Effective Time.

              (b) The location of the main office of the Bank immediately prior to the Effective Time initially shall continue as the main office of the Bank immediately following the Effective Time, and the location of each of the Bank's branch offices immediately prior to the Effective Time shall continue as a branch location of the Bank immediately following the Effective Time.

       2.6 Directors and Officers of Survivor. As of the Effective Time, the directors of Survivor shall be: (a) the duly qualified and acting directors of Merger Corp. immediately prior to the Effective Time (who will be the same as the directors of Mutual at such date) plus (b) four additional directors who shall have been directors of First Northern prior to the Effective Time and who shall be designated in writing by Mutual to First Northern at least five business days prior to the Effective Time. The officers of Merger Corp. immediately prior to the Effective Time shall be the officers of Survivor, in all cases to hold office as provided in the Bylaws of Survivor. The directors of Survivor shall promptly thereafter take the actions described in Section 3.11(b) hereof to elect additional officers.

       2.7 Capital Stock of Merger Corp. At the Effective Time, each share of common stock of Merger Corp. then issued and outstanding, without any action on the part of the holder thereof, shall remain an issued and outstanding share of Survivor Common Stock.

       2.8    Conversion of First Northern Common Stock.

              (a)   Definitions. As used in this Agreement:

                    (i)   "Cash Percentage" shall mean that percentage equal to:
(A) 100%; minus (B) the Stock Percentage.

                    (ii)  "Cash Value" shall mean $15.00.

                    (iii) "Exchange Ratio" shall mean 1.5.

                    (iv)  "Maximum Cash Number" shall mean that number equal to:

                          (A) (1) the Cash Percentage; multiplied by (2) the
number of shares of First Northern Common Stock issued and outstanding immediately prior to the Effective Time; minus

                          (B) the number of shares of First Northern Common
Stock to be exchanged for Fraction Payments.

                    (v) "Maximum Stock Number" shall mean that number equal to: (A) the Stock Percentage; multiplied by (B) the number of shares of First Northern Common Stock issued and outstanding immediately prior to the Effective Time.

                    (vi) "Merger Consideration" shall mean the shares of Survivor Common Stock issuable pursuant to this Section 2.8 of this Agreement and cash payable pursuant to this Section 2.8 of this Agreement.

                    (vii) "Stock Percentage" shall mean that percentage selected by Mutual in the Conversion Notice which shall be (at the option of Mutual) any percentage between and including 40% and 70%.

              (b) Conversion Notice. At least three business days prior to the Closing Date, Mutual shall send a notice to First Northern (the "Conversion Notice") which specifies Mutual's election as to the amounts of the Cash Percentage and the Stock Percentage. The parties shall then proceed to close the transactions described in this Agreement on the basis of such election identified in the Conversion Notice.

              (c) Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Corp., First Northern, Mutual or the holders of First Northern Common Stock, each share of First Northern Common Stock issued and outstanding at the Effective Time (except for treasury stock which shall be canceled as described in Section 2.8(m) of this Agreement) shall be converted into and become the right to receive:

                    (i)   cash in the amount of the Cash Value; or

                    (ii) that number of shares of Survivor Common Stock equal to the Exchange Ratio; or

                    (iii) a combination of cash and shares of Survivor Common Stock determined in accordance with the provisions of this Section 2.8 of this Agreement.

              (d) Maximum Numbers. The number of shares of First Northern Common Stock to be converted into the right to receive Survivor Common Stock in the Merger shall equal the Maximum Stock Number. The number of shares of First Northern Common Stock to be converted into the right to receive cash in the Merger shall equal the Maximum Cash Number. Notwithstanding any other provisions of this Agreement, at least 40% of the number of shares of First Northern Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into whole shares of Survivor Common Stock.

              (e) Elections. Subject to the allocation and election procedures set forth in this Section 2.8 of this Agreement, each record holder immediately prior to the Effective Time of shares of First Northern Common Stock will be entitled in respect to all of the shares of First Northern Common Stock owned by such holder: (i) to elect to receive cash for such shares (a "Cash Election");
(ii) to elect to receive Survivor Common Stock for such shares (a "Stock Election"); (iii) to indicate that such record holder has no preference as to the receipt of cash or Survivor Common Stock for such shares (a "Non-Election"); or (iv) as to First Northern Shareholders holding not less than 170 shares of First Northern Common Stock, to elect to receive a combination of cash and Survivor Common Stock, with the percentage of such shares of First Northern Common Stock equal to the lesser of (x) the Stock Percentage and (y) 50% converted into Survivor Common Stock and the balance converted into cash (a "Mixed Election"). All such elections shall be made on a form designed by Mutual, which is reasonably satisfactory to First Northern, for that purpose (a "Form of Election"). Holders of record of shares of First Northern Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of First Northern Common Stock held by each Representative for a particular beneficial owner. Shareholders who are not Representatives must make a single election for all shares of First Northern Common Stock held by them.

              (f) Cash Elections in Excess of Maximum Cash Number. If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") together with the portion of shares to be converted into cash pursuant to Mixed Elections exceeds the Maximum Cash Number:

                    (i) each share of First Northern Common Stock covered by a Stock Election (the "Stock Election Shares") and each share of First Northern Common Stock covered by a Non-Election (the "Non-Election Shares") shall be converted into the right to receive a number of shares of Survivor Common Stock equal to the Exchange Ratio, and each share of First Northern Common Stock covered by a Mixed Election (the "Mixed Election Shares") shall be converted as provided in the Mixed Election; and

                    (ii) each Cash Election Share shall be converted into the right to receive:

                          (A) an amount in cash, without interest, equal to: (1)
the Cash Value; multiplied by (2) a fraction (the "Cash Fraction"), the numerator of which shall be the difference between (I) the Maximum Cash Number and (II) the product of the number of Mixed Election Shares times the Cash Percentage and the denominator of which shall be the total number of Cash Election Shares; and

                          (B) a number of shares of Survivor Common Stock equal
to: (1) the Exchange Ratio; multiplied by (2) a fraction equal to one minus the Cash Fraction.

                          (C) Notwithstanding the foregoing provisions, to avoid
the ongoing expense of very small shareholder accounts, prior to the Effective Time, Mutual and First Northern may agree that, notwithstanding the foregoing proration, the shares of First Northern Common Stock of any First Northern Shareholder who has made a Cash Election and who as a result of the foregoing proration would otherwise receive fewer than 25 (or such smaller number as may be agreed upon by Mutual and First Northern) shares of Survivor Common Stock shall have their First Northern Common Stock converted solely into cash. In that event, the proportions of cash and Survivor Common Stock to be received by other First Northern Shareholders who have made a Cash Election shall be appropriately adjusted to reflect a pro rata allocation of remaining available cash and Survivor Common Stock among such other First Northern Shareholders.

              (g) Stock Elections in Excess of Maximum Stock Number. If the aggregate number of Stock Election Shares, together with the portion of shares to be converted into shares of Survivor Common Stock pursuant to Mixed Elections exceeds the Maximum Stock Number:

                    (i) each Cash Election Share and each Non-Election Share shall be converted into the right to receive cash in the amount of the Cash Value, and each Mixed Election Share shall be converted as provided in the Mixed Election; and

                    (ii) each Stock Election Share shall be converted into the right to receive:

                          (A) a number of shares of Survivor Common Stock equal
to: (1) the Exchange Ratio; multiplied by (2) a fraction (the "Stock Fraction"), the numerator of which shall be the difference between (I) the Maximum Stock Number and (II) the product of the number of Mixed Election Shares times the Stock Percentage and the denominator of which shall be the total number of Stock Election Shares, and


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



                          (B) an amount in cash, without interest, equal to: (1)
the Cash Value; multiplied by (2) a fraction equal to one minus the Stock Fraction.

              (h) Other. In the event that neither Section 2.8(f) or 2.8(g) of this Agreement is applicable: (i) each Cash Election Share shall be converted into the right to receive cash in the amount of the Cash Value; (ii) each Stock Election Share shall be converted into the right to receive a number of shares of Survivor Common Stock equal to the Exchange Ratio; and (iii) each Non-Election Share shall be converted into the right to receive shares of Survivor Common Stock and the right to receive cash on a proportionate basis so that the total number of shares of First Northern Common Stock converted into the right to receive shares of Survivor Common Stock and cash, respectively, approximate the Maximum Stock Number and the Maximum Cash Number, respectively, as closely as possible.

              (i) Initial Mailing. Mutual and First Northern will mail a Form of Election to all holders of record of shares of First Northern Common Stock as of a date mutually agreed to by First Northern and Mutual (the "Initial Mailing Record Date") which shall be approximately 45 calendar days prior to the anticipated Effective Time. Elections shall be made by holders of First Northern Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of First Northern Common Stock ("First Northern Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). Mutual will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Mutual (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Mutual nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.8 of this Agreement and all such computations shall be conclusive and binding on the holders of First Northern Common Stock absent manifest error in any such computation.

              (j) Nonsubmittal. For the purposes hereof, a holder of First Northern Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Mutual or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the Person making such purported Cash Election or Stock Election shall, for all purposes hereof, be deemed to have made a Non-Election.



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



              (k) Subsequent Mailings. Mutual and First Northern shall each use its reasonable best efforts to promptly mail the Form of Election to all Persons who become holders of First Northern Common Stock during the period between the Initial Mailing Record Date and 10:00 a.m. New York time, on the date ten calendar days prior to the anticipated Effective Time and to make the Form of Election available to all Persons who become holders of First Northern Common Stock subsequent to such day and no later than the close of business on the third business day prior to the Effective Time.

              (l) Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections will be irrevocable.

              (m) Treasury Stock. Any shares of First Northern Common Stock that are owned by First Northern or any First Northern Subsidiary, except in a fiduciary capacity, at the Effective Time shall be canceled and retired and cease to exist and no cash or shares of Survivor Common Stock shall be issued or delivered in exchange therefor.

              (n) Adjustment. In the event that, prior to the Effective Time, there is a reclassification, stock split or stock dividend with respect to outstanding Survivor Common Stock or outstanding First Northern Common Stock, an appropriate and proportionate adjustment, if any, shall be made to any or one or more of the Cash Value or the Exchange Ratio.

       2.9    Exchange of First Northern Certificates.

              (a) Exchange Agent. As of the Effective Time, Survivor shall deposit, or shall cause to be deposited, with a bank or trust company designated by Survivor and reasonably acceptable to First Northern (the "Exchange Agent"), for the benefit of the holders of shares of First Northern Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent: (i) certificates representing the aggregate number of shares of Survivor Common Stock issuable pursuant to Section 2.8 of this Agreement; and
(ii) cash representing the aggregate amount of cash payable pursuant to Section
2.8 of this Agreement; (such certificates for shares of Survivor Common Stock, together with any dividends or distributions with respect thereto, such cash and any Fraction Payment, being hereinafter referred to as the "Exchange Fund").

              (b)   Exchange Procedures.

                    (i) At or promptly after the Effective Time, Survivor shall cause the Exchange Agent to mail to each holder of record of a First Northern Certificate which immediately prior to the Effective Time of Merger represented outstanding shares of First Northern Common Stock and which was not submitted to the Exchange Agent with a duly executed and completed Form of Election: (A) a letter of transmittal ("Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the First Northern Certificates shall pass, only upon delivery of the First Northern Certificates to the Exchange


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



Agent and which shall be in such form and have such other customary provisions as Survivor may reasonably specify and which are reasonably acceptable to First Northern; and (B) instructions to effect the surrender of the First Northern Certificates in exchange for cash or shares of Survivor Common Stock, or both, as described in this Agreement.

                    (ii) Upon surrender of a First Northern Certificate for cancellation to the Exchange Agent together with either a Form of Election or a Letter of Transmittal, in each case duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such First Northern Certificate shall be entitled to receive, and Survivor shall cause the Exchange Agent to promptly deliver in exchange therefor after the Effective Time: (A) a certificate representing that number of whole shares of Survivor Common Stock to which such holder is entitled to receive in respect of such First Northern Certificate pursuant to Section 2.8 of this Agreement; and (B) a check representing the cash that such holder is entitled to receive in respect of such First Northern Certificate pursuant to Section 2.8 of this Agreement; and (C) a check for any Fraction Payment. The First Northern Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Survivor Common Stock to be issued and minimize the Fraction Payments.

                    (iii) In the event of a transfer of ownership of shares of First Northern Common Stock which is not registered in the transfer records of First Northern, a certificate representing the proper number of shares of Survivor Common Stock, a check for the proper amount of cash that such holder is entitled to receive in respect of such First Northern Certificate pursuant to
Section 2.8 of this Agreement and any Fraction Payment, shall be delivered to the transferee if the First Northern Certificate which represented such shares of First Northern Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                    (iv) No interest will be paid or accrued on the cash and shares of Survivor Common Stock to be issued pursuant to this Agreement, the cash in lieu of fractional shares, if any, and unpaid dividends and distributions on the shares of Survivor Common Stock, if any, payable to First Northern Shareholders.

                    (v) If any First Northern Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such First Northern Certificate to be lost, stolen or destroyed and, if required by Survivor in its reasonable discretion, the posting by such Person of a bond in such reasonable amount as Survivor may direct as indemnity against any claim that may be made against it with respect to such First Northern Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed First Northern Certificate, a certificate representing the proper number of shares of Survivor Common Stock and a check for the cash, in each case that such First Northern Shareholder has the right to receive pursuant to Section 2.8 of this Agreement, and the Fraction Payment, if any, with respect to the shares of First Northern Common Stock formerly represented


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



thereby, and unpaid dividends and distributions on the shares of Survivor Common Stock, if any, as provided in this Article II of this Agreement.

                    (vi) Until surrendered as contemplated by this Section 2.9 of this Agreement, each First Northern Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender only the cash or shares of Survivor Common Stock, or both, and any Fraction Payment.

              (c) Distributions with Respect to Unexchanged Shares. If any Survivor Common Stock is issued pursuant to the Merger, no dividends or other distributions declared or made after the Effective Time with respect to Survivor Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered First Northern Certificate with respect to the shares of Survivor Common Stock represented thereby, and no Fraction Payment shall be paid to any such holder, until the holder of such First Northern Certificate has surrendered such First Northern Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such First Northern Certificate, there shall be paid to the holder of the surrendered First Northern Certificate, without interest: (i) promptly, any Fraction Payment to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of Survivor Common Stock; and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Survivor Common Stock.

              (d) No Further Rights in First Northern Common Stock. All shares of Survivor Common Stock issued and cash paid upon conversion of the First Northern Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the First Northern Common Stock.

              (e) No Fractional Shares. No fractional shares of Survivor Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one First Northern Certificate at the Effective Time shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional interest by the Cash Value. Promptly after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Survivor and Survivor shall deliver such amounts to such holders subject to and in accordance with the terms of Section 2.9(c) of this Agreement.

              (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Survivor. Any interest and other income resulting from such investments shall be paid to Survivor. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Survivor shall promptly deposit cash into the Exchange Fund in an


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



amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

              (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the First Northern Shareholders after twelve
(12) months after the Effective Time shall be delivered to Survivor, upon demand, and any First Northern Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Survivor for payment of their claim for cash or shares of Survivor Common Stock, or both, any cash in lieu of fractional share interests and any dividends or distributions with respect thereto.

              (h) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any First Northern Shareholder for any shares of First Northern Common Stock or Survivor Common Stock (or dividends or distributions with respect thereto) or cash delivered in accordance with applicable Law to a public official pursuant to any abandoned property, escheat or similar Law.

              (i) Withholding Rights. Survivor shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any First Northern Shareholder such amounts as Survivor is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Survivor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the First Northern Shareholder in respect of which such deduction and withholding was made by Survivor.

              (j) Uncertificated Shares. Notwithstanding any other provision of this Agreement, the Form of Election and the Letter of Transmittal may, at the option of Survivor, provide for the ability of a holder of one or more First Northern Certificates to elect that Survivor Common Stock to be received in exchange for the First Northern Common Stock formerly represented by such surrendered First Northern Certificates be issued in uncertificated form.

              (k) Stock Transfer Books. At the Effective Time, the stock transfer books of First Northern shall be closed and there shall be no further registration of transfers of shares of First Northern Common Stock thereafter on the records of First Northern. From and after the Effective Time, the holders of First Northern Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of First Northern Common Stock except as otherwise provided in this Agreement or by Law.

       2.10 Reorganization. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code to the extent that shares of First Northern Common Stock are exchanged for shares of Survivor Common Stock as described in this Agreement. No party shall voluntarily take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code.


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




       2.11 No Dissenting Shares. The parties acknowledge that under the WBCL, the First Northern Shareholders are not entitled to dissent from the Merger and are not entitled to require appraisal of their First Northern Common Stock.

       2.12   Meeting of First Northern Shareholders.

              (a) First Northern will promptly take all steps necessary to cause the First Northern Meeting to be duly called, noticed, and held as soon as practicable for the purpose of voting to approve this Agreement, the Stock Option Agreement (if required), the Merger and all matters related thereto. First Northern will use its best efforts to secure the required approval of its Shareholders.

              (b) Merger Corp. and First Northern will prepare and file with the SEC the Registration Statement and the Proxy Statement, respectively, as soon as reasonably practicable after the date of this Agreement. Merger Corp., Mutual and First Northern shall use reasonable best efforts to cause the Proxy Statement to be cleared for mailing, and the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. First Northern will cause to be mailed to its Shareholders a notice of the Meeting and the Proxy Statement as soon as practicable thereafter. Merger Corp., Mutual and First Northern shall also take such action as may be reasonably required to cause any shares of Survivor Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration or qualification under applicable state "blue sky" or securities Laws; provided, however, that Merger Corp. shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

              (c) The Proxy Statement shall include the recommendation of the Board of Directors of First Northern in favor of the Merger; provided, however, that if the Board of Directors of First Northern shall, in good faith and after receiving the written opinion of its legal counsel, determine that to make such a recommendation would be a violation of its fiduciary obligations under applicable Law, then the Board of Directors of First Northern shall not be obligated to make any such recommendation.

       2.13 Liquidation Account and Sub-Accounts. The liquidation account and sub-account balances of the Bank shall be continued for the benefit of certain account holders of the Bank who maintain their accounts in the Bank in the event of a complete liquidation of the Bank. The liquidation account balance shall be subject to downward adjustment to the extent of any downward adjustment to any sub-account balance in accordance with Section 563b.3(f) of the regulations of the OTS. A distribution of each sub-account balance may be made only in the event of a complete liquidation of the Bank and only out of funds available for such purpose after payment of all creditors but before any payments to stockholders.


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



       2.14 Restructuring. In connection with the Merger, Mutual and First Northern will conduct a series of transactions, as set forth below (the "Restructuring"):

              (a) Mutual will convert from a state-chartered savings bank to a federal savings bank.

              (b) Bank will convert from a state-chartered savings and loan association to a federal savings bank.

              (c) Mutual will form a mutual holding company ("MHC"). MHC will also form a transitory federal stock savings bank ("Transitory"). Mutual will contribute the shares of Merger Corp. to MHC. MHC would thereupon own all of the stock of both Merger Corp. and Transitory.

              (d) Mutual will convert to a federal stock savings bank ("Stock Bank"). Mutual's depositors would receive deposit accounts in Stock Bank with the same terms and conditions as their deposit accounts in Mutual.

              (e) Transitory would merge into Stock Bank in a transaction in which MHC would receive all of the stock of Stock Bank.

              (f) MHC would transfer the stock of Stock Bank to Merger Corp. so that Merger Corp. would hold all of the stock of Stock Bank, and MHC would initially own 100% of the shares of common stock of Merger Corp. The former depositors of Mutual would hold all of the liquidation and voting interest in MHC, for so long as, and to the extent, they continue to maintain their deposits with Stock Bank.

              (g) Simultaneously with the Merger, Survivor would issue shares of its stock to the public and the Survivor Employee Benefit Plans for cash, at the price to purchasers of $10.00 per share.

              (h) As a result of the Merger, Survivor will be the sole stockholder of Bank.

       Therefore, as a result of the Restructuring and the Merger, Bank and Stock Bank would become "sister" corporations owned by Survivor. MHC would own at least 51% of the stock of Survivor, and the new public shareholders, the former shareholders of First Northern and Survivor Employee Benefit Plans would together own 49% or less of the stock of Survivor.

       The amount of Survivor Common Stock to be offered to the public would be determined so that the total of Survivor Common Stock issued to First Northern Shareholders, new investors and reserved for options or the other compensation programs for directors and employees of Survivor and its Subsidiaries would constitute less than 50% of the total Survivor Common Stock, and the balance would be owned by MHC.

       The Restructuring is subject to certain regulatory approvals. After the Restructuring is effected, Mutual agrees that it will assume and timely discharge any and all obligations, covenants and agreements of First Northern under this Agreement which are to be performed or discharged after the Effective Time, but which have not been fully performed or discharged as of the time the Restructuring is effected. Mutual agrees, however, that it will not alter the structure of the Restructuring as described herein if it would: (i) alter, change or reduce the amount of the consideration to be paid to holders of First Northern Common Stock or the manner or basis upon which such exchange is made;
(ii) have an adverse federal or state income tax consequence to First Northern, or any of the shareholders of First Northern; (iii) have an adverse effect on the shareholders of First Northern Common Stock; or (iv) would be likely to delay or jeopardize receipt of the Regulatory Approvals or satisfaction of any of the conditions to the Merger set forth in Article VII.

       2.15 Anti-Dilution Provisions. In the event that between the date of this Agreement and the Effective Time the issued and outstanding shares of First Northern Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction, or in the event the number of authorized and unissued shares of First Northern Common Stock subject to issuance upon the exercise of outstanding First Northern Stock Options shall have changed between the date of this Agreement and the Effective Time as the result of the granting of additional First Northern Stock Options, then the per share merger consideration shall be adjusted appropriately, so long as the aggregate consideration remains the same.

       2.16 Alternative Structure. Notwithstanding anything in this Agreement to the contrary, Mutual may specify (subject to First Northern's approval, which shall not be unreasonably withheld) that any of its or MHC's direct or indirect subsidiaries, and First Northern and any of its direct or indirect subsidiaries shall enter into transactions other than those described in this Article II, in order to effect the purposes of this Agreement, and Mutual and First Northern shall take all action necessary and appropriate to effect, or cause to be affected, such transactions; provided, however, that (i) other than a change in structure required by a regulatory agency having jurisdiction over the transactions contemplated by this Agreement, no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein; or (ii) no such specifications shall materially and adversely affect the tax effect or economic benefits of the Merger to the holders of First Northern Common Stock or to Mutual's members or the fundamental structure of the mid-tier holding company in the Restructuring. Such alternative structure may include substitution of a federally chartered holding company for Merger Corp., if required by relevant regulators.


                                   ARTICLE III
                                OTHER AGREEMENTS

       3.1 Confidentiality; Access. The Confidentiality Agreement shall remain in full force and effect, except that numbered paragraph 4 thereof ("Other Discussions") shall be superceded


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



by this Agreement and of no further force and effect. Upon reasonable notice, each of First Northern and Mutual shall afford to the other's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of its and its Subsidiaries' properties, books, contracts, commitments and records; provided that First Northern and Mutual shall have the right to redact any information from such materials which relates to assessments, analyses or discussions of a possible Acquisition engaged in by it prior to the date of this Agreement, or which, relates to matters or issues concerning its evaluation of the Merger or its obligations under this Agreement, or that would impair its Board of Directors' ability to discharge its fiduciary duties.

       3.2    Disclosure Schedules.

              (a) Contemporaneously with the execution and delivery of this Agreement, First Northern is delivering to Mutual the First Northern Disclosure Schedule, which is accompanied by a certificate signed by the Chief Executive Officer and Secretary of First Northern stating that the First Northern Disclosure Schedule is being delivered pursuant to this Agreement and is the First Northern Disclosure Schedule referred to in this Agreement. The First Northern Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of First Northern contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the First Northern Disclosure Schedule.

              (b) Contemporaneously with the execution and delivery of this Agreement, Mutual is delivering to First Northern the Mutual Disclosure Schedule, which is accompanied by a certificate signed by the Chief Executive Officer and Secretary of Mutual stating that the Mutual Disclosure Schedule is being delivered pursuant to this Agreement and is the Mutual Disclosure Schedule referred to in this Agreement. The Mutual Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Mutual contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Mutual Disclosure Schedule.

              (c) All capitalized terms used in the Disclosure Schedules shall have the definitions specified in this Agreement. All descriptions or listings of documents contained in the Disclosure Schedules are qualified in their entirety by reference to the documents so described, true copies of which heretofore have been delivered or made available to the other. Except as expressly stated to the contrary in the Disclosure Schedules, disclosure of a matter or document in a Disclosure Schedule shall not be deemed to be an acknowledgment that such matter is material or outside the ordinary course of business of the disclosing party. Disclosure of any matter or event in any of the schedules included in Disclosure Schedule shall be deemed disclosure for purposes of any and all other schedules included therein without the need of specific cross reference or duplication, provided, however, that disclosure of an agreement or other document in a listing of agreements or documents without any summary or description of the substance thereof shall be deemed disclosure only for purposes of the schedule in which such agreement or other document is listed.

              (d) Updates. Prior to the Closing Date, each party shall, to the extent a matter required to be reported occurs, update its Disclosure Schedule on a monthly basis by written notice to the other to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by the recipient within 14 calendar days after receipt by it of an update to the other's Disclosure Schedule, the party providing the update shall meet and discuss with the recipient any update to the Disclosure Schedule which, in the reasonable judgment of the recipient, has or may reasonably be expected to have a Material Adverse Effect on the disclosing party or which may in any manner be materially adverse to the recipient (a "Disclosure Schedule Change").

       3.3 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time; and (b) use best efforts to cause all of the conditions precedent set forth in Article VII of this Agreement to be satisfied. Neither party shall take any action, nor agree to commit to take any action, which would or reasonably can be expected to: (i) adversely affect the ability of either Mutual or First Northern to obtain the Regulatory Approvals; (ii) adversely affect a party's ability to perform its covenants or agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

       3.4 Deliveries of Information; Consultation. From time to time prior to the Effective Time, and subject to the limitations on access rights under
Section 3.1 of this Agreement and to the Confidentiality Agreement:

              (a) Deliveries. First Northern and Mutual shall furnish promptly to the other: (i) a copy of each significant report, schedule and other document filed by or received by it or its Subsidiaries pursuant to the requirements of federal or state securities or financial institution Laws or any other applicable Laws promptly after such documents are available; (ii) its consolidated monthly financial statements (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by its, or its Subsidiaries', Boards of Directors, or any committee thereof; and (iv) all other significant information concerning its and its Subsidiaries' business, properties and personnel as the other may reasonably request.

              (b) Consultation. Representatives of First Northern and Mutual shall confer and consult with one another on a regular and frequent basis to report on operational matters and the general status of First Northern's and Mutual's ongoing business operations.

              (c) Regulatory Matters. Representatives of First Northern and Mutual shall discuss with one another any matters directly affecting them in which any state or federal regulator of First Northern or Mutual or any of their Subsidiaries, is involved.

              (d) Litigation. Each party to this Agreement shall provide prompt notice to the other party of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation.

       3.5    Directors' and Officers' Indemnification and Insurance.

              (a) Survivor's Indemnification. From and after the Effective Time, Survivor shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of First Northern or any First Northern Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Survivor (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation which is based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Northern or any First Northern Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time, but only if filed, initiated, asserted or claimed prior to, or at or within five years after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the full extent First Northern would have been permitted under the WBCL and First Northern's Articles of Incorporation and Bylaws (as amended and in effect as of the date of this Agreement) to indemnify such person, and Survivor shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by Law upon receipt of any affirmation and undertaking required by
Section 180.0853 of the WBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether brought before or within five years after the Effective Time): (x) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Survivor;
(y) after the Effective Time, Survivor shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) after the Effective Time, Survivor will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Survivor shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Survivor (but the failure so to notify Survivor shall not relieve it from any liability which it may have under this
Section 3.5 except to the extent such failure materially prejudices such party), and shall deliver to Survivor the affirmation and undertaking,


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if any, required by Section 180.0853 of the WBCL. The Indemnified Parties as a
group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

              (b) Director and Officer Insurance. Survivor shall use reasonable efforts to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of Survivor, for itself or as part of an affiliated group with MHC, to the extent that the same is economically practicable. Such insurance shall cover directors and officers of the Bank to the same extent as it covers directors and officers of other subsidiaries of Survivor or MHC.

              (c) Parties Benefitted. The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and shall survive the Effective Time and any merger, consolidation or reorganization of Survivor, including the Restructuring.

       3.6 Letters of Accountants. First Northern shall use its best efforts to cause to be delivered to Mutual a letter of Wipfli Ullrich Bertelson LLP, First Northern's independent auditors, dated a date within three business days before the date on which the Registration Statement is declared effective, and addressed to Mutual, in form and substance reasonably satisfactory to Mutual and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement. Mutual shall use its best efforts to cause to be delivered to First Northern a letter of Ernst & Young LLP, Mutual's independent auditors, dated a date within three business days before the date on which the Registration Statement is declared effective, and addressed to Mutual and First Northern, in form and substance reasonably satisfactory to Mutual and First Northern and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

       3.7 Legal Conditions to Merger. Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with the Regulatory Approvals and furnishing all information required in connection therewith); (b) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon any of them in connection with the Merger; and
(c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.



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       3.8    Stock Listings. First Northern shall use its best efforts to maintain the listing of First Northern Common Stock on the NASDAQ/NMS through the Effective Time. It is the intention of the parties that by taking this action First Northern Shareholders will not be entitled to any dissenters' or appraisal rights under applicable Law as a result of the Merger and the transactions contemplated by this Agreement.

       3.9 Announcements. Subject to each party's disclosure obligations imposed by Law, First Northern and Mutual will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public Announcement or statement with respect thereto prior to consultation with the other party.

       3.10 Best Efforts. Subject to the terms and conditions of this Agreement and subject to the fiduciary duties of the Board of Directors of each party, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement.

       3.11   Employee And Managerial Matters.

              (a) Employees. The Bank will continue to employ substantially all present employees who are employed without employment contracts as employees at will, subject to the determinations of Bank management and the Bank's and Survivor's boards of directors.

              (b) Survivor Executive Officers. Promptly after the Effective Time, the Survivor Board of Directors shall meet to elect additional executive officers of Survivor so that at least 40% of the Survivor executive officers are executive officers of First Northern prior to the Effective Time. Such individuals shall be designated by Mutual prior to the time the Proxy Statement is mailed to First Northern Shareholders.

              (c) First Northern Replacement Employment Agreements. The Bank shall, with respect to each of the First Northern Executives who is a party to a First Northern Existing Employment Agreement, use its best efforts to cause them to enter into a First Northern Replacement Employment Agreement; provided, however, that the First Northern Existing Employment Agreement of the chief executive officer of First Northern shall be retained subject to the provisions of Section 7.2(h) hereof.

              (d) Bank Officers and Directors. As of the Effective Time, the directors and executive officers of the Bank shall continue to be those persons serving in such capacities prior to the Effective Time. Promptly thereafter, the chief executive officer of Mutual shall be elected as an additional director of the Bank. In addition, promptly thereafter, the chief executive officer of First Northern shall be elected as an additional director of the Stock Bank.



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



       3.12   Employee Benefit Matters.

              (a) First Northern Stock Option Plans. Prior to the Effective Time, First Northern shall take any and all actions necessary so that, effective as of the Effective Time, the First Northern Stock Option Plans will be terminated, there shall be no outstanding stock options of First Northern (other than the Stock Option Agreement), and any and all shares reserved for issuance in connection with the exercise of options granted under any such First Northern Stock Option Plan (including those reserved for issuance upon the exercise of First Northern Stock Options granted prior to, and outstanding as of, the Effective Time) shall be free of all restrictions associated with such reservation and shall constitute authorized and unissued shares of First Northern Common Stock; provided, however, that any and all shares subject to First Northern Stock Options that are exercised prior to the Effective Time shall not be deemed to constitute authorized and unissued shares of First Northern Common Stock.

              (b) First Northern 401(k) Plan. The First Northern 401(k) Retirement Plan shall continue, except to the extent inconsistent with Law, after the Merger for employees of Bank until such time as it is combined with, or replaced by, a retirement or similar benefit plan covering employees of all Affiliates of MHC. For purposes of determining eligibility to participate and vesting under the Survivor's 401(k) plan or a 401(k) plan covering employees of all Affiliates of MHC, service with First Northern or an Affiliate of First Northern shall be treated as service with MHC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

              (c) Health and Welfare Benefits. After the Merger, Survivor shall continue, except to the extent not consistent with Law, the Bank's health and welfare benefit plans, programs, insurance and policies, until such time as they are replaced by programs or benefits common to all employees of Affiliates of MHC; provided, however, no coverage of any of the Bank's continuing employees or their dependents shall terminate under any of the Bank's health and welfare benefit plans, programs, insurance and policies prior to the time such employees and dependents become eligible to participate in the programs and benefits common to substantially all employees of Affiliates of MHC and their dependents.

              (d) Replacement. With respect to each employee and health and welfare benefit plan or program that replaces a First Northern Existing Plan, for purposes of determining eligibility to participate and vesting, service with First Northern or an Affiliate of First Northern shall be treated as service with Survivor; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. No pre-existing condition limitations will apply to any of the Bank's employees or their dependents who were participants in the First Northern Existing Plans comparable to the plan in question at the Closing Date. Each of the Bank's continuing employees and their dependents shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been in accordance with the terms and conditions of the corresponding First Northern Existing Plan.

              (e) COBRA. Until the Effective Time, First Northern shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") with respect to each First Northern qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time. Survivor shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each First Northern qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each First Northern qualified beneficiary who incurs a qualifying event before the Effective Time.

       3.13 Conformance to Reserve Policies. First Northern shall cause the Bank to establish such additional accruals and reserves as may be necessary, in the reasonable judgment of Mutual, to conform the Bank's general valuation allowances to Mutual's asset classification policy, as well as to reflect the costs and expenses of First Northern with respect to the Merger and the other transactions contemplated by this Agreement; provided, however, that First Northern shall not be required to cause the Bank to take any such action until the Regulatory Approvals have been received, shareholders have approved this Agreement and the Merger at the meeting specified in Section 2.12 of this Agreement and First Northern is reasonably satisfied that the Merger will be consummated. First Northern's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose nor shall any condition set forth in Section 7.2 of this Agreement be considered unsatisfied as a consequence of any modification or changes undertaken by the Bank, after notice to and non-objection by Mutual, in order for First Northern to comply with the requirements of this Section 3.13.

       3.14 Conduct of Mutual's Business and Authorization, Reservation and Listing of Common Stock. Mutual will maintain its corporate existence in good standing and conduct its business so as to be able to consummate the transactions contemplated by the Agreement. Mutual shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties, covenants or agreements contained or referred to herein or which would or would be reasonably likely to cause Mutual not to be able to satisfy any condition set forth in Sections 7.1 or 7.3 of this Agreement, give prompt written notice thereof to First Northern and use its best efforts to prevent or promptly remedy the same. By appropriate resolution, the Board of Directors of Survivor shall, prior to the Effective Time, authorize and reserve the required number of shares of Survivor Common Stock to be issued pursuant to this Agreement. Survivor also shall use all reasonable efforts to cause the shares of Survivor Common Stock to be issued pursuant to this Agreement to be approved for listing on the NASDAQ/NMS subject to official notice of issuance, prior to the Effective Time.



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
         3.15 Affiliates. Not later than 10 calendar days after the date of the First Northern Meeting, First Northern shall deliver to Mutual a letter identifying, to the best of First Northern's Knowledge, all Persons who were Affiliates at the date of the First Northern Meeting. First Northern shall furnish such information and documents as Mutual may reasonably request for the purposes of reviewing such list. First Northern shall advise the Affiliates of the resale restrictions imposed by applicable securities Laws and shall use reasonable best efforts to obtain from the Affiliates an executed Affiliate Letter for delivery to Mutual prior to or at the Closing.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FIRST NORTHERN

         First Northern hereby represents and warrants to Mutual and Merger Corp. that:

         4.1      Organization and Qualification; Subsidiaries.

                  (a) First Northern is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin, and is a registered savings and loan holding company under HOLA. The Bank is a Wisconsin capital stock savings and loan association duly organized, validly existing and in good standing under the Laws of the state of Wisconsin. The deposits of the Bank are insured by the SAIF of the FDIC as permitted by federal Law, and the Bank has paid all premiums and assessments required thereunder. The Bank is a member in good standing of the FHLB of Chicago. Each of the other First Northern Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of First Northern and the First Northern Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("First Northern Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS, the FDIC and the Wisconsin Agency, except where a failure to be so organized, existing and in good standing or to have such power, authority and First Northern Approvals would not, individually or in the aggregate, have a Material Adverse Effect on First Northern, and neither First Northern nor any First Northern Subsidiary has received any notice of proceedings relating to the revocation or modification of any First Northern Approvals.

                  (b) First Northern and each First Northern Subsidiary is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on First Northern.

                  (c) A true and complete list of all Subsidiaries of First Northern (the "First Northern Subsidiaries"), together with (i) First Northern's direct or indirect percentage ownership of each First Northern Subsidiary; (ii) the jurisdiction in which the First Northern Subsidiaries are incorporated; and (iii) a description of the principal business activities conducted by each First Northern Subsidiary, is set forth in the First Northern Disclosure Schedule. Except as set forth in the First Northern Disclosure Schedule, First Northern and/or one or more of the First Northern Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the First Northern Subsidiaries. Except for the Subsidiaries identified in the First Northern Disclosure Schedule, First Northern does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

         4.2 Articles of Incorporation and Bylaws. First Northern heretofore has furnished to Mutual a complete and correct copy of the Articles of Incorporation and Bylaws, as amended or restated, of First Northern and of each First Northern Subsidiary. Such Articles of Incorporation and Bylaws are in full force and effect. Neither First Northern nor any First Northern Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         4.3 Capitalization. The authorized capital stock of First Northern consists of 30,000,000 shares of First Northern Common Stock and 10,000,000 shares of cumulative preferred stock, par value $1.00 per share. As of February 15, 2000, (a)8,586,308 shares of First Northern Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b), and not issued in violation of any preemptive right of any First Northern Shareholder,
(b) 548,427 shares of First Northern Common Stock are held in the treasury of First Northern, (c) 755,900 shares of First Northern Common Stock are subject to issuance pursuant to outstanding First Northern Stock Options, and (d) 753,000 shares of First Northern Common Stock are reserved for future issuance pursuant to the First Northern Stock Option Plans, and there has been no change in such amounts thereafter except for changes resulting from the exercise or termination after such date, if any, of First Northern Stock Options included in (c) above. As of the date of this Agreement, no shares of First Northern's preferred stock are issued and outstanding. Except as set forth in clauses (c) and (d) above, as of the date of this Agreement First Northern has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of First Northern or any First Northern Subsidiary or obligating First Northern or any First Northern Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, First Northern or any First Northern Subsidiary. All shares of First Northern Common Stock subject to issuance as described in the foregoing, upon issue on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b), and will not be issued in violation of any preemptive right of any First Northern Shareholder. Except as described in the First Northern Disclosure Schedule, there are no obligations, contingent or otherwise, of First Northern or any First Northern Subsidiary to repurchase, redeem or otherwise acquire any shares of First Northern Common Stock or the capital stock of any First Northern Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any First Northern Subsidiary or any other entity. Each of the outstanding shares of capital stock of each First Northern Subsidiary is duly authorized, validly issued, fully paid and nonassessable, except, where applicable, as provided in
Section 180.0622(2)(b), and such shares owned by First Northern or another First Northern Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of First Northern's voting rights, charges or other encumbrances of any nature whatsoever.

         4.4 Authorization: Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by First Northern are within the corporate power of First Northern, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of First Northern; and (b) upon the approval of the First Northern Shareholders and receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by First Northern or the Bank will be, when executed and delivered by First Northern and the Bank, the valid and binding obligations of First Northern and the Bank, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         4.5 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by First Northern do not and will not conflict with or result in a breach of any Law, the Articles of Incorporation or Bylaws of First Northern, or the Articles of Incorporation or Bylaws of the Bank or any other First Northern Subsidiary, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any First Northern Existing Contract or any First Northern Permit, or the creation of any Lien upon any of the properties or assets of First Northern or any First Northern Subsidiary, in each case which would have a Material Adverse Effect on First Northern.

         4.6 Title to Assets; Leases. Except for the First Northern Existing Liens, the Permitted Liens on the Closing Date, Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, First Northern owns good and marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens. There is not, under any leases pursuant to which First Northern or any of the First Northern Subsidiaries leases from others real or personal property, any default by First Northern, any First Northern Subsidiary or, to the best of First Northern's Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on First Northern.

         4.7 Litigation. Except for the First Northern Existing Litigation: (a) neither First Northern nor any First Northern Subsidiary is subject to any material continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of First Northern, any continuing material investigation by, any federal or state savings and loan or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of First Northern, proposed or threatened, against or relating to First Northern or any First Northern Subsidiary, nor to the Knowledge of First Northern is there any basis known for any such material action; (c) there are no actions, suits or proceedings pending or, to the knowledge of First Northern, proposed or threatened, against First Northern by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Northern or any First Northern Subsidiary as a result of an examination by any regulatory authority.

         4.8 Securities and Banking Reports; Books and Records.

             (a) Since January 1, 1997, First Northern and the Bank have filed all reports, registration statements, definitive proxy statements and prospectuses, together with any amendments required to be made with respect thereto, that were and are required to be filed under the Securities Act, Exchange Act or any other Law with: (i) the SEC; (ii) the OTS; (iii) the FHLB of Chicago; (iv) the FDIC; (v) the Wisconsin Agency; and (vi) any other applicable state securities or savings and loan authorities (all such reports, statements and prospectuses are collectively referred to herein as the "First Northern Reports"). When filed, each of the First Northern Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

             (b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of First Northern included in the First Northern Reports filed with the SEC have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements as permitted by SEC Form 10-Q) and each fairly presents the consolidated financial condition of First Northern as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

                  (c) The minute books of First Northern and the First Northern Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The share transfer books of First Northern are correct, complete and current in all respects. The accounting books and records of First Northern:
(i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of First Northern.

         4.9 Absence of Certain Changes. Except as set forth in the First Northern Disclosure Schedule, since December 31, 1999 there has not been any:

                  (a) change in the financial condition, properties, business or results of operations of First Northern or any First Northern Subsidiary having a Material Adverse Effect on First Northern;

                  (b) damage, destruction or loss (whether or not covered by insurance) with respect to any assets of First Northern or any First Northern Subsidiary having a Material Adverse Effect on First Northern;

                  (c) transactions by First Northern or any First Northern Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement;

                  (d) except for regular quarterly cash dividends of $0.11 per share on First Northern Common Stock with usual record and payment dates, declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of First Northern or any direct or indirect redemption, purchase or other acquisition of any such stock by First Northern;

                  (e) allocations to the accounts of any directors, officers or employees of First Northern or of any First Northern Subsidiary pursuant to any of the First Northern Existing Plans other than in the normal course and in accordance with the terms of the First Northern Existing Plans (none of which have been amended or established subsequent to December 31, 1999);

                  (f) contribution to, increase in, or establishment of any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers, directors or key employees of First Northern or any First Northern Subsidiary other than in the normal course and in accordance with the terms of the First Northern Existing Plans (none of which have been amended or established subsequent to December 31, 1999); or

              (g) change in the method of accounting or accounting practices of First Northern or any First Northern Subsidiary.

         4.10 Buildings and Equipment. Except as set forth in the First Northern Disclosure Schedule: (a) the Buildings and the Equipment of First Northern and the First Northern Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured for the nature of First Northern's business with the self-insured retentions specified on the First Northern Disclosure Schedule; (c) such assets and their use conform in all material respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by First Northern or any First Northern Subsidiary.

         4.11 First Northern Existing Contracts. The First Northern Disclosure Schedule lists and briefly describes each Material Contract (the "First Northern Existing Contracts") to which First Northern or a First Northern Subsidiary is a party or by which its assets are bound. First Northern and each First Northern Subsidiary has fully performed each term, covenant and condition of each First Northern Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on First Northern.

         4.12 Investment Securities. Except as set forth on the First Northern Disclosure Schedule, First Northern and the First Northern Subsidiaries do not own, and does not have any right or obligation to acquire, any Investment Securities.

         4.13 Contingent and Undisclosed Liabilities. First Northern and the First Northern Subsidiaries have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the First Northern Reports or in the First Northern Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since December 31, 1999 and are not required to be disclosed in the First Northern Reports or pursuant to this Agreement or the First Northern Disclosure Schedule.

         4.14 Insurance Policies. All real and personal property owned or leased by First Northern or any First Northern Subsidiary has been and is being insured against, and First Northern or the respective First Northern Subsidiary maintains liability insurance against, such insurable risks and in such amounts as set forth in the First Northern Disclosure Schedule. Such Insurance Policies constitute all insurance coverage owned by First Northern or any First Northern Subsidiary and are in full force and effect and First Northern or any First Northern Subsidiary has not received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance. Except as described in the First Northern Disclosure Schedule, no property damage, personal injury or liability claims have been made, or are pending, against First Northern or any First Northern Subsidiary that are not covered by insurance. Within the past two
(2) years, no insurance company has canceled any insurance (of any type) maintained by First Northern or any First Northern Subsidiary. Neither First Northern nor any First Northern Subsidiary has any liability for unpaid premiums or premium adjustments for any


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



insurance policy. To the Knowledge of First Northern, the cost of any insurance currently maintained by First Northern or any First Northern Subsidiary will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

         4.15     Employee Benefit Plans.

                  (a) Except for the First Northern Existing Plans, First Northern does not maintain, nor is it bound by, any Employee Benefit Plan. First Northern has furnished Mutual with a complete and accurate copy of each First Northern Existing Plan and a complete and accurate copy of each material document prepared in connection with each such First Northern Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) the most recent summary plan description and all summaries of material modifications applicable thereto, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

                  (b) Except as indicated on the First Northern Disclosure Schedule, no member of First Northern's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as indicated on the First Northern Disclosure Schedule, none of the First Northern Existing Plans or First Northern Existing Contracts obligates First Northern or any First Northern Subsidiary to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under
Section 280G of the Code. Except as indicated on the First Northern Disclosure Schedule, none of the First Northern Existing Plans or First Northern Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of First Northern or any First Northern Subsidiary. Each of the First Northern Existing Plans is subject only to the Laws of the United States or a political subdivision thereof.

                  (c) Each First Northern Existing Plan has always been operated in material compliance with the requirements of all applicable Law, and all persons who participate in the operation of such First Northern Existing Plans and all First Northern Existing Plan "fiduciaries" (within the meaning of
Section 3(21) of ERISA) have always acted in material compliance with the provisions of all applicable Law. First Northern and all of the First Northern Subsidiaries have performed in all material respects all obligations required to be performed by any of them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any First Northern Existing Plan. No legal action, suit or claim is pending or, to the knowledge of First Northern, threatened with respect to any First Northern Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of First Northern that could give rise to any such action, suit or claim.

                  (d) Except as set forth on the First Northern Disclosure Schedule, each First Northern Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Knowledge of First Northern no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such First Northern Existing Plan. No trust maintained or contributed to by First Northern or any First Northern Subsidiary is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

                  (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any First Northern Existing Plan. First Northern and each of the First Northern Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

                  (f) All contributions, premiums or payments required to be made with respect to any First Northern Existing Plan have been made on or before their due dates. There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the First Northern Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the First Northern Existing Plans. First Northern and the First Northern Subsidiaries are not contributing to, and have not contributed to any multi-employer plan, as defined in ERISA.

                  (g) No representation and warranty set forth in this Section
4.15 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Northern.

         4.16 No Violation of Law. Except as set forth in the First Northern Disclosure Schedule, neither First Northern, any First Northern Subsidiary nor any of the assets of First Northern or the First Northern Subsidiaries materially violate or conflict with any Law, any First Northern Permits, or any decree, judgment or order, or any zoning, building line restriction, planning, use or other similar restriction, in each case which would have a Material Adverse Effect on First Northern.

         4.17 Brokers. Except for fees to Keefe, Bruyette & Woods, Inc., First Northern's financial advisor, neither First Northern nor any First Northern Subsidiary has incurred any brokers', finders', financial advisor or any similar fee in connection with the transactions contemplated by this Agreement. The First Northern Disclosure Schedule contains a list of all fees to be paid to such advisor in connection with the transactions contemplated by this Agreement.



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



         4.18     Taxes.

                  (a) Except as disclosed in the First Northern Disclosure Schedule and except as may arise as a result of the transactions contemplated by this Agreement: First Northern and the First Northern Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on First Northern; First Northern and the First Northern Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the First Northern Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against First Northern or any First Northern Subsidiary and to the Knowledge of First Northern there is no basis in fact for the assessment of any tax or penalty tax against First Northern or any First Northern Subsidiary.

                  (b) As of the date of this Agreement, except as disclosed in the First Northern Disclosure Schedule, there are no fiscal years of First Northern currently under examination by the IRS or the Wisconsin Department of Revenue, and none of the open years has been examined by the IRS or the Wisconsin Department of Revenue. First Northern and the First Northern Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.

                  (c) There are no tax Liens upon any property or assets of First Northern or any First Northern Subsidiary except for Liens for current taxes not yet due and payable.

                  (d) As soon as practicable after the date of this Agreement, First Northern and the First Northern Subsidiaries will deliver to Mutual correct and complete copies of all tax returns and reports of First Northern filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of First Northern, no such examination or audit is planned.

                  (e) Except where the failure to withhold, pay or file would not have a Material Adverse Effect on First Northern, First Northern and the First Northern Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

         4.19 Real Estate. The First Northern Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing First Northern or a First Northern Subsidiary to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-



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

party) leased or owned by First Northern or any First Northern Subsidiary; (b) other than with respect to First Northern or any First Northern Subsidiary as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) except for violations that would not have a Material Adverse Effect on First Northern, is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by First Northern or any First Northern Subsidiary, in the peaceful possession of First Northern or any First Northern Subsidiary; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of First Northern and the First Northern Subsidiaries and the First Northern Real Estate; (h) except as disclosed in the First Northern Disclosure Schedule, to the Knowledge of First Northern, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Mutual from continuing the operations presently conducted thereon by First Northern or any First Northern Subsidiary; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on First Northern; (l) is not subject to any presently pending condemnation proceedings, nor to First Northern's Knowledge, are such proceedings threatened against the First Northern Real Estate.

         4.20 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by First Northern or any First Northern Subsidiary, except for the Regulatory Approvals and except for consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on First Northern.

         4.21 No Pending Acquisitions. Except for this Agreement, First Northern is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

         4.22 Labor Matters.

              (a) Except as disclosed on the First Northern Disclosure Schedule (or in an updated First Northern Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of First Northern or any First Northern Subsidiary who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period;
(ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the First Northern Reports.



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



                  (b) There are no pending and unresolved claims by any Person against First Northern or any First Northern Subsidiary arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of First Northern, threatened, nor has First Northern or any First Northern Subsidiary, since January 1, 1995, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of First Northern or any First Northern Subsidiary or which did, may or would interfere with the continued operation of First Northern or any First Northern Subsidiary.

                  (c) Neither First Northern nor any First Northern Subsidiary is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of First Northern, threatened, any charge or complaint against First Northern or any First Northern Subsidiary by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to First Northern's Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of First Northern or any First Northern Subsidiary, and First Northern and the First Northern Subsidiaries have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

         4.23 Indebtedness. Except for the First Northern Existing Indebtedness, First Northern has no Indebtedness.

         4.24 Permits. The Permits described on the Disclosure Schedule constitute all Permits which First Northern and the First Northern Subsidiaries currently have and need for the conduct of their respective businesses as currently conducted, except for such Permits the failure of which to have would not have a Material Adverse Effect on First Northern.

         4.25 Disclosure. No statement of fact by First Northern contained in this Agreement, the First Northern Disclosure Schedule, or any other document furnished or to be furnished by First Northern contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         4.26 Information Supplied. None of the information supplied or to be supplied by First Northern for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the First Northern Shareholders and at the time(s) of the First Northern Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

         4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of First Northern Common Stock is the only vote of the holders of any class or series of capital stock or other securities of First Northern necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

         4.28 Opinion of Financial Advisor. First Northern has received the opinion of Keefe, Bruyette & Woods, Inc. as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the First Northern Shareholders is fair to the First Northern Shareholders from a financial point of view.

         4.29     Environmental Protection.

                  (a) Except as set forth in the First Northern Disclosure Schedule, First Northern and the First Northern Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that First Northern is not in compliance with applicable Environmental Laws.

                  (b) Except as set forth in the First Northern Disclosure Schedule, First Northern and the First Northern Subsidiaries have obtained all Environmental Permits, and all such Environmental Permits are in good standing and First Northern and the First Northern Subsidiaries are in material compliance with all terms and conditions of their Environmental Permits.

                  (c) Except as set forth in the First Northern Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of First Northern, threatened against First Northern, any First Northern Subsidiary or against any Person whose liability for any Environmental Claim First Northern or any First Northern Subsidiary has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which First Northern or any First Northern Subsidiary owns, leases or manages.

                  (d) Except as set forth in the First Northern Disclosure Schedule, there have been no Releases of any Hazardous Material by First Northern or by any Person on real property owned (including REO properties of the Bank), used, leased or operated by First Northern or any of the First Northern Subsidiaries.

                  (e) No real property at any time owned (including REO properties of the Bank), operated, used or controlled by First Northern or any First Northern Subsidiary is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the First Northern Disclosure Schedule, First Northern has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

                  (f) Except as set forth in the First Northern Disclosure Schedule, to the Knowledge of First Northern, no off-site location at which First Northern or any First Northern Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither First Northern nor any First Northern Subsidiary has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

         4.30 Year 2000 Compliant. All of the material computer hardware and software systems of, or used by, First Northern and the First Northern Subsidiaries (including, without limitation, those related to their facilities, equipment, quality control activities, accounting and bookkeeping records and record keeping activities) are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect on First Northern.


                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF MUTUAL AND MERGER CORP.

         Mutual and Merger Corp. hereby jointly and severally represent and warrant to First Northern that:

         5.1      Organization and Capitalization; Business.

                  (a) Mutual is a mutual savings bank duly organized, validly existing and in good standing under Chapter 214 of the Wisconsin Statutes. The deposits of Mutual are insured by the SAIF of the FDIC as permitted by federal Law, and Mutual has paid all premiums and assessments required thereunder. Mutual is a member in good standing of the FHLB of Chicago.

                  (b) Mutual has full corporate power and authority and those Permits necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

                  (c) Merger Corp. is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Prior to the date of this Agreement, Merger Corp. engaged in no business other than matters necessary to the organization and incorporation of Merger Corp. and to authorize Merger Corp. to enter into, execute and deliver this Agreement. The authorized capital stock of Merger Corp. consists of 9,000 shares of common stock, $.01 par value per share. As of the date of this Agreement, 100 shares of Merger Corp.'s common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and non-assessable, except as otherwise provided by Section 180.0622(2)(b), and are owned by Mutual.

                  (d) Prior to Closing, the Articles of Incorporation of Merger Corp. will be changed so that the authorized capital stock of Survivor may include shares of preferred stock,


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



$.01 par value, and will include at least a sufficient number of shares of Survivor Common Stock to permit the Merger and the Restructuring. Upon completion of the Restructuring, not less than 51% of shares of Survivor Common Stock will be owned by MHC. All the outstanding shares of Survivor Common Stock, and all shares of Survivor Common Stock to be issued in the Merger, will be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b).

                  (e) Copies of the Articles of Incorporation and Bylaws of Mutual and of Merger Corp. have been delivered to First Northern. Such copies are complete and correct copies of such documents, and are in full force and effect. Neither Mutual nor Merger Corp. are in violation of any of the provisions of their Articles of Incorporation or Bylaws.

         5.2 Authorization; Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. are within the corporate power of Mutual or Merger Corp., as the case may be, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of Mutual and, where required, by the Board of Directors and sole shareholder of Merger Corp.; and (b) upon receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action on the part of both Mutual and Merger Corp. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. will be, when executed and delivered by Mutual or Merger Corp., as the case may be, the valid and binding obligations of Mutual or Merger Corp., as the case may be, enforceable against Mutual or Merger Corp., as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         5.3 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. do not and will not conflict with or result in a breach of any Law or the Articles of Incorporation or Bylaws of Mutual or Merger Corp. or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract of Mutual or Merger Corp. or any Permit held by or the creation of any Lien upon any of the properties or assets of Mutual or Merger Corp.

         5.4 Litigation. Except for the Mutual Existing Litigation: (a) neither Mutual nor any Mutual Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of Mutual, any continuing material investigation by, any federal or state savings and loan or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Mutual, proposed or threatened, against or relating to Mutual or any Mutual Subsidiary, nor is to the Knowledge of Mutual is there any basis for any such material action; (c) there are no actions, suits or proceedings pending or, to the Knowledge of Mutual, proposed or threatened, against Mutual by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Mutual or any Mutual Subsidiary as a result of an examination by any regulatory authority.

         5.5 Brokers. Except for fees to Ryan, Beck & Co. and RP Financial, L.L.C., Mutual's marketing and financial advisors, neither Mutual nor Merger Corp. has incurred any brokers', finders', financial advisor or any similar fee in connection with the transactions contemplated by this Agreement. The Mutual Disclosure Schedule contains a list of all agreements with such advisors, copies of which have been provided to First Northern.

         5.6 Governmental Approvals. Other than the Regulatory Approvals, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Mutual or Merger Corp.

         5.7 Disclosure. No statement of fact by Mutual contained in this Agreement, the Omaha Disclosure Schedule or any other document furnished or to be furnished by Mutual contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         5.8 Information Supplied. None of the information supplied or to be supplied by Mutual for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the First Northern Shareholders and at the time(s) of the First Northern Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.9 Opinion of Financial Advisor. Mutual has received the opinion of RP Financial, L.L.C., as of the date of this Agreement, to the effect that the consideration to be paid in the Merger by Mutual is fair to Mutual and its members from a financial point of view.

         5.10 Cash Payment. Mutual has sufficient funds or has financing arranged as part of the Restructuring to pay the cash payment required under
Section 2.8 of this Agreement and such payment will not cause Mutual or Survivor to fail to meet any regulatory capital requirements to which it is subject.



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         5.11     Compliance with Laws. Mutual is in compliance in all material respects with all applicable Laws.

         5.12 Consummation. Mutual has no reason to believe that it will be unable to obtain the Regulatory Approvals.

         5.13     Banking Reports; Books and Records.

                  (a) Since January 1, 1997, Mutual has filed all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed under any Law with: (i) the OTS; (ii) the FHLB of Chicago; (iii) the FDIC; (iv) the Wisconsin Agency; and (v) any other applicable state securities or savings bank authorities (all such reports and other documents are collectively referred to herein as the "Mutual Reports"). When filed, each of the Mutual Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

                  (b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of Mutual included in the Mutual Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements) and each fairly presents the consolidated financial condition of Mutual as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

                  (c) The minute books of Mutual and the Mutual Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The accounting books and records of Mutual: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and
(iii) have recorded therein all the properties and assets and liabilities of Mutual.

         5.14 Absence of Certain Changes. Except as set forth in the Mutual Disclosure Schedule, since December 31, 1998 there has not been any:

                  (a) change in the financial condition, properties, business or results of operations of Mutual or any Mutual Subsidiary having a Material Adverse Effect on Mutual;

                  (b) damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Mutual or any Mutual Subsidiary having a Material Adverse Effect on Mutual;



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



                  (c) transactions by Mutual or any Mutual Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement; or

                  (d) change in the method of accounting or accounting practices of Mutual or any Mutual Subsidiary.

          5.15 Mutual Existing Contracts. The Mutual Disclosure Schedule lists and briefly describes each Material Contract (the "Mutual Existing Contracts") to which Mutual or a Mutual Subsidiary is a party or by which its assets are bound. Mutual and each Mutual Subsidiary has fully performed each term, covenant and condition of each Mutual Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on Mutual.

         5.16 Contingent and Undisclosed Liabilities. Mutual and the Mutual Subsidiaries have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the Mutual Reports or in the Mutual Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since December 31, 1998 and are not required to be disclosed in the Mutual Reports or pursuant to this Agreement or the Mutual Disclosure Schedule.

         5.17     Taxes.

                  (a) Except as disclosed in the Mutual Disclosure Schedule and except as may arise as a result of the transactions contemplated by this
Agreement: Mutual and the Mutual Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on Mutual; Mutual and the Mutual Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the Mutual Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against Mutual or any Mutual Subsidiary and to the Knowledge of Mutual there is no basis in fact for the assessment of any tax or penalty tax against Mutual or any Mutual Subsidiary.

                  (b) As of the date of this Agreement, except as disclosed in the Mutual Disclosure Schedule, there are no fiscal years of Mutual currently under examination by the IRS or the Wisconsin Department of Revenue, and none of the open years has been examined by the IRS or the Wisconsin Department of Revenue. Mutual and the Mutual Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.



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                  (c) There are no tax Liens upon any property or assets of
Mutual or any Mutual Subsidiary except for Liens for current taxes not yet due and payable.

                  (d) As soon as practicable after the date of this Agreement, Mutual and the Mutual Subsidiaries will deliver to First Northern correct and complete copies of all tax returns and reports of Mutual filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of Mutual, no such examination or audit is planned.

                  (e) Except where the failure to withhold, pay or file would not have a Material Adverse Effect on Mutual, Mutual and the Mutual Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

         5.18 Real Estate. The Mutual Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing Mutual or a Mutual Subsidiary to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by Mutual or any Mutual Subsidiary; (b) other than with respect to Mutual or any Mutual Subsidiary as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by Mutual or any Mutual Subsidiary, in the peaceful possession of Mutual or any Mutual Subsidiary; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of Mutual and the Mutual Subsidiaries and the Mutual Real Estate; (h) except as disclosed in the Mutual Disclosure Schedule, to the Knowledge of Mutual, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Mutual from continuing the operations presently conducted thereon by Mutual or any Mutual Subsidiary; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on Mutual; (l) is not subject to any presently pending condemnation proceedings, nor to Mutual's Knowledge, are such proceedings threatened against the Mutual Real Estate.

         5.19 No Pending Acquisitions. Except for this Agreement, Mutual is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.



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         5.20     Environmental Protection.

                  (a) Except as set forth in the Mutual Disclosure Schedule, Mutual and the Mutual Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that Mutual is not in compliance with applicable Environmental Laws.

                  (b) Except as set forth in the Mutual Disclosure Schedule, Mutual and the Mutual Subsidiaries have obtained all Environmental Permits and all such Environmental Permits are in good standing and Mutual and the Mutual Subsidiaries are in material compliance with all terms and conditions of their Environmental Permits.

                  (c) Except as set forth in the Mutual Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of Mutual, threatened against Mutual, any Mutual Subsidiary or against any Person whose liability for any Environmental Claim Mutual or any Mutual Subsidiary has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which Mutual or any Mutual Subsidiary owns, leases or manages.

                  (d) Except as set forth in the Mutual Disclosure Schedule, there have been no Releases of any Hazardous Material by Mutual or by any Person on real property owned (including REO properties of Mutual), used, leased or operated by Mutual or any of the Mutual Subsidiaries.

                  (e) No real property at any time owned (including REO properties of Mutual), operated, used or controlled by Mutual or any Mutual Subsidiary is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the Mutual Disclosure Schedule, Mutual has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

                  (f) Except as set forth in the Mutual Disclosure Schedule, to the Knowledge of Mutual, no off-site location at which Mutual or any Mutual Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither Mutual nor any Mutual Subsidiary has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

         5.21 Year 2000 Compliant. All of the material computer hardware and software systems of, or used by, Mutual and the Mutual Subsidiaries (including, without limitation, those related to their facilities, equipment, quality control activities, accounting and bookkeeping


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



records and record keeping activities) are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect on Mutual.


                                   ARTICLE VI
            CONDUCT OF BUSINESS BY FIRST NORTHERN PENDING THE MERGER

         From and after the date of this Agreement and until the Effective Time, except as required by this Agreement, or as required for the Merger or the Restructuring, without the prior written consent of an executive officer of Mutual, First Northern and the First Northern Subsidiaries shall:

         6.1 Carry on in Regular Course. Diligently carry on their business in the regular course and substantially in the same manner as heretofore conducted and shall not make or institute any unusual or novel methods of lending, investing, purchasing, selling, leasing, managing, accounting or operating.

         6.2 Use of Assets. Use, manage, operate, maintain and repair all of their assets and properties in a normal business manner.

         6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the First Northern Existing Contracts, except where such breach would not have a Material Adverse Effect on First Northern and the First Northern Subsidiaries taken as a whole.

         6.4 Insurance Policies. Use reasonable efforts to maintain all of its Insurance Policies in full force and effect, except as mutually agreed to by First Northern and Mutual.

         6.5 Employment Matters. Not: (a) except as described in the First Northern Disclosure Schedule, grant any increase in the rate of pay of any of their employees that exceeds $10,000 individually or $100,000 in the aggregate;
(b) institute or amend any Employee Benefit Plan, except as expressly contemplated under this Agreement; (c) enter into or modify any written employment arrangement with any Person except as described in Sections 3.11, 7.2 and 7.3; (d) make any discretionary contributions to any of the First Northern Existing Plans; or (e) make any allocation to the account of any participant(s) in any of the First Northern Existing Plans, other than in the normal course and in accordance with the terms of the relevant First Northern Existing Plan or except as expressly contemplated by this Agreement.

         6.6 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with First Northern's normal business practices and not purchase, lease, sell or dispose of any capital asset, except for such capital asset transactions which individually do not involve a dollar amount in excess of $50,000 and which together do not involve an aggregate dollar amount in excess of $100,000.

         6.7 Indebtedness; Investments. Not create, incur, invest in or assume any Indebtedness or Investment Securities not in the usual and ordinary course of business; and not, without the prior written consent of Mutual, incur costs and expenses in connection with the transactions contemplated by this Agreement which materially exceed the estimate set forth in the First Northern Disclosure Schedule pursuant to Section 8.5 of this Agreement.

         6.8 Preservation of Relationships. Use their best efforts to preserve their business organizations intact, to retain the services of their present officers and key employees and to preserve the goodwill of depositors, borrowers and other customers, suppliers, creditors and others having business relationships with First Northern.

         6.9 Compliance with Laws. Comply with all applicable Laws, except for such noncompliances which would not individually or in the aggregate have a Material Adverse Effect on First Northern and the First Northern Subsidiaries taken as a whole.

         6.10 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it as reflected on such returns.

         6.11 Amendments. Not amend First Northern's Articles of Incorporation or Bylaws, or the Articles of Incorporation or Bylaws of the Bank or any other First Northern Subsidiary, except as mutually agreed to by First Northern and Mutual or as required by Law.

         6.12 Issuance of Stock; Dividends; Redemptions. Not: (a) issue any additional shares of stock of any class or grant any warrants, options (including any options pursuant to any First Northern Stock Option Plan) or rights to subscribe for or acquire any additional shares of stock of any class other than the issuance of First Northern Common Stock issuable upon exercise of First Northern Stock Options outstanding as of the date of this Agreement; (b) except as provided below, declare or pay any dividend or make any capital or surplus distributions of any nature, except for First Northern's regular quarterly cash dividends not exceeding $0.11 per share for each outstanding share of First Northern Common Stock; or (c) recapitalize or reclassify any of their capital stock or liquidate in whole or in part.

         6.13 Policy Changes. Not make a material change in any lending, investment, liability, management or other material policies concerning their business or operations, except as required by Law or as required by the Board of Directors of First Northern in the exercise of its fiduciary duties.

         6.14 Acquisition Transactions. Promptly following the execution of this Agreement, First Northern shall take affirmative steps necessary to discontinue, and thereafter not initiate, solicit or knowingly encourage (including by way of furnishing any information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or negotiate with any person in furtherance of such inquires or to obtain an Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by First Northern or any of the First Northern Subsidiaries to take any such action, and First Northern shall promptly notify Mutual orally, and confirm in writing, subject to disclosure being consistent with the fiduciary duties of the Board of Directors of First Northern, all of the relevant details relating to all inquiries and proposals which First Northern or a First Northern Subsidiary may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.14 shall prohibit the Board of Directors of First Northern from: (a) furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to First Northern and/or the Bank or take any other action if (i) the Board of Directors of First Northern, upon the written opinion of its legal counsel, determines in good faith that such action is required for the Board of Directors of First Northern to comply with its fiduciary duties to shareholders imposed by applicable Laws,
(ii) prior to furnishing such information to such party, First Northern receives from such party an executed confidentiality agreement in reasonably customary form, and (iii) First Northern gives Mutual prior written notice that information will be furnished; or (b) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.


                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE MERGER

         7.1 Conditions to Each Parties Obligations to Effect the Merger. The respective obligations of Mutual and First Northern to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following conditions precedent:

                  (a) No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and, in either case, where in the reasonable judgment of either Mutual or First Northern, such suit, action or other proceeding, is likely to have a material adverse effect with respect to such party's interest.

                  (b) Approval of First Northern Shareholders. This Agreement and the Merger shall have received the requisite approval and authorization of the First Northern Shareholders.

                  (c) Regulatory Approvals.

                     (i) The Merger, this Agreement, the transactions contemplated hereby, shall have been approved by the OTS, the FDIC, the Wisconsin Agency, and any other governmental entities whose approval is necessary, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all


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



waiting periods relating to such approvals shall have expired. The Restructuring, except for the step set forth in Section 2.14(b) of this Agreement which shall not be a condition precedent to completion of the Merger, also shall have been approved by the OTS, the FDIC and the Wisconsin Agency, and any other governmental entity whose approval is necessary in order for Mutual to proceed with the Restructuring.

                           (ii) No permission, approval, determination, consent
or waiver received pursuant to Section 7.1(c)(i) of this Agreement shall contain any condition applicable to Mutual which is, in the reasonable judgment of Mutual, materially burdensome upon the conduct of Mutual's business or which would so adversely impact the economic and business benefits of the Merger or the Restructuring to Mutual so as to render it inadvisable to proceed with the Merger or the Restructuring.

                  (d) Restructuring. The Restructuring shall have occurred, except for any part thereof which can occur only simultaneously with or subsequent to the Merger and the step set forth in Section 2.14(b) of the Agreement which shall not be a condition precedent to completion of the Merger. All such events which shall occur simultaneously with the Closing shall occur simultaneously with Closing.

                  (e) Tax Matters. Mutual and First Northern shall have received
(a) an opinion of Quarles & Brady LLP, counsel to Mutual, or a private letter ruling from the Internal Revenue Service, to the effect that (i) the transfer by First Northern of its assets to Merger Corp. pursuant to the Merger and, as described in the definition of the Restructuring, the transfer by MHC of the stock of Stock Bank to Merger Corp. and the issuance of shares of stock of Merger Corp. to the public for cash will be treated for federal income tax purposes as a transaction within the provisions of ss. 351(a) of the Code and
(b) an opinion of Quarles & Brady LLP that the Merger will constitute a reorganization within the meaning of ss. 368(a) of the Code.

                  (f) NASDAQ/NMS. Shares of Survivor Common Stock shall have been approved for quotation on the NASDAQ/NMS.

         7.2 Conditions to Obligation of Mutual. The obligation of Mutual to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

                  (a) Compliance with Agreement. First Northern shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

                  (b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Mutual, and First Northern shall have made available to Mutual for examination the originals or true and


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



correct copies of all documents Mutual may reasonably request in connection with the transactions contemplated by this Agreement.

                  (c) Representations and Warranties of First Northern. Each of the representations and warranties of First Northern contained in Article IV of this Agreement, after giving effect to any update to the First Northern Disclosure Schedule Change, shall be true and correct, as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on First Northern.

                  (d) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect (irrespective of whether any such condition or fact was disclosed in a First Northern Disclosure Schedule Change) on First Northern.

                  (e) Deliveries at Closing. First Northern shall have delivered to Mutual the following documents, each properly executed and dated the Closing
Date: (i) the First Northern Closing Certificate; and (ii) the First Northern Counsel Opinion.

                  (f) Other Documents. First Northern shall have delivered to Mutual such certificates and documents of officers of First Northern and public officials as shall be reasonably requested by Mutual to establish the existence of First Northern and the due authorization of this Agreement and the transactions contemplated by this Agreement by First Northern.

                  (g) Accountant Letters. Mutual shall have received a copy of each of the following letters from Wipfli Ullrich Bertelson LLP, each of which shall be in form and substance reasonably satisfactory to Mutual and shall contain information concerning the financial condition of First Northern: (i) the letter described in Section 3.6 of this Agreement; (ii) a similar letter dated the Closing Date.

                  (h) First Northern Replacement Employment Agreements. Except with respect to First Northern's chief executive officer and up to two additional First Northern Executives, First Northern shall have delivered to Mutual, with respect to each of the First Northern Executives who have First Northern Existing Employment Agreements in effect on the Closing Date, a First Northern Replacement Employment Agreement in each case dated as of the Closing Date and executed on behalf of the Bank by a duly authorized officer and by the appropriate First Northern Executive. The Chief Executive Officer of First Northern shall have delivered to the Bank and Mutual a waiver, reasonably acceptable in form and substance to Mutual, of the provisions of his First Northern Existing Employment Agreement, which would create severance or other accelerated benefits thereunder as a result of the Merger and the


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



transactions relating thereto, and shall have entered into a non-competition agreement with provisions substantially identical to those of Article III of the First Northern Replacement Employment Agreement.

                  (i) Stock Listing. First Northern Common Stock shall continue to have been listed on the NASDAQ/NMS.

                  (j) First Northern Stock Options. First Northern shall have, prior to the Closing Date and with the written consent (if necessary) of the First Northern Stock Option holder, cashed out each of such holder's First Northern Stock Options without the exercise thereof at a price equal to the difference between the Cash Value and the exercise price of such option. In the event that a holder of a First Northern Stock Option fails to take any action, the holder of such First Northern Stock Option shall be deemed to have agreed to have his or her First Northern Stock Option cashed out in accordance with this subsection 7.2(j). In recognition of the requirement that such options be converted to cash without an ability to elect stock and not be carried forward into the Survivor, to the extent that options are cashed out pursuant to this section 7.2(j), First Northern may provide an additional payment equal to not more than 25% of such difference between the Cash Value and the exercise price of any such option; provided, however, that in no event shall the net total amount of such additional payments, after the expected corporate tax deduction, to all holders of First Northern Stock Options exceed $755,000. In any event, as of the Closing Date there shall be no outstanding First Northern Stock Options other than the Stock Option Agreement.

         7.3 Conditions to Obligation of First Northern. The obligation of First Northern to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

                  (a) Compliance with Agreement. Mutual and Merger Corp. each shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

                  (b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to First Northern, and Mutual shall have made available to First Northern for examination the originals or true and correct copies of all documents which First Northern may reasonably request in connection with the transactions contemplated by this Agreement.

                  (c) Representations and Warranties of Mutual and Merger Corp. Each of the representations and warranties of Mutual and Merger Corp. contained in Article V of this Agreement, after giving effect to any Mutual Disclosure Schedule Change, shall be true and correct as of the Effective Time with the same force and effect as though made on and as of the


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



Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on Mutual.

                  (d) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect (irrespective of whether any such condition or fact was disclosed in a Mutual Disclosure Schedule Change) on Mutual.

                  (e) Deliveries at Closing. Mutual shall have delivered to First Northern the following documents, each properly executed and dated the Closing Date: (i) the Mutual Closing Certificate; and (ii) the Mutual Counsel Opinion.

                  (f) Other Documents. Mutual shall have delivered to First Northern such certificates and documents of officers of Mutual and of public officials as shall be reasonably requested by First Northern to establish the existence of Mutual and the due authorization of this Agreement and the transactions contemplated by this Agreement by Mutual.

                  (g) Opinion of Financial Advisor. First Northern shall have received the opinion of Keefe, Bruyette & Woods, Inc. dated the date on which the First Northern Proxy Statement is first mailed to First Northern Shareholders, to the effect that the consideration to be received in the Merger by the First Northern Shareholders is fair to the First Northern Shareholders from a financial point of view and such option shall not have been withdrawn as of the Closing Date.

                  (h) First Northern Replacement Employment Agreements. Pursuant to Section 3.11 of this Agreement, the Bank shall have offered to each of the First Northern Executives who have a First Northern Existing Employment Agreement a First Northern Replacement Employment Agreement, in each case dated as of the Closing Date, except as contemplated by Section 7.2(h).

                  (i) Accountant Letters. First Northern shall have received a copy of each of the following letters from Ernst & Young LLP, each of which shall be in form and substance reasonably satisfactory to First Northern and shall contain information concerning the financial condition of Mutual: (i) the letter described in Section 3.6 of this Agreement; (ii) a similar letter dated the Closing Date.

                  (j) Non-Competition Agreement. The Chief Executive Officer of Mutual shall have entered into a non-competition agreement with Mutual with provisions substantively identical to those of Article III of the First Northern Replacement Employment Agreement, but substituting "Milwaukee County" for "Brown County."



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



                                  ARTICLE VIII
                           TERMINATION; MISCELLANEOUS

         8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the First Northern Shareholders), as follows:

             (a) by mutual written agreement of Mutual and First Northern;

             (b) by Mutual if any of the conditions set forth in Sections
7.1 or 7.2 of this Agreement shall not have been fulfilled by the Closing, or within 30 days after receipt of a First Northern Disclosure Schedule Change indicating a First Northern Material Adverse Effect which cannot be reasonably expected to be cured;

             (c) by First Northern if any of the conditions set forth in Sections 7.1 or 7.3 of this Agreement shall not have been fulfilled by the Closing, or within 30 days after receipt of a Mutual Disclosure Schedule Change indicating a Mutual Material Adverse Effect which cannot be reasonably expected to be cured;

             (d) by either Mutual or First Northern if the Closing has not occurred on or before 11:59 p.m. on January 16, 2001.

             (e) by First Northern, upon five days' prior written notice to Mutual, if, as a result of an Acquisition Proposal by a Person other than Mutual or an Affiliate of Mutual, the Board of Directors of First Northern determines in good faith and upon the written opinion of its legal counsel that its fiduciary duties to shareholders require that such Acquisition Proposal be accepted, but in such case subject to all of Mutual's rights hereunder and under the Stock Option Agreement.

         8.2 Rights on Termination; Waiver. The representations, warranties, covenants, agreements and other obligations of the parties set forth in this Agreement shall terminate upon the termination of this Agreement pursuant to
Section 8.1 hereof, except that the agreements set forth in Section 3.1, and
Article VIII of this Agreement shall survive any such termination indefinitely, and each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Sections 7.1 and 7.2 of this Agreement have not been satisfied, Mutual may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Sections 7.1 and 7.3 of this Agreement have not been satisfied, First Northern may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.



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



         8.3 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, agreements and other obligations of the parties set forth in this Agreement shall terminate at the Effective Time, except the covenants, agreements, and other obligations of the parties which by their terms or nature are contemplated to be performed after the Effective Time shall survive the Effective Time indefinitely.

         8.4 Entire Agreement; Amendment. This Agreement, the Stock Option Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the First Northern Shareholders, except that after such approval no amendment shall be made without the further approval of the First Northern Shareholders if such amendment: (a) reduces the consideration to be received by First Northern Shareholders; or (b) otherwise materially adversely affects the rights of the First Northern Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. The First Northern Disclosure Schedule and Mutual Disclosure Schedule includes an estimate by First Northern and Mutual, respectively, of all costs and expenses incurred or to be incurred by each in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event Mutual terminates this Agreement pursuant to Section 8.1(b) on account of First Northern having willfully breached one or more of the conditions set forth in Section 7.2(a) or 7.2(c) of this Agreement, or if First Northern terminates this Agreement pursuant to Section 8.1(c) hereof on account of Mutual having willfully breached one or more of the conditions set forth in
Section 7.3(a) or 7.3(c) of this Agreement, then, in addition to any other rights or remedies such party (the "non-breaching party") shall have against the other party (the "breaching party") under this Agreement or at law or in equity, the non-breaching party shall have the right to recover from the breaching party, up to $500,000 in the case of First Northern's expenses and up to $1.4 million in the case of, Mutual's expenses, all reasonable and necessary expenses incurred by the non-breaching party exclusively for the purpose of entering into this Agreement and consummating the transactions contemplated hereby. In addition, Mutual shall be reimbursed for its expenses, as provided above, in addition to its other remedies in the event that First Northern terminates this Agreement pursuant to Section 8.1(e) hereof.

         8.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin.

         8.7 Assignment. This Agreement and the Stock Option Agreement shall not be assigned by operation of law or otherwise, except that each of Mutual and Merger Corp. may assign all or any of its rights hereunder and thereunder to any Affiliate in connection with the Restructuring or as provided in Section 2.16 hereof, provided that no such assignment shall relieve Mutual or Merger Corp. of its obligations hereunder.

         8.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or two days after deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

IF TO MUTUAL OR MERGER CORP.:           Mutual Savings Bank
                                        Attn:  Michael T. Crowley, Jr.
                                        President and Chief Executive Officer
                                        4949 West Brown Deer Road
                                        Milwaukee, WI  53223
                                        Fax No:  (414) 362-6195

                                        with a copy to:

                                        Quarles & Brady LLP
                                        Attention: James D. Friedman
                                        411 East Wisconsin Avenue
                                        Milwaukee, WI 53202
                                        Fax No: (414) 291-3552

IF TO FIRST NORTHERN:                   First Northern Capital Corp.
                                        Attn: Michael D. Meeuwsen
                                        President and Chief Executive Officer
                                        201 N. Monroe Avenue
                                        Green Bay, WI 54305
                                        Fax No:  (920) 437-1581
                                        with a copy to:

                                        Schiff Hardin & Waite
                                        Attn: Christopher J. Zinski
                                        6600 Sears Tower
                                        Chicago, IL 60606
                                        Fax No.: (312) 258-5600

         8.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         8.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         8.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement. If, however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result which is not materially different.

         8.12 Specific Performance. The parties agree that the assets and business of First Northern as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

         8.13 No Reliance. Except for the parties to this Agreement, any Indemnified Parties under Section 3.5 of this Agreement and any assignees permitted by Section 8.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         8.14 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Survivor with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Merger Corp. or First Northern, the officers of Survivor are fully authorized to take any such action in the name of Merger Corp. or First Northern.

         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                 MUTUAL SAVINGS BANK

                                 By:       /s/  Michael T. Crowley, Jr.
                                           -------------------------------------
                                           Michael T. Crowley, Jr.
                                           President and Chief Executive Officer

                                 Attest:

                                 /s/  Eugene H. Maurer, Jr.
                                 -----------------------------------------------
                                 Eugene H. Maurer, Jr., Secretary


                                 OV CORP.


                                 By:       /s/  Michael T. Crowley, Jr.
                                           -------------------------------------
                                           Michael T. Crowley, Jr.
                                           President

                                 Attest:


                                 /s/  Eugene H. Maurer, Jr.
                                 -----------------------------------------------
                                 Eugene H. Maurer, Jr., Secretary


                                 FIRST NORTHERN CAPITAL CORP.


                                 By:       /s/  Michael D. Meeuwsen
                                           -------------------------------------
                                           Michael D. Meeuwsen
                                           President and Chief Executive Officer

                                 Attest:


                                 /s/  Marla J. Carr
                                 -----------------------------------------------
                                 Marla J. Carr, Secretary

                                                                      APPENDIX B


                       [KEEFE BRUYETTE & WOODS LETTERHEAD]



                                                                Proxy Date, 2000

The Board of Directors
First Northern Capital Corp.
201 N. Monroe Avenue
Green Bay, Wisconsin 54305

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of First Northern Capital Corp. ("First Northern") of the total consideration (the "Merger Consideration") offered in the proposed merger (the "Merger"), whereby Mutual Savings Bank ("Mutual") will acquire First Northern through a newly formed two tier mutual holding company, Bank Mutual Corporation ("Bank Mutual"), pursuant to the Agreement and Plan of Merger, dated as of February 21, 2000, between First Northern, Mutual and a predecessor of Bank Mutual (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of First Northern will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of Bank Mutual ("Bank Mutual Common Stock") and/or cash determined as set forth in the Agreement. First Northern stockholders may elect to receive either Bank Mutual Common Stock and/or cash, subject to certain procedures contained in the Agreement, as to which procedures Keefe, Bruyette & Woods, Inc. ("KBW") expresses no opinion.

         KBW, as part of its investment banking business, is continually engaged in the valuation of financial institutions and financial institution holding companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, First Northern, Mutual and Bank Mutual, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Northern or Bank Mutual for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Northern. We have acted exclusively for the Board of Directors of First Northern in rendering this fairness opinion and will receive a fee from First Northern for our services.

         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Northern, Mutual and Bank Mutual and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1999 of First Northern; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First Northern and certain other communications from First Northern to their stockholders; (iv) First Northern and Mutual's annual and quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the businesses and operations of First Northern, Mutual and Bank Mutual furnished to us by First Northern, Mutual and Bank Mutual for purposes of our analysis. We have also held discussions with senior management of First Northern, Mutual and Bank Mutual regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters, as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for First Northern with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Northern, Mutual and Bank Mutual as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for First Northern and Mutual are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Northern or Mutual.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Northern and Mutual; (ii) the assets and liabilities of First Northern and Mutual; and (iii) the nature and terms of certain other merger transactions involving banking companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered in the Merger is fair, from a financial point of view, to the stockholders of First Northern.

                                            Very truly yours,


                                            Keefe, Bruyette & Woods, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Bank Mutual will be incorporated under federal law, and indemnification of its directors will be governed by federal law, and OTS regulations thereunder. Federal regulations define areas for indemnity coverage by federal savings banks, such as Mutual Savings (the "Bank") as follows:

         (a) Any person against who any action is brought or threatened because that person is or was a director or officer of the Bank shall be indemnified by the Bank, as the case may be, for:

                    (i) Any amount for which such person becomes liable under a judgment in such action; and

                    (ii) Reasonable costs and expenses, including reasonable
               attorney's fees, actually paid or incurred by such person in defending or settling such action, or in enforcing his or her rights to indemnification if the person attains a favorable judgment in such enforcement action, which may be advanced in certain instances.

         (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this paragraph are met:

                    (i) The Bank shall make the indemnification provided by
               subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                    (ii) The Bank shall make the indemnification provided by
               subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits, if a majority of the disinterested directors of the Bank determines that such a director or officer was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its members.

         (c)   As used in this paragraph:

                    (i) "action" means any judicial or administrative
               proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                    (ii) "final judgment" means a judgment, decree, or order
               which is not appealable and as to which the period for appeal has expired with no appeal taken:

                    (iii) "settlement" includes the entry of a judgment by
               consent or by confession or a plea of guilty or nolo contendere.

         Regulations promulgated by the OTS would subject Bank Mutual to the same indemnification regulations applicable to the Bank as described above.

         The Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such, and Bank Mutual and the MHC will continue coverage, which is intended to be increased to reflect Bank Mutual's status as a publicly-traded company.





ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

         Bank Mutual hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (5) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, Bank Mutual has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bank Mutual of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bank Mutual will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Brown Deer, State of Wisconsin, on June 21, 2000.

                              BANK MUTUAL CORPORATION
                              (Registrant)

                              By: /s/ Michael T. Crowley, Jr.
                                  ---------------------------
                              Michael T. Crowley, Jr.
                              Chairman and Chief Executive Officer of Mutual Savings Bank, which is forming Bank Mutual Corporation pursuant to the Plan of Reorganization

                             POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael T. Crowley, Jr. and Eugene H. Maurer, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*


                  SIGNATURE                                                   TITLE
  /s/ Michael T. Crowley, Jr.                                 Chairman and Chief Executive Officer;
  ------------------------------
Michael T. Crowley, Jr.                                       Director

  /s/ Eugene H. Maurer, Jr.                                   Senior Vice President and Chief Financial Officer
  ------------------------------
Eugene H. Maurer, Jr.                                         (principal financial officer)

  /s/ Marlene M. Scholz                                       Controller (principal accounting officer)
  ------------------------------
Marlene M. Scholz

  /s/ Thomas H. Buestrin                                      Director
  ------------------------------
Thomas H. Buestrin

  /s/ Michael T. Crowley, Sr.                                 Director
  ------------------------------
Michael T. Crowley, Sr.

  /s/ R.W. Dwyer, Jr.                                         Director
  ------------------------------
R.W. Dwyer, Jr.

  /s/ Herbert W. Isermann                                     Director
  ------------------------------
Herbert W. Isermann

  /s/ William J. Mielke                                       Director
  ------------------------------
William J. Mielke

  /s/ David J. Rolfs                                          Director
  ------------------------------
David J. Rolfs


*Each of the above signatures is affixed as of June 21, 2000. Capacities indicated are with Mutual Savings Bank, which is forming Bank Mutual Corporation pursuant to the Plan of Reorganization.

                                   BANK MUTUAL
                       ("BANK MUTUAL" OR THE "REGISTRANT")

                                  EXHIBIT INDEX
                                       TO
                         FORM S-4 REGISTRATION STATEMENT


          The following exhibits are filed with or incorporated by reference in this Registration Statement:


EXHIBIT      DESCRIPTION                                    INCORPORATED HEREIN                       FILED
                                                            BY REFERENCE TO                         HEREWITH
2.1          Agreement and Plan of Merger, dated as of                                    Appendix A to the Proxy
             February 21, 2000, by and among Mutual                                       Statement/Prospectus
             Savings Bank, OV Corp. and First Northern                                    contained in this
             Capital Corporation                                                          Registration Statement

3(i)         Articles of Incorporation of Bank Mutual       Exhibit 3(i) to Bank
                                                            Mutual's Registration
                                                            Statement on Form S-1,
                                                            No. 333-39362, filed June
                                                            15, 2000 ("Bank Mutual
                                                            S-1")

3(ii)        Bylaws of Bank Mutual                          Exhibit 3(ii) to Bank
                                                            Mutual

4.1          Articles of Incorporation of Bank Mutual       Exhibit 3(i) above

4.2          Stock Issuance Plan of Mutual Savings, as      Exhibit 4.2 to Bank
             amended and restated May 15, 2000              Mutual S-1

4.3          Plan of Restructuring from Mutual Savings      Exhibit 2.1 to Bank
             Bank to Mutual Holding Company of Mutual       Mutual S-1
             Savings Bank, as amended and restated
             May 15, 2000

5.1          Opinion of Quarles & Brady LLP as to the                                              X [form of]
             legality of the securities being registered

8.1          Opinion of Quarles & Brady LLP as to the                                              X [form of]
             tax consequences of the transaction

23.1         Consent of Ernst & Young LLP, Bank                                                         X
             Mutual's independent accountants

23.2         Consent of Wipfli Ullrich Bertelson LLP,                                                   X
             First Northern's independent accountants

23.3         Consents of Quarles & Brady LLP                                              Contained in Exhibits 5.1
                                                                                          and 8.1
23.4         Consent of Keefe, Bruyette & Woods, Inc.,                                                  X [ form of ]
             financial advisor to First Northern



EXHIBIT      DESCRIPTION                                    INCORPORATED HEREIN                       FILED
                                                            BY REFERENCE TO                         HEREWITH
23.5         Consent of Michael D. Meeuwsen (director                                                   X
             designee)

23.6         Consent of Ernst & Young LLP, First            Contained in Exhibit 23.1
             Northern's former independent accountants

24.1         Powers of Attorney                                                                On Signatures page

99.1         Form of proxy to be used in connection with                                                X
             the Special Meeting of Shareholders of First
             Northern

99.2         Opinion of Keefe, Bruyette & Woods, Inc.                                     Appendix B to the Proxy
                                                                                          Statement/Prospectus

                                      EI-2